Exhibit 10.60

OFFICE LEASE

Between

300 LASALLE LLC

as Landlord

and

KIRKLAND & ELLIS LLP

as Tenant

300 North LaSalle Street, Chicago, Illinois

DEFINED TERMS

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DEFINED TERMS

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Page

TABLE OF EXHIBITS

EXHIBIT	REFERENCE	DESCRIPTION

A-1	Article 1	Initial Low-Rise Floors Premises
A-2	Article 1	Initial Mid-Rise Floors Premises
A-3	Article 1	Legal Description of Land
A-4	Article 1	Stacking Diagram
A-5	Article 3	Unique Building Features
B	Article 1	Workletter
C	Article 2	Net Rent
D	Article 5	Rules
E	Article 6	HVAC Specifications
F-1	Article 6	Interior Cleaning and Trash Removal Specifications
F-2	Article 8	Exterior and Window Cleaning and Maintenance Specifications
G	Article 6	Security Specifications
H	-	Intentionally Omitted
I	Article 6	Fitness Center Services
J	Article 39	Intentionally Omitted
K	Article 7	List of Approved Contractors
L	-	Intentionally Omitted
M	-	Intentionally Omitted
N	Article 8	Base Building Conditions
O	Article 8	Noise Specifications
P	Article 9	SNDA
Q-1	Article 19	Tenant Estoppel Certificate
Q-2	Article 19	Landlord Estoppel Certificate
R-1	Article 20	Consent to Assignment
R-2	Article 20	Consent to Sublease
S	-	Intentionally Omitted
T	Article 29	Permitted Title Exceptions
U	Article 29	Construction Schedule
V	Article 34	Tenant Expansion Allowance / First Proposal Allowance Amortization Schedule
W	Article 34	Current Market Terms
X	-	Intentionally Omitted
Y	Article 29	Guaranty
Z	Article 34	Commissions Payable to Landlord’s Broker

DEFINED TERMS

Page

Abandonment Tenant Condition	133
Acceptance Notice	160
Accepted Offer Space	160
Accounting Principles	12
Additional Rent	30
Adverse Condition	71
Affiliate	101
After Hours HVAC Costs	45
Alteration Work	62
ATM Service	59
Available Space	156
Base Building Conditions	71
Bicycle Parking Area	62
Brokers	139
Building	1
Building Pedestrian Entrance	51
Building Services	48
Business Day	202
calendar year in question	29
capital improvements and other capital items	21
Class A Property Management Performance Standards	203
Client Funds	197
Commencement Date	3
Commencement Extension Period	4
Common Areas	2
Common Conference Center	60
Common Freight Elevator	44
Common Loading Docks	54
Comparable Building Environmental Actions	129
comparable Class A office buildings in downtown Chicago	12
comparable first class office buildings in downtown Chicago	12
comparable office buildings in downtown Chicago	12
Competitor Law Firm	39
Consensual Holdover Period	87
Consent Alteration Work	63
Construction Schedule	133
Contest	26
control	101
Controllable Operating Expenses	22
Costs of Re-Letting	112
Critical Construction Milestones	133
Current Market Terms	166
Default	108
Default Rate	112
Delivery Date	33

v

DEFINED TERMS

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Page

Delivery Date Schedule	32
Early Termination Date	182
Early Termination Option	182
Effective Date	1
Eighth Expansion Notice	147
Eighth Expansion Notice Deadline	148
Eighth Expansion Option	147
Eighth Expansion Premises	147
Elevator Lobby Signage Area	193
Emergency Repairs	72
Emergency Situation	71
Environmental Laws	130
Estimates	183
Excess Untenantability Relocation Costs	118
Excluded Assets	197
Excluded Parties	197
Exempt Transfer	101
Expansion Allowance	155
Expansion Improvement Notice	153
Expansion Notice	155
Expansion Notice Deadline	155
Expansion Option	154
Expansion Option Rent Commencement Date	150
Expansion Premises	154
Expansion/ROFO Offer Space	159
Expiration Date	3
Exterior Tenant Sign	191
Extra Utilities and Services	47
Fifth Expansion Notice	145
Fifth Expansion Notice Deadline	145
Fifth Expansion Option	144
Fifth Expansion Premises	145
Final Deadline	136
Final Delivery Date	33
First Contraction Effective Date	173
First Contraction Notice	173
First Contraction Option	173
First Contraction Space	173
First Expansion Notice	141
First Expansion Notice Deadline	141
First Expansion Option	141
First Expansion Premises	141
First Possible Renewal Premises	166
First Proposal Allowance	158

DEFINED TERMS

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Page

First Proposal Rent Commencement Date	157
First Proposal Space	156
First Renewal Notice	167
First Renewal Option	166
First Renewal Premises	166
First Renewal Term	166
Fitness Center	57
Fixed/ROFO Expansion Rights	159
Fourth Contraction Effective Date	180
Fourth Contraction Notice	180
Fourth Contraction Option	180
Fourth Contraction Space	180
Fourth Expansion Notice	144
Fourth Expansion Notice Deadline	144
Fourth Expansion Option	143
Fourth Expansion Premises	143
Fourth Possible Renewal Premises	170
Fourth Renewal Notice	171
Fourth Renewal Option	170
Fourth Renewal Premises	170
Fourth Renewal Term	170
Garage	2
Garage Rules	188
Ground Lease	90
Ground Lessor	90
Guarantor	137
Guaranty	137
Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling	130
Hazardous Materials	130
Hines	18
Holdover Damages	87
Holdover Notice	87
Holidays	40
HVAC	40
Improvements	1
Initial Lease-Up Period	155
Initial Low-Rise Floors Premises	1
Initial Mid-Rise Floors Premises	1
Initial Premises	1
Initial Rent Credit	8
Initial Term Expiration Date	3
Land	1
Landlord	1, 120
Landlord Abandonment Notice	133

DEFINED TERMS

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Landlord Acquisition Date	131
Landlord Default	113
Landlord Estoppel Certificate	91
Landlord Occupancy Requirements	134
Landlord Protected Parties	79
Landlord Repair Areas	70
Landlord Repairs	70, 71
Landlord’s Actual Cost	23
Landlord’s Agent	123
Landlord’s Basic Restoration Work	73
Landlord’s Estimate Notice	167
Landlord’s Hazardous Materials	130
Landlord’s Measurement Notice	4
Landlord’s Restoration Work	73
Landlord’s Telecommunication Infrastructure	52
Laws	22
Lease	1
Lease Obligations	196
Lease Termination Notice	182
Lease Year	24
Liability Cap	135
Lines	127
LLP	196
Loading Docks	54
Low-Rise Contiguous Floors Premises	173
Low-Rise Floors	1
Low-Rise Floors Premises	1
Main Lobby	2
Major Elevator Work	48
Major Transferee	104
Material Affected Space	114
Material Building Service Failure	117
Measurement Method	6
Mid-Rise Contiguous Floors Premises	173
Mid-Rise Floors	1
Mid-Rise Floors Premises	1
Minimum Electrical Capacity	49
Monthly Parking Spaces	186
Monument	191
Mortgage	90
Mortgagee	90
Necessary Self-Help Repairs	70
Net Re-Letting Proceeds	112
Net Rent	7, 30

DEFINED TERMS

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Page

NetPOP Rooms	52
New Final Expiration Date	185
Ninth Expansion Notice	148
Ninth Expansion Notice Deadline	148
Ninth Expansion Option	148
Ninth Expansion Premises	148
Noise Specifications	72
Offer Notice	159
Offer Space	159
Offer Space Improvement Notice	163
Offer Space Rent Commencement Date	161
Offset Dispute Notice	118
Offset Exercise Notice	118
On-Site Coffee Service	60
On-Site Food Service	58
On-Site Sit-Down Restaurant	61
Operating Expenses	11
Operating Statement	25
Other Additional Rent Paying Office Tenant	12
Other Tenant Fixed Expansion Rights	166
Other Tenant Renewal Rights	166
Other Tenant ROFO Rights	166
Outside Restoration Period	77
Partner	196
Partners	196
Permit Delays	49
Permitted Title Exceptions	131
Phase I Delivery Date	33
Phase I Segment	32
Phase II Delivery Date	33
Phase II Segment	33
Phase III Delivery Date	33
Phase III Segment	33
Plans	196
Plaza	2
Premises	1
Pre-Term Contraction Notice	172
Pre-Term Contraction Notice Deadline	172
Pre-Term Contraction Option	172
Pre-Term Contraction Space	172
Pre-Term Expansion Notice	140
Pre-Term Expansion Notice Deadline	140
Pre-Term Expansion Option	140
Pre-Term Expansion Premises	140

DEFINED TERMS

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Prime Rate	112
profit	102
Prohibited Uses	38
Property	1
Qualified Arbitrator	184
Qualified Lobby Signs of Other Tenants	193
Qualified Subtenant	95
Recognition Agreement	95
Records	28
Records Examination Request	28
Regular Business Hours	40
Regular Elevator Hours	42
Regularly Scheduled Rent Payments	111
Regulatory Authority	131
Reimbursement Costs	136
Renewal Allowance	172
Renewal Option	171
Renewal Premises	172
Renewal Rescission Notice	185
Renewal Term	171
Rent	30
Rentable Area	6
Replacement Tenants	112
Restaurant Space	60
Retail Area	39
Right of First Proposal	155
Riser Closets	52
ROFO	159
ROFO Allowance	162
ROFO Area	159
ROFO Exceptions	165
ROFO Period	159
Rooftop Area	189
Rules	38
Scheduled Delivery Date	33
Scheduled Eighth Expansion Delivery Date	148
Scheduled Expansion Delivery Date	154
Scheduled Fifth Expansion Delivery Date	145
Scheduled First Expansion Delivery Date	141
Scheduled Fourth Expansion Delivery Date	144
Scheduled Ninth Expansion Delivery Date	149
Scheduled Offer Space Delivery Date	160
Scheduled Phase I Delivery Date	32
Scheduled Phase II Delivery Date	33

x

DEFINED TERMS

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Scheduled Phase III Delivery Date	33
Scheduled Second Expansion Delivery Date	142
Scheduled Seventh Expansion Delivery	147
Scheduled Sixth Expansion Delivery Date	146
Scheduled Tenth Expansion Delivery Date	150
Scheduled Third Expansion Delivery Date	143
Second Contraction Effective Date	176
Second Contraction Notice	176
Second Contraction Option	175
Second Contraction Space	175
Second Expansion Notice	142
Second Expansion Notice Deadline	142
Second Expansion Option	142
Second Expansion Premises	142
Second Possible Renewal Premises	168
Second Renewal Notice	168
Second Renewal Option	167
Second Renewal Premises	168
Second Renewal Term	167
Segment	33
Seventh Expansion Notice	147
Seventh Expansion Notice Deadline	147
Seventh Expansion Option	146
Short Term Extension Election	185
Short Term Extension Period	185
Signage Competition Restriction	103
Signage Competition Restriction Notice	103
Sixth Expansion Notice	146
Sixth Expansion Notice Deadline	146
Sixth Expansion Option	145
Sixth Expansion Premises	145
SNDA	90
Special Alteration	67
Statement	28
Subject Signage Rights	103
Subject Space	92
Sundries Shop Service	58
Tax Cap Savings	27
Tax Statement	26
Taxes	8
Tenant	1
Tenant Cleaning	41
Tenant Cleaning Commencement Date	41
Tenant Conditions	131

DEFINED TERMS

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Tenant Estoppel Certificate	91
Tenant Freight Elevator	43
Tenant Generator	126
Tenant Insured Improvements	78
Tenant Lobby Desk	58
Tenant Protected Parties	80
Tenant Sign	191
Tenant Signs	191
Tenant Staging Area	54
Tenant’s Assets	196
Tenant’s Broker	139
Tenant’s Hazardous Materials	130
Tenant’s Measurement Notice	5
Tenant’s Occupancy Percentage	23
Tenant’s Pro Rata Share	24
Tenant’s Repairs	68
Tenant’s Statement	102
Tenth Expansion Notice	150
Tenth Expansion Notice Deadline	150
Tenth Expansion Option	149
Tenth Expansion Premises	149
Term	3
Third Contraction Effective Date	178
Third Contraction Notice	178
Third Contraction Option	178
Third Contraction Space	178
Third Expansion Notice	143
Third Expansion Notice Deadline	143
Third Expansion Option	142
Third Expansion Premises	143
Third Possible Renewal Premises	169
Third Renewal Notice	169
Third Renewal Option	169
Third Renewal Premises	169
Third Renewal Term	169
Transferee	92
Transfers	92
TTR’s	6
Unavoidable Delays	48
Unique Building Feature Square	6
Unique Building Feature Square Footage	32
Unique Building Features	31
Untenantability	115
Untenantable	115

DEFINED TERMS

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Page

Usable Area	6
Users	186
Workletter	4

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is made as of the 25th day of August, 2005 (the “Effective Date”), between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

WITNESSETH:

ARTICLE 1

Premises, Rentable Area, Term, Construction Of Building

(A) Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord a portion of the 4th and 5th floors (subject, however, to Paragraph 6(M) below with respect to such 5th floor area) and the entire 6th, 7th and 9th through 14th floors (inclusive), as shown on Exhibit A-1 attached hereto (the “Initial Low-Rise Floors Premises”), and the entire 24th through 39th floors (inclusive), as shown on Exhibit A-2 attached hereto (the “Initial Mid-Rise Floors Premises”), (the Initial Low-Rise Floors Premises and Initial Mid-Rise Floors Premises are collectively referred to herein as the “Initial Premises”), all in the building to be known initially as 300 North LaSalle Street, Chicago, Illinois (the “Building”), to be constructed by Landlord on the land (“Land”) legally described on Exhibit A-3 attached hereto, as provided herein. A general diagram of the Building is attached hereto as Exhibit A-4. It is understood that, based on the initial configuration and ceiling heights for the 7th floor, the initial layout of the Building will not have a floor designated as the 8th floor at the Building, and the “9th floor” portion of the Premises shall constitute the floor immediately contiguous to and above the “7th floor” portion of the Premises, all as depicted on Exhibit A-4. The Initial Premises demised hereunder to Tenant, together with any other space from time to time leased to Tenant by Landlord in the Building (including, without limitation, any Expansion Premises, First Proposal Space and/or Accepted Offer Space), as the same may be expanded or contracted from time to time as hereinafter provided, is herein collectively referred to as the “Premises”. The term “Mid-Rise Floors Premises,” as used herein, shall mean the Initial Mid-Rise Floors Premises, or any space from time to time hereafter leased to Tenant in the Building on any of the 24th through 40th floors (inclusive) of the Building, and the term “Mid-Rise Floors” shall mean any space located on said 24th through 40th floors (inclusive) of the Building, whether or not leased by Tenant. The term “Low-Rise Floors Premises,” as used herein, shall mean the Initial Low-Rise Floors Premises, together with any space from time to time hereafter leased to Tenant in the Building on any of the Lobby Level through 23rd floors (inclusive) of the Building, and the term “Low-Rise Floors” shall mean any space located on said Lobby Level through 23rd floors (inclusive) of the Building, whether or not leased by Tenant. The term “Improvements,” as used herein, shall mean, collectively, the Building (including the Garage) and any other structures and improvements located on the Land, including, without limitation, the Plaza and the Monument. The term “Property,” as used herein, shall mean the Land and the Improvements.

THE PREMISES ARE LEASED TO TENANT TOGETHER WITH:

(i) The right to use, as provided in this Lease, in common with Landlord, other tenants and other occupants and users of the Building and any other parties permitted by Landlord, the Common Areas. As used in this Lease, “Common Areas” means those portions of the Property (x) not intended to be leased to, included in the premises demised to, or used exclusively by, individual tenants, and (y) designed or intended for common use by Building tenants or for general access. Common Areas shall include, without limitation, the primary ground floor lobby of the Building (the “Main Lobby”), pedestrian passageways and corridors (except any located within premises leased to a tenant), elevators, escalators, stairways (except any located within premises leased to a tenant), sidewalks, ramps, the Fitness Center, the exterior plaza to be located on the Land (the “Plaza”), landscaped, planted areas and the grounds of the Property, lavatories and bathrooms (except any located within premises leased to a tenant), and other similar areas, facilities and improvements, as the same may be modified, altered, reconfigured, repaired and replaced by Landlord, from time to time (subject to and in accordance with the provisions of this Lease). The term “Common Areas” shall not, however, include any Common Conference Center;

(ii) The right to use the portion of the Building in which garage parking facilities (and means of vehicular access thereto) are located (the “Garage”) as set forth in, and subject to the terms of, Article 36 below;

(iii) The right to install, use, maintain, repair and replace, at Tenant’s sole cost and expense, microwave dishes, satellite dishes, antennae and other communications, security and supplemental cooling equipment on the roof of the Building, as provided in, and subject to the terms of, Article 37, and for such purposes Tenant shall have the right to access the roof, risers and other parts of the Building, to the extent set forth in, and subject to the terms of, Article 37;

(iv) The right to install, use, maintain, repair, replace and gain access to, at Tenant’s sole cost and expense, an emergency and backup generator and related facilities and equipment, as provided in, and subject to the terms of, Article 26, such generator being completely separate and distinct from any life safety generator and related facilities and equipment required to be installed by Landlord, at Landlord’s sole cost and expense, hereunder;

(v) The right to install, use, maintain, replace and repair, at Tenant’s sole cost and expense, signage in and on the Property as provided in, and subject to the terms of, Article 39;

(vi) The right to use and access to all of the Loading Docks of the Building, as set forth in, and subject to the terms of, Article 6;

(vii) The right to use the telecommunication risers and fiber optic equipment for Tenant’s telecommunications and data transmission facilities as set forth in, and subject to the terms of, Article 6 and Article 27;

(viii) The right to use the passenger and freight elevators of the Building as set forth in, and subject to the terms of, Article 6; and

(ix) All other rights of use specified in this Lease.

The rights set forth in clauses (i) through (ix) above shall be without additional cost to Tenant (except for Rent payable by Tenant for the Premises as provided in this Lease, the costs and expenses, if any, of installation, maintenance, operation, repair and replacement expressly described elsewhere in this Lease, and any other charges and costs, if any, for such rights expressly set forth in this Lease).

(B) Term. The term (“Term”) of this Lease shall commence on the date (the “Commencement Date”) that is the latest of:

(i) March 1, 2009;

(ii) The one (1) year anniversary of the Phase I Delivery Date (as defined in Paragraph 4(A) hereof);

(iii) The ten (10) month anniversary of the Phase II Delivery Date (as defined in Paragraph 4(A) hereof);

(iv) The nine (9) month anniversary of the Phase III Delivery Date (as defined in Paragraph 4(A) hereof); or

(v) The Building C of O Date (as defined in the Workletter),

subject to extension as set forth in Section 9.b of the Workletter and as provided below in this Paragraph 1(B). The Term of this Lease shall end on the last day of the calendar month in which the day immediately preceding the twentieth (20th) anniversary of the Commencement Date occurs (the “Initial Term Expiration Date”), unless extended or sooner terminated as provided herein. The term “Expiration Date,” as used herein, shall mean the Initial Term Expiration Date, or the last day of the Term of this Lease if the Term is extended or sooner terminated as provided herein. Landlord and Tenant acknowledge and confirm that Tenant shall have the right to use and occupy the Premises prior to the Commencement Date as set forth in, and subject to the terms of, this Lease (including, without limitation, pursuant to Paragraph 4(D) hereof and the Workletter). Notwithstanding anything to the contrary, Landlord shall have the right, at its sole discretion, exercised by written notice thereof to Tenant delivered on or before September 1, 2007 (time being of the essence), to extend the date described in Paragraph 1(B)(i) above to any date designated by Landlord which is later than March 1, 2009 but which is not later, in any event, than May 1, 2009, and if Landlord so exercises such election, then (a) the date set forth in Paragraph 1(B)(i) above shall be automatically amended to be the date so designated by Landlord (with the number of days that such date is so extended beyond March 1, 2009 being referred to as the “Commencement Extension Period),” and (b) all specific dates set forth in the following provisions of this Lease shall be automatically extended by the Commencement Extension Period: Paragraph 4(A)(i); Paragraph 4(A)(ii); Paragraph 4(A)(iii); Paragraph 6(Q)(ii); Paragraph 6(Q)(iv); Paragraph 6(Q)(vii); Paragraph 6(Q)(viii); Paragraph 29(A)(iii); Paragraph 29(A)(c); Paragraph 29(A)(d); Paragraph 29(B); Paragraph 29(C); Paragraph 34(A)(i); Paragraph 34(M) (opening paragraph); Paragraph 34(M)(i); Paragraph 34(N)(ix)(2); Paragraph 34(T)(i); Paragraph 34(U)(i); Paragraph 34(V)(i); Paragraph 34(W)(i); Paragraph 34(X)(i); Paragraph 34(Y) (opening paragraph); Exhibit U; Workletter, Paragraph 3.e.i.; Workletter, Paragraph 3.e.ii.; Workletter, Paragraph 3.e.iii.; Workletter, Paragraph 3.e.iv.; Workletter, Paragraph 3.e.v.; Workletter, Paragraph 6.e.; Workletter, Paragraph 9.f.; and Workletter, Attachment 4. If Landlord so elects to exercise its extension rights as provided in the preceding sentence, then, at either party’s request, the parties shall promptly enter into a supplement to this Lease, confirming the change in various dates as described in the preceding sentence, once the Commencement Extension Period is so determined.

(C) Construction, Measurement of Building.

(i) Landlord covenants and agrees with Tenant that Landlord shall construct the Building and other Improvements in accordance with the terms and provisions of this Lease (including Paragraph 29 hereof), and the terms and provisions of the Workletter attached hereto as Exhibit B (the “Workletter”). Subject to the terms of Article 9 and Article 11 hereinbelow Landlord covenants and agrees that the Building shall always consist of not less than fifty-seven (57) floors (with the “7th floor” portion of the Premises being deemed to consist of two floors for purposes of the foregoing requirement).

(ii) Within thirty (30) days after the approval by the parties of the Landlord Work Plans (as defined in the Workletter) pursuant to the Workletter, Landlord shall (at Landlord’s expense) cause the Rentable Area of the Building and the Premises to be measured by Landlord’s Architect (as defined in the Workletter) or by another architect reasonably acceptable by Tenant (it being agreed that the firm Eastlake Studio is acceptable to Tenant), based on such Landlord Work Plans, and shall deliver the written results thereof to Tenant (“Landlord’s Measurement Notice”). In the event that Tenant’s Architect (as defined in the Workletter) disagrees with the determination of the Rentable Area of the Building and/or the Premises as set forth in Landlord’s Measurement Notice, then Tenant may, within thirty (30) days after Tenant’s receipt of Landlord’s Measurement Notice, notify Landlord in writing that Tenant objects to such determination. In the event that Tenant so objects to the determination of the Rentable Area of the Premises and/or Building set forth in Landlord’s Measurement Notice, and the parties are unable to resolve such dispute within sixty (60) days after the delivery of Landlord’s Measurement Notice, then such dispute shall be resolved in accordance with the Workletter Dispute Procedures set forth in Section 15 of the Workletter. If Tenant fails to so object within said thirty (30) day period, then the determination of the Rentable Area of the Building and Premises set forth in Landlord’s Measurement Notice shall be considered as final (subject to any recalculation of the Rentable Area of the Building and Premises undertaken pursuant to Paragraph 1(C)(iii) below) and accepted by both parties.

If Tenant timely objects within said thirty (30) day period, then until such time as any such dispute is resolved in accordance with the Workletter Dispute Procedures, the determination of the Rentable Area of the Building and Premises set forth in the Landlord’s Measurement Notice shall govern (it being agreed that, to the extent that such dispute is resolved in Tenant’s favor, Landlord shall, within thirty (30) days after such resolution, refund to Tenant (or, at Tenant’s option, credit against the next installment of Rent coming due under the Lease) any amounts that Tenant has overpaid during the period that the determination of the Rentable Area of the Building and Premises set forth in Landlord’s Measurement Notice governed). In the event that the Rentable Area of the Building and Premises is re-determined pursuant to Paragraph 1(C)(iii) below, then the Rentable Area of the Building and Premises, as determined pursuant to this Paragraph 1(C)(ii), shall apply only during the period that is prior to the determination of the Rentable Area of the Building and Premises pursuant to Paragraph 1(C)(iii) below.

(iii) Tenant shall have the right (but not the obligation), within sixty (60) days after the occurrence of the Final Delivery Date, to cause the Rentable Area of the Building and the Premises to be measured by Tenant’s Architect (or another consultant of Tenant reasonably acceptable to Landlord) at Tenant’s cost, based on an actual measurement of such space, and to deliver the written results thereof to Landlord (“Tenant’s Measurement Notice”). In the event that the architect retained by Landlord to measure the Rentable Area of the Building disagrees with the determination of the Rentable Area of the Building and/or the Premises by Tenant’s Architect (or such other consultant of Tenant) as set forth in Tenant’s Measurement Notice, then Landlord may, within thirty (30) days after Landlord’s receipt of Tenant’s Measurement Notice, notify Tenant in writing that Landlord objects to such determination. In the event that Landlord so objects to the determination of the Rentable Area of the Premises and/or Building set forth in Tenant’s Measurement Notice, and the parties are unable to resolve such dispute within sixty (60) days after the delivery of Tenant’s Measurement Notice, then such dispute shall be resolved in accordance with the Workletter Dispute Procedures set forth in Section 15 of the Workletter. If Landlord fails to so object within said thirty (30) day period, then the determination of the Rentable Area of the Building and Premises set forth in Tenant’s Measurement Notice shall be considered as final and accepted by both parties. If Landlord timely objects within said thirty (30) day period, then until such time as any such dispute is resolved in accordance with the Workletter Dispute Procedures, the measurement of the Building undertaken pursuant to Paragraph 1(C)(ii) above shall govern (it being agreed that, to the extent that such dispute is resolved in Tenant’s favor, Landlord shall, within thirty (30) days after such resolution, refund to Tenant (or, at Tenant’s option, credit against the next installment of Rent coming due under the Lease) any amounts that Tenant has overpaid during the period that the Rentable Area of the Building and Premises determined pursuant to Paragraph 1(C)(ii) above governed).

(iv) Within thirty (30) days after the determination of the Rentable Area of the Building and the Premises pursuant to Paragraph 1(C)(ii) and/or Paragraph 1(C)(iii) above (and the determination of Tenant’s Pro Rata Share (as provided in Paragraph 3(E) below)), Landlord and Tenant shall execute a mutually acceptable supplement to this Lease confirming the results of such determinations, which supplement shall include a revised stacking plan to be attached as Exhibit A-4 hereto, showing in detail a floor-by-floor listing of the gross, rentable and usable areas on each floor of the Building, and which floor-by-floor determinations, when aggregated, shall show the total gross, rentable and usable areas of the Building.

(v) For purposes of this Lease, (a) “Rentable Area” shall mean, in respect of any space, the rentable area of such space determined in accordance with the methods of measuring rentable area and usable area as described in The Standard Method for Measuring Floor Area in Office Buildings ANSI Z65.1-1996, as promulgated by The Building Owners and Managers Association (BOMA) International (as such standard exists as of the Effective Date) (the “Measurement Method”), and (b) “Usable Area” shall mean, with respect to any space, the usable area of such space determined in accordance with the Measurement Method; provided, however, that the Rentable Area of the Building shall not include the parking and vehicular access areas of the Garage or any storage space in the Building located in the storage areas of the Building in which Tenant’s storage space described in Paragraph 6(M) below is located (but shall include any Common Conference Center and shall include the “Unique Building Feature Square Footage,” described in Paragraph 3(M) below); and provided further that, with respect to any space located on single-tenant floors of the Building, the Rentable Area of such space shall be determined by applying a loss factor (between the rentable square feet and usable square feet in such space) thereto not to exceed 10% (even if the loss factor would otherwise exceed 10% under the Measurement Method), with full floor restrooms and elevator vestibules included in Usable Area calculation and with all tenant technical rooms (“TTR’s”) and mail conveyor system areas located on floors which are included in the Initial Premises being included in Usable Area calculation. The Measurement Method shall be used for purposes of measuring the rentable area of any space pursuant to this Lease during the Term, including (x) the determination of the Rentable Area of the Initial Premises and any portions of the Building included in the Premises pursuant to Article 34, and (y) determination of Net Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes with respect thereto. Once the Rentable Area of the Premises and Building have been determined pursuant to this Paragraph 1(C), neither Landlord nor Tenant shall thereafter have any right to re-measure or re-calculate the Rentable Area of the Premises or Building under this Lease, except that Landlord shall reasonably re-determine the Rentable Area of the Premises and/or the Building (and Tenant’s Pro Rata Share), from time to time to reflect reconfigurations, additions or modifications to the Building and/or Premises; provided that, subject to Article 9 and Article 11 hereof, Tenant’s Pro Rata Share shall not be increased as a result of any such subsequent re-determination by Landlord of the Rentable Area of the Building; and provided further, that Tenant shall have the reasonable right to confirm the accuracy of Landlord’s re-determination by written notice thereof to Landlord no later than sixty (60) days after Landlord provides notice to Tenant of such re-determination. Upon completion of the measurement of the Rentable Area of the Building in accordance herewith, a revised stacking plan shall be attached as Exhibit A-4 hereto, which revised stacking plan shall include a floor-by-floor listing of the gross, rentable and usable areas on each floor of the Building, and which floor-by-floor determinations, when aggregated, shall show the total gross, rentable and usable areas of the Building.

(vi) Landlord and Tenant acknowledge and confirm that, as of the Effective Date, it is anticipated that the Building will consist of roughly 1,200,000 square feet of Rentable Area (but in no event less than 1,100,000 square feet of Rentable Area), and that the Initial Premises will consist of roughly 600,000 square feet of Rentable Area, but in no event shall either of the foregoing figures be binding upon the parties for any purpose whatsoever under this Lease (it being agreed that the Rentable Area of the Building and Premises shall, for all purposes under this Lease, be determined as set forth above in this Paragraph 1(C)).

(D) Confirmatory Amendment. Within a reasonable time after the occurrence of the Commencement Date, Landlord and Tenant shall execute and deliver a mutually acceptable amendment to this Lease, confirming the actual Commencement Date, Initial Term Expiration Date, Rentable Area of the Building, Rentable Area of the Premises, Tenant’s Pro Rata Share and other pertinent matters that are ascertainable at that time but are not ascertainable as of the Effective Date. The failure of either party to execute and deliver any such amendment shall not, however, affect the validity of the foregoing dates or other matters.

ARTICLE 2

Net Rent

(A) Payment of Net Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord net rent (“Net Rent”) according to the Net Rent schedule on Exhibit C attached hereto based upon the then Rentable Area of the Premises and as otherwise provided herein. Net Rent shall be payable in monthly installments, with each installment being payable in advance promptly on the first day of each and every calendar month, except that if Tenant’s obligation to pay Net Rent first occurs on a date other than the first day of a month, Tenant shall pay the installment due for such initial fractional month on the Commencement Date, prorated as herein provided. If Tenant’s obligation to pay Net Rent or any component thereof commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Net Rent or relevant component thereof for such month shall be prorated on the basis of the applicable percentage of the relevant monthly component of Net Rent represented by each day of such month. Monthly Net Rent shall be prorated for fractions of a month if the Rentable Area of the Premises shall change during a month. Net Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws, except to the extent expressly provided to the contrary in this Lease (including, without limitation, the abatement or credit of Rent expressly provided in Article 9, Article 11, Article 23 and Article 34 hereof, and Sections 9.b and 9.f of the Workletter). Notwithstanding anything to the contrary contained herein, in no event shall Tenant have any duty or obligation to pay any Net Rent with respect to any period prior to the Commencement Date, notwithstanding the fact that any Delivery Date (including the Final Delivery Date) shall have occurred, or that Tenant may be in occupancy of the Premises (or any portion thereof) and using the same for any purpose (including the conduct of Tenant’s business) prior to the Commencement Date.

(B) Credit. Notwithstanding anything to the contrary set forth in Paragraph 2(A) above, Tenant shall be entitled to a credit against the Net Rent payable under this Lease in an amount equal to the product of: (i) $28.50, multiplied by (ii) the sum of (a) the number of square feet of Rentable Area located within the Initial Premises, plus (b) the Unique Building Feature Square Footage (as defined in Paragraph 3(M) below) (the “Initial Rent Credit”), which credit shall be applied against the installments of Net Rent for such Initial Premises first coming due under this Lease (in order of payment) commencing on the Commencement Date (i.e., meaning a twelve (12) month abatement of Net Rent for such Initial Premises); provided, however, that in the event that Tenant exercises its Pre-Term Contraction Option as set forth in Paragraph 34(T) below, then the amount of the Initial Rent Credit shall be reduced by subtracting the number of square feet of Rentable Area located in the Pre-Term Contraction Space from the number of square feet of Rentable Area described in clause (ii) above; and provided further, that in the event that Tenant exercises its Pre-Term Expansion Option as set forth in Paragraph 34(A) below, then the amount of the Initial Rent Credit shall be increased by adding the number of square feet of Rentable Area located in the Pre-Term Expansion Premises to the number of square feet of Rentable Area described in clause (ii) above. Notwithstanding the foregoing, Tenant shall have the right, by written notice thereof delivered to Landlord on or before the Commencement Date hereof, to spread out the overall Initial Rent Credit in equal installments over two (2) years (i.e., in lieu of the 12-month abatement contemplated by this Paragraph 2(B)) in which case Tenant shall be entitled to a monthly abatement for each of the first twenty-four (24) full calendar months of the Term in a monthly amount equal to one twenty-fourth (1/24th) of the overall Initial Rent Credit calculated under this Paragraph 2(B).

ARTICLE 3

Additional Rent

(A) Taxes. Subject to the terms and provisions set forth herein, Tenant shall pay Landlord an amount equal to Tenant’s Pro Rata Share of Taxes in the manner described below, commencing on the Commencement Date (but subject to the abatement set forth in Paragraph 3(L) below).

(i) “Taxes” mean all federal, state, county, local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, including, without limitation, real estate taxes, general and special assessments (except that all assessments shall be treated as payable over the longest permitted period (not including any periods during which such assessments (or any installment thereof) would be delinquent), and in such event shall include any interest charged by or payable to the applicable governmental authority in connection therewith), transit taxes, water and sewer rents, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent (but rent and other income received from tenants or other occupants of the Building (including parking receipts, license fees and rentals) shall be treated as the only rent and other income received by Landlord), and service, lease or value added taxes (except that if such rent tax, sales tax, service tax, lease tax or value added tax is required by Article 16 to be paid directly by Tenant to the taxing authority, then any such tax with respect to Tenant and all other tenants of the Building shall be excluded), and personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, furniture and other personal property owned and used by Landlord solely in connection with the operation, maintenance, repair and/or management of the Property, all to the extent payable by Landlord during any calendar year (as reflected in the tax bills due and payable in such year), any portion of which calendar year occurs during the Term following the Commencement Date (without regard to any different fiscal year used by such government or municipal authority and notwithstanding that any of such items may be assessed, imposed or otherwise accrue in a different calendar year) because of or in connection with the Landlord’s ownership, leasing and/or operation of the Property (including, without limitation, the Garage and Retail Areas of the Property) or the personal property, fixtures, machinery, equipment, systems and apparatus located therein and used solely in connection therewith. In addition, “Taxes” shall include any component of the rent payable under any Ground Lease solely attributable to the reimbursement of Taxes. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, mortgage or intangible taxes or fees, estate taxes, federal, state or local income taxes, fines, penalties and interest due to the delinquent payment by Landlord of any tax or assessment comprising Taxes (so long as Tenant timely (i.e., within any notice and cure periods applicable thereto) paid to Landlord Tenant’s Pro Rata Share of Taxes as hereinafter provided) and other taxes to the extent applicable to Landlord’s general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Property). Should the State of Illinois, or any political subdivision of that state or any other governmental authority having jurisdiction over the Land or the Building, (a) impose a tax, assessment, charge, or fee, or increase a then-existing tax, assessment, charge, or fee, that Landlord shall be required to pay, either by way of substitution for real estate taxes and ad valorem personal property taxes or in addition to real estate taxes and ad valorem personal property taxes, because of or in connection with Landlord’s ownership, leasing and/or operation of the Property or the personal property, fixtures, machinery, equipment, systems and apparatus located therein and used solely in connection therewith, or (b) impose an income, franchise tax or other tax, assessment, fee or charge, whether on rents or otherwise (but only to the extent rent from tenants in the Building is treated as the only rent received by Landlord), in the case of both (a) and (b), in substitution for or as a supplement to a tax levied against the Property or the personal property used in connection therewith, then, in the case of both (a) and (b), all such taxes, assessments, fees or charges (but not including any fines, penalties or interest thereon payable as a result of Landlord’s delinquent payment of such taxes, assessments, fees or charges, so long as Tenant timely (i.e., within any notice and cure periods applicable thereto) paid to Landlord Tenant’s Pro Rata Share of Taxes as required herein), shall be deemed to constitute “Taxes” under this Lease. Any reasonable expenses (including, without limitation, all reasonable fees for consultants and attorneys, but not including any expenses incurred in connection with any legislative lobbying activities) paid by Landlord to third parties (or to Tenant under Paragraph 3(G) below) in planning or attempting to protest, reduce, limit any increase in or otherwise minimize Taxes, or in responding or planning responses to assessment or other notices in respect thereof, shall be included in Taxes in the calendar year such expenses are incurred. For purposes of this Lease, “Taxes” for any calendar year shall be deemed to be the Taxes which are due and payable within such calendar year, regardless of the period with respect to which such Taxes are assessed (i.e., determined on a “cash basis”) (for example, the general real estate Taxes for calendar year 2009 shall, for purposes of this Lease, mean the general real estate Taxes that are due and payable to the Cook County Treasurer during calendar year 2009, notwithstanding the fact that such general real estate Taxes (pursuant to the Cook County Assessor’s method of assessing for general real estate taxes, and the Cook County Treasurer’s method of billing for general real estate taxes, in effect as of the Effective Date) were assessed, and would have accrued, with respect to calendar year 2008).

(ii) If Taxes paid for any calendar year during the Term shall be increased after payment thereof by Landlord for any reason including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days after receipt of invoice therefor Tenant’s Pro Rata Share (for the year to which such increase relates) of such increased Taxes. Tenant shall pay Tenant’s Pro Rata Share of such increased Taxes, whether Taxes are increased as a result of increases in the assessment or valuation of the Property, increases in the tax rates, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. If Taxes for any calendar year during the Term shall be decreased after payment thereof by Landlord for any reason including, without limitation, error or reassessment by the applicable governmental authorities, then Landlord shall refund to Tenant Tenant’s equitable share (for the year to which such decrease relates) of such decrease in Taxes (allocated in the case of special assessments to the applicable portion of the Term of this Lease) within thirty (30) days after Landlord receives payment of any refund on account thereof, or, if the Term of this Lease has not expired, at Tenant’s written direction, credit such reduction to Tenant against the next installments of Rent becoming due hereunder; provided, however, that, to the extent that a monetary Default exists at the time that Landlord is required to pay or credit any such amount to Tenant, Landlord shall have the right to offset the amount of such amount payable (or to be credited) to Tenant against the amount of such monetary Default (including any costs incurred by Landlord relative thereto which are chargeable to Tenant pursuant to Article 22 hereof). Each party’s obligation to pay amounts described in this Paragraph 3(A)(ii) to the other shall survive the expiration or sooner termination of this Lease. Notwithstanding anything herein to the contrary, Landlord agrees that at no time shall Landlord be entitled to collect from Tenant more than 100% of Tenant’s Pro Rata Share of the Taxes actually incurred by Landlord, and in no event shall there by any so-called “gross-up” of Taxes under Paragraph 3(C) below or otherwise.

(B) Operating Expenses.

(i) Subject to the terms and provisions set forth herein (including the cap on Controllable Operating Expenses described in Paragraph 3(B)(iv) below), Tenant shall pay Landlord, in the manner described below, an amount equal to Tenant’s Pro Rata Share of Operating Expenses, commencing upon the Commencement Date (but subject to the abatement set forth in Paragraph 3(L) below).

(ii) “Operating Expenses” shall mean all reasonable expenses, costs and amounts (other than Taxes) of every kind and nature (it being agreed that the foregoing use of the term “reasonable” shall not require Landlord to competitively bid every such item of expense, cost or amount) which shall be incurred by Landlord (properly chargeable in respect of any calendar year or portion of which occurs during the Term in a manner consistently applied in accordance with the Accounting Principles), because of or in connection with the management, repair, maintenance, replacement, alteration, ownership and operation of the Property during the Term (subject to the exclusions and other provisions of this Lease), including, without limitation, any amounts which are payable for: (a) utilities for the Property, including, but not limited to, electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating; (b) permits, licenses and certificates necessary to operate, manage and lease the Property, excluding any permits, licenses and certificates required to construct the Landlord Work; (c) insurance applicable to the Property, including but not limited to the amount of coverage Landlord is required or permitted to provide under this Lease, provided that such coverage is reasonable or required under this Lease (but subject, in all events, to the limitations set forth below) (and which may in any event include any insurance that Landlord elects to obtain covering costs of remediation of any leak, spill, release, discharge or other Handling of Hazardous Materials at the Property that Landlord is required to remediate under this Lease or by Environmental Laws), and provided further that Landlord agrees to use commercially reasonable efforts to minimize the cost of any terrorism insurance applicable to the Property (it being agreed that, to the extent that the terrorism insurance maintained by Landlord with respect to the Property is maintained by Landlord on a portfolio-wide basis (i.e., together with terrorism insurance maintained by Landlord and/or its Affiliates (or by Landlord’s managing agent and/or its Affiliates) with respect to other buildings and/or properties, wherever located), the amount of terrorism insurance that is allocated to the Property for purposes of Operating Expenses hereunder shall reflect an equitable apportionment of the total cost of such terrorism insurance among all of the properties with respect to which such terrorism insurance is maintained (which apportionment may, at Landlord’s option, be based on an overall rentable square footage basis of the buildings and properties included in such portfolio, so long as such portfolio does not include buildings or properties (e.g., as of the Effective Date, Sears Tower and Rockefeller Center) which are generally considered in the real estate industry to be subject to substantially greater risk of terrorist attack than are typical Class A office buildings, it being acknowledged that, because Landlord has determined that, as of the Effective Date, such portfolio of Landlord and its Affiliates (or of Landlord’s Agent and its Affiliates) does not include any such buildings or properties, Landlord currently apportions the cost of such terrorism insurance on an overall rentable square footage basis as provided above, and it being further agreed that, if such portfolio of Landlord and its Affiliates (or Landlord’s managing agent and its Affiliates, as applicable) at any time does include any such buildings or properties (whether as a result of the addition of a building or property to such portfolio, or any change in the character or reputation of any building or property already included in such portfolio), such apportionment shall take into consideration the varying risks attendant to any such buildings or properties), which cost shall, in all cases, be subject to the caps described in Paragraph 3(B)(iii)(13) below); (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property; (e) accounting, legal, inspection and consulting services, and similar services; (f) any equipment rental (or costs incurred under installment equipment purchase or equipment financing agreements) for equipment used in connection with the operation, maintenance and repair of the Property (including janitorial and similar equipment); (g) management fees and expenses and the fair rental value of any space devoted to management but excluding any space devoted primarily to leasing except that the amount of management expenses included in Operating Expenses shall be subject to the limitations of Paragraph 3(B)(iii)(38) below, the fair rental value of management office space shall be limited as described in Paragraph 3(B)(iii)(29) below, and management fees shall equal two and seventy-five hundredths percent (2.75%) of the annual gross rents (including the Net Rent and Additional Rent payable by Tenant) and all other amounts (but excluding parking fees and any fees paid for the Fitness Center and/or any Common Conference Center) payable by tenants and occupants of the Building (which percentage shall in no event be greater than the percentage charged by Landlord to any other tenant or occupant of office space in the Building who is paying additional rent on account of operating expense reimbursement provisions in its lease or occupancy agreement [i.e., as opposed to tenants or occupants under so-called “gross-rental” arrangements] [any such office tenant or occupant so paying additional rent being referred to as an “Other Additional Rent Paying Office Tenant”], and if Landlord charges a lesser percentage to any such Other Additional Rent Paying Office Tenant, then the foregoing percentage shall be reduced for Tenant to such lower percentage during the entire period that the Other Additional Rent Paying Office Tenant is paying such lower percentage); (h) wages, salaries and other compensation and benefits for all persons directly engaged in the operation, maintenance or security of the Property, and employer’s social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (i) operation, repair, and maintenance of all Building systems and equipment and components thereof (including replacement of components, but subject to the limitations provided in Paragraph 3(B)(iii)(42) below); (j) janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, cleaning of walks and building walls and removal of ice and snow; (k) replacement of wall and floor coverings and light bulbs in lobbies, corridors, restrooms and other common or public areas or facilities; and (l) maintenance and replacement of shrubs, trees, grass, sod and other landscaped items. Except as provided in Paragraph 3(B)(iii)(42) below, all Operating Expenses shall be determined in conformance with the general practice of comparable office buildings in downtown Chicago (the “Accounting Principles”). Costs incurred in one calendar year, but attributable to more than one calendar year, shall be equitably apportioned over such years on an accrual basis in accordance with the Accounting Principles. As used in this Lease, the phrase “comparable office buildings in downtown Chicago” or “comparable Class A office buildings in downtown Chicago” or “comparable first class office buildings in downtown Chicago”, or words of similar import shall refer to

“Class A,” high rise office buildings occupied by more than one tenant (and not more than fifty percent (50%) occupied by the owner thereof or by Affiliates of such owner), and containing at least 900,000 square feet of rentable area, now or at any time after the Effective Date located within the area bounded by the Kennedy Expressway on the west, Congress Parkway on the south, Lake Shore Drive on the east and Kinzie Street on the north. Landlord or Tenant may designate, from time to time, in writing to the other, buildings that it believes are comparable office buildings in the downtown Chicago area, and such designation shall be binding, unless the other party objects to any such designation within thirty (30) days after receipt of the first party’s designation. Disputes as to which buildings are comparable to the Building shall be settled at the request of either party by the Executive Director of the Chicago Chapter of BOMA (or comparable or successor organization, if the Chicago Chapter of BOMA does not exist at the time of such dispute). In the event of any action, proceeding, arbitration or other resolution of a dispute under any of the provisions of this Lease, the determination of which requires the designation of comparable office buildings in downtown Chicago, a group of at least five (5) such comparable office buildings in downtown Chicago shall be used in resolving such action, proceeding, arbitration or dispute. The parties further acknowledge and agree that: (I) any group of office buildings which have been determined to constitute comparable office buildings in downtown Chicago shall be subject to such reasonable modifications made from time to time by mutual agreement of Landlord and Tenant (and any disputes regarding any such modifications shall be governed by the Executive Director of the Chicago Chapter of BOMA, as aforesaid), and (II) the standard of maintenance, operation, or condition of a building, whether now in existence or subsequently constructed, may change from time to time to such an extent that it should no longer be considered of a “first class” character (or, if formerly not of a “first class” character, to such an extent that it should be considered of such character), in which event any such building shall be deleted (or may be added, as applicable) to the group of comparable office buildings in downtown Chicago.

(iii) Notwithstanding the foregoing, Operating Expenses shall not include the following:

(1)	depreciation and amortization charges (except as otherwise provided herein);

(2)	principal or interest payments on and any other fees or charges (including, without, limitation, attorneys’ fees, court costs and other expenses) incurred in connection with obtaining or servicing any loans related to any Mortgages or any other debt costs or financing or refinancing costs (other than equipment rental (or costs incurred under equipment installment purchase or equipment financing agreements) for equipment used in the operation, maintenance and/or repair of the Property, and other than interest which is to be included in Operating Expenses pursuant to clause (42) below) or ground lease or master lease payments, if any;

(3)	expenses relating to the leasing of space in the Building (including, without limitation, costs associated with Landlord assuming or taking over the obligations of a tenant under a lease in another building, legal fees, real estate brokerage and leasing commissions, space planner fees, alterations to tenant premises, tenant improvement allowances, rent abatements or other concessions, and advertising and promotional expenses incurred in connection with the leasing of space in the Building);

(4)	costs incurred in connection with the enforcement of leases or of any rules and regulations, disputes with actual or prospective tenants or with Mortgagees or Ground Lessors and any other legal expenses or fees not related to the operation and management of the Building;

(5)	costs (including permit, license and inspection fees) incurred in constructing, improving, renovating, altering, painting or decorating any Common Conference Center or any tenant spaces or other areas exclusively used or occupied by (or reserved for the exclusive use or occupancy by) any tenant of the Building, and any costs and expenses of maintaining or repairing any Common Conference Center or such tenant spaces or such other areas exclusively used or occupied by (or reserved for the exclusive use or occupancy by) any tenant of the Building; except, however, for the costs of the Landlord Repairs required to be performed by Landlord pursuant to Article 8 hereof (and/or costs of maintenance, repairs and non-capital replacements in the nature of Landlord Repairs required under other leases at the Building which are not otherwise prohibited from being charged as Operating Expenses hereunder) and/or capital expenditures which Landlord is permitted to include in Operating Expenses pursuant to clause (42) below;

(6)	costs of providing any service, supplies or materials (or level or amount thereof) to any tenant or occupant of the Building to the extent in excess of those services, supplies and materials that Landlord makes available to Tenant at Tenant’s request (or that Landlord furnishes to Tenant and are accepted by Tenant), or is otherwise obligated under this Lease to furnish to Tenant, free of any separate or additional charge (i.e., other than as part of Tenant’s Pro Rata Share of Operating Expenses) (e.g., the cost of providing increased trash removal services (or other increased services or services unique to retail use) to retail tenants of the Building, the cost of providing chilled or condenser water to any tenant and/or the cost of providing heating or air conditioning to any tenant outside of Regular Business Hours);

(7)	costs for relocating tenants;

(8)	[Intentionally Omitted];

(9)	costs of any electricity, gas or steam for any space in the Building leased to tenants (and the cost of any electricity, gas or steam for any other tenantable space in the Building which exceeds the minimum amount of such services necessary to preserve the safe and efficient operation of the Building in a manner consistent with first class standards), and the cost of any utility that is separately metered to tenants of the Building or for which Landlord is separately reimbursed (i.e., not reimbursed as part of base rent or a pass-though of operating expenses, such as Operating Expenses hereunder) (but this clause (9) shall not include: (x) the cost of electricity, gas or steam used to operate the central components of the Building’s HVAC systems in order to furnish HVAC during Regular Business Hours or ventilating at any other time, (y) costs of any utilities or services performed to the Common Areas, or (z) the cost of utilities used to operate the Building fire and life safety systems);

(10)	auditing fees, other than those incurred in connection with the preparation of statements required pursuant to this Article 3 and similar provisions of any other leases of space in the Building;

(11)	costs to remediate Hazardous Materials, except: (x) to the extent that such costs are incurred in connection with the remediation of Hazardous Materials required to be performed by Landlord as a result of an Environmental Law (or amendment thereto) first enacted after the Commencement Date or any Comparable Building Environmental Actions first being routinely taken after the Commencement Date, and (y) costs to remediate mold at the Building that Landlord is required to undertake pursuant to Article 28 below; provided, that such costs of remediating mold shall not be included in Operating Expenses to the extent that: (i) such remediation is required as a result of the negligence or intentional misconduct of Landlord or any other tenant of the Building (or any of their respective employees, principals, agents (including Landlord’s Agent), representatives or contractors), or any default, breach or violation of this Lease by Landlord (including any failure to perform Landlord Repairs), or (ii) such costs constitute costs for capital improvements or other capital items (except to the extent that such costs for capital improvements or other capital items are permitted to be included in Operating Expenses pursuant to clause (42) below). Nothing contained in this clause (11) shall limit Tenant’s obligations with respect to Hazardous Materials as set forth in Article 28 hereof;

(12)

costs of any items to the extent Landlord receives payment, reimbursement or indemnity from (x) insurance (or would have received payment, reimbursement or indemnity (a) had Landlord maintained the insurance required by this Lease to be maintained by Landlord, or (b) had Landlord timely filed a claim thereunder and with commercially reasonable diligence pursued such claim, or (c) had Landlord not been prevented from recovering on such claim by reason of the insurer being insolvent or otherwise financially unable to perform its obligations under such policy); provided, that the amount of any reasonable and customary deductible paid for any such items by Landlord shall not be covered by this clause (12), or (y) any third party, other than from tenants paying to Landlord their respective share of operating expenses pursuant to rent adjustment provisions similar to this Article 3 (such payment, reimbursements or indemnity to be deducted from Operating Expenses in the year in which same was received or would have been received as aforesaid);

(13)	costs of insurance against, or the portion of Landlord’s insurance premiums allocable to, acts of terrorism, in excess of $0.65 per square foot of Rentable Area of the Building per annum, except that the aforesaid limit shall increase on a cumulative and compounded basis by three percent (3%) per annum on the first day of the second Lease Year and each subsequent anniversary thereof;

(14)	costs resulting from any condemnation or other governmental taking;

(15)	costs of performing the Landlord Work and of initially constructing the Building and other Improvements (including, without limitation, the Garage and Common Areas);

(16)	costs of: (i) correcting defects in the initial design or construction of the Building or other Improvements (x) which are identified in writing by Tenant to Landlord within the first two (2) Lease Years, or (y) of which Landlord otherwise has actual knowledge within such first two (2) Lease Years (except that the costs of normal repair, maintenance and replacements of components shall be included in Operating Expenses, except to the extent such costs are otherwise excluded from Operating Expenses pursuant to this Paragraph 3(B)), or (ii) the discharge of Landlord’s obligations under the Workletter or the workletters of other leases;

(17)	rentals and other related expenses incurred in leasing, or costs of purchasing under an installment sales agreement or otherwise, air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature if purchased, except to the extent such amounts would otherwise have been included in Operating Expenses under clause (42) below had such items been initially purchased by Landlord, and except that short-term rental of equipment not affixed to the Building that is used in performing Building maintenance or repairs shall be included in Operating Expenses;

(18)	costs of utilities, services, or amenities provided to one or more other tenants in the Building, which items are not made available to Tenant, or are made available at a cost for which Tenant is separately charged (i.e., other than through its Pro Rata Share of Operating Expenses), or are provided to one or more other tenants to a materially greater extent or materially more favorable manner than provided to Tenant (or otherwise made available to Tenant) (but in the latter case, only to the extent of the cost component associated with the “materially greater extent” or “materially more favorable” component of such utilities, services or amenities);

(19)	costs for any goods and services (including, without limitation, the utility and other costs of chilled or condenser water, overtime heat or air conditioning and extra cleaning) sold or supplied to tenants and occupants of the Building which is chargeable to Tenant separately under this Lease (i.e., other than through Tenant’s Pro Rata Share of Operating Expenses) for the same type of good or service, or is chargeable to the other tenant separately (i.e., and not as base rent or a pass-through of operating expenses) pursuant to its lease; except that for purposes of the foregoing: (a) the costs incurred by Landlord for any supplemental water or overtime HVAC provided to Tenant (and the amount to be deducted from Operating Expenses in respect thereof) shall be deemed equal to the amounts payable by Tenant for such items pursuant to Article 6 hereof, and (b) the costs of any supplemental water or overtime HVAC provided to any other tenant (and the amount to be deducted from Operating Expenses in respect thereof) shall be deemed equal to the amounts which would be payable by such tenant as if such services were supplied to Tenant hereunder (i.e., equal to the amount set forth in subclause (a) above);

(20)

all costs of services provided to, or other expenses (including costs of insurance, to the extent in excess of the costs of insurance incurred for normal office use) incurred solely in connection with, any specialty facility such as an observatory, broadcast facility, luncheon club, food court, concierge area (unless such concierge service has been approved in writing by Tenant), antenna or satellite “farm” or similar area, conference center (including any Common Conference Center), recreational club, cafeteria, restaurants, sundries shop, newsstand or day care facility and costs of any clerks, attendants or other persons in any such specialty facility operated by or on behalf of Landlord; provided, that the costs and expenses of maintaining, repairing, operating or making replacements to the Fitness Center, and the costs of maintaining, repairing or making replacements to the On Site Food Service area of the Building described in Paragraph 6(Q)(i)) hereof and/or the sundries shop described in Paragraph 6(Q)(ii) hereof, shall not (without, in any case, limiting any other exclusion from Operating Expenses set forth herein, including the exclusions set forth in clauses (5), (6) and (42) of this Paragraph 3(B)(iii)) be excluded from Operating Expenses pursuant to this clause (20);

(21)	salaries and benefits of any employee (whether paid by Landlord or Landlord’s managing agent): (a) above the grade of on-site property manager or similarly designated on-site individual who has responsibility for the management of the Building, and (b) who does not devote substantially all of his or her time to the Building, unless such salaries and benefits of any such employee at or below the grade of property manager who does not devote substantially all of his/her time to the Building are equitably prorated to reflect time spent on operating, managing or otherwise servicing the Building vis-à-vis time spent on matters unrelated to operating, managing or otherwise servicing the Building. Provided that the Landlord or property manager is either Hines Interests Limited Partnership, a Delaware limited partnership (“Hines”) or an Affiliate of Hines, then, notwithstanding the foregoing provisions of this clause (21), salaries and benefits of any one (1) regional or group property manager and one (1) regional or group property engineer may be included in Operating Expenses, as long as such salaries and benefits are equitably prorated to reflect time spent on operating, managing or otherwise servicing the Building vis-à-vis time spent on matters unrelated to operating, managing or otherwise servicing the Building;

(22)	costs of Landlord’s general corporate overhead and general administrative expenses, including, without limitation, costs associated with the formation and/or operation of the business entity or entities that constitute(s) (a) Landlord, its corporate, partnership, or limited liability company shareholders, members, or partners, as the case may be and (b) property management companies (as the same are distinguished from the costs of managing, maintaining, repairing, operating and servicing the Building), including related entity accounting and legal matters and land trust fees;

(23)	costs of defending any lawsuits;

(24)	amounts paid to Affiliates of Landlord for goods supplied to the Building or for services (other than management services, the fees for which are subject to the limitations set forth herein) in or to the Building, to the extent the same would exceed the costs of such goods sold or services rendered by third parties that are not Affiliates of Landlord, on a competitive basis which are of a quality commensurate with the goods or services supplied or furnished by Landlord’s Affiliates;

(25)	costs, other than those incurred for ordinary maintenance, security and insurance, for sculpture, paintings or other objects of art located within

Common Areas, and costs arising from Landlord’s political or charitable contributions (except as permitted in clause (32) below);

(26)	costs of painting or decorating in areas leased or intended to be leased to tenants (except that the cost and expense of painting and decorating, but not including artwork, in all Common Areas shall be included in Operating Expenses);

(27)

costs of tools and equipment purchased (or leased) for use in the operation, repair or maintenance of the Building or other Improvements to the extent purchased (or leased) prior to the first day of the third (3rd) Lease Year, or to the extent such costs (whenever incurred) constitute capital expenditures which are not otherwise permitted to be included in Operating Expenses pursuant to clause (42) below;

(28)	costs (including fines and penalties) of correcting or remediating any violations of Laws, (x) which violations of Laws exist on the Commencement Date or existed during any period prior thereto, or (y) to the extent that such costs of correcting or remediating violations of Laws result from the negligence or intentional misconduct of Landlord (or its agents (including Landlord’s Agent), employees, principals, contractors or representatives) giving rise to a violation of Laws at the time that such negligence or intentional misconduct occurred, or to the extent that such costs of correcting or remediating violations of Laws result from any negligence in the design or construction of the Building, or any portion thereof. Nothing in this clause (28) shall limit Tenant’s obligations to comply with Laws, as set forth elsewhere in this Lease;

(29)	gross rent that exceeds the fair rental value associated with operating the management office in the Building of not more than 3,500 square feet of Rentable Area, which (a) fair rental value, for purposes of the foregoing, shall be equal to the rate of Net Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes, on a per square foot basis, payable from time to time hereunder (but without regard to any rental credits or caps or abatements to which Tenant is entitled hereunder), (b) shall exclude any space devoted primarily to leasing of the Building and (c) shall be further equitably reduced to the extent such office is used by Landlord or its management agent to operate or manage properties other than the Building and the Property;

(30)

fines, penalties, interest, overtime labor charges, surcharges, taxes, indemnity expenses, or any other similar costs incurred by Landlord on account of Landlord’s failure to comply with any Law, failure to make any payment of Operating Expenses when due, or breach of any lease, contract or undertaking, unless such fine, penalty, interest, overtime labor charge, surcharge, tax, indemnity expense or other similar cost is incurred because of Tenant’s failure to comply with any such Law, the terms of this Lease or to timely pay Tenant’s Pro Rata Share of Operating Expenses;

(31)	expenditures for repairs or maintenance that are reimbursed by warranties, guarantees or service contracts (it being acknowledged and agreed that Landlord shall use commercially reasonable efforts to enforce all such warranties, guarantees or service contracts, as applicable);

(32)	advertising, promotional and marketing expenses and dues to professional and lobbying associations (provided that membership dues for participation in real estate trade groups or organizations in an aggregate amount not exceeding $44,000 per year may be included in Operating Expenses, except that the aforesaid limit shall increase on a cumulative and compounded basis by three percent (3%) per year on the first day of the second Lease Year and each subsequent anniversary thereof);

(33)	contributions to operating expense or tax or insurance reserves;

(34)	bad debt losses suffered by Landlord and reserves therefor;

(35)	costs of entertainment of current or prospective tenants, except to the extent permitted under clause (36) below;

(36)	costs of activities relating to promoting Building tenant relations (e.g., holiday gifts and lobby entertainment) in excess of $27,000 per year, except that the aforesaid limit shall increase on a cumulative and compounded basis by three percent (3%) per year on the first day of the second Lease Year and each subsequent anniversary thereof;

(37)	costs incurred by Landlord solely in connection with the operation, maintenance, repair, replacement, or third party management of the Garage, including any equipment used solely in connection with the operation thereof (it being understood that the costs (as reasonably determined by Landlord) incurred by Landlord for insurance which is incurred in connection with the Garage together with other portions of the Building (and not separately for the Garage) shall not be excluded from Operating Expenses pursuant to this clause 37, and, with respect to any other costs which Landlord reasonably determines are associated with the Garage together with other portions of the Building, only the amount equitably allocated to the Garage, as reasonably determined by Landlord, shall be excluded from Operating Expenses under this clause 37);

(38)	costs related to management of the Building that, under a market-based management agreement with an unaffiliated management company providing for a management fee at the rate provided for in this Lease, would be borne by the management company and not reimbursed by the owner, including, without limitation, the manager’s general corporate overhead and general administrative and home office expenses (but not including any amounts that are otherwise specifically included in Operating Expenses under the terms this Lease);

(39)	[Intentionally Omitted];

(40)	costs of insurance against loss of or damage to any improvements (including any extraordinary improvements in the nature of Special Alterations under this Lease) in tenantable spaces made by, on behalf of, or for, any tenant of the Building (regardless of whether paid for by such tenant or paid for by Landlord through allowances or otherwise), other than insurance required to be carried by Landlord (or which Landlord is expressly permitted to carry) pursuant to this Lease (the cost of which shall be included in Operating Expenses hereunder);

(41)	[Intentionally Omitted];

(42)

costs of “capital improvements and other capital items,” as those terms are defined under generally accepted accounting principles consistently applied, except that Operating Expenses shall include the cost during the Term, as reasonably amortized on a fully amortizing, beginning-of-the-month, level payment basis by Landlord over the useful life (for accounting and not tax purposes) of the applicable capital improvement or other capital item, together with interest on the unamortized amount of said cost at a rate per annum equal to either (a) the actual rate of interest and other borrowing costs and expenses (amortized over the life of the applicable loan and ratably allocated to the relevant amount being amortized) incurred by Landlord, with respect to the cost of such capital item to the extent paid for directly through loan proceeds advanced by a third-party lender, if any, which is not an Affiliate of Landlord, pursuant to the terms of a bona fide loan, or (b) if such costs are not so financed, three percent (3%) over the then-current yield on United States Treasury obligations at the time that the capital item in question was purchased (as reported in the Wall Street Journal or similar financial publication) having a period of maturity closest in duration to the period over which the cost in question is to be amortized, of (x) any capital improvement, the installation of which commenced after the Commencement Date, or any capital item incurred after the Commencement Date, which improvement or item was intended to reduce, and actually reduces, Operating Expenses (as set forth below), or (y) any capital improvement, the installation of which is required to comply with any Laws (including any modifications to any existing Laws) first enacted or promulgated (or so modified) no earlier than the Commencement Date or to comply with any Comparable Building Environmental Actions first becoming routinely undertaken after the Commencement Date (not including, however, any such capital improvement that is required solely to cause the premises of any tenant of the Building (as opposed to other portions of the Building or Property) to comply with any such Laws or Comparable Buildings Environmental Actions, as a result of such tenant’s specific use of its premises (as opposed to office use generally)). The annual amortized amount so included in Operating Expenses for any year on account of such capital improvements or capital items which were intended to reduce and actually reduce Operating Expenses shall not exceed Landlord’s reasonable calculation of annual savings in Operating Expenses actually achieved by such improvements or items. For purposes of this Lease, “Laws” means all applicable federal, state, county, local and municipal governmental laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable decisions by courts of the State of Illinois, and decisions of federal courts applying the laws of Illinois;

(43)	Costs of repairs to the exterior portions of the Building (but not including repairs to any tenant identification signs or similar items affixed to the exterior of the Building), including the roof, façade (including any mullions), any canopies or similar features, and exterior of the lobbies of the Building (but excluding repairs to doors and entrances, and repairs to the Plaza and other exterior portions of the Property, which costs shall be included in Operating Expenses unless otherwise excluded under the other provisions of this Paragraph 3(B)); it being agreed, however, that cleaning and routine maintenance of (as opposed to repairs to) the exterior portions of the Building may be included in Operating Expenses (except to the extent excluded therefrom elsewhere in this Lease); and

(44)	Taxes.

(iv) Notwithstanding anything contained in this Lease to the contrary, commencing with calendar year 2011, the amount Tenant is obligated to pay for Tenant’s Pro Rata Share of Controllable Operating Expenses (as defined below) shall not increase by more than three percent (3%) per calendar year (i.e., with the first such calendar year which is subject to this clause (iv) being calendar year 2011 as aforesaid) on a compounding and cumulative basis over the Term. As used herein, the term “Controllable Operating Expenses” means all Operating Expenses except the following: utilities, insurance premiums, capital improvements (to the extent allowable as Operating Expenses), repairs to the Property, and any other Operating Expenses to the extent: (x) that a component of such Operating Expenses is union labor wages, and/or (y) such Operating Expenses are incurred as a result of any Laws not in effect on the Commencement Date. To illustrate the foregoing, if Controllable Operating Expenses for calendar year 2010 were $2.00 per square foot of Rentable Area of the Building, then Controllable Operating Expenses for calendar year 2011 (i.e., being the first such calendar year which is subject to this clause (iv) as aforesaid) shall not, for purposes of this example, exceed $2.06 per square foot of Rentable Area of the Building, and

Controllable Operating Expenses for calendar year 2012 shall not, for purposes hereof, exceed $2.1218 per square foot of Rentable Area of the Building.

(v) Operating Expenses shall be net of all discounts and reduced by all rebates actually received by Landlord. There shall be no duplication of costs or reimbursements.

(vi) For purposes of this Lease, the term “Landlord’s Actual Cost” shall mean the reasonable actual cost and expense incurred by Landlord in furnishing a particular service or item under this Lease (it being agreed that the foregoing use of the term “reasonable” shall not require Landlord to competitively bid the cost of every such service or item), without any profit or mark-up to Landlord on account thereof, including the reasonable cost of providing supplies, materials, third-party contractors and (to the extent in excess of amounts included in Operating Expenses, as provided above) Building personnel in furnishing such service or item.

(C) Special Allocation of Variable Operating Expenses. If the Property is less than one hundred percent (100%) occupied during all or a portion of any calendar year, or if one or more tenants included in the Rentable Area of the Building provide their own services that are not provided to such tenants by Landlord and which, if provided by Landlord, would otherwise be included in Operating Expenses, then Landlord, in accordance with the Accounting Principles, may determine the amount of variable Operating Expenses (i.e., costs that vary with occupancy levels), which (subject to the last sentence of this Paragraph 3(C)) shall only be the costs and expenses for cleaning, janitorial and trash removal services and supplies, electricity services related to HVAC service to tenant floors, persons that provide cleaning and other services to Building tenants, interior window washing, utilities (including electricity, water, and chilled or condenser water charges), and Building management fees, in each case, to the extent any of the foregoing vary with occupancy levels in the Building and that would have been paid had the Building been 100% occupied and had all of the tenants obtained such services from Landlord, and the amount so determined shall be deemed to have been the amount of variable Operating Expenses for such calendar year; except that in no event shall Tenant be obligated to pay (by virtue of the foregoing “gross-up” or for any other reason), as Additional Rent in any calendar year attributable to any such variable Operating Expenses, an amount in excess of “Tenant’s Occupancy Percentage” multiplied by the actual variable Operating Expense item(s) incurred by Landlord in such year. The term “Tenant’s Occupancy Percentage” shall mean a fraction expressed as a percentage, the numerator of which is the sum of (a) the Rentable Area of the Premises (adjusted, if applicable, for increases or decreases in such Rentable Area of the Premises during such year) plus (b) the “Unique Building Feature Square Footage” (as defined in Paragraph 3(M) below), and the denominator of which is the total Rentable Area of the Building leased to tenants (adjusted, if applicable, for increases or decreases in such Rentable Area leased to tenants during such year). Landlord and Tenant agree that for purposes of this Paragraph 3(C), Landlord may include only those costs set forth above as a variable Operating Expense as expressly provided in the provisions of this Paragraph 3(C), except to the extent that Landlord provides reasonable evidence that any other cost actually varies according to occupancy levels.

(D) Lease Year-Defined. As used herein, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Term, commencing on the Commencement Date; except that, in all events, the first Lease Year shall end on the last day of the calendar month in which the day immediately prior to the first anniversary of the Commencement Date occurs (it being agreed that each subsequent Lease Year shall end on the applicable anniversary of such last day of such month). By way of example: (a) if the Commencement Date occurs on March 1, 2009, the first (1st) Lease Year shall mean the period commencing on March 1, 2009, and ending on February 28, 2010 (i.e., the last day of the calendar month in which the day immediately prior to the first anniversary of the Commencement Date occurs), and the second (2nd) Lease Year shall mean the period commencing on March 1, 2010 and ending on February 28, 2011, and (b) if the Commencement Date occurs on March 10, 2009, the first (1st) Lease Year shall mean the period commencing on March 10, 2009, and ending on March 31, 2010 (i.e., the last day of the calendar month in which the day immediately prior to the first anniversary of the Commencement Date occurs), and the second (2nd) Lease Year shall mean the period commencing on April 1, 2010 and ending on March 31, 2011.

(E) Tenant’s Pro Rata Share. For purposes of this Lease, “Tenant’s Pro Rata Share” shall mean a percentage determined by dividing (1) the sum of (a) the then Rentable Area of the Premises, plus (b) the “Unique Building Feature Square Footage” (as defined in Paragraph 3(M) below), by (2) the then Rentable Area of the Building (which Rentable Area of the Building shall include, in any case, the Unique Building Feature Square Footage). Appropriate adjustments shall be made in calculating Tenant’s Pro Rata Share on a per diem basis if the Rentable Area of the Premises or the Rentable Area of the Building changes during any calendar year falling in whole or in part within the Term as a result of the expansion or contraction of the Rentable Area of the Premises (or the Rentable Area of the Building, so long as Tenant’s Pro Rata Share is not increased as a result of any expansion, contraction or re-determination by Landlord of the Rentable Area of the Building, subject, however, to the terms of Article 9 and Article 11 hereinbelow).

(F) Manner of Payment of Operating Expenses.

(i) Landlord shall reasonably estimate at least ninety (90) days before the Commencement Date (for the first full or partial calendar year’s Operating Expenses due hereunder) and thereafter at least thirty (30) days after the commencement of each subsequent calendar year (for each such subsequent full or partial calendar year’s Operating Expenses due hereunder), the amounts Tenant shall owe for Operating Expenses for the applicable full or partial calendar year. Tenant shall pay to Landlord on the first (1st) day of each month during such calendar year (or portion thereof) an amount equal to 1/12 of such estimate of Tenant’s Pro Rata Share of Operating Expenses for such year (or portion thereof). Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses may be adjusted from time to time by Landlord within a calendar year, but not more frequently than twice in each calendar year and any such adjustments of estimates within a calendar year shall be based on Landlord’s reasonable expectations. If any adjustment shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which such adjustment is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the adjusted estimate to Tenant. If any adjustment shows a decrease in Tenant’s estimated payments for the current calendar year, Tenant shall receive a credit for the difference between the new and former adjustments, for the period from January 1 of the current calendar year through the month in which such estimate is sent. Landlord shall credit such amount towards the next installment(s) of Rent due under this Lease.

(ii) Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, but in no event later than two hundred forty (240) days following the end of each calendar year, Landlord shall provide a statement or statements (an “Operating Statement”) to Tenant signed by a financial officer or authorized representative of Landlord, showing: (a) the amount of actual Operating Expenses identifying major categories therefor, (b) the amount paid by Tenant toward Operating Expenses during said year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Operating Expenses for the then-current calendar year. Upon written request of Tenant, Landlord shall supply sufficient backup data, as may be reasonably requested by Tenant, to reasonably demonstrate to Tenant to its reasonable satisfaction the accuracy of such Operating Statement in accordance with the provisions of this Lease.

(iii) If any Operating Statement shows that Tenant’s estimated payments of Operating Expenses were less than Tenant’s actual obligations for Operating Expenses for such year, Tenant shall pay the difference within thirty (30) days after its receipt of the Operating Statement. If any Operating Statement shows that Tenant’s estimated payment of Operating Expenses exceeded Tenant’s actual obligations for Operating Expenses for such year, then Landlord shall refund the difference within thirty (30) days after the delivery of such Operating Statement; provided, however, that if this Lease shall not have terminated, Landlord, at Tenant’s written direction, shall credit such difference against the next installment(s) of Rent becoming due hereunder; and, provided, further, that, to the extent that a monetary Default exists at the time that Landlord is required to provide any such refund or credit to Tenant, Landlord shall have the right to offset the amount of such refund or credit against the amount of such monetary Default (including any costs incurred by Landlord relative thereto which are chargeable to Tenant pursuant to Article 22 hereof).

(iv) Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses for any calendar year, and Landlord’s obligation to refund to Tenant any overpayment on account thereof, shall survive the expiration or sooner termination of this Lease, subject to clause (vi) below.

(v) In no event shall a decrease in Operating Expenses decrease the monthly Net Rent payable hereunder.

(vi) Notwithstanding anything to the contrary contained in this Article (but subject to the terms of Paragraph 3(B)(iii)(42) above), Tenant shall only be obligated to make any payments for Operating Expenses which are billed to Tenant within one (1) year after the earlier of: (x) the date that the Operating Statement relating to such Operating Expenses was delivered to Tenant, or (y) the date that the Operating Statement relating to such Operating Expenses was required to be delivered to Tenant as provided herein.

(G) Manner of Payment of Taxes.

(i) Tenant shall pay to Landlord (or as directed by Landlord in writing) Tenant’s Pro Rata Share of each semi-annual installment of Taxes for each year during the Term within the later of: (a) thirty (30) days of delivery by Landlord to Tenant of a statement, accompanied by a copy of the relevant tax bill (the “Tax Statement”), setting forth the amount of each semi-annual installment of Taxes for each year during the Term then due and payable and Tenant’s Pro Rata Share thereof, and (b) fifteen (15) days prior to the date set forth as the due date in the relevant tax bill. Tenant’s obligation to pay its Pro Rata Share of Taxes pursuant to this Paragraph 3(G)(i) for any calendar year which falls (in whole or in part) during the Term shall survive the expiration or sooner termination of this Lease. Landlord agrees to pay all Taxes when due and owing to the applicable governmental authority, except to the extent Tenant has theretofore failed to pay to Landlord Tenant’s Pro Rata Share of Taxes in a timely manner as set forth herein. Landlord agrees to pay (or cause to be paid), in a timely manner, all taxes and assessments (including general real estate taxes) which are or could become a lien against the Property relating to all periods prior to the Commencement Date.

(ii) [Intentionally Omitted].

(iii) Landlord shall use commercially reasonable efforts (which may include the institution of legal proceedings) to minimize Taxes, consistent with the practices to minimize Taxes taken at other comparable Class A office buildings in downtown Chicago.

(iv) Landlord shall, in a manner (and to the extent) consistent with the practices of other Class A office buildings in downtown Chicago, consult with appropriate representatives of the Cook County Assessor’s Office on at least an annual basis in furtherance of reasonably minimizing the Taxes attributable to the Property. In the event Landlord fails to, or elects not to, formally contest the amount or validity of any Taxes or seek a reduction in the valuation of the Property and prosecute any other appeal thereof (each, a “Contest“) for any given calendar year of the Term, Landlord shall so notify Tenant in writing at least thirty (30) days before the last day to file such Contest, and Tenant may, at any time after receipt of such notice, commence such Contest in connection with such calendar year, at Tenant’s sole cost and expense (except for Tenant’s reimbursement rights as hereinafter set forth), and Landlord shall at all times in connection with any such Contest made by Tenant reasonably cooperate with Tenant, at Tenant’s expense (subject to Tenant’s reimbursement rights as hereinafter set forth) (which may include the timely execution and delivery of any applications and other documents which are required to be executed by the owner of the Property). If Landlord has failed to deliver proper notice to Tenant as herein required on or before the aforementioned date, then Landlord shall be obligated to commence and pursue all necessary Contests in good faith to reduce the amount of Taxes for such calendar year. Any reasonable costs and expenses paid by Tenant in contesting Taxes shall, to the extent that Tenant is successful in reducing any Taxes, be reimbursed by Landlord, and such amount so reimbursed by Landlord may thereafter be included in Taxes as provided in Paragraph 3(A) above. In connection with any Contest (or any consultation by Landlord with representatives of the Cook County Assessor’s Office, as provided in the first sentence of this subparagraph above), at Tenant’s request, Landlord and Tenant shall confer with each other on all matters of material significance in connection therewith.

(v) If Taxes paid during any calendar year shall be refunded to Landlord in whole or in part for any reason whatsoever, then Landlord shall refund to Tenant Tenant’s equitable share (for the year during which the Taxes being refunded were originally required to be paid) of such refund (allocated in the case of special assessments to the applicable portion of the Term of this Lease) within thirty (30) days after Landlord receives such refund, or, if the Term of this Lease has not expired, at Tenant’s written direction, credit such refund to Tenant against the next installments of Rent becoming due hereunder; provided, however, that to the extent that a monetary Default exists at the time that Landlord is required to provide any such refund or credit to Tenant, Landlord shall have the right to offset the amount of such refund or credit against the amount of such monetary Default (including any costs incurred by Landlord relative thereto which are chargeable to Tenant pursuant to Article 22 hereof). Landlord’s obligation to pay such amounts shall survive the expiration or sooner termination of this Lease.

(vi) Notwithstanding anything contained in this Lease to the contrary, in no event shall the aggregate amount of Taxes, for purposes of determining Tenant’s Pro Rata Share of Taxes hereunder, exceed the following amounts for the following respective periods: (a) $1.00 per square foot of Rentable Area of the Building, for calendar year 2009; (b) $6.00 per square foot of Rentable Area of the Building plus any then “Tax Cap Savings” (as hereinafter defined), for calendar year 2010; (c) $10.00 per square foot of Rentable Area of the Building plus any then Tax Cap Savings, for calendar year 2011; (d) $12.00 per square foot of Rentable Area of the Building plus any then Tax Cap Savings, for calendar year 2012; and (e) $15.00 per square foot of Rentable Area of the Building plus any then Tax Cap Savings, for calendar year 2013 (for purposes of the foregoing, it is understood that Taxes “for” a given calendar year shall be deemed to be the Taxes which are due and payable within such calendar year, regardless of the period with respect to which such Taxes are assessed, as more fully described in Paragraph 3(A)(i) above; therefore, by way of example, the cap on Taxes for calendar year 2009 as set forth in subclause (a) of this Paragraph 3(G)(vi) shall refer to 2008 general real estate Taxes which are due and payable in 2009). To the extent actual Taxes for any of such five (5) calendar years described in the preceding sentence are less than the foregoing capped amounts for such respective calendar year, then the difference between the actual Taxes for such year and the capped amount for such calendar year (herein, the “Tax Cap Savings”) shall be carried forward (or, at Landlord’s option, if Tenant did not otherwise pay the full amount of Tenant’s Pro Rata Share of Taxes for a previous calendar year due to the aforedescribed capped amounts, carried backward) and added to the capped amount for such succeeding calendar year (or, at Landlord’s option, to the capped amount in any preceding calendar year, as aforesaid) in determining Tenant’s Pro Rata Share of Taxes due and owing under this Lease for such succeeding (or, if applicable, for any such preceding) calendar year.

(H) Proration. If Tenant’s obligation to pay Additional Rent commences other than on January 1 or if the Expiration Date or other date of termination of this Lease occurs other than on December 31, Tenant’s obligations to pay amounts towards Operating Expenses and Taxes for such first or final calendar years with respect to the Premises, as the case may be, shall be prorated to reflect the portion of such years after or before any such date, as the case may be. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses during or for, as the case may be, such calendar years by a fraction, the numerator of which shall be the number of days Tenant is required to pay Additional Rent, and the denominator of which shall be 365 (or 366 during any leap year).

(I) Landlord’s Records. Landlord shall make available in Chicago, Illinois all of the books and records respecting Taxes, Operating Expenses, Tenant’s After Hours HVAC Costs and all other components of Additional Rent, including all such books and records created by its managing agent (“Records”), for any calendar year until the fourth (4th) anniversary of the last day of such calendar year and, if any dispute with respect to such calendar year is then pending, until such dispute is resolved. If Tenant, by notice (a “Records Examination Request”) to Landlord given within one (1) year of Tenant’s receipt of an Operating Statement or Tax Statement (either, a “Statement”) for any calendar year, shall so elect, then Tenant or its representative shall have the right to examine the Records for such calendar year and to meet with the individuals responsible for preparing and maintaining such Records upon reasonable prior notice during normal business hours at such location as Landlord shall designate in Chicago, Illinois. Any representative retained by Tenant shall be a mid-sized or larger recognized, independent certified public accounting firm (or, if it is then customary for real estate services firms to provide such services on behalf of tenants of comparable office buildings in downtown Chicago, such representative of Tenant may be a real estate services firm with one or more certified public accountants on staff (other than a real estate services firm which, as its primary business, performs audits of the operating expenses of commercial buildings)) familiar with the accounting practices of comparable office buildings in downtown Chicago, but such representative shall not be compensated on a contingency fee basis, unless the industry standard for the most reputable accounting and real estate services firms then providing auditing services for landlords or tenants of comparable Class A office buildings in downtown Chicago is to be compensated on a contingency fee basis. Tenant and its representative shall execute a reasonable confidentiality agreement in favor of Landlord prior to any such examination. Tenant may take exception to matters included in Taxes, Operating Expenses or Landlord’s billings to Tenant therefor, by sending notice specifying such exception and the reasons therefor to Landlord no later than the date that is the later of: (i) ninety (90) days after Landlord, after receipt of a Records Examination Request, makes all such Records for the applicable calendar year available for examination, and (ii) the date that is one (1) year after Tenant’s receipt of the applicable Statement (and Tenant and its representatives shall have no right to examine or audit such Records beyond such period, except as expressly provided below in this Paragraph 3(I)). Unless

Landlord shall revise or re-issue any such Statement within one (1) year after the same has been delivered to Tenant, such Statement shall thereafter be binding upon Landlord (subject only to adjustments for Taxes as provided in Paragraph 3(A)(ii), Paragraph 3(G)(v) and Paragraph 3(G)(vi) above). The Statement for any calendar year shall be binding upon Tenant except for any matters as to which Tenant timely delivers a Records Examination Request and thereafter timely objects, as set forth above; provided, however, that if, for any calendar year (the “calendar year in question”), Tenant was overbilled for either of Taxes or Operating Expenses by more than three (3%) percent thereof (considering each of Taxes and Operating Expenses separately), then Tenant shall be given a new opportunity, with respect to the two (2) years preceding the calendar year in question, to review the Records for and take exception to the items of Taxes and/or Operating Expenses (as the case may be) for which Tenant was overbilled (and, for the purpose of applying the foregoing provisions of this Paragraph 3(I) to such new opportunity, the Statements for the two (2) preceding years shall be deemed to have been issued to Tenant upon the date it is determined that Tenant was so overbilled for the calendar year in question), except that Tenant shall only have one hundred twenty (120) days from such date on which the Statements for such two (2) preceding years are deemed to have been issued to Tenant within which to review such Records for such two (2) years and to take exception to the items of Taxes and/or Operating Expenses (as applicable) therein. In any event, Tenant acknowledges that Landlord’s ability to budget depends on the finality of such Statements, and accordingly agrees that time is of the essence of this Paragraph 3(I). If Tenant takes exception to any matter contained in a Statement as provided herein, and Landlord and Tenant fail to reach a mutually satisfactory resolution thereof within thirty (30) days after Tenant has taken such exception, such matter shall be resolved by an independent third party arbitrator selected by Landlord and Tenant who is a certified public accountant from a large or mid-size public accounting firm familiar with the accounting practices of comparable office buildings in downtown Chicago. If Landlord and Tenant fail to agree upon such arbitrator within thirty (30) days after their failure to resolve Tenant’s exception to the Statement, either party may request the President of the Illinois CPA Society (or a comparable entity if the Illinois CPA Society does not exist at any time during the Term) to appoint such arbitrator who shall be an independent third party who shall also be a certified public accountant from a mid-sized or large public accounting firm familiar with the accounting practices of comparable office buildings in downtown Chicago. Such independent arbitrator shall be appointed within thirty (30) days after such request. The costs of such arbitrator shall be paid equally by Landlord and Tenant. The determination of such arbitrator shall be made within thirty (30) days after such arbitrator is selected, and shall be final, binding, and conclusive upon the parties. Tenant shall pay all of the costs of Tenant’s accountant/auditor associated with such examination and dispute, unless it is finally determined that Tenant was overbilled with respect to either of Operating Expenses or Taxes by more than three percent (3%) thereof (considering each separately), in which case (in addition to reimbursing Tenant for the amount so overbilled) Landlord shall pay the reasonable costs of Tenant’s accountant/auditor with respect to the applicable Operating Expenses or Taxes, as the case may be. If, in connection with any such examination and dispute, it is finally determined that Tenant was overbilled with respect to Operating Expenses and Taxes by three percent (3%) thereof or less (considering each separately), then Landlord shall reimburse Tenant for an amount equal to the amount that Tenant was so overbilled. If it is finally determined that Tenant was overbilled with respect to either Operating Expenses or Taxes by more than three percent (3%) thereof (considering each separately), then Landlord shall (in addition to reimbursing the amount so overbilled and paying Tenant’s audit costs as provided herein), pay Tenant interest at the Default Rate on the amount so overbilled, accruing within the period commencing on the later of (X) the date on which the Statement for the Operating Expenses and/or Taxes (as applicable) in question was delivered by Landlord to Tenant (or, if not timely delivered by Landlord, the date that such Statement was required to be delivered by Landlord to Tenant pursuant to the terms hereof), or (Y) the date on which the overpayment in question was made by Tenant, and ending on the date on which Tenant is fully reimbursed for Tenant’s overpayment thereof. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Taxes and Operating Expenses in the manner provided herein (and based on Landlord’s Statements therefor), subject to adjustment after any such exceptions are so resolved. Any payment or reimbursement to be made by Landlord to Tenant pursuant to this Paragraph 3(I) shall, if Tenant so requests in writing, be credited against the next installment(s) of Rent becoming due hereunder (rather than being paid to Tenant). Landlord and Tenant further agree that, to the extent that a monetary Default exists at the time that Landlord is required to provide any payment or reimbursement to Tenant under this Paragraph 3(I), Landlord shall have the right to offset the amount of such payment or reimbursement against the amount of such monetary Default (including any costs incurred by Landlord relative thereto which are chargeable to Tenant pursuant to Article 22 hereof).

(J) Rent and Other Charges.

(i) Net Rent, Additional Rent for Taxes and Operating Expenses, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are sometimes herein referred to collectively as “Rent”, and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid either (at Tenant’s election) by wire transfer or check, in good funds which at the time or times of payment represents legal tender for public and private debts in the United States of America, at any office maintained by Landlord or its agent at the Property, or at such other place in the United States of America as Landlord may designate. The term “Additional Rent,” as used herein, shall mean all sums other than Net Rent payable by Tenant to Landlord under this Lease (which term “Net Rent” shall include, for purposes of this Lease, Tenant’s payment obligations under Paragraph 3(M)(i) hereof), including Tenant’s Pro Rata Share of Taxes and Operating Expenses, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

(ii) Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off, or counterclaim, or relief from any valuation or appraisement laws except to the extent expressly provided to the contrary in this Lease, including (to the extent applicable) the abatement or credit of Rent expressly provided in Article 9, Article 11, Article 23, Article 29 and Article 34 hereof and Sections 9.b and 9.f of the Workletter. Unless otherwise specified, all Additional Rent (not including monthly payments of Operating Expenses, which shall be payable on the first (1st) day of each calendar month during the Term or as otherwise specified herein, without Landlord’s demand therefor) shall be payable by Tenant within thirty (30) days after receipt of written demand therefor by Landlord, accompanied by reasonably detailed documentation substantiating the amount claimed to be due. Unless specifically provided to the contrary, wherever in this Lease Landlord is entitled to be reimbursed by Tenant for its costs, such costs shall be limited to Landlord’s Actual Costs.

(K) No Obligation Prior to Commencement Date. Notwithstanding anything to the contrary contained herein, in no event shall Tenant have any duty or obligation to pay any Additional Rent for Taxes or Operating Expenses, or any other amounts (except as expressly provided herein or in the Workletter), with respect to any period prior to the Commencement Date, notwithstanding the fact that any Delivery Date (including the Final Delivery Date) shall have occurred, or that Tenant may, prior to the Commencement Date, be in occupancy of the Premises (or any portion thereof) and/or using the same for any purpose (including the conduct of Tenant’s business), or that Tenant may be using the services described in Article 6 hereof.

(L) Abatement of Additional Rent for Taxes and Operating Expenses. Notwithstanding anything herein to the contrary, Tenant shall be entitled to an abatement of Additional Rent for Taxes and Operating Expenses for the period beginning on the Commencement Date and continuing through the day immediately preceding the one (1) year anniversary of the Commencement Date, which abatement shall apply with respect to the Initial Premises, as adjusted by any Pre-Term Expansion Premises or Pre-Term Contraction Space hereunder. Notwithstanding the foregoing, Tenant shall have the right, by written notice thereof to Landlord given on or before the Commencement Date, to spread out the abatement of Additional Rent for Taxes and Operating Expenses over a two-year period, (i.e., in lieu of the one-year abatement otherwise described in this Section 3(L)), in which case Tenant shall, instead of one-year abatement provided above, be entitled to an abatement of one-half of the amount of such Additional Rent for Taxes and Operating Expenses otherwise due hereunder for the period from and after the Commencement Date and continuing through the day immediately preceding the two (2) year anniversary of the Commencement Date (and the remaining one-half of such Additional Rent shall continue to be due and payable as and when payments on account of Additional Rent for Taxes and Operating Expenses are otherwise due and owing under this Lease). The foregoing abatement shall not otherwise affect any and all other obligations of Tenant hereunder during the entire such one-year (or, if applicable, two-year) abatement period described in this paragraph.

(M) Unique Building Features Rent. The parties acknowledge that, based on certain unique design features of the Building made to accommodate Tenant’s requirements which are described on Exhibit A-5 hereto (the “Unique Building Features”), Landlord has less area at the Building to lease to third parties than would have been available in the absence of such design features. Based on the foregoing and as part of the overall agreements of the parties under this Lease, the parties agree as follows:

(i) Tenant shall pay Landlord, as an additional rental amount, payable monthly in advance commencing on the Commencement Date hereof and for the balance of the Term, pursuant to the same payment terms as otherwise applicable to the payment of Net Rent hereunder, an amount equal to (a) the rate of Net Rent per square foot of

Rentable Area as applicable to the Initial Premises from time to time under this Lease (and if more than one rate applies relative to the Initial Premises during any renewal period hereunder, then the weighted average rate per rentable square foot from time to time relative to applicable portion of the Initial Premises then being leased hereunder), multiplied by (b) number of square feet of Rentable Area of the Unique Building Features (the “Unique Building Feature Square Footage”) (all amounts payable under this Paragraph 3(M)(i) being deemed to be part of “Net Rent” for all purposes of this Lease); and

(ii) “Tenant’s Pro Rata Share” and “Tenant’s Occupancy Percentage”, as such terms are defined above in this Paragraph 3, shall be increased based on the Unique Building Feature Square Footage for purposes of determining Tenant’s Additional Rent due and owing hereunder, all as provided in the definitions of such terms set forth hereinabove.

Without limitation of the foregoing, it is estimated by the parties that the Unique Building Feature Square Footage shall be approximately 14,361 square feet (with the actual square footage of Rentable Area thereof being determined pursuant to the Measurement Method and as part of the final determination of all Rentable Area under this Lease), comprised of the following: (i) approximately 620 square feet of Rentable Area attributable to Tenant’s vertical conveyor system; (ii) approximately 3,429 square feet of Rentable Area attributable to the additional stairs on Tenant’s conference center floors; (iii) approximately 1,189 square feet of Rentable Area attributable to Tenant’s dedicated conference center elevator shuttle; (iv) approximately 495 square feet of Rentable Area attributable to Tenant’s dedicated food service shuttle elevator; (v) approximately 2,707 square feet of Rentable Area attributable to the balcony adjacent to Tenant’s conference center floors; (vi) approximately 1,602 square feet of Rentable Area attributable to Tenant’s TTR’s (as defined in Paragraph 1(C)(v) above) to the extent not located within the Initial Premises; and (vii) approximately 4,319 square feet of Rentable Area attributable to that portion of the third fire stairwell located in the Low-Rise and Mid-Rise portions of the Building (with the actual square footage of Rentable Area of each of the foregoing being determined pursuant to the Measurement Method and as part of the final determination of all Rentable Area under this Lease).

ARTICLE 4

Possession; Occupancy Prior to Commencement Date

(A) Possession. Possession of each portion of the Premises shall be tendered to Tenant by Landlord, with all Delivery Work (as defined in the Workletter) therein substantially completed (as defined in the Workletter), and in compliance with the terms hereof and the Workletter, in accordance with the following schedule (the “Delivery Date Schedule”):

(i) The portion of the Premises located on the 4th and 5th floors of the Building (the “Phase I Segment”) shall be delivered to Tenant on or before March 1, 2008 (the “Scheduled Phase I Delivery Date;” the date on which the entire Phase I Segment is actually delivered to Tenant with all of the Delivery Work substantially completed and in compliance with the terms hereof and the Workletter, is referred to herein as the “Phase I Delivery Date”);

(ii) The entire balance of the Low-Rise Floors Premises, together with any Pre-Term Expansion Premises located on Low-Rise Floors, if applicable, and reduced by any Pre-Term Contraction Space located on Low-Rise Floors, if applicable (the “Phase II Segment”), shall be delivered to Tenant on or before May 1, 2008 (the “Scheduled Phase II Delivery Date;” the date on which the entire Phase II Segment is actually delivered to Tenant with all of the Delivery Work substantially completed and in compliance with the terms hereof and the Workletter, is referred to herein as the “Phase II Delivery Date”); and

(iii) The entire Mid-Rise Floors Premises, reduced by any Pre-Term Contraction Space located on Mid-Rise Floors, if applicable (the “Phase III Segment”), shall be delivered to Tenant on or before June 1, 2008 (the “Scheduled Phase III Delivery Date;” the date on which the entire Phase III Segment is actually delivered to Tenant with all of the Delivery Work substantially completed and in compliance with the terms hereof and the Workletter, is referred to herein as the “Phase III Delivery Date”).

(B) For purposes hereof: (a) the term “Segment” shall mean any of the Phase I Segment, Phase II Segment or Phase III Segment, (b) the term “Delivery Date” shall mean any of the Phase I Delivery Date, Phase II Delivery Date or Phase III Delivery Date, (c) the term “Final Delivery Date” shall mean the last of the Delivery Dates to actually occur, and (d) the term “Scheduled Delivery Date” shall mean any of the Scheduled Phase I Delivery Date, the Scheduled Phase II Delivery Date or, the Scheduled Phase III Delivery Date. Wherever in this Lease the term “applicable” is used to describe the relationship between or among a Segment, a Delivery Date and/or a Scheduled Delivery Date, such term shall refer to the Segment, Delivery Date and Scheduled Delivery Date that have the same Roman numeral assigned thereto as provided above (for example, the Phase I Segment is “applicable” to the Phase I Delivery Date and Scheduled Phase I Delivery Date, and the Phase I Delivery Date is “applicable” to the Scheduled Phase I Delivery Date). Any failure of Landlord to deliver any Segment by the applicable Delivery Date hereunder shall be subject to the terms and provisions of Paragraph 29(C) hereof.

(C) Condition of Premises. Each Segment of the Premises shall be delivered to Tenant on or before the Scheduled Delivery Date applicable thereto, in vacant, broom clean condition, with all Delivery Work substantially completed, and otherwise in compliance with the terms and provisions of the Workletter and this Lease. After possession of any Segment is delivered to Tenant, Tenant may perform any Tenant Work (as defined in the Workletter) and Furniture Work (as defined in the Workletter) therein pursuant to the Workletter, and Landlord shall perform any Permitted Post Delivery Work therein in accordance with the Workletter. Landlord agrees that if the Delivery Work (or portions thereof) is substantially completed in any Segment prior to the Delivery Date or Scheduled Delivery Date applicable thereto (or Landlord Work is sufficiently completed, as determined by Landlord in its reasonable discretion, so as to allow Tenant to gain access to such Segment for purposes of performing its construction document field verification and/or space planning (if not theretofore completed) and construction activities in such Segment without interference to Landlord), Landlord shall cooperate with Tenant to allow Tenant to gain access to such Segment (or portions thereof) prior to the Delivery Date or Scheduled Delivery Date (as applicable) applicable thereto in order to enable Tenant to commence its construction document field verification and/or space planning (if not theretofore completed) and construction activities (including the Tenant Work and Furniture Work) prior to said Delivery Date or Scheduled Delivery Date (as applicable). Tenant’s acceptance of the Premises (or any Segment or portion thereof) shall not be deemed to release Landlord from any of its duties and obligations under the Workletter (including the obligation to perform and complete the Landlord Work and to pay the Tenant Work Allowance (as defined in the Workletter) in accordance with the terms of the Workletter) or from any of its obligations under this Lease with respect to the construction, operation, maintenance, repair or replacement of the Building and other Improvements or the providing of services to Tenant as provided for in this Lease.

(D) Occupancy Prior to Commencement Date. Landlord and Tenant acknowledge and agree that, commencing on the date on which each portion of the Premises is delivered by Landlord to Tenant, Tenant shall have the right to use and occupy such portion of the Premises (and other areas which Tenant has the right to use hereunder) for any purpose which complies with the terms of this Lease (including the performance of the Tenant Work and Furniture Work, and the conduct of Tenant’s business in the Premises), notwithstanding the fact that the Commencement Date may not yet have occurred. Any such use and occupancy of the Premises by Tenant (and/or any access or entry to the Premises by Tenant) prior to the Commencement Date shall be subject to each and all of the terms and provisions of this Lease, except that: (i) Tenant shall have no obligation to pay any Net Rent, Additional Rent for Tenant’s Pro Rata Share of Operating Expenses or Taxes, or (except as otherwise expressly provided herein or in the Workletter) any other amounts with respect to any such period prior to the Commencement Date, and (ii) except as provided in the Workletter, Landlord shall have no obligation to furnish any Building Services at any time prior to the date of issuance of a temporary or permanent certificate of occupancy from the City of Chicago relative to the Landlord Work.

ARTICLE 5

Use and Rules

(A) Tenant’s Use.

(i) Tenant may use the Premises for general office purposes and all lawful ancillary purposes consistent with Class A office building usage, including, but not limited to, the conducting of a commercial law practice and any activities reasonably ancillary thereto, and those ancillary purposes set forth below, and for no other purpose whatsoever. Tenant may use any storage space within the Premises (or described in Paragraph 6(M) below) for storage of records as well as furniture, equipment, supplies, attic stock and materials of the type customarily used by office building tenants or contemplated by the uses referred to in this Article.

(ii) Tenant may also operate and maintain in the Premises, subject to all Laws and applicable provisions of this Lease, as uses ancillary to Tenant’s use of the Premises for general office purposes, (a) a kitchen, lunchroom, cafeteria, dining room, vending, lounge, break areas (that may include, without limitation, microwaves, coffee makers, toasters, refrigerators and dishwashers), exercise facilities, training centers, meeting facilities and automatic teller machines (all of which shall be solely for the use of Tenant’s personnel and office business invitees), (b) such printing, mail handling, duplicating, reproduction, photographic word processing, data processing, communications, and such other equipment and facilities or technologies (whether or not in existence or commercial use at the time of execution of this Lease), as Tenant may deem necessary, desirable or convenient for the conduct of its business or for the comfort, convenience or well being of its personnel and office business invitees, (c) additional lavatory facilities ancillary to Tenant’s conference center, (d) a day care center, and (e) such other uses as may, from time to time, be consistent with office tenancy in Class A office buildings in downtown Chicago (provided that such uses described in clauses (d) and (e) above do not result in an increase in any costs or liabilities to Landlord, unless Tenant agrees to pay the same).

(iii) Compliance With Laws:

(1)

Tenant shall comply with (a) all Laws respecting all matters of occupancy, condition, use or maintenance of the Premises, and (b) all applicable regulations and requirements of Landlord’s fire insurance underwriters customarily applicable to Class A office buildings in downtown Chicago (which requirements of Landlord’s fire insurance underwriters shall not, in any event, prohibit or limit Tenant from using and occupying: (I) the Premises for office, storage, conference center and food preparation/service purposes, as permitted under this Lease, or (II) the other portions of the Property which Tenant has the right to use or occupy under this Lease for the purposes permitted under this Lease) respecting all matters of occupancy, condition, use or maintenance of the Premises, whether any of the foregoing matters described in subclause (a) or subclause (b) shall be directed to Tenant or Landlord (except that Tenant shall not be responsible for taking any actions to comply with such Laws or requirements to the extent that (1) such actions are required as a result of the acts or omissions (to the extent, in the case of omissions, that the same constitute negligence, or any violation of this Lease or Laws, and to the extent, in the case of acts, that such acts are not required of Landlord under this Lease) of Landlord or its agents, contractors or employees, (2) such Laws or requirements require the performance of capital improvements to the Premises based on changes or additions to such Laws or requirements which were not in effect as of the Commencement Date and which relate to general office use (e.g., the installation of additional fire or life safety equipment to the Premises required under a Law enacted after the Commencement Date which applies to all office buildings in Chicago) (as opposed to Tenant’s specific use of the Premises), and such capital improvements are not required solely as a result of any Alteration Work or Tenant Work performed by Tenant, or (3) such Laws or requirements relate to any Landlord Repair Areas within the Premises or to the providing of Building Services to the Premises and relate to general office use (as opposed to Tenant’s specific use of the Premises), and the actions required of Landlord to comply with such Laws or requirements are not required solely as a result of any Alteration Work or Tenant Work performed by Tenant; all subject, in any event, to the right of Landlord to include the costs thereof in Operating Expenses to the extent permitted pursuant to Paragraph 3(B) above). Tenant shall not: (x) make any use of the Premises or the Property, do anything in or on the Premises or Property or bring or keep anything in the Premises or the Property, that is not in compliance with any of the foregoing, or (y) permit any of its agents, representatives, employees, principals, contractors or subtenants to make any use of the Premises or Property, to do anything in or on the Premises or Property or bring or keep anything in the Premises or Property, that is not in compliance with any of the foregoing. Tenant shall procure and maintain all licenses and permits legally necessary for the operations of its business at the Premises.

(2)	Landlord shall comply with all Laws and all applicable requirements of Landlord’s fire insurance underwriters respecting all matters of occupancy, condition, use or maintenance of

(a) the Landlord Repair Areas (including the Common Areas), and

(b) the Premises (but, as to this clause (b), only to the extent that such Laws or requirements (I) require the performance of capital improvements to the Premises based on changes or additions to such Laws or requirements which were not in effect as of the Commencement Date and which relate to general office use (e.g., the installation of additional fire or life safety equipment to the Premises required under a Law enacted after the Commencement Date which applies to all office buildings in Chicago) (as opposed to Tenant’s specific use of the Premises), or (II) relate to the providing of Building Services to the Premises), in all cases not including any which relate solely to Tenant’s specific use of the Premises (as distinguished from general office use) or which result solely from any Tenant Work or Alteration Work performed by Tenant, whether any of the foregoing matters shall be directed to Tenant or Landlord (except that (subject in all events to the terms of Article 9 and Article 11 below) Landlord shall not be responsible for taking any actions to comply with such Laws to the extent that such actions are required (1) as result of the acts or omissions (to the extent, in the case of omissions, that the same constitute negligence, or any violation of this Lease or Laws, and to the extent, in the case of acts, that such acts are not required of Tenant under this Lease) of Tenant or its agents, contractors or employees, or (2) by any Laws, or any and all applicable Board of Fire Insurance Underwriters regulations and requirements that are required solely because of the specific use of the Premises by Tenant (as distinguished from general office use) or solely as a result of any Alteration Work or Tenant Work performed by Tenant). Landlord shall not: (x) make any use of the Property, do anything at the Property or bring or keep anything at the Property, that is not in compliance with any of the foregoing, or (y) permit any of its agents (including Landlord’s Agent), representatives, employees, principals or contractors to make any use of the Property, do anything at the Property or bring or keep anything at the Property, that is not in compliance with any of the foregoing. Landlord shall procure and maintain all licenses and permits legally necessary for the operations of its business at the Property.

(iv) Subject to the terms of the next sentence, Tenant shall not use the Premises in any manner inconsistent with the uses otherwise permitted hereunder, so as to cause a cancellation of Landlord’s insurance policies, or increase the premiums thereunder, unless Tenant agrees to pay for such increased premiums. Landlord agrees that Landlord’s insurance policies shall not, in any event, prohibit or limit Tenant from using and occupying: (a) the Premises for office, conference center, storage and food preparation/service purposes, as permitted under this Lease, or (b) the other portions of the Property which Tenant has the right to use or occupy under this Lease for the purposes permitted under this Lease, nor (in either case) impose any additional premiums as a result of any such use or occupancy.

(v) Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Law affecting the Premises, provided that (a) Landlord shall not be subject to civil or criminal penalties or fines or prosecution for a crime or any other costs or liabilities (unless, in the case of such other costs or liabilities, Tenant agrees to pay the same), nor shall the Property or any part thereof be subject to any liens, encumbrances or to being condemned, nor shall the certificate of occupancy for the Premises or the Building or any other licenses or permits relative to the Building be suspended by reason of Tenant’s non-compliance with Laws (to the extent that compliance therewith is Tenant’s responsibility hereunder) or by reason of such contest, and (b) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Landlord, at its sole cost and expense, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Law affecting the Property, provided that Tenant shall not be subject to civil or criminal penalties or fines or prosecution for a crime or any other costs or liabilities (unless, in the case of such other costs or liabilities, Landlord agrees to pay the same), nor shall the certificate of occupancy for the Premises or the Building or any other licenses or permits relative to the Premises be suspended by reason of Landlord’s non-compliance with Laws (to the extent that compliance therewith is Landlord’s responsibility hereunder) or by reason of such contest.

(vi) Tenant shall comply with all rules set forth in Exhibit D attached hereto (such rules, as the same may be amended and supplemented in accordance with this paragraph, from time to time, being herein referred to as the “Rules”). Landlord shall have the right reasonably to amend and supplement such Rules, from time to time, as may reasonably be required for the safety, care or cleanliness of the Property or the preservation of good order therein, and all such amendments and supplements shall be binding upon Tenant fifteen (15) days after written notice to Tenant, so long as no such amendment or supplement is inconsistent with this Lease or adversely affects (except to a de minimis extent) Tenant’s use and occupancy of the Premises permitted under this Lease or Tenant’s performance of any Alteration Work. All Rules shall be applied on a non-discriminatory basis to tenants of the Building, in a reasonable manner, and in a manner which shall not interfere (except to a de minimis extent) with the use and occupancy of the Premises permitted under this Lease or Tenant’s performance of any Alteration Work. Nothing herein shall be construed to give Tenant or any other person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant or visitor of the Property.

(vii) Both Landlord and Tenant shall conduct their respective businesses at the Building (including Tenant’s performance of any Alteration Work) in a manner which avoids (a) material interference with the operation of the Building (it being agreed that Tenant’s use of the services and amenities described in Article 6 hereof in compliance with the terms of said Article 6 shall not constitute any such interference), and (b) strikes, picketing and boycotts of, on or about the Premises or the Building.

(B) Limitation on Other Businesses and Uses.

(i) Provided that this Lease and/or Tenant’s right of possession of the Premises shall not have been terminated, Landlord agrees that Landlord shall not, without the prior written consent of Tenant (which consent may be withheld in Tenant’s sole discretion), hereafter during the Term, permit the use or occupancy of any space at the Property for any of the following uses (except to the extent that applicable Laws prohibit any of the following restrictions) (“Prohibited Uses”): (a) use by any foreign, federal, state, county, municipal or other governmental or quasi-governmental entity or agency that regularly attracts to its premises large numbers of persons in the general public or results in a materially heightened security environment at the Building (e.g., an embassy), (b) any use that is inconsistent with the first class character of the Building, (c) retail sale of merchandise to the general public which regularly attracts large numbers of persons in the general public to the Building (other than in the Retail Area of the Building), or any bar or restaurant (other than: (x) in the Retail Area of the Building, and/or (y) cafeterias within office tenant spaces at the Building for use by such tenants and their employees, clients and other tenants and occupants of the Building, but not by members of the general public), (d) a hospital or clinic, medical or dental office, or rehabilitation center (other than solely as administrative offices connected with any such uses (and in no event for patient care)), (e) a travel or employment agency, other than any such agency which provides services to clients and/or customers by mail, telephonic or computerized means, or other means which do not involve visitation by such clients or customers to the

Building, (f) a labor union office, (g) a school (other than for training of personnel of tenants and occupants of the Building as an incidental use of such tenants’ or occupants’ space), (h) a dance or music studio, or (i) any direct lease or license of space in the Building by Landlord to a Competitor Law Firm (as hereinafter defined). The term “Retail Area” shall mean (I) the portion of the ground floor of the Building designated by Landlord for retail tenancy, and (II) the portion of the ground floor of the Building designated by Landlord for providing On-Site Food Service; it being agreed that the Retail Area shall not, in any event, include any portion of the Main Lobby of the Building. For purposes hereof, the term “Competitor Law Firm” shall mean any of the following law firms: (A) Winston & Strawn LLP; (B) Mayer Brown Rowe & Maw LLP; (C) Jenner & Block LLP; (D) Sidley Austin Brown & Wood LLP; (E) Bartlit Beck Herman Palencher & Scott LLP; (F) Seyfarth Shaw LLP; (G) McDermott Will & Emery LLP; (H) Katten Muchin Zavis Rosenman; (I) DLA Piper Rudnick Gray Cary US LLP, and (J) Skadden Arps Slate Meagher & Flom LLP. Landlord shall not be deemed to have violated the Prohibited Use described in clause (i) above if any tenant or occupant of the Building enters into an assignment, sublease or other occupancy arrangement with any of the aforedescribed Competitor Law Firms, or if any tenant or occupant of the Building merges or consolidates with or into, or acquires or is acquired by, any of the aforedescribed Competitor Law Firms.

(ii) Neither Tenant nor any Transferee shall, without the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion), use or occupy, or permit the use or occupancy of, any part of the Premises in any manner constituting a Prohibited Use.

(iii) Landlord shall ensure that the Building is, at all times, a non-smoking Building, and shall use reasonable efforts not to permit any user or occupant of the Building to smoke therein (subject, however to the terms of Paragraph 6(Q)(xi) below).

(iv) Except as required by applicable Laws, or as otherwise expressly provided elsewhere in this Lease (including Paragraph 6(Q) and Article 39 hereof, and including, in any event, any use of areas as shown on Attachment 1 to the Workletter, which shall be deemed permitted for all purposes of this Paragraph 5(B)(iv)), and without limiting Landlord’s obligations under Paragraph 21(F) hereof, Landlord shall not, without Tenant’s prior written consent, permit any material use of the Main Lobby or the Plaza of the Building. In the event that Landlord requests Tenant’s consent to any such material use, and Tenant fails to respond to such request within fifteen (15) Business Days after its receipt of such notice, then Landlord shall have the right to send a second notice to Tenant which shall (in addition to again requesting such consent) contain a provision stating “TENANT’S FAILURE TO RESPOND TO THE SUBJECT MATTER HEREOF WITHIN FIVE (5) BUSINESS DAYS AFTER ITS RECEIPT HEREOF SHALL CONSTITUTE TENANT’S CONSENT THERETO,” and in the event that Tenant fails to respond to such second notice within five (5) Business Days after Tenant’s receipt thereof, Tenant shall be deemed to have consented to the proposed use set forth in Landlord’s notice. Without limitation of the foregoing, without Tenant’s prior consent (or as otherwise expressly provided elsewhere in this Lease (including Paragraph 6(Q) and

Article 39 hereof, and including any uses as shown in Attachment 1 to the Workletter)), Landlord shall not permit any retail use of space (or advertisement or signage for any retail space) in the Main Lobby (or in any area adjacent to and visible from the Main Lobby). Landlord and Tenant further agree that (without limiting Landlord’s obligations under Paragraph 21(F) hereof) except as expressly provided in this Lease (including Paragraph 6(Q) and Article 39 hereof, and including any uses as shown in Attachment 1 to the Workletter), or as otherwise required by applicable Laws, Tenant shall have the right to require Landlord to cease any non-material use of the Main Lobby or Plaza (at Landlord’s sole cost and expense, which shall not be included in Operating Expenses) undertaken without the prior written consent of Tenant (or “deemed” consent as provided above in this subclause (iv)), in the event that Tenant determines (in its sole discretion) that the same is not consistent with a Class A building or the overall character of the Property (it being acknowledged that any material use of the Main Lobby or Plaza not otherwise required by applicable Laws shall require Tenant’s prior consent (or “deemed” consent), as provided above). Nothing contained in this Paragraph 5(B)(iv) shall be deemed to prevent or limit Landlord or any tenant or occupant of the Building from using the Plaza or Main Lobby of the Building for purposes of normal pedestrian ingress and egress to and from the Building, or for temporary Building functions (e.g., holiday functions, ice cream socials for tenants and their employees, etc.) so long as the same are consistent with a Class A building and the overall character of the Property, (and such temporary Building functions shall not be deemed a “material” use of the Main Lobby or Plaza for purposes hereof).

ARTICLE 6

Services and Utilities

(A) Utilities and Services. Except as provided in Paragraph 3(B) above and below in this Article 6, and as otherwise expressly provided herein to the contrary, the costs of providing the following utilities and services required to be provided by Landlord shall be included in Operating Expenses (it being agreed, however, that the costs payable by Tenant for any utilities and services which are separately metered to the Premises (or any portion thereof) shall be based on the level of consumption of such utilities and services as measured by the applicable meters). Landlord shall provide the following services and utilities during the Term (and at such times prior to the commencement of the Term as are provided in the Workletter):

(i) Life safety service and electricity for emergency lighting, in accordance with Laws.

(ii) Heating, ventilating and air-conditioning service (“HVAC”) to the Premises (and the Common Areas) as described and further set forth on Exhibit E, from 8:00 a.m. until 8:00 p.m. Monday through Friday and 8:00 a.m. until 4:00 p.m. on Saturdays, except on Holidays (“Regular Business Hours”). “Holidays” for purposes of this Lease shall mean (exclusively): (a) New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day, and (b) any other day or days commonly observed as holidays by businesses in comparable Class A office buildings in downtown Chicago that Landlord and Tenant hereafter mutually agree in writing shall constitute “Holidays” hereunder. Landlord agrees to initiate the operation of the Building’s HVAC systems and equipment in a manner as may reasonably be appropriate for them to be operational at the beginning of the Regular Business Hours in accordance with the requirements specified in Exhibit E and maintained throughout such hours.

(iii) Domestic cold water at all times for sprinkler, cleaning, drinking, kitchen, lavatory and toilet purposes (provided that hot water shall also be supplied for normal lavatory purposes) at those points of supply provided for nonexclusive general use of all tenants in the Building. Consumption of water usage for the Premises shall be measured by one or more separate meters, which shall be installed by Landlord at Landlord’s sole cost and expense.

(iv) Cleaning and trash removal service Monday through Friday (except on Holidays) in and about the Premises, and Common Areas, as set forth on Exhibit F-1 attached hereto. In providing such cleaning and trash removal services, Landlord and Landlord’s contractors shall use only the Common Freight Elevators for purposes of gaining access to and from the Premises; provided, that Landlord and Landlord’s contractors may use the Tenant Freight Elevator (but not, without Tenant’s prior consent, the passenger elevators serving the Premises) for such purposes outside of Regular Business Hours, subject to the terms of Paragraph 6(A)(vi) below. Tenant shall have the right, from time to time, to require that cleaning and trash removal service be performed with respect to the Premises at any time after Regular Business Hours reasonably designated by Tenant (which may include, without limitation, late night service); provided, that to the extent that such times outside of Regular Business Hours designated by Tenant are outside of the hours specified on Exhibit F-1 attached hereto, and additional Landlord’s Actual Costs are incurred by Landlord as a result of providing such cleaning and trash removal services to the Premises during such times at Tenant’s request (and such additional costs would not have been incurred but for such request of Tenant), Tenant shall reimburse Landlord for such additional Landlord’s Actual Costs. Notwithstanding anything to the contrary in the foregoing, Tenant shall have the right (but not the obligation), by written notice to Landlord at any time, to elect to itself cause the entire Premises to be cleaned (rather than receiving cleaning services from Landlord) commencing no sooner than on the first calendar day of any calendar month occurring ninety (90) days after the giving of written notice thereof to Landlord (the “Tenant Cleaning Commencement Date”). If Tenant gives any such notice, then (a) commencing upon the Tenant Cleaning Commencement Date, Tenant, using a cleaning contractor of its choice (who shall have been approved prior thereto by Landlord, which approval shall not be unreasonably withheld so long as such selection is not likely to cause, in Landlord’s good faith opinion, labor disharmony at the Building) shall clean (and Landlord shall not clean) the Premises and provide trash removal services thereto (“Tenant Cleaning”) in accordance with the applicable standards of this Lease, (b) Tenant’s approved cleaning contractor shall be entitled, without charge and without discrimination, but subject to the applicable terms hereof and the Rules, to use in a reasonable and orderly manner the Common Freight Elevator in common with Landlord’s cleaning contractor (and, in all events, Tenant’s cleaning contractor shall have the right to use the Tenant Freight Elevator in accordance with Paragraph 6(A)(vi) below), and (c) there shall be deducted from Operating Expenses payable by Tenant an amount equal to the vacancy credit received by Landlord under its contract with its cleaning service provider for the Building by reason of the fact that Tenant (rather than Landlord) is providing cleaning and trash removal services with respect to the Premises. Tenant shall also have the right from time to time to revoke, and/or reinstitute Tenant Cleaning by giving notice thereof to Landlord as provided above in this Paragraph 6(A)(iv); provided, however, that: (x) Tenant may only give one (1) such notice revoking and/or reinstating Tenant Cleaning in any calendar year, and (y) Tenant shall not have the right to elect to clean less than the entire Premises, nor shall any subtenant or assignee of less than the entire Premises have the right to elect to clean the portion of the Premises it may occupy. Tenant’s cleaning contractor may share the locker room provided for Landlord’s cleaning contractor. Tenant’s cleaning contractor shall provide union labor if Landlord’s cleaning contractor is unionized.

(v) At least eighteen (18) passenger elevators serving the Main Lobby and the Premises: (a) all of which shall be in service on Business Days between the hours of 7:00 a.m. and 8:00 p.m., and on Saturdays between the hours of 8:00 a.m. and 4:00 p.m. (the “Regular Elevator Hours”), (b) at least nine (9) of which shall be in service at all times outside of Regular Elevator Hours, and (c) two (2) of which shall be dedicated to, and shall exclusively serve, Tenant’s designated conference center floors (i.e., being hereby confirmed and agreed to be the 6th and 7th floor portion of the Premises for all purposes hereof), it being agreed that, in each case, the availability of such elevators shall be subject to Unavoidable Delays and any necessary or customary repairs and maintenance thereof (without limiting the terms of Article 23 hereof). Of said passenger elevators serving the Premises: (x) at least eight (8) shall serve the Mid-Rise Floors Premises during Regular Elevator Hours, at least eight (8) shall serve the Low-Rise Floors Premises during Regular Elevator Hours, and two (2) shall exclusively serve Tenant’s designated conference center floors during Regular Elevator Hours, and (y) at least four (4) shall serve the Mid-Rise Floors Premises at all times outside of Regular Elevator Hours, at least four (4) shall serve the Low-Rise Floors Premises at all times outside of Regular Elevator Hours, and at least one (1) shall exclusively serve Tenant’s designated conference center floors at all times outside of Regular Elevator Hours. Landlord agrees that the eight (8) passenger elevators serving the Mid-Rise Floors Premises shall be located in an elevator bank that exclusively serves the Mid-Rise Floors Premises (and the Main Lobby), and that each of the elevators serving the Low-Rise Floors Premises and Mid-Rise Floors Premises shall be served by “crossover” elevator lobbies located on the 24th floor of the Building, which shall allow Tenant to access each floor of the Mid-Rise Floors Premises from each floor of the Low-Rise Floors Premises (and vice versa) by passenger elevator without leaving the floors comprising the Premises (or, in the event that Tenant exercises one of its Contraction Options described in Article 34 hereof such that the 24th floor no longer constitutes a part of the Premises, Landlord shall ensure that the crossover elevator lobbies located on the 24th floor of the Building are at all times readily accessible (i.e., located in and accessible to and from, Common Areas on the 24th floor) to and from both the Mid-Rise Floors Premises and Low-Rise Floors Premises, such that Tenant may access each floor of the Mid-Rise Floors Premises from each floor of the Low-Rise Floors Premises (and vice versa) by passenger elevator without using the elevator lobbies located in the Main Lobby of the Building). In the event Tenant is ever leasing space hereunder in the high-rise portion of the Building, then Landlord shall ensure that a crossover elevator lobby on a floor between or within the high-rise floors or the mid-rise floors at the Building is readily accessible (i.e., located in, and accessible to and from, Common Areas on such floor), such that Tenant may access each floor of the Premises located in the mid-rise portion of the Building from each floor of the Premises located in the high-rise portion of the Building (and vice versa) by passenger elevator without using the elevator lobbies located in the Main Lobby of the Building. All elevators in the low-rise and mid-rise elevator banks at the Building shall be designed and programmed to be able to stop at Tenant’s designated conference center floors. Tenant shall have the right to use all passenger elevators for mail cart runs between the floors of the Premises. In addition to the foregoing passenger elevators, Landlord shall provide at least two (2) passenger elevators which shall serve the Main Lobby and each floor of the Garage, which elevators shall be in service at all times (subject to Unavoidable Delays and any necessary or customary maintenance and repair thereof).

(vi) One (1) freight elevator (“Tenant Freight Elevator”) for Tenant’s exclusive use (i.e., not for use by Landlord, any other tenant or occupant of the Building or any other person or entity, except as approved by Tenant in writing, subject to the terms of the next sentence) serving the ground floor Loading Dock area of the Building and each floor of the Premises, which shall be in service at all times (subject to Unavoidable Delays and any necessary or customary maintenance and repair thereof). Notwithstanding the foregoing, Landlord and Landlord’s contractors shall have the right to use the Tenant Freight Elevator outside of (but not during) Regular Business Hours for purposes of providing Building Services and performing Landlord Repairs, and Tenant shall permit Landlord to allow other tenants of the Building to use the Tenant Freight Elevator outside of Regular Business Hours for purposes of allowing such tenants to conduct their initial move-in to (or move-out of) the Building or subsequent move-in to expansion space in the Building (including any construction work and furniture installation to be performed by any such other tenant in connection with its initial move-in to the Building or subsequent expansion space in the Building); provided that: (a) Landlord shall have scheduled any such use in advance with Tenant (it being agreed that Landlord may from time to time submit, for Tenant’s approval (as provided in the next sentence), a schedule proposing multiple proposed periodic uses (and not only a single proposed use) of the Tenant Freight Elevator), (b) Tenant shall have consented to such scheduled use, it being agreed that Tenant shall not withhold such consent except to the extent that Tenant proposes to use the Tenant Freight Elevator for Tenant’s own purposes during the period within which Landlord shall have proposed to schedule its (or another tenant’s) use thereof, and (c) Landlord and such Landlord’s contractors and tenants so using the Tenant Freight Elevator shall have agreed to protect the interior of the Tenant Freight Elevator from damage during all such times of usage thereof, and shall have further agreed to assume responsibility for the costs of repairing any damage caused thereby. In addition, Tenant shall reasonably cooperate with Landlord to allow Landlord use of the Tenant Freight Elevator from time to time (i.e., whether during Regular

Business Hours or otherwise) on an occasional basis scheduled in advance with Tenant, in order to enable Landlord to provide the services, repairs and amenities set forth in this Lease to the Premises, so long as such use by Landlord would not interfere with Tenant’s own proposed use of the Tenant Freight Elevator during the period when Landlord is requesting use of the same. If applicable Laws, collective bargaining agreements, or bona fide security or building management concerns, require that use of the Tenant Freight Elevator outside of Regular Business Hours be attended by an operator or security personnel, Tenant shall, to the extent (and only to the extent) that Tenant’s (and not Landlord’s or any other tenant’s) use of the Tenant Freight Elevator after Regular Business Hours requires such attendance, reimburse Landlord for Landlord’s Actual Cost of such operator or personnel for the Tenant Freight Elevator. In addition, Tenant shall have the non-exclusive right, in common with Landlord and the other tenants and occupants of the Building (except as otherwise provided in Section 8 of the Workletter), to use one other freight elevator at the Building (the “Common Freight Elevator”) serving the ground floor Loading Dock area of the Building and each floor of the Premises, which shall also be in service at all times (subject to Unavoidable Delays and any necessary or customary maintenance and repair thereof); provided, however, that outside of Regular Business Hours, the Common Freight Elevator may be reserved by Landlord, Tenant or other Building tenants, based on reasonable, non-discriminatory scheduling thereof by Landlord. Tenant shall take all necessary precautions to avoid damage to any elevators (including those described in Paragraph 6(A)(v) above) used by Tenant at the Building, which shall include, without limitation, the use of carts and other means of transporting and delivering materials to and from the Premises which have rubber bumpers, and shall, in any event, promptly repair any damage so caused to any elevators by Tenant’s activities. Landlord and Landlord’s contractors shall take (and Landlord shall use reasonable efforts to cause other tenants to take) all necessary precautions to avoid damage to any elevators (including those described in Paragraph 6(A)(v) above) used by Landlord, Landlord’s contractors and/or other tenants at the Building, which shall include, without limitation, the use of carts and other means of transporting and delivering materials to and from the Premises or other tenant spaces which have rubber bumpers or other protective devices, and shall, in any event, promptly repair any damage so caused to any elevators by any such activities. Notwithstanding the foregoing, Tenant shall have the right to reasonably schedule use of the Common Freight Elevator on a preferential basis during any four (4) consecutive weekends preceding the expiration of the Term for Tenant’s move-out of the Building, and for the two (2) consecutive weekends preceding the effective date of any expansion of the Premises by one (1) full floor or more, or the effective date of any contraction of the Premises by one (1) full floor or more, for purposes of moving to or from (as the case may be) such space. Except to the extent otherwise set forth in Section 8 of the Workletter, all freight elevator service with respect to the Common Freight Elevator by Tenant shall be subject to reasonable scheduling by Landlord during Regular Business Hours and shall be used at no additional cost to Tenant and for normal use in common with Landlord and other tenants and their contractors, agents and visitors, provided, however, if applicable Laws, collective bargaining agreements, or bona fide security or building management concerns, require that such service by Tenant be attended by an operator or security personnel after Regular Business Hours, Tenant shall reimburse Landlord for Landlord’s Actual Cost of such operator or personnel for the Common Freight Elevator applicable to Tenant’s use thereof.

(B) Extra Utilities or Services. Landlord shall provide the following services and utilities, and to the extent the cost thereof is payable directly by Tenant as more specifically set forth below, then such cost shall be excluded from Operating Expenses hereunder.

(i) At least ten (10) tons per floor of chilled condenser water (allocated among the floors of the Premises as Tenant may request from time to time). Tenant shall pay for services requested and delivered under this clause (i) in an amount equal to Landlord’s Actual Costs therefor.

(ii) Heating and air conditioning service to the Premises in accordance with Exhibit E attached hereto at times outside of Regular Business Hours (including at all times on Sundays and Holidays) requested by Tenant. Each such request shall specify the hours for which and the portions of the Premises for which Tenant is requesting service. Tenant shall reimburse Landlord for Landlord’s Actual Cost of providing the services requested and delivered under this clause (ii) (“After Hours HVAC Costs”). Landlord anticipates that the amount of After Hours HVAC Costs initially charged to Tenant will be as follows: (a) $35.00 per floor per hour for ventilation service, and (ii) $50.00 per floor per hour for heating and air conditioning service. In the event Tenant requires any such after-hours HVAC service, Tenant shall so notify Landlord thereof (which notice may be given by facsimile, email or by telephone to such person or persons as may be designated by Landlord from time to time) as soon as reasonably practicable prior to the time such after-hours HVAC service is needed (provided, in no event shall greater than one (1) hour prior notice be required in order to provide such after-hours HVAC service). Landlord agrees that it shall use good faith efforts to accommodate all of Tenant’s requests for after-hours HVAC service as of the time that such service is requested by Tenant. Landlord shall have the right, by written notice to Tenant, to prescribe specific, reasonable procedures which are consistent with the foregoing terms of this Paragraph 6(B)(ii) for Tenant to request after-hours HVAC service (e.g., by providing one or more specific contact persons for Tenant to contact with such requests, or providing instructions to follow up written requests for after-hours HVAC service by Tenant by making a telephone call to one of such contact persons, if such requests are actually made by Tenant outside of Regular Business Hours), and Tenant agrees that it will thereafter comply with such reasonable procedures in making requests for after-hours HVAC service.

(iii) Freight elevator service through the Common Freight Elevator at times outside of Regular Business Hours, based on reasonable, non-discriminatory scheduling by Landlord; provided that, Landlord shall receive Tenant’s request therefor no later than 2:00 p.m. on a Business Day for service that evening or the next morning, or for service on any non-Business Day, no later than 2:00 p.m. on the most recent prior Business Day. Each such request shall specify the hours for which Tenant is requesting service and must be given in writing (which may be given by facsimile or email). Landlord shall administer the scheduling of such service for Tenant and for Landlord and other tenants in a reasonable, non-discriminatory manner. If applicable Laws, service or collective bargaining agreements, or security or building management concerns require that such service be attended by an operator or security personnel after Regular Business Hours, Tenant shall reimburse Landlord for Landlord’s Actual Cost of providing such operator or personnel to the extent attributable to Tenant’s use (and subject in any event to Paragraph 6(B)(vii) below, if applicable). Notwithstanding the foregoing: (i) Tenant’s use of the Common Freight Elevator in connection with the performance of the Tenant Work shall be governed by the terms of Section 8 of the Workletter, and (ii) Tenant shall have no obligation to schedule with Landlord, or to pay any extra cost or expense of any kind to Landlord in connection with, any use of the Tenant Freight Elevator (other than costs described in Paragraph 6(A)(vi) above, if applicable, for use of the Tenant Freight Elevator after Regular Business Hours), it being acknowledged that the Tenant Freight Elevator shall be available for use by Tenant at all times (subject to Paragraph 6(A)(vi) above, and Unavoidable Delays, casualty or any necessary or customary maintenance and repair thereof (subject to Paragraph 23(B)) during the Term (and prior to the commencement of the Term, as provided in the Workletter) at no additional cost (except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof) to Tenant.

(iv) Such cleaning and trash removal service in addition to that described on Exhibit F-1 as is available from Landlord’s janitorial service contractor; provided, that (a) the Tenant Cleaning Commencement Date shall not have occurred (or has occurred, but Tenant has thereafter revoked Tenant Cleaning as provided in Paragraph 6(A)(iv) above), (b) Landlord shall receive Tenant’s request therefor reasonably in advance, and (c) Tenant shall pay for such additional service by reimbursing Landlord for Landlord’s Actual Cost thereof, as charged by Landlord’s janitorial service contractor. Additionally, Tenant shall also be entitled to contract for such additional cleaning and/or maintenance services in the Premises directly with Landlord’s cleaning contractor (if the Tenant Cleaning Commencement Date shall not have occurred, or has occurred but Tenant has thereafter revoked Tenant Cleaning as provided in Paragraph 6(A)(iv) above), or with the contractor performing the Tenant Cleaning (if the Tenant Cleaning Commencement Date shall have occurred), all at Tenant’s sole cost and expense (and subject to Landlord’s prior approval of Tenant’s cleaning contractor as provided in Paragraph 6(A)(iv) above).

(v) Such other extra utilities or services as Tenant may from time to time reasonably request, provided that (a) the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Property or existing Building systems or equipment unless the same are reasonable and Tenant agrees to pay for the same (provided that if such modifications or additions also benefit other tenants of the Building, then any amounts collected by Landlord from such tenants as a contribution toward the cost of such modifications or additions shall be deducted from the amounts otherwise due from Tenant under this subclause (a)), (b) Landlord shall receive Tenant’s written request reasonably in advance, and (c) such services are generally available in comparable office buildings in downtown Chicago (all of which extra utilities or services provided to Tenant under this Paragraph 6(B)(v) are hereinafter referred to as “Extra

Utilities and Services”). Tenant shall, for such Extra Utilities and Services, pay Landlord at a rate equal to Landlord’s Actual Costs for such Extra Utilities and Services.

(vi) All charges under this Paragraph 6(B) shall be due within thirty (30) days after billing by Landlord. Except where otherwise indicated above, Landlord shall comply with either written or oral requests for service under this Paragraph 6(B) by one or more specifically authorized employees of Tenant. Tenant shall be obligated to pay only for such services as it requests and which are provided under this Paragraph 6(B).

(vii) In the event that more than one tenant requests the same overtime services as Tenant has requested, and such services cover the Premises and the premises of such other tenant(s), the charge to Tenant shall be adjusted equitably.

(C) Monitoring Extra Utilities. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any Extra Services and Utilities used by Tenant which are to be paid for by Tenant (including a system for Landlord’s engineer to reasonably estimate any such extra usage), and may charge Tenant for Landlord’s Actual Cost incurred in connection with such installation and operation. If (i) Tenant’s use of (or the number of persons working within) the Premises is beyond that of normal office use and beyond the capacity of the HVAC specifications applicable to the Premises as set forth in Exhibit E, and such use requires the installation and operation of any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Building systems and equipment), and (ii) Landlord notifies Tenant of the need for such supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or such adjustments or modifications to existing systems and equipment), then Tenant shall, within a reasonable time after such notice from Landlord, either cause its use of the Premises to comply with the requirements set forth in clause (i) above, or install any such supplemental system or equipment (or make such adjustment or modification), or otherwise mitigate the conditions giving rise to the need for supplemental cooling, at Tenant’s expense; provided that if Tenant fails to take such actions, Landlord shall have the right to give Tenant a second written notice notifying Tenant of the need for such supplemental systems or equipment (or adjustment or modification), which notice shall contain a sentence stating “TENANT’S FAILURE TO COMPLY WITH THE TERMS OF PARAGRAPH 6(C) OF THE LEASE WITHIN FIFTEEN (15) BUSINESS DAYS AFTER TENANT’S RECEIPT HEREOF SHALL GIVE LANDLORD THE SELF-HELP RIGHTS DESCRIBED IN SUCH PARAGRAPH 6(C),” and, in the event that Tenant fails, within fifteen (15) Business Days after Tenant’s receipt of such second notice, to either commence the installation of such supplemental systems or equipment (or commence such adjustment or modification of existing systems or equipment or such other mitigation actions) and diligently pursue the same to completion, or cause its use of the Premises to comply with the requirements set forth in clause (i) above, then Landlord shall have the right (without obligation) to install any such supplementary system or equipment (or make such adjustment or modification) on Tenant’s account, whereupon Tenant shall pay Landlord’s Actual Costs incurred by Landlord in providing, installing and/or operating such supplemental systems or equipment (or making such adjustment or modification), but only to the extent that the system or equipment so installed by Landlord is required as a result of the fact that Tenant’s use of (or the number of persons working within) the Premises is beyond the capacity of the HVAC specifications set forth on Exhibit E hereto. The foregoing terms of this Paragraph 6(C) shall not limit Tenant’s obligations and Landlord’s rights set forth in Paragraph 8(A) below in the event that Tenant’s failure to take action under this Paragraph 6(C) results in an Emergency Situation, as described therein.

(D) No Warranty.

(i) The term “Building Services” shall refer to electricity and the services and utilities referred to in Paragraphs 6(A), (B), (E), (G), (H), (I), (J), (K), (L) and (O). Landlord does not warrant that any Building Services will be free from interruptions by reason of Unavoidable Delays and neither such interruptions nor related repairs to the structural or mechanical systems of the Building shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent (except as provided herein), or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord shall use commercially reasonable efforts to avoid, and if it cannot avoid, to minimize any interruption in the Building Services required to be provided to the Premises hereunder. Landlord in no event shall be liable for damages attributable to loss of profits, business interruption or other consequential damages on account of any interruption in Building Services.

(ii) Subject to the following limitations, and Article 23 below, Landlord reserves the right to interrupt or curtail any Building Service at such time as may be necessary and for so long as may be required in order to make repairs, replacements, alterations or improvements to the Building or to comply with Laws. Except in cases of an emergency, Landlord shall give Tenant at least fifteen (15) Business Days’ prior written notice of Landlord’s intention voluntarily to effect any interruption or curtailment of any Building Service (and, except in case of an emergency, Landlord agrees to restrict the interruption or curtailment of Building Services to Saturdays, Sundays or Holidays).

(iii) Except for breakdowns, emergencies or work which requires taking an elevator out of service for longer than a single evening (“Major Elevator Work”), elevator maintenance and repair work shall be performed outside of Regular Business Hours. Landlord shall use reasonable efforts to limit Major Elevator Work at any given time to one (1) elevator serving the Mid-Rise Floors Premises and one (1) elevator serving the Low-Rise Floors Premises and to no more than one (1) elevator exclusively serving Tenant’s conference center floors.

(iv) For purposes of this Lease, “Unavoidable Delays” means delays or interruptions caused by strikes and lockouts (provided that such strikes and/or lockouts affect all or a material part of the work force available to perform the work or service in question in the Chicago metropolitan area (and not, for example, only certain individual companies or firms)), power failure (i.e., a failure by the electric utility company to provide power to the Building, and not a malfunction of Landlord’s electrical system at the Building), restrictive governmental laws or regulations not in effect as of the date of execution of this Lease (except that Unavoidable Delays shall in no event include delays resulting from any refusal, failure or delay by any governmental authority in issuing permits, authorizations or approvals for zoning or any construction or other work for any reason (“Permit Delays”)), condemnations, riots, insurrections, acts of terrorism, war, fire or other casualty, acts of God, or other reasonably unforeseeable circumstances not within the control of the party or its agents delayed in performing work or doing acts required under the terms of this Lease, but only, in each case, to the extent that such event or occurrence actually so delays such performance of work or other acts required hereunder. Notwithstanding the foregoing, delays resulting from (or exacerbated by) the following shall not constitute Unavoidable Delays: (a) lack of money; (b) financial inability; (c) inclement weather condition having direct impact upon the critical path activities in Landlord’s construction schedule as reasonably predictable for the time in question in the Chicago area based upon the most recent five (5) year average at or around Midway Airport; (d) reasonably foreseeable governmental action or inaction (taking into account the duration of the work or other action to be performed, and the facts reasonably available to the party performing such work or other action at the time in question), it being agreed, however, that Permit Delays (regardless of whether or not reasonably foreseeable) shall in no event constitute Unavoidable Delays, as provided in the preceding sentence; or (e) failure to order long-lead items sufficiently in advance of the time needed (to the extent that it would be commercially reasonable to do so). Whenever the Lease provides that a time or period shall be subject to an extension for Unavoidable Delays or that there shall be any other consequence of the occurrence of Unavoidable Delays, it shall be a condition of the right to claim an extension of time or other consequence as a result of an Unavoidable Delay that the party seeking such extension or consequence shall notify the other party thereof, specifying the nature and (to the extent known) the estimated length thereof. If such notice is given later than three (3) Business Days after the notifying party has actual knowledge of the existence of the Unavoidable Delays, then the Unavoidable Delays occurring during the period commencing on such fourth (4th) Business Day and ending on the date of such notice, shall be disregarded and deemed not to have occurred.

(E) Electrical Service.

(i) Landlord shall bring electrical service capacity to the base Building electric closet on each floor of the Premises sufficient for electrical usage in the Premises of at least eight (8) watts per usable square foot connected load (the “Minimum Electrical Capacity”). Landlord and Tenant agree that in the event that Landlord and Tenant, working jointly and cooperatively with their respective engineers, hereafter determine that Tenant’s electrical needs for the Premises will exceed the Minimum Electrical Capacity (by reason of the improvements and equipment to be installed in the Premises in connection with the Tenant Work or otherwise), then Tenant may (at its cost), upon the approval of Landlord of the method of doing so (which approval shall not be unreasonably withheld), cause the electrical capacity of the Premises to be increased to the electrical capacity so determined by Landlord and Tenant (and their respective engineers), so long as such activity does not delay Landlord’s performance of the Landlord Work or otherwise give rise to any additional costs or liabilities to Landlord (unless Tenant agrees to pay the same). In the event that a dispute arises between

Landlord and Tenant as to whether Tenant has a need for or right to an increase in the electrical capacity to be provided to the Premises as provided in the preceding sentence, such dispute shall be resolved pursuant to the Workletter Dispute Procedures set forth in Section 15 of the Workletter.

(ii) Tenant shall (a) make its own arrangements with the local electrical distribution utility reasonably designated by Landlord for the Building for the delivery of electricity to the Premises, and (b) from time to time make its own arrangements with the local electrical distribution utility which provides service to the Building for the supply of electricity for the Premises. Tenant shall pay, as and when due, directly to the local electrical distribution utility for the delivery of electricity to the Premises; provided, however, that if for any reason Tenant is not billed directly for electrical service, Landlord shall forward each bill received by it with respect to the Premises to Tenant and Tenant shall pay it promptly in accordance with its terms. Landlord agrees that no other tenant shall be permitted to install any electrical distribution equipment in any electrical closet located on any full floor leased to Tenant hereunder, subject to Landlord’s right to install therein conduit or other reasonable utility installations that do not interfere with Tenant’s use of the Premises, for the benefit of more than one floor of the Building. Tenant shall not gain access to, or place any property or equipment in, the electrical or riser closets in the Building (including any located within the Premises) without the prior consent of Landlord, which consent shall not be unreasonably withheld.

(iii) Landlord shall be responsible, and shall pay separately, for all electricity for the Common Areas (including those necessary for Landlord to furnish Building Services), and Landlord’s Actual Cost thereof shall be included in Operating Expenses.

(iv) If Tenant’s use of electricity in any portion of the Building located outside of the Premises is not separately metered for any reason, Tenant shall pay Landlord as Additional Rent, in monthly installments at the time prescribed for monthly installments of Net Rent, an amount, as reasonably estimated by Landlord from time to time (and reasonably confirmed by Tenant’s engineers), and based upon evaluations made by an engineer selected by Landlord and reasonably approved by Tenant, that Tenant otherwise would pay for such electricity. Said estimated amount shall be as if the same were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company’s then-current rates for similar customers. Tenant shall, at its sole cost and expense (as a component of the Tenant Work), install all electrical meters for all portions of the Initial Premises (and any expansion space leased by Tenant hereunder, except to the extent provided to the contrary in the Current Market Terms, if applicable to such expansion space).

(v) Tenant shall make no alterations or additions to the electric equipment or appliances used within or serving the Premises which would overload the CT cabinets or switches on any floor of the Premises (taking into consideration any increase in the electrical capacity of the Premises effected pursuant to Paragraph 6(E)(i) above); provided, however, that Tenant shall have the right, subject to Landlord’s approval, not to be unreasonably withheld (but subject to the other applicable provisions of the

Workletter, if part of the Tenant Work, or Article 7 hereof), to (a) bring electricity from one floor of the Premises to another, and (b) install additional CT cabinets, switches, transformers and other electrical distribution equipment and, if necessary, to construct within the Premises additional vaults for that purpose. Any work performed by Tenant affecting the Building’s electrical system shall be subject to the terms of the Workletter (if part of the Tenant Work) or Article 7 hereof. Tenant covenants and agrees that at all times its use of electrical current shall never exceed the capacity of the feeders to the Building or the wiring installed in risers of the Building (as such capacity may be increased as provided in Paragraph 6(E)(i) above).

(vi) Landlord agrees to furnish to Tenant, upon Tenant’s written request, at Landlord’s Actual Cost, all replacement lamps, bulbs, ballasts and other lighting components used in the Premises, provided the same are customarily used in the Building or are otherwise furnished by Tenant to Landlord. Unless Tenant makes such request, Tenant shall have the right to furnish all such lamps, bulbs, ballasts and starters as Tenant shall require (subject to the use of union labor, if the Building uses union labor for such activities).

(F) Programs. Notwithstanding anything to the contrary in this Article 6 or elsewhere in this Lease, Landlord shall (i) design the Building and prepare the specifications therefor in accordance with the promulgated standards in existence as of the date hereof for obtaining a minimum LEED Certified Rating of “silver” for the shell and core of the Building in accordance with “The Chicago Standard” adopted by the City of Chicago, and Landlord shall use reasonable efforts to obtain such rating, and (ii) have the right to institute such other energy conservation policies, programs and measures on a Building-wide basis as may be required, and only for so long as required, to comply with any Laws, or if consistent with voluntary measures being taken at other Class A office buildings in downtown Chicago.

(G) Building Security. Landlord shall provide, or cause one or more contractor(s) to provide, security service to the Building in a manner consistent with Class A buildings in downtown Chicago, as more particularly described in Exhibit G attached hereto; provided, however, that in the event that security services commonly provided by Class A buildings in downtown Chicago are increased from time to time during the Term, Landlord shall (and, subject to Landlord’s prior approval, which shall not be unreasonably withheld, Tenant shall have the right to require Landlord to) increase the security services provided under this Lease in order to reflect the same; provided further, that Tenant shall have approved such increase in writing (which approval shall not be unreasonably withheld). Landlord shall advise Tenant in writing of any such changes to the Building security services a reasonable time prior to implementing such changes. In addition, Landlord agrees that subject to Unavoidable Delays, events of casualty or condemnation, modifications to the Building made in accordance with Article 21 hereof and other necessary or customary maintenance and repairs (during which performance of maintenance or repairs reasonable alternative access to the Building shall be made available), Landlord shall cause the Building Pedestrian Entrance to be open (or accessible by means of the Building security card key (or similar) identification system described above) at all times. For purposes hereof, the term “Building Pedestrian Entrance” shall mean the entrance to the

Building to be located on LaSalle Street which is to be constructed pursuant to the plans and specifications approved by Tenant for the Landlord Work pursuant to the Workletter.

(H) Telephone and Data.

(i) Landlord shall maintain, repair and replace a telecommunications infrastructure (such infrastructure, together with any riser space that Tenant may use pursuant to Article 26 below, is referred to herein as “Landlord’s Telecommunication Infrastructure“), and Tenant shall be permitted to utilize portions thereof, all as more specifically set forth in Exhibit N attached hereto. Landlord agrees that the Landlord’s Telecommunications Infrastructure shall be sufficiently large, and shall contain equipment having sufficient capacity, to accommodate the Lines and telecommunications equipment of Tenant and the telecommunications equipment of the other tenants and occupants of the Building entitled to use the same, and to accommodate reasonable expansions of such uses in connection with reasonably foreseeable changes in technology. All of Landlord’s equipment located in Landlord’s Telecommunications Infrastructure shall be state-of-the-art as of the Effective Date, and Tenant shall have the right to require that Landlord thereafter cause such equipment to be updated to reflect changes in technology in a manner consistent with comparable Class A office buildings in downtown Chicago (in which event any capital expenditures incurred by Landlord in connection therewith shall be included in Operating Expenses in accordance with the same terms as otherwise set forth in clause (42) of Paragraph 3(B)(iii) hereof, amortized as set forth in said clause (42)).

(ii) The installation, maintenance, repair and replacement of any such Lines (and the conduit sleeves, which shall be installed by Landlord at Landlord’s sole cost and expense, for the same) in the Building Riser Closets and the NetPOP Rooms (as each such term is defined in Exhibit N) (herein, the “Riser Closets“ and the “NetPOP Rooms“, respectively) shall be performed by contractors selected by Tenant and approved in advance by Landlord, such approval not to be unreasonably withheld, and, at Landlord’s election, under the supervision of Landlord’s riser manager. Landlord shall not impose any separate charges on Tenant for any use of the Landlord’s Telecommunications Infrastructure by Tenant pursuant to this Lease (including this Article 6, Article 26, Article 27 and/or Article 37 hereof), except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof. All installation, maintenance, repair and replacement work performed by Tenant under this Paragraph 6(H) shall be performed in accordance with the respective terms and conditions of this Lease governing such activities (including the terms of the Workletter or Article 7 hereof, as applicable).

(iii) Tenant shall be permitted to obtain telecommunications service (voice and/or data) from such providers as it elects from time to time. Landlord shall permit any such providers to install facilities in the NetPOP Rooms in locations therein reasonably designated by Landlord. Any such installation shall be subject to Paragraph 27(B). Landlord shall not limit the number of, or impose any charge or unreasonable requirements on, such providers.

(I) Efficient Class A Operation. Landlord shall operate or cause to be operated, the Property in a first class and efficient manner and shall provide or cause to be provided management and services of a quality consistent in all material respects with the standards from time to time applicable to the operation of comparable Class A office buildings in downtown Chicago; provided, however, that the terms of this sentence shall not be construed to obligate Landlord to provide services or amenities in addition to those described in this Article 6 (including all Extra Services and Utilities) or elsewhere in this Lease or to make repairs or perform maintenance in addition to those required of Landlord as described elsewhere in this Lease (it being agreed that the terms of this sentence shall apply to the quality and manner of Landlord’s operation of the Property, rather than the scope of services available to Tenant hereunder). In addition, Landlord shall comply with the specific standards provided in this Lease with respect to the matter in question.

(J) Building Directory. Landlord shall list the name of Tenant, and, at Tenant’s specific written request, Tenant’s specific departments in the Premises, its individual attorneys, and executives who are working in the Building (and the name(s) of any permitted sub-tenant(s) or assignee and their respective departments, principals and executives (in each case, to the extent that Landlord has received appropriate documentation of the identity thereof)), on the Building directory and in any computer or other directory serving the Building at no cost to Tenant (except as may otherwise be included in Operating Expenses). Landlord shall make such subsequent additions, deletions and changes as Tenant requests in and to the initial listing after the Commencement Date on a monthly basis without charge. If the Building’s directory at any time provides the capability for tenants to modify their own listings, Landlord shall permit Tenant to have such access to such system without charge to modify its listings. Landlord shall maintain such directories and keep computer directories operational at all times during the Term (subject to Unavoidable Delays, casualty or required maintenance or repair) and the cost thereof shall be included in Operating Expenses pursuant to Article 3 above.

(K) Use of Fire Stairs. Landlord shall ensure that each floor of the Building (including the Premises) is at all times served by fire stairs constructed, installed and maintained by Landlord in compliance with all Laws and insurance requirements. Landlord, at Landlord’s sole cost and expense, shall provide a Hi-Tower electronic locking system or alternative system approved by the governmental entity or entities having jurisdiction over the Building which will provide for electronic locking of stair doors, and which will be tied into the Building fire alarm systems, and which shall allow means for Tenant, at Tenant’s sole cost and expense, to install card readers or security devices to monitor door usage. Each floor of the Premises shall be accessible from each other floor of the Premises, and from the ground floor of the Building, by means of such fire stairs. So long as permitted by applicable Laws, including building and fire codes and requirements, and subject to any Rules adopted by Landlord from time to time as permitted hereunder, Tenant may at its sole cost and expense at all times during the Term (i) use the fire exit stairways for travel between and among floors of the Building in which the Premises are located, and (ii) upgrade Building standard improvements therein in accordance with the terms of the Workletter or, following the Commencement Date, Article 7 hereof (which stairway improvements may include the installation of a card reader or other system exclusively for Tenant’s use, so long as the same is incorporated into the Building’s fire and life-safety and security systems), as well as installation of drywall, carpeting (if permitted by Laws), paint of

Tenant’s choice, and light fixtures, all in accordance with all applicable Laws. Tenant shall ensure that all stairwell entry doors to the Premises shall remain closed and locked at all times (except for access by means of the approved security system). Tenant expressly acknowledges and agrees that Landlord shall have no responsibility for security within such stairway areas, and shall not be liable for any loss or damage to person or property sustained by Tenant or any other person due to the use thereof in accordance with this subparagraph.

(L) Loading Docks/Staging Area. Approximately 1,600 square feet of the Building’s ground floor loading dock area shall be open for weekday daily deliveries, temporary storage of goods and materials and uses ancillary thereto, on weekdays (other than Holidays) during Regular Business Hours (subject to Unavoidable Delays, casualty or required maintenance or repair), with access from the alley off lower LaSalle Street and at all other times upon prior reasonable, non-discriminatory scheduling by Landlord, for Tenant’s exclusive use (i.e., not for use by Landlord, any other tenant or occupant of the Building or any other person or entity, except as approved by Tenant in writing) (the “Tenant Staging Area“). The exact location and size of the Tenant Staging Area shall be designated by Landlord on or before the Phase I Delivery Date and shall be subject to Tenant’s reasonable approval thereof. Tenant shall pay Rent for such Tenant Staging Area at the gross rental rate (i.e., there shall be no Operating Expenses or Taxes separately payable for any such Tenant Staging Area space) of $17.00 per square foot of Rentable Area thereof, increased on a cumulative, compounding basis commencing on the first day of the second Lease Year by two and one-half percent (2.5%) annually. In addition, Tenant shall have the non-exclusive right, in common with Landlord and the other tenants and occupants of the Building (except as otherwise provided in Section 8 of the Workletter), to use all other loading dock areas in the ground floor loading dock area of the Building (the “Common Loading Docks;” and collectively with the Tenant Staging Area, the “Loading Docks“), which shall also be in service at all times during Regular Business Hours on weekdays (other than Holidays) (subject to Unavoidable Delays, casualty or required maintenance or repair). Notwithstanding the foregoing, Tenant shall have the right to reasonably schedule use of the Common Loading Docks on a preferential basis (i) during any four (4) consecutive weekends preceding Tenant’s initial move-in to the Building, (ii) during any four (4) consecutive weekends preceding the expiration of the Term for Tenant’s move-out of the Building, and (iii) during the two (2) consecutive weekends preceding the effective date of any contraction or expansion of the Premises by one (1) full floor or more, for purposes of moving from or to such space. Except to the extent otherwise set forth in Section 8 of the Workletter, all service with respect to the Common Loading Docks shall be subject to reasonable scheduling by Landlord during Regular Business Hours and may be used at no additional cost to Tenant (except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof) and for normal use in common with Landlord and other tenants and their contractors, agents and visitors. Notwithstanding anything to the contrary in the foregoing, if applicable Laws, service or collective bargaining agreements, or security or building management concerns require that such Loading Dock service be attended by an operator or security personnel after Regular Business Hours, Tenant shall reimburse Landlord for Landlord’s Actual Cost of such operator or personnel during Tenant’s use of the Loading Docks after Regular Business Hours. Landlord shall use commercially reasonable efforts (including, without limitation, securing “no-parking” signs from the City of Chicago and paying any fees charged by the City of Chicago for such signs) to: (i) prevent vehicles from parking or stopping in the alley adjacent to the Loading Docks in a manner that would interfere with access thereto and (ii) request that the City of Chicago maintain such alley as a “no parking” zone and enforce such “no parking” restrictions. Notwithstanding the foregoing, Tenant’s use of the Loading Docks during the performance of the Tenant Work shall be governed by the terms of Section 8 of the Workletter.

(M) Storage Space. Provided that Tenant provides written notice to Landlord of Tenant’s desire to lease storage space no later than thirty (30) days prior to the Commencement Date, then, commencing on the Commencement Date, and continuing for the balance of the Term (except as provided below in this Paragraph 6(M)), Tenant shall have the right to lease and utilize an amount of storage space not less than 10,000 square feet of Rentable Area and not in excess of Tenant’s Pro Rata Share of all storage space located in the Building and being made available for tenant usage (so long as not less than 10,000 square feet of Rentable Area of storage space is made available to Tenant as aforesaid), which storage space need not be contiguous (but will be four (4) or fewer spaces of no less than 1,500 square feet of Rentable Area each), but shall be secure (i.e., having a lockable entrance), ventilated, heated and lighted space located in a portion of the Building designated by Landlord with reasonable access to and from the Tenant Freight Elevator and the Tenant Staging Area. Landlord shall have the right to relocate any such storage space from time to time to another location at the Building reasonably acceptable to Tenant upon not less than sixty (60) days prior written notice thereof to Tenant, so long as (i) the substitute space is of reasonably comparable size to the space being so relocated, (ii) the substitute space meets all of the criteria described in this Paragraph 6(M), and (iii) Landlord is responsible, at its expense, for moving all items being stored in the relocated space to the applicable substitute storage space, as well as for the security and condition of any and all items being so moved during the course of such move, and in such event, Landlord shall indemnify and hold Tenant harmless from and against, and shall compensate Tenant for, any and all loss or damage to any of the items so moved, to the extent such loss or damage occurred during the course of such move. Tenant shall use such storage space for purposes of storing files, records, furniture, equipment, supplies, attic stock and materials of the type customarily used by office building tenants, and for no other purposes. Landlord shall provide services to such storage space as are customarily provided to storage space in comparable Class A office buildings in downtown Chicago. Tenant shall pay Rent for such storage space at the gross rental rate (i.e., there shall be no Operating Expenses or Taxes separately payable for any such storage space) of $17.00 per square foot of Rentable Area thereof, increased on a cumulative, compounding basis commencing on the first day of the second Lease Year by two and one-half percent (2.5%) annually. Tenant’s use of such storage space shall be subject to such reasonable rules and regulations as Landlord from time to time may promulgate on a non-discriminatory basis, and, at Landlord’s request, the parties shall enter into a separate storage space lease in form and substance reasonably satisfactory to Landlord and Tenant, which shall be consistent with the terms of this Paragraph 6(M) and the terms of this Lease, and shall not impose any additional duties, obligations or liabilities upon Tenant (except to a de minimis extent). Tenant may elect at any time upon at least thirty (30) days’ prior written notice to Landlord to surrender to Landlord as of the last day of a calendar month thereafter any demisable portion of such storage space (i.e., meaning space which Landlord reasonably determines is capable of being demised as storage space to another tenant without additional cost to separately demise the same being imposed on Landlord) which has access to the Common Areas of the Building. In the event that Tenant does not elect to lease Tenant’s Pro Rata Share of the storage space at the Building effective as of the Commencement Date as provided above, but thereafter notifies Landlord that Tenant desires to lease any such storage space, Landlord shall give Tenant notice if any storage space at the Building is available (or when any additional storage space in the Building will become available), and Tenant shall have the right to lease the same upon the terms (including the then escalated rental rates, continuing to escalate as and when described above) set forth above commencing on the first day designated by Tenant on which such space is (or so becomes) available. Without limitation of the foregoing, and in addition to the storage rights otherwise provided above in this Paragraph 6(M), it is agreed that Tenant shall lease as storage space during the Term, at the Rent rates and other terms otherwise described above in this Paragraph 6(M) relative to other storage space at the Building, such portion of the space on the 5th floor of the Building depicted as being part of the Initial Premises on Exhibit A-1 attached hereto as may be designated by Tenant, by written notice thereof delivered to Landlord on or before December 31, 2005 (time being of the essence); provided that in no event shall Tenant have the right to designate as such storage space on the 5th floor any area which would result in less than 10,000 square feet of Rentable Area, in the aggregate, remaining as part of the Initial Premises hereunder on the 4th and 5th floors of the Building. In the event that Tenant fails to so timely deliver its notice as described in the preceding sentence, then the entire area on the 5th floor which is designated on Exhibit A-1 as the 5th floor portion of the Premises shall continue to be leased as part of the Initial Premises hereunder. The actual Rentable Area of any storage space so designated by Tenant on the 5th floor shall be determined pursuant to the Measurement Method and as part of the determination of all Rentable Area under this Lease. Tenant shall have no right to surrender any such 5th floor storage space to Landlord at any time during the Term, notwithstanding anything contained herein to the contrary.

(N) Air Testing. No later than sixty (60) days after the Commencement Date, Landlord shall perform (at its sole cost and expense), using an independent consultant specializing in indoor air quality testing, a test of the indoor air quality (including for detection of mold and other biological contaminants) of the Common Areas of the Building and the Premises, and deliver the results of such test to Tenant. Landlord shall thereafter perform such tests of the indoor air quality of the Building as are customarily performed by landlords of comparable office buildings in downtown Chicago, at such intervals as are customarily performed by such landlords (but in no event less than once per annum), the cost of which tests may be included in Operating Expenses. Landlord and Tenant acknowledge that any such test of the indoor air quality of the Premises and/or Common Areas of the Building need not be performed with respect to every floor or area of the Premises or Building, but rather may be based on such samplings of the indoor air quality of the Premises and Building as Landlord and its consultants reasonably determine are necessary in order to determine the general indoor air quality of the Premises and Common Areas of the Building.

(O) Fitness Center. Commencing on the Commencement Date, and at all times thereafter during the Term (subject to Unavoidable Delays, casualty or required maintenance or repair), Landlord shall provide and maintain, for exclusive use by Tenant (and its employees, principals, Partners, clients and guests) and the other tenants and occupants of the Building (and their employees, principals, clients and guests) from time to time (but not members of the general public) an unmanned health and fitness center consisting of between 4,000 and 7,000

(inclusive) square feet of Rentable Area, which shall be located on the second (2nd) floor of the Building in a location reasonably accessible from the common passenger elevators providing service to such second (2nd) floor of the Building, and which shall provide the services and equipment described on Exhibit I attached hereto (the “Fitness Center”). The Fitness Center shall be constructed in accordance with the plans and specifications approved by Tenant for the Landlord Work (as provided in the Workletter), and shall thereafter be maintained by Landlord in a manner consistent with other Class A office buildings in downtown Chicago, and specifically in a manner comparable to the fitness center facilities and services currently provided at UBS Tower/One North Wacker Drive, and 111 South Wacker Drive, Chicago, Illinois; provided, however, that the Fitness Center at the Building shall be un-manned, unless Landlord otherwise elects to have the Fitness Center manned (at Landlord’s sole option), notwithstanding anything herein to the contrary. Landlord shall ensure that the equipment provided in the Fitness Center is at all times up-to-date, in good working condition and reasonably consistent with the equipment provided by high quality health and fitness centers located in Class A office buildings in the downtown Chicago area (and shall make modifications to such equipment from time to time in furtherance thereof), but Landlord shall not otherwise make any material modifications or alterations to the Fitness Center without the prior written consent of Tenant (which shall not be unreasonably withheld). Tenant shall be permitted to use the Fitness Center at no cost to Tenant, except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof (including, without limitation, costs of leasing the fitness center equipment, which shall be permitted to be included in Operating Expenses, notwithstanding anything in this Lease to the contrary) (and no membership fee or other charge of any kind relative to such Fitness Center usage shall be charged to Tenant or any employees, principals or Partners of Tenant). Landlord shall have the right to require each individual who is permitted to use the Fitness Center (as a condition to his/her use of the Fitness Center) to enter into a commercially reasonable separate agreement with Landlord pursuant to which, among other things, such individual acknowledges that neither Landlord nor any other Landlord Protected Parties will have any liability, responsibility or obligation of any kind relating to such individual’s use of the Fitness Center.

(P) Commencement of Building Services. Landlord’s obligation to provide the Building Services described in Paragraphs 6(A), (B), (E), (G), (H), (I), (K), and (L) shall commence with respect to each Segment of the Premises on the first to occur of: (i) the Commencement Date, (ii) Tenant’s occupancy of such Segment for the conduct of its business and Tenant’s request to Landlord to thereupon provide such Building Services, and (iii) any date provided therefor in the Workletter; provided, that, except as provided in the Workletter, Landlord shall have no obligation to cause such Building Services to be provided prior to the date on which a temporary or permanent certificate of occupancy for the Landlord Work shall have been issued by the City of Chicago. Landlord shall reasonably cooperate with Tenant’s requests to furnish the foregoing Building Services to portions of the Premises prior to the dates specified in the preceding sentence in accordance with Tenant’s reasonable requests therefor. Landlord’s obligation to provide the Building Services described in Paragraphs 6(J) and 6(O) hereof shall commence on the Commencement Date.

(Q) Other Amenities.

(i) Landlord agrees that it shall, commencing on the Commencement Date, lease suitable space in the Retail Area of the Building reasonably selected by Landlord for use by one or more third party vendors for purposes of providing on-site food service serving breakfast and lunch foods at the Building comparable to the food service that is provided on the Effective Date by Cafe 200, and in all events of a quality consistent with that provided at other Class A office buildings in downtown Chicago (the cost of which on-site food service shall be borne by the individuals who actually use such food service) (“On-Site Food Service”), and Landlord shall thereafter use reasonable efforts to continue to lease suitable space in the Retail Area of the Building reasonably selected by Landlord for such On-Site Food Service operations at all times thereafter during the Term. Landlord shall require, in its agreement with any such third party vendors, that such On-Site Food Service shall be available at all times during the Term on weekdays (other than Holidays), from 7:00 a.m. through at least 3:00 p.m., and Landlord shall use commercially reasonable efforts to enforce such requirements. The identity, nature and extent of the On-Site Food Service shall be subject to Tenant’s written approval, not to be unreasonably withheld. If the On-Site Food Service is not initially open and operating as of the Commencement Date, then Tenant shall be entitled to a daily payment from Landlord equal to the lesser of (A) $20,000, or (B) the sum of (a) the actual daily costs incurred by Tenant in providing alternative catering/food service to its conference room facilities in the Building and (b) $10,000, which lesser of the amounts described in (A) or (B) shall be paid for each day such On-Site Food Service is not so open and operating at the Building following the Commencement Date and continuing through the date that the same is initially open and operating at the Building.

(ii) Landlord agrees that, prior to October 1, 2010, Landlord shall lease suitable space in or immediately adjacent to the Main Lobby reasonably selected by Landlord for use by one or more third party vendors for purposes of operating a sundries shop at the Building of a quality comparable to sundries shops located at other Class A office buildings in downtown Chicago (“Sundries Shop Service”), and Landlord shall thereafter use reasonable efforts to continue to lease suitable space in or immediately adjacent to the Main Lobby reasonably selected by Landlord for such Sundries Shop Service operations at all times thereafter during the Term. Landlord shall require, in its agreement with any such third party vendors, that such sundries shop shall be open for business at all times during the Term on weekdays (other than Holidays), from 7:00 a.m. through at least 5:00 p.m., and Landlord shall use commercially reasonable efforts to enforce such requirements.

(iii) Tenant shall have the right, at any time prior to December 1, 2005, to require (by written notice to Landlord) Landlord to install in a mutually acceptable location of the Main Lobby of the Building (as a component of the Landlord Work) a reception desk (which may, at Tenant’s election, also be used for security purposes) for Tenant’s exclusive use (a “Tenant Lobby Desk”). The size, materials and appearance of any such Tenant Lobby Desk shall be mutually acceptable to Landlord and Tenant, but in any event shall be consistent with the design and appearance of the Main Lobby. Tenant shall have the right to install and maintain a Tenant Sign on any such Tenant Lobby Desk (or the lobby wall behind such Tenant Lobby Desk), subject to and in accordance with the terms of Article 39 hereof. Landlord further agrees that, at all times during the Term hereof (or any applicable Renewal Term), Tenant shall be the sole tenant or occupant of the Building permitted to utilize and maintain a permanent reception or security desk in the Main Lobby of the Building, and Landlord shall not permit or authorize any other tenant or occupant of the Building to construct, utilize or maintain any reception or security desk in the Main Lobby of the Building at any such time; provided that the foregoing shall not limit Landlord’s rights to have general Building reception and security desks in the Main Lobby; and provided further that Landlord shall be authorized to permit other tenants or occupants of the Building to place a temporary reception desk in the Main Lobby in connection with special events in such tenants’ or occupants’ premises in the Building so long as (a) such temporary reception desk does not remain in the Main Lobby for more than twenty-four (24) hours in any instance, (b) Landlord provides Tenant with written notice of such proposed temporary reception desk not less than ten (10) Business Days prior to the date on which such temporary reception desk is to be placed in the Main Lobby, and (c) such temporary reception desk, or the proposed use and operation thereof, does not detract from the Class A nature of the Building or adversely affect the security of the Building.

(iv) Landlord agrees that it shall cause at least one (1) automatic teller machine (providing banking services that are no less comprehensive than those customarily provided by automatic teller machines of reputable banks and financial institutions as of the Effective Date) of a reputable bank or financial institution (“ATM Service”) to be installed and maintained in a location in the Main Lobby of the Building reasonably acceptable to Landlord and Tenant, commencing on or before the later of (A) the Commencement Date, and (B) October 1, 2009, and Landlord shall thereafter use reasonable efforts to continue to have ATM Service operations in a location in the Main Lobby reasonably acceptable to the parties at all times thereafter during the Term. Landlord shall not charge any direct or indirect fee to Tenant (nor shall any cost be included in Operating Expenses) for use of such automatic teller machine (provided that the foregoing shall not preclude any normal charges which may be imposed by the operator of such automatic teller machine).

(v) Landlord agrees that it shall, commencing on the Commencement Date, and at all times thereafter during the Term, provide a service for receiving messenger packages of Tenant at the Building, and delivering such packages to the Premises in such manner as Tenant shall reasonably designate from time to time, all in a manner consistent with the mail and messenger services provided at Class A buildings located in downtown Chicago (and all at no additional cost to Tenant, except that the cost of such service may be included in Operating Expenses (except to the extent excluded therefrom pursuant to Article 3 above)). Such messenger service shall be based in a location reasonably acceptable to Landlord and Tenant (which may be adjacent to the Main Lobby, the Tenant Freight Elevator, the Common Freight Elevator or the Loading Docks). At Tenant’s sole option (exercisable by at least sixty (60) days’ prior written notice to Landlord at any time during or prior to the commencement of the Term), Tenant shall have the right to provide such messenger receiving service itself (rather than receiving such service from Landlord), in which event Tenant’s staff and personnel shall have the right to use such mutually acceptable area adjacent to the Main Lobby of the Building therefor (at no cost to Tenant), and Landlord shall no longer be responsible for providing such service (and no cost of any such service shall be included in Operating Expenses); provided, that Tenant shall thereafter have the right (exercisable no more frequently than one (1) time every three (3) Lease Years) to require Landlord to re-institute such service at any time by not less than sixty (60) days’ prior written notice to Landlord.

(vi) Landlord and Tenant acknowledge that Landlord shall have the right (without any obligation to do so whatsoever), at any time, at Landlord’s discretion, to provide a business conference center at the Building for use by Building tenants and their employees, principals, clients and guests (but not members of the general public) (a “Common Conference Center”). In the event Landlord, at any time, at its sole discretion, so provides any such Common Conference Center, then Tenant shall have the right to use the same, in common with the other tenants of the Building, on the basis of reasonable, non-discriminatory scheduling by Landlord, based on Tenant’s requests for use thereof. In the event Landlord, at any time, at its sole discretion, so provides any such Common Conference Center, then Landlord shall be permitted to charge Tenant a reasonable fee for Tenant’s actual use of any such Common Conference Center (taking into account that the costs of maintaining and operating the Common Conference Center shall not be included in Operating Expenses), on an hourly or daily rate based on Landlord’s reasonable estimate of the market value thereof (which hourly or daily rate shall not exceed the hourly or daily rate charged by Landlord to any other tenant of the Building for use of the Common Conference Center).

(vii) Landlord agrees that it shall lease suitable space in the Retail Area of the Building reasonably selected by Landlord for use by a third party vendor for purposes of providing on-site coffee service at the Building (which coffee service may be provided by the vendor or vendors providing the On-Site Food Service described above), in all events of a quality consistent with that provided at other Class A office buildings in downtown Chicago (the cost of which on-site coffee service shall be borne by the individuals who actually use such coffee service) (“On-Site Coffee Service”), commencing on or before the later of (A) the Commencement Date or (B) May 1, 2009, and Landlord shall thereafter use reasonable efforts to continue to lease suitable space in the Retail Area of the Building reasonably selected by Landlord for such On-Site Coffee Service operations at all times thereafter during the Term. Landlord shall require, in its agreement with any such third party vendor, that such On-Site Coffee Service shall be available at all times during the Term on weekdays (other than Holidays), from 7:00 a.m. through at least 3:00 p.m., and Landlord shall use commercially reasonable efforts to enforce such requirements.

(viii) Landlord agrees that it shall lease suitable space in the Retail Area of the Building (the “Restaurant Space”) reasonably selected by Landlord and reasonably approved by Tenant for use by a third party vendor for purposes of providing an on-site white table cloth sit-down restaurant serving lunch and dinner foods at the Building, in all events of a quality consistent with that provided at other Class A office buildings in downtown Chicago (the cost of which on-site sit-down restaurant shall be borne by the individuals who actually use such sit-down restaurant facility) (“On-Site Sit-Down Restaurant”), commencing on or before the later of (A) the Commencement Date, or (B) December 1, 2009, and Landlord shall thereafter use reasonable efforts to continue to lease the Restaurant Space (or such alternative suitable space in the Retail Area of the Building reasonably selected by Landlord and reasonably approved by Tenant) for such On-Site Sit-Down Restaurant operations at all times thereafter during the Term. Landlord shall require, in its agreement with any such third party vendor, that such On-Site Sit-Down Restaurant shall be available at all times during the Term on weekdays (other than Holidays), from 11:00 a.m. through at least 8:00 p.m., and Landlord shall use commercially reasonable efforts to enforce such requirements.

(ix) Landlord agrees that it shall use reasonable efforts to have the following additional amenities available at or adjacent to the Building as of the Commencement Date (or as soon thereafter as reasonably practicable), at no additional cost to Tenant, all subject to obtaining all necessary governmental and quasi-governmental approvals therefor: (A) taxi stand adjacent to the Building on LaSalle Street, and (B) “Wendella” (or comparable) river taxi stop adjacent to the Building.

(x) Landlord agrees that it shall use reasonable efforts to lease suitable space in the Retail Area of the Building reasonably selected by Landlord for use by one or more third party vendors for purposes of providing the following additional amenities, if, when and to the extent Landlord determines, in good faith, that there is sufficient demand therefor from tenants at the Building and/or from other members of the public: (A) dry cleaner, (B) shoe shine/barber shop, and (C) concierge service.

(xi) Landlord shall not designate any portion of the Property as a smoking area without Tenant’s prior consent as to the location and configuration of such area.

(xii) Tenant shall have the right (at its cost) to obtain and receive cable television, internet, satellite and similar service within the Premises at any time and from time to time during the Term, and Landlord agrees that it shall reasonably cooperate with Tenant in connection with obtaining and receiving such service, which may include, without limitation, taking such reasonable actions as may be necessary to permit the cable company selected by Tenant to gain access to, install and maintain such lines and other customary equipment at the Property as may be reasonably necessary to provide such service.

(xiii) In no event shall Tenant have any Lease termination rights hereunder as a result of Landlord’s failure to comply with its obligations to provide any of the amenities under this Paragraph 6(Q) at any time during the Term.

(xiv) Without limitation of the foregoing terms of this Paragraph 6(Q), it is understood and agreed that the respective areas shown on Attachment 1 to the Workletter which are initially contemplated for the various respective amenities described in said

Attachment 1 shall, in any event, be deemed “suitable space” acceptable to both Landlord and Tenant for such respective amenity, for all purposes of this Paragraph 6(Q).

(R) Bicycle Parking. Subject to the terms of this Paragraph 6(R), during the Term, Tenant shall have the right in common with other tenants and occupants of the Building, at no additional cost to Tenant (except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof), to use an indoor or outdoor area at the Property in a location mutually acceptable to Landlord and Tenant (the “Bicycle Parking Area”) for purposes of parking bicycles of Tenant’s, and its permitted assignees’ and subtenants’ (i.e., as permitted under Paragraph 20 below), and their respective employees, principals, clients and invitees. Landlord shall, at Landlord’s cost, install (and thereafter maintain and repair at Landlord’s cost, subject to inclusion in Operating Expenses to the extent permitted under Paragraph 3(B) hereof) one or more bicycle racks within the Bicycle Parking Area having a reasonable number of bicycle parking spaces (based on Landlord’s reasonable estimate of the demand therefor from Tenant and the other tenants and occupants of the Building), and Tenant shall have the right to use Tenant’s Pro Rata Share of such bicycle parking spaces. Landlord shall secure the Bicycle Parking Area in a manner which Landlord in good faith deems appropriate (which may include the installation of a lockable fence around the Bicycle Parking Area), and if the manner in which Landlord so secures the Bicycle Parking Area requires keys for entry thereto, Landlord shall make available to Tenant one (1) key for each bicycle parking space which Tenant is permitted to use hereunder for purposes of gaining access to the Bicycle Parking Area. Each individual whom Tenant permits to use the Bicycle Parking Area shall, as a condition to his/her use of the Bicycle Parking Area, be required to enter into a commercially reasonable separate agreement with Landlord pursuant to which, among other things, such individual shall acknowledge that neither Landlord nor any other Landlord Protected Parties will have any liability, responsibility or obligation of any kind relating to such individual’s use of the Bicycle Parking Area. Landlord shall have the right to restrict any individual who has not signed any such separate agreement with Landlord from using the Bicycle Parking Area.

ARTICLE 7

Alterations and Liens

(A) Permitted Alterations; Consent Alterations.

(i) Subject to the terms of this Article 7, Tenant shall have the right, without the consent of Landlord, to make any additions, changes, alterations or improvements (“Alteration Work”) in and to the Premises or the Building systems and equipment pertaining to the Premises. Without limiting the generality of the foregoing, it is specifically agreed that, subject to clause (ii) below and Paragraph 7(C) below, Tenant’s right to perform Alteration Work shall include, without limitation, the right (a) to install conduit, cabling and wiring within the Premises or within any shafts, conduits or risers running among the floors of the Premises, (b) to carpet, paint or decorate, (c) to reinforce floors and columns, (d) to make slab cuts for purpose of installing stairs and running risers, conduits and ducts, (e) to make beam cuts, (f) to install stone floors and/or raised floors, (g) to install additional toilets, showers and other plumbing facilities, (h) to install kitchen exhaust ducts, (i) to install, remove and relocate non-structural walls in the Premises (including any walls therein consisting of drywall or similar materials), and (j) whenever permitted by Law, and subject to the Workletter and other terms of this Lease, to use BX cable rather than rigid conduit.

(ii) Notwithstanding anything to the contrary in the foregoing, the following Alteration Work shall be performed by Tenant only with Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion:

(1)	any Alteration Work that would adversely affect (except to a de minimis extent) the structure of the Building;

(2)	any Alteration Work to basic Building systems that would adversely affect (except to a de minimis extent) the operation of the Building or its mechanical, electrical, plumbing, HVAC, life safety or other basic Building systems;

(3)	any Alteration Work that would adversely affect (except to a de minimis extent) Landlord’s ability to perform its obligations or provide services to Tenant or other tenants or increase the costs thereof (except to a de minimis extent, and only to the extent that Tenant agrees to pay such increased costs);

(4)	any Alteration Work which would require entry into another tenant’s premises (unless the affected tenant has granted approval for such entry by Tenant or its representatives, or unless under the applicable lease Landlord has the right to allow Tenant or its representatives to make such entry without such tenant’s approval, and Landlord reasonably determines that such work will not materially interfere with such tenant’s use and occupancy of its premises); or

(5)	any Alteration Work in the Premises or Building visible from the Common Areas on a multi-tenant floor that would materially detract from the aesthetic integrity of the Building or its design.

The Alteration Work described in clauses (1)-(5) of the preceding sentence is sometimes referred to herein as “Consent Alteration Work.” Landlord’s consent to any Consent Alteration Work may be conditioned upon, among other things, Tenant’s use of contractors selected by Landlord for such Consent Alteration Work, and/or Landlord’s (rather than Tenant’s) performance of all or any portion of such Consent Alteration Work (in which event Tenant shall reimburse Landlord for Landlord’s Actual Costs incurred in connection therewith).

(iii) Without limitation of the other requirements set forth herein, Tenant shall be required to give Landlord prior written notice of: (x) any Consent Alteration Work, (y) any Alteration Work whose cost is reasonably expected to exceed $750,000 in any single instance (whether or not Landlord’s consent is required), and (z) any Alteration Work which could reasonably be expected to result in excessive odors, noise or other disturbance to other occupants of the Building (whether or not Landlord’s consent is required); which notice shall include a description of the contemplated work and the types of materials being used.

(iv) Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge that the terms of this Article 7 shall not apply to Tenant’s initial improvements to the Premises (i.e., the Tenant Work and the Furniture Work), which shall instead be covered by the Workletter.

(v) Tenant shall be deemed to be the owner of all Alteration Work constructed or installed in the Premises by Tenant, except to the extent that Tenant elects (or is required) to leave any Alteration Work in the Premises upon the expiration or sooner termination of this Lease (or Tenant’s right to possession hereunder) in accordance with Article 12 hereof, in which event such Alteration Work shall become the property of Landlord as and when provided in said Article 12.

(B) Requirements.

(i) As a condition to Tenant’s performing any Consent Alteration Work, Tenant shall comply with the following requirements (so long as the same are generally applicable throughout the Building to all tenants):

(1)	submission of plans and specifications for Landlord’s prior written approval, which approval may be granted or withheld in Landlord’s sole and absolute discretion,

(2)	unless Tenant engages one of the Landlord approved contractors or subcontractors (the current list of which is set forth in Exhibit K hereto, but is subject to change by Landlord from time to time throughout the Term), Landlord’s prior approval of contractors and subcontractors, which approval shall not be unreasonably withheld,

(3)	reasonable requirements imposed by Landlord as to the manner and times during which such Alteration Work shall be conducted, and

(4)	submission of “as built” drawings, or final drawings with field notes, for all such Consent Alteration Work, if applicable, in such form as Landlord may reasonably request.

(ii) In connection with Tenant’s performance of any Alteration Work (regardless of whether the same constitutes Consent Alteration Work), Tenant shall comply with the following requirements (so long as the same are generally applicable throughout the Building to all tenants):

(1)	obtaining necessary permits,

(2)	obtaining from Tenant’s contractors performing such Alteration Work insurance in form, content and amounts customarily required in Class A office buildings in downtown Chicago in connection with the performance of work comparable to the Alteration Work in question, and obtaining insurance certificates that name Landlord and such other parties as are reasonably identified by Landlord as additional insureds thereunder,

(3)	obtaining such sworn statements and affidavits from Tenant (in customary form, listing the persons and entities with whom Tenant has contracted in connection with the performance of any Alteration Work), and such lien waivers, affidavits and sworn statements from Tenant’s contractors, subcontractors and materialmen performing or providing services in connection with any Alteration Work, as Landlord may reasonably require.

(iii) Whenever in this Lease Landlord has a right of prior approval over any architect, engineer, contractor, or subcontractor to be used by Tenant, Landlord shall not unreasonably withhold such consent or (except as expressly permitted herein) limit Tenant to one or a limited number of architects, engineers, contractors, or subcontractors.

(iv) No welding and no Alteration Work that is audible (except to a de minimis extent) or causes excessive vibration or odors in occupied office premises other than the Premises shall be performed during Regular Business Hours. All Alteration Work shall comply with all insurance requirements applicable to the Building and with all Laws. All Alteration Work shall be performed in a good and workmanlike manner, lien free (subject to Tenant’s rights under Paragraph 7(D) below) in compliance with all Laws and the terms of this Lease, and all materials used shall be of a high quality comparable to or better than those materials used in the Premises and Property. In the case of Consent Alteration Work, Landlord may require that such Consent Alteration Work be performed under Landlord’s supervision; provided however Tenant shall not be required to pay any fee to Landlord in connection with Landlord’s review, approval or supervision of any Consent Alteration Work, except that, if in connection with any Consent Alteration Work proposed by Tenant, Landlord reasonably determines that review of Tenant’s proposed plans and specifications by a third party structural, mechanical or electrical engineer (i.e., not an employee of Landlord or any Affiliate thereof) is necessary, Tenant shall be obligated to reimburse Landlord for Landlord’s Actual Costs incurred in connection with such third party engineer’s review of Tenant’s proposed plans and specifications.

(v) If Landlord consents to or supervises any Alteration Work, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials or that the same comply with Laws, and Landlord hereby expressly disclaims any responsibility or liability for the same; provided however, Landlord shall notify Tenant to the extent Landlord has actual knowledge that any planned Alteration Work shall be deficient in any of the foregoing respects. Tenant shall be responsible, at its sole cost and expense, for any alterations to the Building required in order to comply with applicable Laws occasioned by such Alteration Work.

(vi) If, Landlord fails, within ten (10) days after its receipt of Tenant’s request for consent to or approval of any Consent Alteration Work, plans, specifications, contractors, subcontractors, or any other submission made pursuant to this Article 7 that requires Landlord’s consent or approval, to notify Tenant that Landlord withholds such consent or approval (including therewith a statement identifying its reasons therefor with reasonable specificity), then Tenant shall have the right to give Landlord a second written notice requesting consent to the proposed Alteration Work, plans, specifications, contractors, subcontractors or other submission (as applicable), which notice shall (in addition to again requesting such consent) contain a sentence stating “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF SHALL CONSTITUTE LANDLORD’S CONSENT TO THE SUBJECT MATTER HEREOF,” and, in the event that Landlord fails to respond to such second notice within five (5) Business Days after Landlord’s receipt thereof, then Landlord shall be deemed to have consented to the proposed Alteration Work, plans, specifications, contractors, subcontractors or other submission (as applicable).

(vii) Except as expressly set forth in this Lease, Landlord shall not have any obligation to repair, maintain or replace any portion of the Alteration Work installed in the Premises by Tenant.

(viii) Landlord shall reasonably cooperate, at Tenant’s expense, with Tenant’s efforts to obtain any necessary permits or licenses and shall execute any applications or other documents required by Law or any governmental agency to be executed by the building owner (at no out-of-pocket cost or liability to Landlord, unless Tenant agrees to pay the same) and Tenant shall indemnify and hold harmless Landlord for any cost, expense or liability incurred as a result of the performance of Landlord’s duties under this Paragraph 7(B)(viii).

(ix) All Consent Alteration Work shall be performed substantially in accordance with the plans and specifications approved by Landlord therefor, and all Alteration Work described in clause (y) or (z) of Paragraph 7(A)(iii) above shall be performed substantially in accordance with the description of the work and materials furnished by Tenant therefor. Landlord shall have the right to deliver (or to cause Tenant to deliver) reasonable construction rules and regulations that are consistent with the terms and provisions of this Lease to Tenant’s contractors performing Alteration Work to the Premises from time to time (which construction procedures and regulations shall be subject to reasonable modification by Landlord from time to time during the Term), in which event Tenant shall cause such rules and regulations to be incorporated (subject to immaterial variations required by such contractors or variations mutually and reasonably agreed to between Landlord and Tenant) into Tenant’s contracts with its contractors performing the applicable Alteration Work (and shall require its contractors to include such rules and regulations in their contracts with their respective subcontractors performing such Alteration Work), and shall thereafter use reasonable efforts to enforce such rules and regulations in connection with the performance of the applicable Alteration Work (it being agreed, however, that in the event of any conflict or inconsistency between the terms and provisions of any such construction rules and regulations delivered by Landlord and the terms and provisions of this Lease, the terms and provisions of this Lease shall govern). All materials and equipment shall be of first quality and (except for Tenant’s personal property) free of all liens and encumbrances.

(x) Tenant’s contractors shall be licensed union contractors (unless no union contractors are available to perform the particular work in question or union contractors do not customarily perform the particular work in question and the use of such non-union contractors will not create disharmony with other union contractors at the Building) possessing good labor relations capable of performing quality workmanship and shall work in harmony with Landlord’s contractors and subcontractors in the Building.

(xi) Tenant shall perform any Alteration Work (and shall cause its contractors to perform such Alteration Work) so as not to interfere with the use and enjoyment of the Building by other tenants of the Building (except to a de minimis extent).

(C) Special Alterations.

(i) As used herein the term “Special Alteration” means any Consent Alteration Work involving structural work not typically undertaken in office space and requiring extraordinary demolition costs for the removal thereof, but specifically excluding the following: (i) beam cuts, slab penetrations or floor openings which are (in each case) 144 square inches in size or less, (ii) electrical or telecommunications risers and conduits or Lines, (iii) any interconnecting stair cases between any floors within the Premises or the restoration of the stairway pathway hole through the slab between such floors, (iv) raised or special flooring, and (v) conveyors and dumbwaiters.

(ii) If Landlord expressly states in writing in its consent to such Special Alteration (including any Special Alteration constructed or installed pursuant to the Workletter) that Landlord may require such Special Alteration to be removed upon expiration of the Term or earlier termination of this Lease, Landlord shall be deemed to have reserved its rights to require such removal by Tenant in accordance with the terms of Article 12 hereof, but may not otherwise require such removal if Landlord has not so advised Tenant in writing; provided, however, that in the event that under the terms of this Lease (or the Workletter, as applicable), Landlord’s consent is not required for the installation or construction of any such Special Alteration, then Tenant shall notify Landlord of the installation or construction of such Special Alteration, and Landlord shall have the right to notify Tenant within ten (10) Business Days after its receipt of such notice whether Landlord shall require that such Special Alteration be removed upon expiration of the Term or earlier termination of this Lease. In the event that Landlord fails to so notify Tenant of any such removal requirement as provided in this Paragraph 7(C)(ii), then Tenant shall have no obligation to remove such Special Alteration under this Lease.

(D) Liens. Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Alteration

Work performed by or on behalf of Tenant on or respecting the Premises (and not performed by or on behalf of Landlord), and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys’ fees) arising out of such liens or encumbrances or in connection therewith. Within twenty (20) Business Days after written notice from Landlord, Tenant shall remove any such lien or encumbrance by bond or otherwise, or provide a title insurance endorsement (or other security (e.g., a letter of credit)) reasonably satisfactory to Landlord and its Mortgagees or Ground Lessors, and covering all costs of defense, in which case Tenant shall not be deemed to be in breach and shall have the right to contest in good faith or otherwise deal with such lien claims as Tenant deems best (provided that if Tenant does not release any such lien or encumbrance within such twenty (20) Business Day period, then Tenant shall be required to diligently contest the same in good faith and shall, in any event, have the same released of record prior to final enforcement or foreclosure thereof). If Tenant shall fail to do so, Landlord may, after delivery of notice to Tenant of Landlord’s intent so to act, bond over, insure over, or pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. In each case, the amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act that shall subject Landlord’s title to the Property or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Alteration Work performed by or on behalf of Tenant on or respecting the Premises (and not performed by or on behalf of Landlord) shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

ARTICLE 8

Maintenance and Repairs

(A) Tenant’s Repairs and Maintenance. Except for Landlord’s obligations specified under this Lease, Tenant shall maintain and keep in first class attractive condition, in good, safe and sanitary condition, in compliance with all Laws, and in working order and repair, the Premises including, without limitation, all property installed in the Premises by Tenant (and including all equipment and facilities associated with any kitchen located at the Premises), but excluding the items specifically required to be maintained and repaired by Landlord pursuant to Paragraph 8(B) below (“Tenant’s Repairs”) at all times during the Term, subject to ordinary wear and tear, casualty and condemnation (which casualty and condemnation shall instead be governed by Article 9 and Article 11 below). Without limiting the foregoing, Tenant shall maintain and repair all of the fixtures, equipment and appurtenances in the Premises (including all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems providing service solely to the Premises up to the point of connection of localized distribution to the Premises); provided, that Tenant shall not be required to maintain or repair any VAV or Fan Powered boxes located in the Premises, or any equipment located in the electrical and/or riser closets to which Tenant is not permitted to gain access pursuant to Paragraph 6(E)(ii) above or Base Building lavatories and bathrooms and janitor closets. Tenant shall also maintain and repair (in accordance with the applicable terms of Paragraph 6(H) and Article 27 hereof) in good condition all Lines and other telecommunications equipment of Tenant (including any of the same located in the Landlord’s Telecommunication Infrastructure), up to (and including) the point of connection within the NetPOP Rooms, and with Tenant’s antenna equipment described in Article 37 below (and the term “Tenant’s Repairs” shall include such maintenance and repair). Subject in all events to the terms Paragraphs 10(E)(iv) and 25(A) hereof; and not including any repairs required as a result of events of casualty or condemnation (which events of casualty and condemnation shall, instead, be governed by Article 9 and Article 11 below, respectively), Tenant shall also repair (or, at Landlord’s option, reimburse Landlord for Landlord’s Actual Cost of repairing) any damage caused to the portions of the Building located outside of the Premises to the extent arising from the acts of Tenant, its agents, employees or contractors (and the term “Tenant’s Repairs” shall include such repairs). In the event that any Tenant’s Repairs are required, Tenant shall promptly arrange for the same either through Landlord (but only if Landlord agrees, in its sole discretion, to so coordinate such Tenant’s Repairs, in which case Tenant shall reimburse Landlord for Landlord’s Actual Costs), or if Tenant so elects, using such other contractors as Tenant shall select, subject to Landlord’s approval not to be unreasonably withheld (it being agreed that, in any event, Landlord will not both refuse to coordinate Tenant’s Repairs and unreasonably disapprove Tenant’s proposed contractors to perform the same in a manner which would cause Tenant to be in violation of this Lease, cause an Emergency Situation to occur, or otherwise adversely affect Tenant’s use, occupancy and enjoyment of the Premises or the other areas of the Property which Tenant has the right to use and/or occupy hereunder). In the event that Tenant fails to perform any Tenant’s Repairs as required above or take any other action required of Tenant under this Lease, and such failure results in the occurrence of an Emergency Situation, then Tenant shall cause such Tenant Repairs or other actions as are necessary to remediate such condition to be performed continuously during and after Regular Business Hours (subject to Unavoidable Delays); provided, that if Tenant fails to commence promptly or to perform diligently such Tenant’s Repairs as are necessary to remediate such condition, then Landlord, upon providing Tenant with such prior notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by contacting by telephone any representative of Tenant designated by Tenant in writing to Landlord from time to time as an emergency contact person for the Premises (it being agreed that Landlord shall use reasonable efforts to actually speak with (as opposed to leaving a message for) each such emergency contact person of Tenant, but that if Landlord is unable to reach any such contact person of Tenant and the Emergency Situation in question requires immediate action, Landlord may undertake such action without actually speaking with any such contact person, in which event Landlord shall leave a message for such person, if an answering machine or message service is available therefor), and (y) shall clearly indicate that Landlord intends to take steps necessary to remedy the event giving rise to the Emergency Situation in question), may perform such Tenant’s Repairs or other actions at Tenant’s expense; provided, further, that in so undertaking such Tenant’s Repairs or other actions, Landlord shall use all reasonable efforts to avoid (and if it cannot avoid, to minimize) interference with Tenant’s use or occupancy of the Premises in connection therewith (without limiting the terms of Paragraph 23(B) hereof), and Landlord shall (subject to the terms of Paragraphs 10(E)(iv) and 25(A) hereof, and not including repairs required as a result of events of casualty or condemnation (which events of casualty and condemnation are instead covered by Article 9 and Article 11 hereof, respectively)) promptly repair, at Landlord’s sole cost and expense (except that, to the extent that the damage in question is a natural consequence of performing the Tenant Repairs or other actions in question (i.e., such damage would have been required or would have resulted in the event that Tenant had originally performed such Tenant’s Repairs or other actions) (“Necessary Self-Help Repairs”), then Tenant shall be responsible for the cost and expense of repairing such damage), any damage to the Premises or any of Tenant’s improvements, equipment or property therein caused as a result of Landlord’s performance of such Tenant’s Repairs or such other actions. In any case, in the event that Landlord exercises the foregoing right to conduct Tenant’s Repairs, Landlord shall: (a) proceed in accordance with all applicable Laws; (b) retain to effect such actions only such reputable contractors and suppliers as are insured in accordance with the terms of Article 10 hereof; (c) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; and (d) use new or like new materials.

(B) Landlord’s Repairs and Maintenance. Landlord shall perform all maintenance and make all repairs and replacements (collectively referred to herein as “Landlord Repairs”) necessary to keep the following (as the same may be modified, altered, replaced and/or reconstructed from time to time in compliance with the terms of this Lease, the “Landlord Repair Areas”) in a first class attractive condition, in good and sanitary condition, in compliance with all Laws, and in good working order and repair (the cost of which shall be included in Operating Expenses, except as otherwise limited as provided in Article 3), consistent with other Class A office buildings in downtown Chicago at all times during the Term, subject to ordinary wear and tear, casualty and condemnation: (i) the Common Areas, (ii) the Garage, Common Conference Center and Fitness Center, (iii) all mechanical, electrical, plumbing, HVAC, Life Safety and communications riser systems (but not any communications riser systems or facilities installed by Tenant), and other utility systems servicing the Premises (except, in each case, to the extent Tenant is responsible therefor as provided in Paragraph 8(A) above, and/or to the extent that the same constitute part of the Tenant Work or Alteration Work installed in the Premises by Tenant), including, without limitation, any component of the kitchen black iron exhaust system located outside of the Premises (including all vertical components thereof) (it being agreed that the cost of maintaining and repairing such black iron exhaust system shall be Tenant’s responsibility (notwithstanding the fact that Landlord shall be responsible for the actual performance of maintenance and repair work thereto, as provided above), except for costs of repairs required as a result of damage thereto caused by a default of Landlord hereunder or by the negligence or willful misconduct of Landlord or its agents (including Landlord’s Agent), employees, principals, contractors or representatives, which shall, subject to Article 25 below, be Landlord’s responsibility), any VAV boxes located in the Premises, and any equipment located in the electrical and/or riser closets to which Tenant is not permitted to gain access pursuant to Paragraph 6(E)(ii) above; (iv) the Building’s structure, roof, floors, sub-floors, structural perimeter walls, curtain wall and exterior plate glass, in accordance with the specifications set forth in Exhibit F-2 attached hereto (not including, however, any Alteration Work or Tenant Work installed in the Premises by Tenant), (v) all lavatory and bathroom facilities located in the core areas of the Building on the floors occupied by Tenant (except that, to the extent that Tenant shall have installed any unusual Tenant Work or Alteration Work therein not customarily located in office tenant bathroom facilities at comparable Class A office buildings in downtown Chicago (e.g., shower facilities and specialized fixtures), and the cost of maintaining the same exceeds the cost of maintaining normal lavatory and bathroom facilities, Tenant shall be solely responsible for any such excess cost (and the same shall not be included in Operating Expenses)), (vi) all machinery and equipment necessary to provide the services of Landlord described in Article 6 (except to the extent that Tenant is responsible therefor as provided in Paragraph 8(A) above), (vii) the Loading Docks (excluding, however, the Tenant Staging Area, which shall instead be Tenant’s responsibility hereunder) and the elevators (including the Tenant Freight Elevator) serving the Premises, the Garage and the Common Areas of the Building, (viii) the Monument, all exterior signage at the Property and all signage located in the Main Lobby of the Building (other than any required repairs to (as opposed to ordinary maintenance of) the Tenant Signs in the Main Lobby of the Building, which shall instead be performed by Tenant, at its expense), (ix) all Improvements (including the Plaza) located outside the Building, and (x) the Base Building Conditions set forth on Exhibit N attached hereto and made a part hereof (the “Base Building Conditions”) and all other elements of the Landlord Work (in each case, to the extent that the same is not included in the items set forth in clauses (i) through (ix) above). Subject in all events to the terms of Paragraphs 10(E)(iv) and 25(A) hereof, and not including any repairs required as a result of events of casualty or condemnation (which events of casualty and condemnation shall instead be governed by Article 9 and Article 11 below, respectively), or Necessary Self-Help Repairs (which Necessary Self-Help Repairs shall be governed by Paragraph 8(A) above), Landlord shall also repair (or, at Tenant’s option, reimburse Tenant for Tenant’s actual, reasonable, out-of-pocket cost of repairing) any damage caused to the Premises as a result of the acts of Landlord, its agents, employees or contractors (and the term “Landlord Repairs” shall include such repairs). No other promises of Landlord to alter, remodel, improve, repair, decorate or clean the Property or any part thereof have been made and no representation respecting the condition of the Property or any part thereof has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth in this Lease (including the Workletter). Subject to Paragraph 6(D), Landlord shall cause Landlord’s Repairs to be performed with reasonable commercial diligence, and may, at its option, perform such Landlord Repairs during Regular Business Hours; provided, that, (a) except in the case of an Emergency Situation, Landlord shall cause Landlord Repairs to be done outside of Regular Business Hours if the performance thereof effectively shall prevent or materially interfere with or disrupt the normal business activities of Tenant in the Premises, and (b) in the case of an Emergency Situation involving any Landlord Repair Area, or any other condition involving any Landlord Repair Area the remediation of which is reasonably necessary for Tenant’s use, occupancy or enjoyment of the Premises or any material portion thereof for the conduct of Tenant’s business therein (an “Adverse Condition”), Landlord shall cause such Landlord Repairs which are required to eliminate the Adverse Condition to be performed continuously during and after Regular Business Hours (subject to Unavoidable Delays). For purposes hereof, the term “Emergency Situation” shall mean a situation which poses an imminent threat: (x) to the physical well-being of persons at the Property, (y) of damage to property of any person or entity at the Property (including any mechanical space at the Property, the Premises or any other tenant’s premises at the Building), or (z) of damage to or failure of Building systems.

(C) Tenant Self-Help. If an Emergency Situation or Adverse Condition involving the Premises (or other areas of the Property which Tenant has the right to use or occupy pursuant to this Lease) or Tenant’s personnel or property exists, then, without limitation of the provisions of Article 6 and Article 23 of this Lease, Landlord shall promptly commence and diligently perform all Landlord Repairs or take such other actions, if any, required of Landlord under this Lease necessary to cure or remediate such Emergency Situation or Adverse Condition

(“Emergency Repairs”). If Landlord fails to commence promptly or to perform diligently such Emergency Repairs or other actions required of Landlord under this Lease to cure or remediate such Emergency Situation or Adverse Condition, then Tenant, upon providing Landlord with such prior notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by contacting by telephone any representative of Landlord at the office of the Building or any person designated by Landlord in writing to Tenant from time to time as an emergency contact person for the Building (it being agreed that Tenant shall use reasonable efforts to actually speak with (as opposed to leaving a message for) each such representative or emergency contact person of Landlord, but that if Tenant is unable to reach any such contact person or representative of Landlord and the Emergency Situation in question requires immediate action, Tenant may undertake such action without actually speaking with any such representative or contact person, in which event Tenant shall leave a message for such person, if an answering machine or message service is available therefor), and (y) shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Situation or Adverse Condition in question), may perform such Emergency Repairs or other actions at Landlord’s expense; provided, however, that in no event shall Tenant undertake any actions which will or are reasonably likely to adversely affect (other than to a de minimis extent) the structure of the Building or any Building systems or the premises of any other tenant of the Building. If Tenant exercises its right to perform Emergency Repairs or other actions on Landlord’s behalf, as provided above, then Landlord shall reimburse the actual out-of-pocket reasonable cost thereof within thirty (30) days following Tenant’s delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant, and (ii) reasonably satisfactory evidence of the cost of such remedy. In any case, in the event any Emergency Repairs are not accomplished by Landlord within a forty-eight (48) hour period after Landlord receives notice of the applicable Emergency Situation or Adverse Condition, Landlord within five (5) Business Days following Tenant’s written request therefor, shall provide to Tenant a preliminary schedule setting forth the basic steps Landlord proposes to be taken to effect the Emergency Repairs or other actions and the times when such work is proposed to be done. If Tenant undertakes any action pursuant to this Paragraph 8(C), Tenant shall (a) proceed in accordance with all applicable Laws; (b) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the City of Chicago and insured in accordance with the provisions of Article 7; (c) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; (d) use new or like new materials; (e) take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Property, and (e) otherwise comply with all applicable requirements set forth in Article 7 hereof (other than any requirements to obtain Landlord’s approval of, or to provide Landlord with notice of, any Alteration Work set forth in said Article 7).

(D) Noise Specifications. Landlord covenants and agrees that Landlord shall not, at any time during the Term, cause the generation of noise at the Property that causes the level of noise within the Premises to exceed the specifications set forth on Exhibit O attached hereto (the “Noise Specifications”) (subject to emergency situations or other matters outside of Landlord’s reasonable control, in each case, for a limited period of time that is reasonable under the circumstances). Without limiting the generality of the foregoing, no equipment, facilities, systems or property of any kind (other than equipment, facilities or property of Tenant) installed or permitted to be installed by Landlord at the Property at any time within the Term, and no construction work or activities, cleaning work or activities or any other activity of Landlord, shall cause generation of noise levels within the Premises that exceed the Noise Specifications (subject to emergency situations or other matters outside of Landlord’s reasonable control, in each case, for a limited period of time that is reasonable under the circumstances). In the event that the level of noise within the Premises exceeds the Noise Specifications at any time during the Term for any of the foregoing reasons, Landlord shall, as soon as reasonably possible after notice thereof from Tenant (which may be given in writing or by telephone), take such actions as may be necessary to cause the noise levels within the Premises to be decreased so as to comply with the Noise Specifications.

ARTICLE 9

Casualty Damage

(A) Casualty.

(i) If any portion of the Landlord Repair Areas shall be damaged by fire or other casualty (including, without limitation, by reason of a terrorist attack), Landlord shall (subject to the terms and provisions of this Article 9) repair and restore the same (“Landlord’s Restoration Work”) with reasonable promptness to substantially the condition existing prior to the casualty, except for modifications required by zoning and building codes and other Laws then in effect, and except as otherwise provided in Paragraph 9(B) below.

(ii) If, as a result of any such damage, all or any portion of the Premises is rendered Untenantable, then Landlord, within thirty (30) days after the occurrence of any such damage, or as soon as reasonably possible thereafter (but in any event within seventy-five (75) days after the occurrence of such damage), shall cause to be delivered to Tenant an estimate, prepared by a qualified, independent, experienced and reputable architect and/or general contractor and addressed to Tenant, of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Unavoidable Delays), measured from the date of the casualty, that will be required for Landlord to substantially complete the repair and restoration of (i) all portions of the Landlord Repair Areas in or surrounding the Premises or on any part of any floor which is leased to Tenant, (ii) those components of the Landlord Repair Areas consisting of the Building systems and equipment which serve the Premises, (iii) the Main Lobby and the Building Pedestrian Entrance, and (iv) to the extent required to render the Premises tenantable, any other portion of the Landlord Repair Areas (“Landlord’s Basic Restoration Work”).

(a) If the aforesaid estimate exceeds three hundred (300) days, and if as a result of such fire or other casualty a material portion of the Premises shall be rendered untenantable (with “material portion”, for purposes of this Paragraph 9(A)(ii)(a) and for purposes of Paragraph 9(F) below, being defined in a substantially comparable manner as described in Paragraph 11(a)(ii) below), then Tenant may elect to terminate this Lease by notifying Landlord in writing of such termination no later than the thirtieth (30th) day following Tenant’s receipt of such estimate from Landlord.

(b) If the aforesaid estimate exceeds ninety (90) days and such fire or casualty shall have occurred after the 365th day before the then Expiration Date, then either Landlord or Tenant may elect to terminate this Lease by notifying the other in writing of such termination no later than (a) the thirtieth (30th) day following Tenant’s receipt of such estimate from Landlord if Tenant shall so terminate the Lease, and (b) the earlier of the thirtieth (30th) day following Landlord’s delivery of said estimate to Tenant and the ninetieth (90th) day after such fire or other casualty, if Landlord shall terminate this Lease.

(c) If Landlord shall fail to cause the required architect’s and/or general contractor’s estimate to be delivered timely and such failure continues for ten (10) Business Days after Tenant’s notice to Landlord of such failure, then, for all purposes of this Article 10, an architect’s estimate of longer than 300 days shall be deemed to have been delivered to Tenant upon the eleventh (11th) Business Day after Tenant’s written notice as aforesaid, but Landlord shall not have the right to terminate this Lease on the basis of any estimate so deemed to have been delivered.

(iii) If as a result of any fire or other casualty the Building is damaged such that a material portion of the Rentable Area in the Building shall be rendered Untenantable (which may include Untenantability resulting from the inability to provide Building services to such Rentable Area as a result of damage to the Landlord Repair Areas), irrespective of whether, as a result of any such damage, all or any portion of the Premises is rendered Untenantable, then Landlord, within seventy-five (75) days after the occurrence of any such damage, shall cause to be delivered to Tenant an estimate, prepared by a qualified, independent, experienced and reputable architect and/or general contractor, of the number of days (assuming no unusual delays in the receipt of insurance proceeds, no overtime or other premiums, and no Unavoidable Delays), measured from the date of the casualty, that will be required for Landlord to substantially complete and repair the restoration of the Landlord Repair Areas at the Property. If the aforesaid estimate exceeds thirteen (13) months, then, provided that as a result of such fire or other casualty leases covering not less than 100% of the Rentable Area of the Building then subject to lease (excluding the Premises) shall also be terminated, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination concurrently with Landlord’s delivery of said estimate to Tenant as hereinabove provided;

(iv) Any termination notice delivered pursuant to this Paragraph 9(A) shall be effective on the date of its delivery, provided, however, that if any portion of the Premises remains tenantable in accordance with all applicable Laws then Tenant shall have the right, in such termination notice (if given by Tenant) or by notice given within thirty (30) days of its receipt of such termination notice (if given by Landlord), to set a different termination date with respect to the tenantable portion of the Premises, so long as such different date is no later than the one hundred eightieth (180th) day following such notice (or, in the case of a termination notice given under Paragraph 9(A)(ii)(b) above, the then Expiration Date of this Lease).

(v) Landlord and Tenant each agree that (subject to Article 29 hereof) the rights and remedies provided in this Article 9 shall be their sole rights and remedies on account of any damage caused by fire or other casualty, and, except as expressly provided in this Article 9 (and Article 29), (a) each party waives any right to terminate this Lease or account thereof, (b) Tenant waives any right to an abatement of rent on account thereof, and (c) each party waives any right to recover damages from the other party on account of any such damage to the Premises or Property.

(B) Unless this Lease is terminated as provided in Paragraph 9(A), Landlord shall proceed with reasonable diligence and promptness, given the nature of the damage to be repaired, to effect Landlord’s Restoration Work, all subject to reasonable delays for insurance adjustments, zoning laws, building codes, and other Laws then in effect and Unavoidable Delays. Notwithstanding anything to the contrary herein set forth, Landlord shall not have any duty pursuant to this Article 9 or otherwise to repair or restore any of the initial leasehold improvements effected by Tenant pursuant to the Workletter or any subsequent leasehold improvements effected pursuant to Article 7 or to Tenant’s equipment, furniture, furnishings, or personal property (as any of the same may have been altered prior to the occurrence of such casualty). Unless this Lease is terminated as provided in Paragraph 9(A), if and to the extent that any damaged leasehold improvements must be removed in order for Landlord to prosecute Landlord’s Restoration Work or to eliminate any hazard or nuisance resulting from such damaged leasehold improvements, then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged leasehold improvements in accordance with applicable Laws, subject to reasonable delays for insurance adjustments and Unavoidable Delays. Unless this Lease is terminated as provided in Paragraph 9(A), in the event of any loss or damage to the Premises by reason of fire or other casualty, Tenant shall, to the extent that insurance proceeds are available to Tenant therefor (or would have been available to Tenant had Tenant carried the insurance required to be carried pursuant to this Lease and complied with the terms of such insurance policies), restore the Tenant Insured Improvements to a functional, safe, lawful and tenantable condition, but Tenant shall otherwise have no duty or obligation to restore any of the leasehold improvements, equipment, furniture, furnishings or personal property therein (it being agreed that, subject to the provisions of Article 7 and the preceding terms of this sentence, Tenant shall be permitted to restore the Premises to a condition different from that existing prior to the fire or other casualty). Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Unavoidable Delays. If this Lease is terminated as provided in Paragraph 9(A), Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged leasehold improvements to the extent required by applicable Laws (unless the Building is to be razed and/or demolished, in which case Tenant shall have no obligation to remove any such improvements). All of such work shall be done by Tenant at Tenant’s sole cost and expense, and shall be subject to all the provisions of Article 7 hereof.

(C) The parties acknowledge that in the event of any loss or damage to the Premises, Building, Improvements or Property (or any equipment, fixtures, furnishings or personal property therein) from fire or other casualty, Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord in connection with such loss or damage, and Tenant shall be entitled to the full proceeds of any insurance coverage carried by Tenant in connection with such loss or damage.

(D) Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Premises or the Building as a result of any damage from fire or other casualty.

(E) If any fire or casualty damage to the leasehold improvements in the Premises or to the Building renders all or any portion of the Premises Untenantable, then Net Rent and Additional Rent under Article 3 shall abate with respect to the Untenantable space during the period beginning with the date such space becomes Untenantable and Tenant ceases to use such space for the normal conduct of its business and ending when:

(i) Landlord shall have substantially completed (as hereinafter defined) Landlord’s Basic Restoration Work and delivered the applicable previously Untenantable space to Tenant; and

(ii) there shall have elapsed a period of time (not to exceed 180 days) sufficient for Tenant, commencing after Landlord shall have provided Tenant with access to the Premises (and provided that the Landlord’s Basic Restoration Work is substantially completed or that the Premises is then otherwise in condition reasonably suitable for Tenant to perform construction and restoration work therein) for that purpose and proceeding with reasonable commercial diligence, to (a) complete the Tenant Work pursuant to the terms of the Workletter, if such casualty shall have occurred prior to the completion of such Tenant Work, or (b) restore the leasehold improvements to the condition existing prior to the casualty, or to such other condition as Tenant shall elect as hereinabove provided, if such casualty shall have occurred on or subsequent to the completion of the Tenant Work in the Premises (it being agreed that if Tenant is given access to the Premises as provided in this clause (ii) prior to Landlord’s substantial completion of Landlord’s Basic Restoration Work, then the parties shall reasonably cooperate with each other in connection with the respective work being performed by each party);

provided, however, that if Tenant shall sooner reoccupy such space or any portion thereof for the ordinary conduct of its business, then such abatement shall thereupon end with respect to such space or portion thereof. Such abatement shall be in an amount bearing the same ratio to the total amount of such Net Rent and Additional Rent under Article 3 for such period as the portion of the Rentable Area of the Premises rendered Untenantable bears to the Rentable Area of the entire Premises. If this Lease terminates pursuant to this Article 9, Net Rent and Additional Rent under Article 3 shall be apportioned on a per diem basis and be paid to the date of the fire or casualty with appropriate adjustment for the portion of the Premises that Tenant continues to occupy to conduct its business from the date of the fire or casualty until said termination. For purposes of clause (i) above, the Landlord’s Basic Restoration Work shall be deemed to have been “substantially completed” as of the date (a) of such “substantial completion” identified in a written certification to Tenant from a qualified, independent, experienced and reputable architect, being the date (which date shall not be earlier than three (3) Business Days prior to the date on which such certification is delivered to Tenant) that such architect shall have determined that, in such architect’s professional judgment, the Landlord’s Basic Restoration Work has been completed in accordance with the plans and specifications therefor and all Laws, subject only to minor finish-out and “punch-list” items that shall not interfere with Tenant’s use of the Property for the purposes set forth in the Lease and shall not prevent Landlord from complying with its duties and obligations under the Lease, (b) all barriers, scaffolds and construction barricades constructed or installed in connection with the performance of the Landlord’s Basic Restoration Work shall have been removed, (c) safe and reasonable ingress to and egress from the Building through the Plaza and Building Pedestrian Entrance shall be available, and (d) Landlord shall have obtained and delivered to Tenant any new or revised temporary or permanent certificate of occupancy for the Building (but not individual tenant spaces) from the City of Chicago required for the use and occupancy of the Building in accordance with the same certificate of occupancy requirements set forth in the Workletter (or other written evidence reasonably satisfactory to Tenant (as provided in the Workletter) that the Building may lawfully be used and occupied for the same purposes, as permitted pursuant to the certificate of occupancy required under the Workletter) as a result of the occurrence of the fire or other casualty in question (and/or the performance of the Landlord’s Basic Restoration Work), it being agreed that any such approvals may be issued subject to the completion by Tenant of Tenant’s work described in Paragraphs 9(B) and/or 9(E)(ii) above.

(F) If Landlord does not complete Landlord’s Basic Restoration Work by the lapse of a period of time after such fire or other casualty equal to the following (the “Outside Restoration Period”):

(i) if the initial estimate by the architect did not give rise to a right of termination pursuant to Paragraph 9(A), then the lesser of (x) 150% of the number of days of restoration initially estimated by the architect pursuant to Paragraph 9(A) and (y) four hundred fifty (450) days; and

(ii) if such estimate gave rise to a right of termination pursuant to Paragraph 9(A) but the party or parties having such right of termination shall have waived such right of termination, then 125% of the number of days of restoration initially estimated by the architect, then Tenant, provided the Premises or any material portion thereof affected by such fire or other casualty remain Untenantable, shall have the right to terminate the Lease by delivery of written notice of such election to Landlord within ten (10) days following the expiration of the Outside Restoration Period. If Tenant timely elects to terminate this Lease pursuant to this Paragraph 9(F), Tenant’s notice of termination shall set forth the date upon which this Lease shall terminate, which date shall be any date within the 120 day period following the date on which it shall have delivered such termination notice.

(G) The terms and provisions of this Article 9 shall apply to any damage to the Building or other Improvements caused as a result of fire or other casualty, regardless of whether such damage occurs during, or prior to the commencement of, the Term; provided, however, that in no event shall Landlord have any right to terminate this Lease pursuant to this Article 9 at any time prior to the Commencement Date; and provided further, that nothing contained in this Article 9 (and no occurrence of any fire or other casualty) shall obviate, limit or otherwise affect the terms and provisions of Article 29 of this Lease or the Workletter (or any of Tenant’s rights and remedies thereunder).

(H) Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Article 9 to repair or restore any portion of Tenant’s alterations or any other tenant improvements or additions made by or on behalf of Tenant in the Premises, including the Tenant Work or any other Alteration Work made by or on behalf of Tenant in the Premises (but specifically excluding the Landlord Repair Areas).

ARTICLE 10

Insurance, Subrogation, and Waiver of Claims

(A) Tenant’s Property Insurance. Tenant, at its sole cost and expense, shall maintain in force and effect, commercial property insurance under policies issued by insurers that are licensed or authorized to conduct business in Illinois with a minimum Best rating of “A-” and a “financial size category” of at least “XII,” or an equivalent rating and financial size category of another rating agency or as may be in effect with respect to any rating agency from time to time. Such commercial property insurance shall, at a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30), which provides “all risk” coverage (with a deductible amount not to exceed $150,000, or such larger commercially reasonable deductible, if a $150,000 deductible is not then being offered on commercially reasonable terms), and said insurance shall cover improvements and betterments installed by or on behalf of Tenant, including, but not limited to, the Tenant Work, any Alteration Work performed by Tenant, wall and floor coverings, lighting fixtures, built-in cabinets and bookshelves installed by Tenant (but excluding the Landlord Repair Areas) (collectively, the “Tenant Insured Improvements”), and any other property elected by Tenant (in its sole discretion). Tenant at its election may maintain extra expense coverage as part of its commercial property insurance. In no event shall Landlord be liable to Tenant for any business interruption or other consequential loss, or any other loss whatsoever sustained by Tenant on account of any occurrence of an event insurable under the commercial property insurance required to be carried by Tenant, whether or not such insurance is in effect, even if such loss is caused by the act or omission of Landlord, its employees, officers, directors, or agents. Such insurance shall provide that it is specific, primary and noncontributory as to the Tenant Insured Improvements and shall contain a replacement cost endorsement and a clause pursuant to which the carriers waive all rights of subrogation against the Landlord with respect to losses payable under such policies.

(B) Tenant’s Liability Insurance.

(i) Tenant shall, at Tenant’s expense, maintain commercial general liability insurance and umbrella coverage covering liability arising from premises operations, independent contractors, personal injury, advertising injury and liability assumed under an insured contract on an occurrence basis (and, to the extent applicable, host liquor or dram shop liability insurance) under policies issued by insurers that are licensed, or recognized as a surplus lines insurer, for the conduct of business in Illinois with a minimum Best rating of “A-” and a “financial size category” of at least “XII,” or an equivalent rating and financial size category of another rating agency or as may be in effect with respect to any rating agency from time to time. Limits of insurance on the general liability insurance policy or policies shall be not less than $1,000,000 combined single limit for personal injury, bodily injury, sickness and property damage for any one occurrence, and $10,000,000 combined single limit for such injuries, sickness and damage for any one occurrence on the excess umbrella policy or policies. Tenant’s liability policies shall name Landlord, its beneficiaries, trustees, managing agent, any Mortgagees and/or Ground Lessors (collectively, the “Landlord Protected Parties”), and such other party or parties as Landlord may reasonably identify, from time to time, as additional insureds. Tenant’s liability insurance shall also include blanket broad-form contractual liability coverage to insure Tenant’s indemnity obligations set forth in this Lease.

(ii) Tenant shall also maintain workers’ compensation insurance and Employer’s Liability insurance with limits of not less than $1,000,000 per occurrence or such greater limits as are required by applicable Laws.

(iii) Tenant shall also maintain such other insurance or coverages as Landlord reasonably requests, from time to time, consistent with insurance requirements imposed on tenants reasonably comparable to Tenant at other comparable Class A office buildings in downtown Chicago.

(C) Landlord’s Property Insurance. Landlord agrees to purchase and keep in force and effect commercial property insurance insuring the Building and other Improvements, including any alterations or additions thereto made by Landlord (but such insurance shall in all events exclude those in the nature of tenant improvements) in an amount equal to one hundred percent (100%) of the full replacement cost of such items (which may exclude footings, foundations and any other below grade structural improvements), subject to a reasonable deductible not to exceed $150,000 (or such larger commercially reasonable deductible, if a $150,000 deductible is not then being offered on commercially reasonable terms, or if larger deductibles are customarily being maintained by landlords comparable to landlord at other comparable Class A office buildings in downtown Chicago). Said commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30) which provides “all risk” coverage and shall be provided under policies issued by insurers that are licensed and approved to conduct business in Illinois with a minimum Best rating of “A-” and a “financial size category” of at least “XII,” or an equivalent rating and financial size category of another rating agency or as may be in effect with respect to any rating agency from time to time. In no event shall Tenant be liable to Landlord for any business interruption (including loss of rent) or other consequential loss, or any other loss whatsoever, sustained by Landlord on account of any occurrence of an event insurable under the commercial property insurance required to be carried by Landlord, whether or not such insurance is in effect, even if such loss is caused by the act or omission of Tenant, its employees, officers, directors, or agents. Such insurance shall provide that it is primary and noncontributory and shall contain a replacement cost endorsement and a clause pursuant to which the carrier waives all rights of subrogation against Tenant and any subtenants of the Premises (the “Tenant Protected Parties”) and the other occupants of the Premises with respect to losses payable under such policies; provided that, in the case of the Tenant Protected Parties (other than Tenant) and the other occupants of the Premises, Landlord receives a mutual waiver of subrogation in writing from such other parties. Such property insurance shall not insure improvements to the Premises (other than Landlord Repair Areas therein). In addition to the foregoing insurance, Landlord shall also maintain “Service Interruption/Rent Loss” insurance in an amount, and with deductibles reasonably comparable to, Service Interruption/Rent Loss insurance carried by other comparable office buildings in downtown Chicago (which may include Service Interruption/Rent Loss insurance covering any period described in clause (ii) of Paragraph 9(E) above within which Tenant does not pay Rent hereunder by reason of its performance of restoration work to the Premises after the occurrence of a fire or other casualty, as provided in said Paragraph 9(E) hereof, and/or any comparable periods of rental abatement provided for in other tenant leases at the Building).

(D) Landlord’s Liability Insurance.

(i) Landlord shall maintain commercial general liability insurance and umbrella coverage covering liability arising from premises operations, independent contractors, personal injury, advertising injury, products completed operations and liability assumed under an insured contract (including tort liability of another assumed in a business contract) on an occurrence basis. Limits on insurance on the general liability policy or policies shall be not less than $1,000,000 combined single limit for personal injury, bodily injury, sickness, and property damage from any one occurrence, and $10,000,000 combined single limit for such injuries, sickness and damage for any one occurrence on the excess umbrella policy or policies. All such policies shall be issued by insurers that are licensed, or recognized as a surplus lines insurer, for the conduct of business in Illinois with a minimum Best rating of “A-” and a “financial size category” of at least “XII,” or an equivalent rating and financial size category of another rating agency or as may be in effect for any rating agency from time to time. Landlord’s liability policies shall name Tenant and such other party or parties as Tenant may reasonably identify, from time to time, as additional insureds. Landlord’s liability insurance shall also include blanket broad-form contractual liability coverage to insure Landlord’s indemnity obligations set forth in this Lease.

(ii) Landlord shall also maintain workers’ compensation insurance and Employer’s Liability insurance with limits of not less than $1,000,000 per occurrence or such greater limits as required by Laws.

(iii) Landlord shall also maintain all other insurance customarily carried from time to time by owners of comparable office buildings in downtown Chicago, including, without limitation, terrorism insurance, if customarily carried by owners of comparable office buildings in downtown Chicago (it being agreed that, as of the Effective Date, owners of comparable office buildings in downtown Chicago do customarily carry terrorism insurance).

(E) General Provisions and Evidence of Insurance.

(i) Tenant shall provide Landlord with certificates evidencing the coverage required pursuant to Paragraphs 10(A) and 10(B), together with reasonably satisfactory evidence of payment of premiums (and showing the Landlord Protected Parties as additional insureds in the liability insurance policy only) on or prior to the first Delivery Date to occur, and thereafter on or before the date any of the then existing insurance policies is to expire, which shall state that such insurance coverage may not be canceled (nor may any material change be made thereto) without at least thirty (30) days’ prior written notice to Landlord, and shall provide renewal certificates to Landlord at least seven (7) days prior to expiration of such policies. Such certificates of insurance shall be in the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance) (with necessary changes to such forms, if any, to comply with the specific terms and requirements set forth herein), shall be binding on Tenant’s insurance company, and shall expressly provide that such certification conveys to Landlord and the Landlord Protected Parties all the rights and privileges afforded under the Tenant’s insurance policies as primary insurance. At Landlord’s request, Tenant shall provide Landlord with copies of the underlying insurance policies evidenced by the aforesaid insurance certificates. Landlord may periodically (but in no event more frequently than the term covered by Tenant’s then current insurance policies), require that Tenant reasonably increase the aforementioned coverage required of Tenant in a manner comparable to the increases requested of tenants reasonably comparable to Tenant by landlords of comparable office buildings in downtown Chicago, provided that Landlord provides notice of such requirement at least thirty (30) days prior to the date on which Tenant’s then current insurance policies are scheduled to expire. Tenant may periodically (but in no event more frequently than the term covered by Landlord’s then current insurance policies) require that Landlord reasonably increase the aforementioned coverage required of Landlord in a manner comparable to the increases made by landlords of comparable office buildings in downtown Chicago, provided that Tenant provides notice of such requirement at least thirty (30) days prior to the date on which Landlord’s then current insurance policies are scheduled to expire.

(ii) Landlord shall provide Tenant, upon Tenant’s request therefor from time to time, with reasonable evidence that Landlord maintains the insurance coverage required pursuant to Paragraphs 10(C) and 10(D), together with reasonably satisfactory evidence of payment of premiums (and including reasonably satisfactory evidence that the parties required to be named as additional insureds under Paragraph 10(D) above are named as additional insureds in the liability insurance policy only). Such evidence shall include the then current expiration date(s) of Landlord’s insurance policies.

(iii) Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance and its additional insureds. Except as provided herein, any insurance policies hereunder may be “blanket policies;” provided that the coverage afforded and allocated thereunder, as it relates to the Premises or the Building and other Improvements (as applicable), shall not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease.

(iv) Without limiting the generality of Paragraphs 25(A) and (B) hereof (and except as provided in Paragraph 9(C) hereof), Landlord and Tenant each hereby agrees to look solely to, and seek recovery only from, its respective commercial property insurance carrier in the event of a property loss to the extent that such coverage is agreed to be provided hereunder (for this purpose, any applicable deductible or self-insured amount shall be treated as though it were recoverable under such policies) and Landlord and Tenant each waives all rights and claims against the other for such losses (to the extent of such coverage), and waives all rights of subrogation of its respective insurer (to the extent of such coverage). Without limiting the generality of Paragraphs 25(A) and (B) hereof, Landlord and Tenant each hereby further agrees that its respective commercial property insurance policies are now, or shall prior to the Commencement Date be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.

ARTICLE 11

Condemnation

(A) If the entire Building, Property or Premises shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, then the Term of this Lease shall end upon the effective date of such taking or condemnation. If only a part of the Building or Property shall be so taken or condemned:

(i) Landlord shall have the right to terminate this Lease (by written notice thereof to Tenant given no later than sixty (60) days after the later of (1) the effective date of the taking or condemnation in question or (2) the date of the order, settlement or other disposition entered in connection with such condemnation) if: (a) such taking or condemnation would render the operation of the Building economically unfeasible, and (b) the leases of all other tenants in the Building are terminated; it being agreed that any such termination shall be effective upon not less than one hundred eighty (180) days’ written notice prior to the date of termination designated in the notice; and/or

(ii) Tenant shall have the right to terminate this Lease (by written notice thereof to Landlord given no later than sixty (60) days after the effective date of the taking or condemnation in question) if a material portion of the Premises is affected thereby, which, for purposes hereof, shall mean if: (a) more than twenty percent (20%) of the Rentable Area of the Premises is so taken or condemned, (b) twenty percent (20%) or less of the Rentable Area of the Premises is so taken or condemned, but such taking or condemnation renders more than twenty percent (20%) of the Rentable Area of the Premises Untenantable (e.g., electricity, HVAC, telephones and/or computer systems are unavailable to, and Tenant has ceased occupancy of, the affected portions of the Premises), or (c) all portions of the Building or Property providing reasonable access to and from the Premises are so taken or condemned; it being agreed that any such termination shall be effective as of the date of termination specified by Tenant in its notice to Landlord (which date of termination specified by Tenant shall not be earlier than the effective date of the taking or condemnation in question).

If this Lease is terminated pursuant to this Article, Rent at the then-current rate shall be apportioned as of the date of the termination of this Lease, and, except as otherwise provided herein, there shall be no apportionment of the award payable as a result of the applicable taking or condemnation to or for the benefit of Tenant. If a portion of the Premises or Building is taken or condemned by any competent authority for any public or quasi-public purpose or use and the Lease is not terminated pursuant to the foregoing provisions of this Article, then (I) from and after the date when possession of such portion of the Premises or Building is required for such use until such possession ends, the Net Rent and Tenant’s Pro Rata Share, as the case may be, shall be equitably adjusted to reflect the reduced area of the Premises and/or Building, and (II) Landlord shall promptly effect Landlord’s Restoration Work for the portion of the Premises and Building not taken, but affected by such taking, including any required demising and separation work. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any claim available to Tenant under applicable Law for any taking of any leasehold improvements paid for by Tenant (which may include any improvements paid for from any allowance provided by Landlord (including the Tenant Work Allowance), but only to the extent that the amount of such allowance provided by Landlord and used to pay for such improvements shall have been amortized pursuant to Tenant’s payment of Rent hereunder) and of any trade fixtures and personal property of Tenant, and for moving expenses, fees of consultants, brokers, attorneys and other professionals incurred by Tenant in connection with moving to another location.

(B) If any portion of the Property other than the Building is taken by condemnation or if the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation during the Term, this Lease shall be and remain unaffected by such condemnation, and Tenant shall continue to pay in full the Rent payable hereunder (except as provided in Paragraph 11(A) above and below in this Paragraph 11(B)). In the event of any such temporary taking for use or occupancy of all or any part of the Premises, so long as Tenant does not exercise its right to terminate as provided in the next sentence, Tenant shall be entitled to appear, claim, prove and receive the portion of the award for such taking that represents compensation for use or occupancy of the Premises during the Term and Landlord shall be entitled to appear, claim, prove and revive the portion of the award that represents the costs of restoration of the Premises and the use or occupancy of the Premises after the end of the Term hereof. Notwithstanding the foregoing:

(i) if any temporary taking of all or any part of the Premises is reasonably anticipated to exceed, or actually exceeds, one hundred eighty (180) days, then Tenant shall have the right, by written notice to Landlord within sixty (60) days following the effective date of the temporary taking (or within sixty (60) days after the expiration of such one hundred eighty (180) day period, as applicable), to terminate this Lease with respect to that portion of the Premises so taken, and if more than twenty percent (20%) of the Rentable Area of the Premises is so taken, then Tenant shall have the right to terminate this Lease in its entirety, except that Tenant shall not be entitled to any portion of the award for such taking that represents compensation for use or occupancy of the Premises beyond the date of the termination; and

(ii) if all or a substantial portion of the Plaza shall be taken or condemned, the Net Rent payable by Tenant hereunder shall (effective as of the effective date of the taking or condemnation) be equitably reduced to reflect any decrease in the market value of the Premises resulting from such taking or condemnation of the Plaza (which reduction in Net Rent shall take into consideration (and shall in no event exceed) Tenant’s Pro Rata Share of the difference between: (x) the award payable to Landlord by reason of such taking or condemnation, less (y) any portion of such award to be used by Landlord for performing any Landlord’s Restoration Work in connection therewith); it being agreed that if the parties are unable to agree upon the amount of any such reduction in the Net Rent hereunder within thirty (30) days after the commencement of negotiations therefor, then the amount of such reduction shall be determined pursuant to an arbitration procedure substantially similar to the procedure provided for the determination of the Current Market Terms, as set forth in Article 35 hereof.

(C) The terms and provisions of this Article 11 shall apply to any taking or condemnation of the Building, regardless of whether such the same shall occur during, or prior to the commencement of, the Term.

ARTICLE 12

Return of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in safe condition, and in substantially the same condition as the same was in on the Commencement Date, ordinary wear and tear and damage by fire or other casualty or condemnation excepted (which casualty and condemnation shall instead be subject to Article 9 or Article 11 above, as applicable); provided, however, that (i) Tenant shall have the right (but not the obligation) to leave in place any improvements, fixtures and/or Alteration Work constructed or installed by Tenant in the Premises upon the termination of the Term (other than Special Alterations which Landlord may have required Tenant to remove pursuant to Paragraph 7(C) above or below in this Article 12), and in all events Tenant shall, upon such termination, leave in place any walls, ceilings, doors and non-decorative attached lighting installed by Tenant in the Premises and located therein as of the date of such termination, and (ii) as long as Tenant and Tenant’s contractors use reasonable and customary precautions to avoid damage to the Premises in connection with the removal of Tenant’s property, trade fixtures and debris (and as long as the Premises is in safe condition upon the expiration or earlier termination of this Lease or Tenant’s right to possession), Tenant shall not be obligated to repair any damage caused to the Premises as a result of such removal of Tenant’s property, trade fixtures and debris from the Premises, except that: (x) to the extent that any such damage is caused to any portion of the Landlord Work located at or within the Premises, Tenant shall be responsible for the repair of such damage (or, at Landlord’s option, Tenant shall reimburse or pay Landlord for Landlord’s Actual Cost of repairing such damage), and (y) to the extent that any damage is caused by Tenant or its employees, agents or contractors to any portion of the Building located outside of the Premises in connection with Tenant’s move-out of the Premises, Tenant shall be responsible for the repair of such damage (or, at Landlord’s option, Tenant shall reimburse or pay Landlord for Landlord’s Actual Cost of repairing such damage); subject, however, in each case, to the terms of Paragraphs 10(E)(iv) and 25(B) hereof, and not including any damage caused as a result of events of casualty or condemnation (which events of casualty and condemnation shall instead be governed by Article 9 and Article 11 hereof, respectively). Upon such expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender to Landlord all keys, any key cards or other devices permitting access to the Building or the Premises, and shall advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property, with the exception of telecommunications lines and other telecommunications wiring, cabling and equipment and computer cabling and equipment conduit and pullboxes, which Tenant may, but shall not have the obligation to, leave in the Premises. Tenant shall have the right (but not the obligation) to remove any Tenant Work or Alteration Work upon or prior to the expiration of this Lease, so long as Tenant complies with the terms of the first sentence of this Article 12. All improvements, fixtures and other items in or upon the Premises that are not removed by Tenant upon or prior to the expiration of the Term, whether installed by Tenant or Landlord, shall become Landlord’s property without compensation, allowance or credit to Tenant, as provided below. However, if prior to such termination or expiration Landlord so directs by at least ninety (90) days’ prior written notice to Tenant (or, in the event of a termination of the Term prior to the expiration date thereof as a result of a casualty, condemnation or Default, such prior written notice to Tenant as is practicable under the circumstances), Tenant shall remove any Special Alterations with respect to which, pursuant to Article 7, Landlord reserved its rights to require such removal and Tenant shall repair any damage caused by such removal. If Tenant fails to perform any such repairs or restoration, or fails to remove any Special Alterations from the Premises as required hereunder, then without limitation of Landlord’s other rights and remedies under this Lease, Landlord may do so, and Tenant shall reimburse Landlord for Landlord’s Actual Cost therefor within thirty (30) days following written demand therefor. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law, which Tenant failed to remove in breach of this Lease, may be handled or stored by Landlord at Tenant’s expense upon the termination of the Term (or the termination of Tenant’s right of possession hereunder), and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant after expiration or earlier termination of this Lease or Tenant’s right to possession, at Landlord’s option, upon delivery of ten (10) Business Days’ prior written notice to Tenant of such abandonment unless so removed by Tenant within such ten (10) Business Day period, shall be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

ARTICLE 13

Holding Over

(A) Holding Over. Unless Landlord expressly agrees otherwise in writing, if Tenant shall remain in possession of all or any portion of the Premises beyond the Term, Tenant shall pay Landlord:

(i) for the first one hundred twenty (120) days of any such holdover, an amount of Net Rent equal to 125% of the Net Rent applicable immediately preceding Tenant’s holdover of possession of the Premises beyond the Term, plus 100% of all Additional Rent, and

(ii) thereafter during any such holdover, (I) an amount of Net Rent equal to the greater of (x) the Net Rent payable by Tenant pursuant to clause (i) above, or (y) an amount of Net Rent determined pursuant to the Current Market Terms (as provided in Article 35 hereof) (it being agreed that, until the Current Market Terms are determined pursuant to Article 35 hereof, Tenant shall continue to pay Net Rent at the rate set forth in clause (i) above during such holdover, with any applicable reconciliation of such amounts paid by Tenant to occur within thirty (30) days after the determination of the Net Rent pursuant to such Current Market Terms), plus (II) 100% of Additional Rent, in all events, only with respect to the portion of the Premises as to which Tenant has retained possession from time to time after the expiration or earlier termination of this Lease (but with respect to the entire portion of the Premises on any partial floor of which Tenant has so retained possession, as provided in the next succeeding sentence), and prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease during such period. For purposes of calculating the amount of Net Rent and Additional Rent payable by Tenant as provided above, in the event that Tenant remains in possession of any portion of any floor of the Building included in its entirety within the Premises, Tenant shall be deemed to have held over with respect to all of the Rentable Area of such floor so included in the Premises. The foregoing provisions shall not be deemed to limit or constitute a waiver by Landlord of any rights of re-entry or other rights or remedies of Landlord provided herein or at law and shall not serve as permission for Tenant to hold over, nor serve to extend the Term (although after commencement of said holdover Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and such vacation shall be subject to the provisions of Article 12), it being understood that any such holdover shall (subject to Paragraph 13(B) below) constitute an immediate Default under this Lease. Landlord and Tenant further agree that, in the event that any such holdover by Tenant shall extend for greater than one hundred twenty (120) days beyond the Term, then Tenant shall also indemnify and defend Landlord from and against all actual, direct claims and damages sustained or incurred by Landlord by reason of Tenant’s holding over beyond (but not within) such one hundred twenty (120) day period, including, without limitation, all Holdover Damages

(but in all events, without duplication of any amounts payable by Tenant pursuant to Article 22 hereof), which Holdover Damages shall be limited as set forth below in this Paragraph 13(A). For purposes of the foregoing, the term “Holdover Damages” shall mean (without duplication of any amounts payable by Tenant pursuant to Article 22 hereof) any and all actual holdover costs, penalties, rentals and damages incurred by a prospective tenant of all or any portion of the portion of the Premises with respect to which Tenant shall have held over beyond the foregoing one hundred twenty (120) day period under such tenant’s then existing lease for space at another building, to the extent that Landlord is obligated to pay such holdover costs, penalties, rentals and/or damages under a binding agreement entered into between Landlord and such prospective tenant (it being agreed that Landlord shall use reasonable efforts to mitigate the amount of any such costs, penalties, rentals and/or damages payable by Landlord, and (x) to the extent that such mitigation is required to be undertaken by Landlord pursuant to applicable Laws, Tenant shall be responsible for the incremental costs incurred by Landlord as a result of such mitigation, and (y) to the extent that such mitigation is not required to be undertaken by Landlord pursuant to applicable Laws, Landlord shall not be obligated to incur any incremental costs in connection with such mitigation unless Tenant agrees in writing to pay such incremental costs). At Tenant’s request made at any time during the last six (6) months of the Term, Landlord shall notify Tenant of any leasing of the Premises (or any portion thereof) for a term commencing following the expiration of the Term (or of Tenant’s right of possession hereunder) which may give rise to any indemnification obligations of Tenant pursuant to this Paragraph 13(A). Notwithstanding the foregoing, Landlord and Tenant acknowledge that the holdover rental amounts set forth in subsections (i) and (ii) of this Paragraph 13(A), and the indemnification obligations set forth in this Paragraph 13(A), have been specifically negotiated by Landlord and Tenant to be, and the same shall be, Landlord’s sole monetary remedy on account of Tenant’s holding over in or retaining possession of the Premises or any part thereof, and in no event shall Landlord be entitled to recover any other monetary damages or award, whether direct, indirect, special or consequential.

(B) Consensual Holdover. Notwithstanding the provisions of Paragraph 13(A) to the contrary, if Tenant provides written notice to Landlord (a “Holdover Notice”) at least eighteen (18) months prior to the Expiration Date, but no earlier than thirty-six (36) months prior to the Expiration Date, and so long as Tenant is not then in material Default (it being understood that any Default in payment of Rent hereunder which is in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall be deemed “material” for purposes of the foregoing), then the Expiration Date with respect to the entire then current Premises shall be extended for one (1) period of either six (6) or twelve (12) months as specified by Tenant in the Holdover Notice (the “Consensual Holdover Period”), which election, once made, shall be irrevocable by Tenant. Tenant’s use and occupancy of the Premises during the Consensual Holdover Period shall be upon the same terms and conditions contained in this Lease, except that during the Consensual Holdover Period, Tenant shall be required to pay Landlord each month an amount equal to one hundred twenty-five percent (125%) of the Net Rent then applicable to the Premises and one hundred percent (100%) of all Additional Rent then due and payable hereunder during the Consensual Holdover Period. If following Tenant’s delivery of a Holdover Notice Tenant timely delivers a Renewal Notice extending the Term of the Lease, then Tenant’s Holdover Notice shall be deemed to be revoked and Net Rent payable during the relevant renewal period shall be at the base rent or net rent specified in the Current

Market Terms as described in Paragraph 34(O), 34(P), 34(Q) or 34(R) (as applicable). The foregoing revocation shall not restrict Tenant from again delivering another Holdover Notice as set forth above in advance of a subsequent expiration of the Term.

ARTICLE 14

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease or constitute a renewal or extension of the Term hereof. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any person or entity other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer. Receipt by Tenant of a partial payment payable by Landlord shall not constitute a waiver by Tenant of Landlord’s obligation to make full payment. Payment by Tenant of any amount claimed to be due by Landlord shall not be deemed a waiver by Tenant of the right to contest such claim.

ARTICLE 15

Attorneys’ Fees and Jury Trial

In the event of any litigation between the parties, the prevailing party (as determined by the applicable judge) in the action or proceeding shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation (including the reasonable fees, costs and expenses associated with or otherwise performed by Partners, associates, legal assistants or other attorneys practicing law in Tenant’s law firm), except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury in any action or proceeding under or arising out of or related to this Lease or the Premises. Wherever in this Lease Tenant has the right to be paid or reimbursed for any attorneys’ fees and/or expenses, such fees and/or expenses shall include, without limitation, the reasonable fees, costs and expenses associated with or otherwise performed by Partners, associates, legal assistants or other attorneys practicing law in Tenant’s law firm.

ARTICLE 16

Personal Property Taxes, Rent Taxes and Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s personal property located in the Premises. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions specifically attributable to Tenant’s property. All taxes, charges or other governmental impositions assessed against or levied upon the personal property located at the Property of any other tenant shall be excluded from Taxes. Tenant shall pay any rent tax, sales tax, service tax and value added tax, on the Rent payable hereunder or any other applicable tax on the services herein or otherwise respecting this Lease, to the extent such taxes are not included in Taxes or Operating Expenses pursuant to Article 3 above.

ARTICLE 17

Entry by Landlord

(A) Landlord may enter the Premises at all reasonable times (and Tenant shall have the right to have its representatives present) so long as Landlord provides Tenant with at least twenty-four (24) hours’ prior telephonic notice thereof (except in the case of an Emergency Situation in which case no prior notice shall be required, but Landlord shall endeavor in good faith to provide prompt oral notice) to: inspect the same; exhibit the same to prospective purchasers, Mortgagees, Ground Lessors or, during the last eighteen (18) months of the Term, tenants; determine whether Tenant is complying with all of its obligations under this Lease; supply janitorial and other services to be provided by Landlord to Tenant under this Lease (as to which no prior notice shall be required); and make repairs in or to the Building or the Premises or improvements to the Building (and, if required under this Lease, to the Premises) to the extent and in the manner permitted hereunder; provided, however, that all such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Except in the case of any Emergency Situation or as otherwise provided hereunder, any such work and services to be provided by Landlord to Tenant under this Lease (other than changing of light bulbs and similar work) to be performed within any portion of the Premises shall be done outside of Regular Business Hours, unless Tenant otherwise requests. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar areas designated by Tenant in writing in advance), and Landlord shall have the right to use reasonable means to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, if done in accordance with the provisions of this Article 17 and Article 8 above (but subject to Article 23 hereof), shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease.

(B) In connection with any work performed by Landlord in the Premises pursuant to this Article 17, Landlord shall (a) perform the same outside of Regular Business Hours (except in the event of an Emergency Situation or as otherwise provided in this Lease), (b) clean up and, except in the event of an Emergency Situation, restore (e.g., ceilings fully closed up with lighting functional) all areas being utilized for such work each morning prior to the commencement of Regular Business Hours such that there is no material interference with Tenant’s operations during Regular Business Hours resulting therefrom, and (c) promptly after the completion of its work, restore or repair any damage to the Premises and any of Tenant’s property therein as may have been affected by the performance of such work to the condition existing prior to the performance of such work. If Landlord fails to make such restoration or repair within ten (10) days after written notice from Tenant, then Tenant shall have the right to give Landlord a second written notice containing a sentence stating “IF LANDLORD FAILS TO MAKE THE APPLICABLE RESTORATION OR REPAIR WITHIN TWO (2) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF, TENANT SHALL HAVE THE RIGHT TO MAKE SUCH RESTORATION OR REPAIR,” and, in the event that Landlord fails to make such restoration or repair within two (2) Business Days after Landlord’s receipt thereof (and provided Landlord has not commenced such restoration or repair within such two (2) Business Day period, or fails thereafter to diligently prosecute such restoration or repair to completion), Tenant shall have the right (but not the obligation) to make such restoration and repair and to charge Landlord for the actual, reasonable costs incurred by Tenant therefor by written invoice to Landlord, in which event Landlord shall pay the amount of such invoice to Tenant within thirty (30) days after Landlord’s receipt thereof.

ARTICLE 18

Subordination, Nondisturbance and Attornment

(A) Subordination, Non-Disturbance and Attornment. Landlord may hereafter encumber the Property or any interest therein with mortgages, may enter into one or more ground leases of the Land, may sell and lease back the Land, or any part of the Land, and may encumber the leasehold estate under such sale and leaseback arrangement with one or more mortgages (any such mortgage on the Property or any part thereof or on any such leasehold estate is herein called a “Mortgage” and the holder of any such Mortgage is herein called a “Mortgagee” and any such lease of the Land is herein called a “Ground Lease” and the lessor under any such lease is herein called the “Ground Lessor”). Landlord agrees to obtain from any existing or future Mortgagee or any Ground Lessor, from time to time, a subordination, non-disturbance and attornment agreement (“SNDA”) in a form no less favorable to Tenant in any material respect than the form attached hereto as Exhibit P (in the case of Mortgagees) (and, in the case of Ground Lessors, a form no less favorable to Tenant an any material respect from the form attached as Exhibit P, but with such reasonable, mutually acceptable modifications thereto as may be necessary to reflect differences between a ground lease and a mortgage), which Tenant shall, no later than ten (10) days thereafter, execute and return to such Mortgagee or Ground Lessor, provided that no such instrument shall be effective or binding on Tenant unless and until the same shall be executed and delivered to Tenant by such Mortgagee or Ground Lessor.

(B) Subordination by Mortgagee. Notwithstanding anything to the contrary contained herein, any Mortgagee or Ground Lessor may subordinate its Mortgage or Ground Lease, as the case may be, to this Lease by sending Tenant notice in writing subordinating such Mortgage or Ground Lease to this Lease, and Tenant agrees to execute and deliver to such Mortgagee or Ground Lessor such further instruments consenting to or confirming the subordination of such Mortgage or Ground Lease to this Lease, which instruments shall be in form and substance reasonably satisfactory to Tenant, within ten (10) Business Days after notice to Tenant of such request.

ARTICLE 19

Estoppel Certificates; Financial Information

(A) Tenant Estoppel Certificates. Tenant (and any Major Transferees) shall, at any time and from time to time, upon not less than fifteen (15) Business Days’ prior written notice from Landlord, in connection with any sale, financing or other material transaction of Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate in the form of Exhibit Q-1 attached hereto (the “Tenant Estoppel Certificate”). The Tenant Estoppel Certificate shall be addressed to Landlord, and, if Landlord shall so request, to any current or prospective Mortgagee, Ground Lessor, or any assignee thereof, and to any prospective purchaser of the Land, improvements or both comprising the Property, and to any other party Landlord may request, which has or intends to acquire a direct, indirect, or collateral or security interest in the Property or Landlord. In addition, the Tenant Estoppel Certificate may be modified to contain certifications to the actual knowledge of Tenant (or the Major Transferee, as applicable) of such reasonable, non-confidential factual matter regarding this Lease not expressly set forth in the form attached as Exhibit Q-1, as may be reasonably requested by the intended addressee, or as may otherwise be specified in good faith by Tenant. Any Tenant Estoppel Certificate delivered pursuant to this Article may be relied upon by each party to whom it is addressed and the Tenant Estoppel Certificate, if required by its addressee(s), may so specifically state.

(B) Landlord Estoppel Certificates. Landlord agrees at any time and from time to time upon not less than fifteen (15) Business Days’ prior written notice from Tenant, in connection with any sale, financing, Transfer or other material transaction of Tenant, to execute, acknowledge and deliver to Tenant an estoppel certificate in the form of Exhibit Q-2 attached hereto (the “Landlord Estoppel Certificate”). The Landlord Estoppel Certificate shall be addressed to Tenant, and, if Tenant shall so request, to any current or prospective Transferee and to any other party Tenant may request, which has or intends to acquire a direct or indirect interest in Tenant or Tenant’s leasehold interest hereunder or has, or intends to, loan money to Tenant. In addition, the Landlord Estoppel Certificate may be modified to contain certifications to Landlord’s actual knowledge, of such reasonable, non-confidential factual matters regarding this Lease not expressly set forth in the form attached as Exhibit Q-2, as may be reasonably requested by the intended addressee, or as may otherwise be specified in good faith by Landlord. Any Landlord Estoppel Certificate delivered pursuant to this Article may be relied upon by each party to whom it is addressed and the Landlord Estoppel Certificate, if required by its addressee(s), may so specifically state.

(C) Tenant Financial Statements. In the event that Landlord desires to sell or transfer any of its right, title or interest in the Property or any portion thereof, or to enter into one or more Mortgages or Ground Leases with respect to the Property or any portion thereof, or if otherwise reasonably requested by any Mortgagee or any investor in the Landlord, Landlord shall have the right to request that Tenant and any Major Transferees provide Landlord with copies of their most recent annual financial statements (which shall, in the case of Tenant, be audited financial statements, consistent in form with the audited financial statements heretofore delivered by Tenant to Landlord, or such other reasonable audited form as Tenant may hereafter adopt for its own internal business and accounting purposes), and, in such event, and provided that Landlord and any proposed transferee, Mortgagee or Ground Lessor shall execute a reasonable confidentiality agreement in favor of Tenant and/or such Major Transferee (as applicable), Tenant and/or such Major Transferee (as applicable) shall deliver copies of such financial statements to Landlord within twenty-one (21) days after such request of Landlord; provided, that in no event shall Tenant or any Major Transferee be obligated to deliver any such financial statements on more than two (2) occasions during any twelve (12) month period during (or prior to the commencement of) the Term.

ARTICLE 20

Assignment and Subletting

(A) Transfers. Except as provided in Paragraph 20(D) below, Tenant shall not, without the prior written consent of Landlord, (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, directly or indirectly, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) otherwise permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective or commencement date (which shall not be less than twenty-one (21) days after Tenant’s notice in the case of a sublease of one (1) floor or less of the Premises and shall not be less than thirty (30) days with respect to a sublease of more than one (1) floor of the Premises or an assignment of the Lease or other Transfer), and, except in the case of an assignment, the proposed expiration date, (b) in the case of a sublease, a description or depiction of the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the material terms of the proposed Transfer, including the consideration therefor, (d) the name and address of the proposed Transferee, and a copy of all then existing documentation entered into between Tenant and the proposed Transferee, if any, pertaining to the proposed Transfer, (e) a description of the nature of the subtenant’s or assignee’s business to be conducted at the Premises or the Subject Space, (f) current financial information with respect to the proposed Transferee, including its most recent financial statements, and (g) a form of sublease or assignment document substantially similar to the form of sublease or assignment document to be executed in connection with such Transfer (it being understood that a fully executed copy of the actual sublease or assignment document shall be delivered to Landlord by Tenant prior to Landlord’s delivery of an executed consent (or prior to the time that Landlord is deemed to have consented) to such assignment or sublease, as provided in Paragraph 20(B) below; provided, that in lieu of the items described in the foregoing clauses (a), (b), (c), (d), (e) and (g), Tenant may deliver to Landlord a copy of the applicable executed sublease or assignment document. Any Transfer made without complying with this Article, at Landlord’s option, shall be null, void and of no effect, and, following the delivery of Landlord’s written notice and lapse of Tenant’s opportunity to cure pursuant to Paragraph 22(A)(viii), shall constitute a Default. Tenant shall also deliver to Landlord such other non-confidential information regarding any Transferee to a Transfer requiring Landlord’s consent hereunder as Landlord may reasonably request.

(B) Approval. Notwithstanding the provisions of Paragraph 20(A), but subject to the third sentence of this Paragraph 20(B), and subject to the provisions of Paragraph 20(I) below, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed Transfer (including, without limitation, a proposed assignment, sublease or license arrangement to another tenant or occupant of the Building) (except that Landlord in its sole and absolute discretion shall have the right to withhold consent to any mortgage, pledge, hypothecation, or encumbrance of this Lease or any lien, claim or other encumbrance upon Tenant’s right, title or interest under this Lease, or any other Transfer other than a proposed assignment, sublease or license transaction; provided, further, that Landlord shall consent to, and shall cooperate with Tenant in connection with, reasonable and customary financing arrangements entered into by Tenant which result in Tenant’s granting of liens against any of the Tenant Work, Alteration Work or other equipment and personal property installed or placed by Tenant in the Premises, including without limitation, the execution of commercially reasonable landlord lien subordination and estoppel documents). Landlord and Tenant agree that Landlord shall be acting reasonably in withholding its consent only if any one or more of the following applies: (i) Landlord reasonably demonstrates that the Transferee is of a character or reputation or engaged in a business that will materially damage the reputation of the Building, (ii) the Transferee intends to use the Premises or applicable Subject Space for purposes that are not permitted under this Lease or for a Prohibited Use, (iii) the Transferee is a government (or agency or instrumentality thereof) that regularly attracts to its premises large numbers of persons in the general public or results in a materially heightened security environment at the Building (e.g., an embassy), (iv) there exists a material Default at the time Tenant requests consent to the proposed Transfer (it being understood that any Default in the payment of Rent in excess of one month’s Net Rent and Additional Rent then due and owing hereunder shall be deemed “material” for purposes of the foregoing), and/or (v) the proposed Transferee is a party to a letter of intent with Landlord or Landlord shall have received from such proposed Transferee an executed proposal or offer/term sheet, or Landlord has otherwise delivered to the proposed Transferee a lease document draft, containing the basic business terms of a proposed lease for space in the Building and, in each case, Landlord demonstrates to Tenant’s reasonable satisfaction that Landlord is then (or has, in the past thirty (30) days, been) in active, good faith negotiations with said proposed Transferee for space in the Building that would be in lieu of, as opposed to in addition to, the space offered to the proposed Transferee by Tenant. Notwithstanding anything to the contrary contained in the preceding sentence, during the period (and only during the period) that commences on the Effective Date and ends on the earlier of: (I) the last day of the second (2nd) Lease Year, and (II) the date on which eighty percent (80%) of the Rentable Area of the office portion of the Building (including the Premises, but not including the Fitness Center or any Common Conference Center) shall initially be subject to one or more leases or occupancy agreements, Landlord shall have the right to withhold its consent to any Transfer proposed by Tenant in Landlord’s sole discretion, other than: (A) a Transfer undertaken pursuant to Paragraph 20(D) below (which shall be subject to the terms of said Paragraph 20(D)), and/or (B) one or more subleases of portions of the Premises not to exceed, in the aggregate, 51,000 square feet of Rentable Area (which shall be subject to the terms of the first two sentences of this Paragraph 20(B)). If Landlord fails to give Tenant written notice that Landlord either (1) does not consent to a proposed Transfer, or (2) elects to exercise its “Sublease/License First Offer Rights” under Paragraph 20(I) below, within (x) ten (10) Business Days (for a sublease of one (1) full floor or less space in the Building) or (y) fifteen (15) Business Days (for any assignment, other sublease or other Transfer) of Landlord’s receipt of Tenant’s written request and the materials specified in subclauses (a) through (g) of Paragraph 20(A) above, then Tenant shall have the right to give Landlord a second written notice requesting consent to the proposed Transfer, which notice shall (in addition to again requesting such consent) contain a sentence stating “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF SHALL CONSTITUTE LANDLORD’S CONSENT TO THE PROPOSED TRANSFER,” and, in the event that Landlord fails to respond to such second notice within five (5) Business Days after Landlord’s receipt thereof, then, provided Tenant and the proposed Transferee shall have each executed and delivered to Landlord the appropriate form of consent (as set forth in the next sentence), Landlord shall be deemed to have consented to the proposed Transfer. Landlord’s consent shall be set forth in an instrument in the form of Exhibit R-1 (in the case of an assignment) or Exhibit R-2 (in the case of a sublease), and shall not be effective until such instrument shall have been countersigned by Tenant and such assignee or subtenant, as the case may be. Landlord shall not impose a charge (including the cost of legal fees to review any proposed Transfer documentation) on Tenant as a condition of obtaining Landlord’s consent to a Proposed Transfer. Tenant shall have the right, without the consent of or notice to Landlord, to advertise the availability of any space in the Premises to prospective subtenants and assignees, in such manner as Tenant shall elect (in its sole discretion), without any restriction as to the rental rate (or other terms) that may be so advertised.

(C) Recognition, Non-Disturbance and Attornment.

(i) Generally. Any sublease (and, if applicable, any license agreement) shall by its terms be expressly subject and subordinate to all of the terms, covenants and conditions of this Lease and shall terminate, in any event, no later than the date of expiration or termination of this Lease (or Tenant’s right to possession hereunder), subject to the rights any such subtenant may succeed to hereunder as provided in this Article 20. Upon the written request of Tenant, from time to time, however, so long as any proposed subtenant occupies or will occupy not less than one (1) full floor of space in the Premises pursuant to a written sublease to which Landlord has consented (or is deemed or required to have consented), and such subtenant does not occupy its Subject Space pursuant to an Exempt Transfer (other than an Exempt Transfer to which Tenant shall have obtained Landlord’s consent (notwithstanding that such consent is not required hereunder), which consent shall be granted or withheld by Landlord subject to the criteria subject set forth in

Paragraph 20(B) above) (a “Qualified Subtenant”), Landlord shall enter into one or more recognition, non-disturbance and attornment agreement(s) with any Qualified Subtenant (or with Tenant and such Qualified Subtenant), in recordable form (each, a “Recognition Agreement”), which shall provide, among other things, that if this Lease (or Tenant’s right to possession under this Lease) is canceled or terminated in accordance with the terms hereof or by the surrender hereof, whether voluntarily or by operation of law, prior to the then expiration date of this Lease and prior to the expiration date of such sublease (including extensions and renewals thereunder), then Landlord, for itself, its successors and assigns, as well as for any subsequent owner of the Property, shall covenant for the benefit of the Qualified Subtenant under any such sublease that:

(1)	the Qualified Subtenant shall enjoy quiet and peaceful possession under its sublease, subject, however, to the terms of this Paragraph 20(C);

(2)	subject to the terms of this Paragraph 20(C), the sublease of the Qualified Subtenant shall continue in full force and effect and Landlord shall recognize the sublease and the Qualified Subtenant’s rights thereunder (except as expressly provided below) and shall thereby establish direct privity of estate and contract as between Landlord and the Qualified Subtenant under said sublease with the same force and effect as though the sublease were originally made from Landlord in favor of the Qualified Subtenant thereunder (provided that in no event shall the expiration date of any such sublease, including extensions and renewals thereunder, extend beyond the stated expiration date of this Lease in effect as of the date of the early termination hereof (or the stated expiration date hereof in effect as of the date of the early termination of Tenant’s right to possession hereunder), except to the extent that such Qualified Subtenant has, pursuant to its sublease with Tenant, been granted any of Tenant’s Renewal Option(s) hereunder, in which event such Qualified Subtenant shall continue to have the right to exercise such Renewal Option(s) so granted to it from and after the termination of this Lease (or Tenant’s right to possession hereunder); and

(3)	subject to the terms of this Paragraph 20(C), Landlord shall assume such obligations on the part of the Tenant under such sublease; except, that Landlord shall not be liable in any way to any Qualified Subtenant for any prior act, omission, neglect or default on the part of Tenant, as landlord under said sublease, or be responsible for any monies owing by or on deposit with Tenant to the credit of the Qualified Subtenant (other than such monies turned over by Tenant to Landlord) and the Qualified Subtenant shall not have the right to set-off or assert against Landlord any such claim or any damages arising therefrom;

subject to (x) the agreement of the Qualified Subtenant under the Recognition Agreement to attorn to Landlord, and (y) the Qualified Subtenant’s observance and performance of all of the terms, covenants and conditions under this Lease applicable and ratably allocable to the Subject Space demised under such sublease, with the exception that the Qualified Subtenant shall pay to Landlord directly as gross rent payable under such sublease for the use and occupancy of the subleased premises the greater of (1) the base net rent and additional rent payable, from time to time, as set forth under such sublease, and (2) the Rent set forth under this Lease, ratably allocated on a square foot basis, between the Rentable Area of the Subject Space and the balance of the Rentable Area of the Premises existing prior to the termination, which would have been otherwise payable by Tenant under this Lease, and all other Additional Rent as set forth in the Lease, in each case, ratably allocated, if applicable (e.g., for Tenant’s Pro Rata Share of Operating Expenses and Taxes), on a square foot basis, between the Rentable Area of the Subject Space and the balance of the Rentable Area of the Premises existing prior to the Lease termination. Without limitation of any of the other terms and provisions set forth in this Paragraph 20(C), it is acknowledged and agreed that the Recognition Agreement with any Qualified Subtenant shall provide that, from and after the termination of this Lease (or Tenant’s right to possession hereunder) as aforesaid: (a) the Qualified Subtenant shall not have any rights under its sublease that are greater than the rights of Tenant set forth in this Lease, (b) the Qualified Subtenant shall not have obligations or liabilities under its sublease with respect to the Subject Space leased by such Qualified Subtenant that are less than the obligations and liabilities of the Tenant with respect to such Subject Space, as provided in this Lease, (c) the Landlord shall not have rights with respect to the Subject Space leased by such Qualified Subtenant under its sublease that are less than the Landlord has under this Lease with respect to such Subject Space, and (d) the Landlord shall not have any duties or liabilities to the Qualified Subtenant under its sublease that are greater than the duties and liabilities that Landlord has to Tenant under this Lease; and, in the event that any of the requirements described in subclauses (a) through (d) above are not satisfied by the sublease of the Qualified Subtenant, then Landlord may, at its option, effective on or after the date on which this Lease (or Tenant’s right of possession hereunder) has terminated as aforesaid, require the Qualified Subtenant to modify the terms of its sublease accordingly, as an express condition to the effectiveness of the Recognition Agreement and the other terms and conditions for such Qualified Subtenant’s rights of non-disturbance as provided in this Paragraph 20(C). In any event, each Recognition Agreement with a Qualified Subtenant shall provide that, at the request of Landlord or the Qualified Subtenant thereunder, at any time after the termination of this Lease (or Tenant’s right to possession hereunder) as aforesaid, the Qualified Subtenant and Landlord shall enter into such documentation as may reasonably be requested by the requesting party (which may, at either party’s option, consist of an amended and restated lease instrument entered into directly between Landlord and such Qualified Subtenant) further evidencing and/or effectuating the terms of this Paragraph 20(C). Any Recognition Agreement shall also provide that, to the extent that the Subject Space subleased by a Qualified Subtenant is located on a partial floor of the Building, and such Subject Space is not demised as separate space from the balance of the space located on such floor of the Building (e.g., by reason of the absence of multi tenant corridors and other customary improvements required in order to cause such floor to be configured as a customary multi tenant floor), then if this Lease (or Tenant’s right of possession hereunder) shall terminate: (X) such Qualified Subtenant shall, at its cost, thereafter cause the Subject Space on any such partial floor to be so separately demised (which shall include, if the same have not yet been installed on such floor, the installation of multi tenant corridors and other customary improvements required in order to cause such floor to be configured as a customary multi tenant floor), or (Y) if Landlord so elects (by written notice to the Qualified Subtenant), Landlord shall perform such work necessary to cause the Subject Space to be separately demised (as described above), in which event the Qualified Subtenant shall reimburse Landlord for Landlord’s Actual Costs incurred in connection therewith.

(ii) Relocation. To the extent that the Subject Space sublet by a Qualified Subtenant is not located on one or more floors of the Building which, alone or taken together with other Subject Space that is subject to a Recognition Agreement, constitute a contiguous block of floors in the Building that is located on either (x) the highest or lowest floor(s) of the Low-Rise Floors Premises, or (y) the highest or lowest floor(s) of the Mid-Rise Floors Premises (which may, at Landlord’s option, exclude any floors of the Premises, to the extent used in full or substantial part by Tenant for conference center and/or food preparation/service purposes and not for normal office usage), then the Recognition Agreement applicable to such Subject Space shall provide that, in the event of a cancellation or termination of this Lease (or Tenant’s right to possession hereunder) as aforesaid, Landlord shall have the one-time right, at the cost of the Qualified Subtenant and at no cost to Landlord, upon not less than one hundred twenty (120) days’ prior notice to the Qualified Subtenant, to relocate the portion of the Subject Space leased by such Qualified Subtenant located on floor(s) of the Building which do not satisfy the criteria set forth above to other office space in the Building which has been improved with customary office improvements, installations and alterations (e.g., Landlord shall not relocate any portion of the Subject Space which is used primarily for office purposes to any space in the Building which is primarily used for conference center or food preparation/service purposes or which has never been built-out for office purposes (i.e., so-called “raw” space), unless Landlord causes such space to be built-out (at Landlord’s expense) in a manner consistent with office use) which are in reasonably good condition (it being agreed in any event that (a) any office space located in the Premises and/or (b) any tenant space in the Building which is in a condition the quality of which is reasonably consistent with the quality of the condition of the Subject Space leased by such Qualified Subtenant immediately prior to the termination of this Lease (or Tenant’s right to possession hereunder) as aforesaid, shall, in the case of either (a) or (b), be deemed to be in “reasonably good condition” for purposes of the foregoing). In the event that Landlord exercises any such relocation right, then the applicable Qualified Subtenant shall be required to vacate and surrender such portion of the Subject Space, and to occupy such relocated space, no later than the expiration of such one hundred (120) day period.

(iii) Parking. To the extent that Tenant’s sublease with a Qualified Subtenant grants rights in favor of such Qualified Subtenant to exercise any of Tenant’s parking rights described in Article 36 hereof, then the Recognition Agreement of such Qualified Subtenant shall also provide that the Qualified Subtenant may continue to exercise such parking rights thereunder after the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid; provided, however, that, to the extent that such sublease shall have conferred upon such Qualified Subtenant the right to use more than one (1) parking space for each 5,000 square feet of Rentable Area located in the Subject Space of such Qualified Subtenant, Landlord shall have the right to limit the number of parking spaces which such Qualified Subtenant has the right to use pursuant to the Recognition Agreement to one (1) parking space for each 5,000 square feet of Rentable Area located in such Subject Space.

(iv) Signage. To the extent that Tenant’s sublease with a Qualified Subtenant grants rights in favor of such Qualified Subtenant to install and maintain one or more Tenant Signs in the Main Lobby of the Building pursuant to Paragraph 39(C)(i) hereof, then the Recognition Agreement of such Qualified Subtenant shall provide that such Qualified Subtenant shall, after the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid, only have the right to install and maintain: (x) in the event that such Qualified Subtenant leases at least 100,000 square feet of Rentable Area within any elevator bank of the Building, one (1) Tenant Sign in the area designated for tenant signage for such elevator bank within the Main Lobby, or (y) in the event that such Qualified Subtenant leases at least 300,000 square feet of Rentable Area of the Building, Tenant Signs in all locations of the Main Lobby at which Tenant has the right to install and maintain Tenant Signs pursuant to Paragraph 39(C)(i) hereof (including on (or on the lobby wall behind) any Tenant Lobby Desk). To the extent that Tenant’s sublease with a Qualified Subtenant grants rights in favor of such Qualified Subtenant to install and maintain an Exterior Tenant Sign at the Property pursuant to Paragraph 39(B) hereof, then the Recognition Agreement of such Qualified Subtenant shall provide that such Qualified Subtenant may continue to have such rights to install and maintain its Exterior Tenant Sign after the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid only if such Qualified Subtenant leases at least 300,000 square feet of Rentable Area in the Building.

(v) Expansion Rights.

(1)

To the extent that Tenant’s sublease with a Qualified Subtenant grants rights in favor of such Qualified Subtenant to exercise any of Tenant’s Expansion Options under Paragraphs 34(A) through (K) hereof, and/or rights of first offer under Paragraph 34(N) hereof, then the Recognition Agreement of such Qualified Subtenant shall provide that the Qualified Subtenant may, after the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid, only have the right to exercise: (x) any one (1) of Tenant’s Expansion Options for each 75,000 square feet of Rentable Area leased by such Qualified Subtenant at the Building (e.g., a Qualified Subtenant which leases less than 75,000 square feet of Rentable Area at the Building shall not have any right to exercise any Expansion Option, a Qualified Subtenant which leases at least 75,000 (but less than 150,000) square feet of Rentable Area at the Building shall have the right to exercise one (1) Expansion Option, and a Qualified Subtenant which leases at least 150,000 square feet of Rentable Area at the Building shall have the right to exercise two (2) Expansion Options), it being agreed that in the event that such Qualified Subtenant has been granted, pursuant to its sublease, the right to exercise a greater number of Expansion Options than are exercisable pursuant to the preceding terms of this clause (x), the number of such Expansion Options exercisable by such Qualified Subtenant after the termination of this Lease (or Tenant’s right to possession hereunder) as aforesaid shall be reduced to the maximum number of Expansion Options exercisable by such Qualified Subtenant pursuant to the preceding terms of this clause (x) (and that, subject to such maximum number, the Qualified Subtenant shall have the right to select which of the specific Expansion Options so granted to such Qualified Subtenant will continue to be exercisable after such termination of this Lease (or Tenant’s right to possession hereunder)), and (y) Tenant’s rights of first offer under Paragraph 34(N) hereof only to the extent that (a) such Qualified Subtenant has also been granted the right to exercise one or more of Tenant’s Expansion Options hereunder which remain in effect pursuant to subclause (x) above, and (b) such right of first offer applies only to the floor(s) to which the Expansion Option(s) which remain in effect pursuant to subclause (x) above granted in favor of such Qualified Subtenant applies.

(2)	To the extent that Tenant’s sublease with a Qualified Subtenant grants rights in favor of such Qualified Subtenant to expand the Subject Space sublet by such Qualified Subtenant by adding thereto a fixed amount of space (which fixed amount of space may be stated as within a range of a designated maximum and a designated minimum square footage on a given floor or floors) within a portion of the Premises not yet sublet to such Qualified Subtenant effective as of a fixed date (as specified in said sublease) (which fixed date may be stated as being within a certain designated window period), then the Recognition Agreement of such Qualified Subtenant shall provide that the Qualified Subtenant shall have the right to exercise such expansion rights with respect to such portion of the Premises after the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid only to the extent that:

(X) such Qualified Subtenant is required to either: (I) add to its premises the space to which such fixed expansion rights apply within fifteen (15) Business Days after receipt by such Qualified Subtenant of written notice from Landlord (which notice of Landlord shall be sent on or after the date of the termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid) that Landlord will require such Qualified Subtenant to add such space to its premises, or (II) waive such fixed expansion rights in favor of such Qualified Subtenant effective as of the date that is fifteen (15) Business Days after its receipt of such notice from Landlord; it being agreed that if such Qualified Subtenant fails to respond to any such notice from Landlord within the fifteen (15) Business Day period set forth above, such Qualified Subtenant shall be deemed to have elected to waive such fixed expansion rights as provided in clause (II) above;

(Y) such expansion rights apply only to one or more floors within the Premises which, when taken together with the Subject Space sublet by such Qualified Subtenant, constitute a contiguous block of space in the Building leased by such Qualified Subtenant (subject in all events to Landlord’s relocation rights (if applicable) as set forth in Paragraph 20(C)(ii) above); and

(Z) such expansion rights apply to (I) all of the Rentable Area located on one or more floors of the Building, (II) all of the Rentable Area located on one or more floors of the Building which is not leased by such Qualified Subtenant, or (III) all of the Rentable Area located on one or more floors of the Building which is not leased by another tenant of the Building (with the effect that such expansion rights cannot apply to any partial floor, unless the balance of such floor is then being leased by the Qualified Subtenant or another tenant of the Building).

(vi) Sublease May Contain Other Rights. Nothing contained in the foregoing Paragraphs 20(C)(i)-(v) above shall in any way limit the rights which Tenant may grant in favor of, or which may be exercisable by, a Qualified Subtenant pursuant to any sublease between Tenant and such Qualified Subtenant during any period within which this Lease remains in effect (so long as such rights do not violate the terms of this Lease), it being acknowledged and agreed that the limitations set forth in said Paragraphs 20(C)(i)-(v) above shall apply only to the rights that such Qualified Subtenant shall continue to be entitled to exercise pursuant to a Recognition Agreement after any termination or cancellation of this Lease (or Tenant’s right to possession hereunder) as aforesaid.

(D) No Consent Required. Notwithstanding anything to the contrary contained herein, Tenant may, at any time and from time to time, without the consent of Landlord and (except as expressly provided below) without any notice to Landlord, assign this Lease or any interest hereunder to, or sublease the Premises or any part thereof (which sublease may, but need not be, in writing) to, or permit the occupancy of the Premises (which permission to occupy may but need not be in writing, and which permission, if not a sublease of space or an assignment of all or any interest in this Lease, shall be deemed a license only, and shall terminate upon any termination of this Lease or Tenant’s right to possession hereunder), or any part thereof, by:

(i) any service provider, vendor, client or customer of Tenant or any Affiliate (except that, no assignment shall be made pursuant to this clause (i), and no sublease or license shall be entered into pursuant to this clause (i), if such assignment, sublease or license would, at the time of such assignment, sublease or license, cause the aggregate Rentable Area subject to all assignments, subleases and licenses entered into pursuant to this clause (i) to exceed ten percent (10%) of the Rentable Area of the Premises); (ii) any successor entity of Tenant resulting from a merger, reorganization or consolidation with Tenant (provided that such merger, reorganization or consolidation is undertaken primarily for independent business purposes, and not primarily for purposes of transferring this Lease or any interest in the Premises); (iii) any entity succeeding to all or substantially all of the business and assets of Tenant (provided that such transaction is undertaken primarily for independent business purposes, and not primarily for purposes of transferring this Lease or any interest in the Premises); (iv) any entity that, at the effective or commencement date of the Transfer, is an Affiliate of Tenant; or (v) any entity that, at the time of the effective or commencement date of such Transfer, is acquiring all or substantially all of the business being conducted at the Premises by Tenant or its Affiliates (provided that such transaction is undertaken primarily for independent business purposes, and not primarily for purposes of transferring this Lease or any interest in the Premises) (any such Transfer described in any of clauses (i) through (v) above being herein referred to as an “Exempt Transfer”). The following shall also constitute “Exempt Transfers” for purposes of this Lease, and shall not require the consent of, or any notice to Landlord (except that Tenant shall provide Landlord with notice of any Exempt Transfer described in the following clauses (a) and (c) within a reasonable time after the consummation thereof): (a) any change of the organizational form of Tenant (e.g., from a limited liability partnership to a limited liability company), (b) any addition or withdrawal of Partners to or from Tenant (or the death of any Partner), (c) any dissolution of Tenant and immediate reconstitution of Tenant into a new partnership or other legal entity (provided that such new partnership or other legal entity succeeds to substantially all of the business of the Tenant entity immediately preceding such dissolution, and assumes Tenant’s obligations and liabilities under this Lease), and/or (d) the reallocation of equity, ownership, voting or other interests in Tenant among Partners of Tenant. An “Affiliate” of any person or entity is a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first such person or entity. The word “control” means the power, directly or indirectly, by voting rights, contract or otherwise, to direct or cause the direction of the management or policies of a person or entity. Notwithstanding anything contained in this Paragraph 20(D) to the contrary, (1) no assignment or sublease pursuant to this Paragraph 20(D) shall violate any of the conditions set forth in clauses (i), (ii) and (iii) of the second sentence of Paragraph 20(B), (2) Tenant shall provide notice to Landlord of any express assignment of all of Tenant’s rights and interests under this Lease made by Tenant pursuant to this Paragraph 20(D) within a reasonable time after the effective date of such assignment, and any assignee of all of Tenant’s rights and interest under this Lease permitted pursuant to this Paragraph 20(D) shall expressly assume all of Tenant’s obligations and liabilities hereunder without releasing the assignor, and (3) Tenant shall provide notice to Landlord of any written sublease made by Tenant pursuant to this Paragraph 20(D) within a reasonable time after the commencement date of such sublease, and any sublease permitted pursuant to this Paragraph 20(D) shall be subject and subordinate to all of the terms, covenants and conditions of this Lease (and shall, in any event, terminate upon the termination of this Lease or Tenant’s right to possession hereunder, subject only to the terms of Paragraph 20(C) above, to the extent applicable).

(E) Profits. With respect to each Lease Year, Tenant shall pay to Landlord, in the manner set forth below in this Paragraph 20(E), an amount equal to fifty percent (50%) of the aggregate profits, after recovery of all of Tenant’s reasonable, actual, out-of-pocket costs incurred in connection therewith, derived by Tenant from all subleases of the Premises or assignments of this Lease which assignments or subleases are not Exempt Transfers within such Lease Year. For purposes of the foregoing, “profit” means all rent or other compensation paid by all sublessees and assignees of Tenant within any Lease Year in excess of the Rent payable by Tenant under this Lease within such Lease Year (ratably allocable to the Subject Space, in case of one or more subleases), less reasonable expenses and costs of Tenant incurred to induce or otherwise related to such subleasing or assignment during such Lease Year, including, without limitation: (i) marketing and brokerage costs, (ii) reasonable attorneys’ fees and expenses, (iii) cash inducements, construction and reconstruction costs, rent subsidies, lease assumption costs, moving allowances, tenant improvements and fit out costs, and furniture, fixtures and equipment paid for by Tenant, and (iv) other allowances and any other economic concessions or services actually paid or provided to any assignees and sublessees. Within one hundred twenty (120) days following the expiration of any Lease Year during which one or more Transfers shall have occurred (or, in the case of one or more subleases, within which such subleases shall be in effect), Tenant shall deliver to Landlord a statement, certified by an accountant or authorized representative of Tenant, setting forth in reasonable detail the computation of any “profit” Tenant has derived from all Transfers with respect to such Lease Year (“Tenant’s Statement”). Concurrently with the delivery of Tenant’s Statement to Landlord, Tenant shall pay to Landlord fifty percent (50%) of the amount of all profits (if any) actually derived by Tenant with respect to the Lease Year to which such Tenant’s Statement applies (as set forth in such Tenant’s Statement), but only to the extent that all such profits have actually been received by Tenant.

(F) Terms of Consent. Following an Exempt Transfer or if Landlord consents (or is deemed to have consented) to any other Transfer: (a) the terms and conditions of this Lease, including among other things, Tenant’s liability for the Premises or the Subject Space, as the case may be, shall in no way be deemed to have been waived, released or modified, (b) any consent granted by Landlord shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) any subtenant shall have the same rights and obligations with respect to an assignment of its sublease and/or under-subletting as Tenant has with respect to an assignment of this Lease and/or subletting, except to the extent that the sublease shall impose additional restrictions or obligations, and (d) except as to any Exempt Transfer of a type with respect to which, under the above terms of this Article 20, no notice is required to be given to Landlord under this Article 20, Tenant shall deliver to Landlord promptly after execution (but in no event later than thirty (30) days thereafter), an original executed copy of all documentation pertaining to such Transfer. Any sublease or license hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease or Tenant’s right to possession hereunder shall be terminated during the term of any sublease or license, Landlord shall, subject to Paragraph 20(C) and any Recognition Agreement have the right to: (i) treat such subleases and licenses canceled and repossess the subject space by any lawful means, or (ii) require that such subtenant or licensee attorn to and recognize Landlord as its landlord under any such sublease or license (as applicable). If Tenant is in monetary Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(G) Transferees May Exercise Rights.

(i) Subject to the terms of this Paragraph 20(G), and except where otherwise expressly prohibited under this Lease, Tenant shall have the right, at Tenant’s option, to assign to a Transferee (other than to a licensee) any or all of Tenant’s rights under this Lease (including Tenant’s rights under Article 26, Article 27, and Article 34 through Article 39 hereof) (but such assignment shall be subject to all terms and conditions pertaining to the exercise of such rights as set forth in this Lease, and Tenant shall, in any event, remain liable and responsible for all of the duties, obligations and liabilities of the “Tenant” under this Lease after any Transfer to a Transferee (subject, however to the terms set forth in Exhibits R-1 and R-2 attached hereto) and Tenant shall, if requested by Landlord, join in the exercise of any rights under Article 34 and/or Article 39 hereof). Notwithstanding anything to the contrary contained herein, in no event shall Tenant assign Tenant’s rights under Paragraph 39(B) hereof in a manner which would permit more than one (1) person or entity to exercise such rights at any given time under this Lease (i.e., only one (1) person or entity shall have the right to maintain an Exterior Tenant Sign at the Property at any given time under this Lease).

(ii) Notwithstanding the foregoing, Tenant’s rights under Paragraph 39(B) hereof, and Paragraph 39(C)(i)-(ii) hereof (collectively, the “Subject Signage Rights”) may not be assigned by Tenant to any Transferee that is not a Major Transferee. In addition, Landlord and Tenant agree that Landlord shall have the right to notify Tenant (a “Signage Competition Restriction Notice”) that Landlord has entered into a lease of space at the Building with another tenant which contains provisions which prohibit the grant of exterior signage rights at the Property to, companies or firms that are engaged in a business which competes with the business conducted by such other tenant at the Building (a “Signage Competition Restriction”) (it being agreed that in no event shall any such Signage Competition Restriction apply to (x) the originally-named Tenant herein (including any successor to the originally-named Tenant herein (or either of them) (or any subsequent successor(s) to such successor(s)) by any Exempt Transfer which constitutes a merger, consolidation, asset sale or acquisition or similar transaction) or any business conducted by the originally-named Tenant herein (or any such successor), (y) a law firm, or (z) any Major Transferee (or any business conducted thereby) to whom Tenant shall have assigned any of the Subject Signage Rights prior to any receipt by Tenant of a Signage Competition Restriction Notice from Landlord which would have applied to such Major Transferee (or the business conducted thereby), provided that notice of the assignment of such Subject Signage Rights to such Major Transferee has been provided to Landlord), in which event Tenant agrees that it shall not, during any period after its receipt of such Signage Competition Notice within which such Signage Competition Restriction remains in effect, assign the Subject Signage Rights to any Major Transferee which would, if it exercised the Subject Signage Rights, cause a violation of the Signage Competition Restriction (unless such assignment expressly provides that such Subject Signage Rights may not be exercised by the assignee thereof during any period within which such Signage Competition Restriction remains in effect); provided, however, that, notwithstanding anything to the contrary in the foregoing, Landlord covenants and agrees that in no event shall more than two (2) Signage Competition Restrictions be in effect at any given time during (or prior to the commencement of) the Term. Any Signage Competition Restriction Notice shall be provided by Landlord within a reasonable period of time after the lease containing the Signage Competition Restriction in question has been entered into, and shall contain a copy of the provisions of such lease which contain the Signage Competition Restriction. For purposes of this Lease, the term “Major Transferee” shall mean any permitted assignee under this Article 20 of all of Tenant’s right, title and interest in or to this Lease, or any permitted subtenant under this Article 20 subleasing at least 100,000 square feet of Rentable Area of the Premises.

(iii) In the event that Tenant assigns any of its rights under this Lease to any Transferee: (a) Tenant shall notify Landlord in writing of the specific rights so assigned by Tenant (except that: (x) in connection with an assignment by Tenant of all of its rights under this Lease to a Transferee, such notice may generally state that all rights of Tenant under this Lease are being assigned to the Transferee thereunder, and (y) in connection with a sublease or license by Tenant of any portion of the Premises, Tenant need not specifically notify Landlord of any rights assigned to the subtenant or licensee thereunder which relate to the portion of the Premises subleased or licensed thereto (e.g., the right to receive Building Services in such portion of the Premises)), and (b) neither Tenant nor any other person or entity (other than the Transferee to whom such rights have been assigned) shall thereafter have any right to exercise or enforce any such rights to the extent that such rights have been so assigned during any period within which such Transferee has the right to exercise and/or enforce such specific rights (it being understood, for purposes of clarification, that in the case of a partial assignment of any of Tenant’s rights under this Lease to a Transferee (e.g., without limitation, an assignment of some, but not all, of Tenant’s signage rights under Article 39 hereof), Tenant shall retain the right to exercise and enforce those rights not specifically assigned to the Transferee (subject, however, in the case of Tenant’s exterior signage rights under Article 39, to the terms of Paragraph 20(G)(i) above)). Tenant and any such Transferee shall execute such instruments as Landlord may reasonably request in order to confirm the assignment of any such rights to a Transferee.

(H) Non-Waiver. The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article 20, to any further Transfer to the extent otherwise herein required. Any Transfer hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder.

(I) Sublease First Offer Right. Notwithstanding anything herein to the contrary, for any proposed sublease or license arrangement (other than an Exempt Transfer under Paragraph 20(D) above), which involves a portion of the Premises comprising one (1) full floor or more (or its equivalent, in terms of Rentable Area), Landlord shall have the right, by notice to Tenant given within the same time frames as provided for Landlord’s consent to be delivered under Paragraph 20(B) above, to elect to enter into the proposed sublease or license arrangement directly with Tenant, with Landlord being the subtenant or licensee hereunder, all in accordance with the same terms as otherwise applicable to the proposed sublease or license to which Tenant was seeking Landlord’s consent thereunder. In the event Landlord so exercises such right as provided in the preceding sentence (herein, the “Sublease/License First Offer Right”), then Landlord and Tenant shall enter into the sublease or license documentation which would otherwise have applied for the prospective third-party sublessee or licensee, and the parties shall take such further action and execute such further instruments as may be reasonably requested by either party hereto to effectuate the foregoing exercise of Landlord’s Sublease/License First Offer Right.

ARTICLE 21

Certain Rights Reserved By Landlord

Landlord shall have the following rights, exercisable without notice (except as expressly provided in this Lease) without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of Rent (except as expressly provided in this Lease):

(A) To require that all types of window shades, blinds, drapes, and other similar window coverings conform to the building standard specifications therefor delivered to Tenant. This Paragraph 21(A), however, shall not be applicable to any inner shades, blinds, drapes or window coverings that are separated from the exterior window pane by blinds, shades, drapes or window coverings conforming to the building standard specifications, so long as such inner shades, blinds, drapes or window coverings do not materially detract from the Class A nature and appearance of the Building. Landlord shall enforce said building standard specifications uniformly against all tenants and occupants of the Building.

(B) To grant to anyone the exclusive right to use the Retail Area of the Property for the retail sale of goods and services therefrom so long as any such exclusive right shall not operate to exclude Tenant from the Premises or from the office uses and related uses expressly permitted in Article 5 above, subject, however, to the terms of Paragraph 42(A) hereof. Landlord agrees that Landlord shall not hereafter confer upon any tenant or occupant of the Building any right to exclusive uses of the Building which will restrict Tenant’s (or any Transferee’s) use of the Premises for office, conference center or cafeteria purposes in compliance with this Lease.

(C) To approve (such approval not to be unreasonably withheld) the weight, size and location of safes and other heavy equipment and bulky articles in and about the Premises and the Building (so as not to overload the floors of the Premises), and to require all such items to be moved into and out of the Building and the Premises only at such times and in such manner as Landlord shall reasonably direct (provided that the foregoing terms of this Paragraph 21(C) shall not apply as to the initial Tenant Work, which shall instead be governed by the Workletter attached hereto). Tenant shall provide notice to Landlord prior to moving any such heavy equipment and bulky articles into or out of the Building, and shall pay to Landlord Landlord’s Actual Costs incurred in connection with the supervision thereof (provided that such notice and payment obligation shall not apply to the initial Tenant Work or to the initial tenant work in connection with any of Tenant’s Expansion Premises, First Proposal Space or Offer Space, as the case may be, which shall instead be governed by the Workletter and by the terms of Paragraphs 7 and 34 hereof, as applicable). Tenant shall not place a load upon any floor of the Premises that exceeds fifty (50) pounds per square foot “live load” (except that, with respect to the area on each floor of the Premises located within two hundred (200) feet of the core of the Building (and in any event not less than 1,000 square feet of Rentable Area in the aggregate on each such floor), such fifty (50) pound per square foot “live load” limitation shall be increased to two hundred (200) pounds per square foot “live load”), or twenty (20) pounds per square foot “partition load,” without reinforcing (at Tenant’s sole cost and expense) any floors in the Premises or elsewhere in the Building as may be required in order to preserve the structural integrity of the Building, except to the extent such loads have been reviewed and approved by a structural engineer reasonably designated by Landlord and such loads have been determined to be consistent with the Building’s existing design capacities, or in order to comply with Laws, to handle any additional load (it being understood that any such reinforcing of the floors of the Building shall be subject to the terms and provisions of Article 7 hereof, or the Workletter if performed in connection with the performance of the Tenant Work); provided, Landlord shall, at Landlord’s sole cost and expense and as part of the Landlord Work hereunder, cause a rectangular area of approximately 7,000-10,000 square feet located on one (1) floor of the Initial Low-Rise Floors Premises, and additional areas of approximately 6,500 square feet located on each of up to three (3) additional floors of the Initial Low-Rise Floors Premises, to be reinforced to support two hundred (200) pounds per square foot “live load” in all such areas (i.e., all as more specifically referenced in Exhibit N attached hereto).

(D) To temporarily limit or prevent access to the Property, shut down elevator service (without limiting the terms of Paragraph 23(B) hereof), activate elevator emergency controls, or otherwise take such action or preventative measures deemed reasonably necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, (i) in case of fire, invasion, insurrection, riot, civil disorder, terrorist act, public excitement or other dangerous condition, or threat thereof or any other Emergency Situation, or (ii) in order to perform any maintenance or repairs that require Building closure; so long as (except in Emergency Situations or as otherwise required by Law, in which event Landlord shall give Tenant such notice as is practical under the circumstances) Landlord shall give Tenant at least fifteen (15) Business Days’ prior written notice of Landlord’s intention to close the Building pursuant to this clause (ii) (and, except in case of an Emergency Situation or as otherwise required by Law, Landlord shall restrict any such closure pursuant to this clause (ii) to Saturday, Sunday or any Holidays). Tenant shall have the right (but only once with respect to any particular closure), by written notice given to Landlord within ten (10) Business Days after Tenant’s receipt of such notice from Landlord, to require Landlord to postpone such closure under clause (ii) above for up to thirty (30) days beyond the date set forth in Landlord’s notice (to the extent that such postponement does not give rise to an Emergency Situation and is permitted by applicable Laws). Landlord shall use commercially reasonable efforts to avoid taking any of the actions set forth in this Paragraph 21(D) and, if not possible using such commercially reasonable efforts, then to minimize the impact on Tenant and its use and occupancy of the Premises.

(E) To install and maintain pipes, ducts, and conduits above the hung ceiling of the Premises, provided that such pipes, ducts and conduits are located not less than eight inches (8”) above the ceiling or in the base building columns or shafts in the Premises, to serve other parts or other tenants of the Building; provided that (i) except as part of the Landlord Work pursuant to the Landlord Work Plans approved by Landlord and Tenant pursuant to the Workletter, all pipes shall be installed in the columns or shafts of the Premises, (ii) no reduction in the usable area of the Premises results therefrom, (iii) no such installation or maintenance shall interfere (except to a de minimis extent) with Tenant’s use of the Premises for the conduct of its business and other rights and benefits under this Lease, (iv) any damage caused thereby to the Premises or Tenant’s property is promptly repaired at Landlord’s expense, (v) no access panels are required to access the pipes, ducts and conduits which are exposed in the occupied portions of the Premises, and (vi) such installation does not materially adversely affect the aesthetics of the Tenant Work or the Premises, as reasonably determined by Tenant. All work in the Premises (and, to the extent commercially reasonable, all other work that would cause interference with the conduct of Tenant’s business if performed during Regular Business Hours) under this Paragraph 21(E) shall be performed outside of Regular Business Hours.

(F) To decorate or to make alterations, additions, or improvements, structural or otherwise, in or to the Property, or any part thereof (including without limitation changes and reductions in corridors and other public areas and the installation of other structures, facilities, amenities and features therein); provided, however, that, except to the extent that Tenant shall have consented in writing thereto in advance or such action is required by applicable Laws or is otherwise expressly permitted under this Lease, in no event shall any such decorations, alterations, installations, additions or improvements in or to the Property: (a) be located in the Premises or on any full floor in which the Premises are located; (b) except as expressly permitted elsewhere in this Lease (including Article 39 and Paragraph 6(Q) hereof) constitute material decorations, alterations, installations, additions or improvements to the Main Lobby or the Plaza, (c) except as expressly permitted elsewhere in this Lease (including Article 39 hereof), be made to the exterior (including the windows, mullions and “skin”) of the Building, the Monument, any Tenant Sign, the elevators of the Building, or the stairways serving the Premises, or the appearance of any of the foregoing; (d) adversely affect any Building Services to be provided by Landlord hereunder; (e) cause any increase in Net Rent, Additional Rent or Tenant’s Pro Rata Share on account thereof, or (f) otherwise adversely affect the character of the Building as a Class A office building; and provided, further, that no such decorations, alterations, installations, additions or improvements to the Property shall in any way limit or otherwise affect any of Tenant’s rights, or Landlord’s duties and obligations, under this Lease; and provided, further, that except as expressly provided in this Lease (including Article 39 and Paragraph 6(Q) hereof) or as required by applicable Laws, Tenant shall have the right to require Landlord to remove and/or restore any non-material decorations, alterations, installations, additions or improvements in or to the Main Lobby or Plaza (at Landlord’s sole cost and expense, which shall not be included in Operating Expenses) made without the prior written consent of Tenant, in the event that Tenant determines (in its sole discretion) that the same are not consistent with a first class building or the overall design and appearance of the Property (it being acknowledged that any material decorations, alterations, installations, additions or improvements to the Main Lobby or Plaza not otherwise required by applicable Laws shall require Tenant’s prior consent, as provided above). In connection with any repairs, maintenance, improvements or alterations, in or about the Property, required or permitted to be made by Landlord under this Lease, Landlord may temporarily erect scaffolding and other structures reasonably required, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors, so long as Tenant continues to have access to the Premises at all times (subject to Emergency Situations or other matters that are described in Paragraph 21(D) or are beyond the reasonable control of Landlord). Landlord shall take commercially reasonable steps to minimize any interference with Tenant’s access to the Premises and its operations therein resulting from any actions taken by Landlord under this Article 21. Any work to be performed in the Premises shall be performed in accordance with the provisions of Article 17.

ARTICLE 22

Tenant Default and Landlord Remedies

(A) Default by Tenant. Each of the following events, shall constitute a “Default” by Tenant, and shall give rise to Landlord’s remedies set forth in Paragraph 22(B) below:

(i) failure by Tenant to make when due any payment of Rent, and the continuation of such failure for ten (10) Business Days after written notice specifying such failure; or

(ii) failure by Tenant to observe or perform any of the terms or conditions set forth in Paragraph 7(D) hereof and the continuation of such failure beyond the expiration of any notice and cure period therein provided; or

(iii) failure by Tenant to observe or perform any of its obligations set forth in Paragraph 28(A) hereof, and the continuation of such failure for fifteen (15) Business Days after receipt of written notice from Landlord specifying such failure (except, that if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, and Tenant commences to cure within such fifteen (15) Business Day period, then such period shall be extended so long as Tenant is diligently pursuing such cure to completion);

(iv) failure by Tenant to deliver: (x) an SNDA within the period specified in Paragraph 18(A) hereof, (y) a Tenant Estoppel Certificate within the period specified in Paragraph 19(A) hereof, or (z) Tenant’s financial statements within the period specified in Paragraph 19(C) hereof, and the continuation, in any such case, of such failure for five (5) Business Days (or, in the case of a failure under subclause (z), for ten (10) Business Days) after receipt of written notice from Landlord specifying such failure; or

(v) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided elsewhere in this Paragraph 22(A), and the continuation of such failure for thirty

(30) days after written notice specifying such failure (except, that if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, and Tenant commences to cure within such thirty (30) day period, then such period shall be extended so long as Tenant is diligently pursuing such cure to completion); or

(vi) failure by Tenant to comply with the Rules, and the continuation of such failure for thirty (30) days after written notice specifying such failure (except, that if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, and Tenant commences to cure within such thirty (30) day period, then such period shall be extended so long as Tenant is diligently pursuing such cure to completion); or

(vii)(a) the making by Tenant of any general assignment for the benefit of creditors, (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or the filing by or against Tenant of a petition for reorganization or arrangement or seeking other relief under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, or (e) Tenant’s admitted insolvency or admission of an inability to pay its debts as they mature; or

(viii) there occurs a Transfer of this Lease, or the Premises or any part thereof, in violation of Article 20 which is not cured within ten (10) days after written notice specifying such violation.

The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Laws. To the extent that any of the foregoing notice periods provided for in this Article 22 and elsewhere in this Lease are greater than the notice periods required under the statutes of the State of Illinois, such greater notice periods as are provided for herein shall substitute for any such statutory notice periods, and, to the extent not prohibited by such statutes, any notices given pursuant to the terms hereof shall be deemed the notice required by any such statutes.

(B) Remedies. If a Default occurs, then during the continuance thereof, Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law and/or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:

(i) Landlord may terminate this Lease and repossess the Premises by detainer suit, summary proceedings or other lawful means (in which event Tenant shall peaceably quit and surrender the Premises to Landlord), and recover from Tenant as damages an amount of money equal to the sum of: (a) any unpaid Rent as of the termination date, including interest at the Default Rate, (b) any unpaid Rent which would have accrued after the termination date through the time of award, including interest at the Default Rate, (c) the present value of any unpaid Rent which would have accrued after the time of award during the balance of the Term, less the present value of the then current market rental value of the Premises for such period, after deduction from the said current market rental value of the Premises of the reasonably estimated Costs of Reletting (as defined in Paragraph 22(E)) for such balance of the Term (such net amount not to be less than zero in any event, it being the intention of the parties that Landlord shall have no obligation to pay to Tenant or to offset against other sums Tenant owes to Landlord the excess, if any, of the present value of the then current market rental value of the Premises over the present value of said unpaid Rent), and (d) any other amounts necessary to compensate Landlord for all direct damages (without limitation of the specific rights and remedies to which Landlord is entitled pursuant to the provisions of Article 13 hereof, but otherwise excluding consequential or punitive damages) and other out-of-pocket losses, costs, and expenses caused by Tenant’s failure to perform its obligations under this Lease to the extent such amounts are not included in the above. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Pro Rata Share of Taxes and Operating Expenses, shall be projected, based upon the average rate of increase, if any (but subject to any applicable caps on such increase as set forth in this Lease), in such items from the Commencement Date through the time of award. Present value shall be computed on the basis of a discount rate equal to the then-current yield on United States Treasury obligations at the time of such computation as reported in the Wall Street Journal or similar financial publication having a maturity approximately equal to the remainder of the Term as reasonably determined by Landlord; provided, if no such obligations of such maturity exist, then such discount rate shall be reasonably selected by Landlord.

(ii) Landlord may terminate Tenant’s right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means (in which event Tenant shall peaceably quit and surrender the Premises to Landlord), without terminating this Lease (and if applicable Law permits, and Landlord shall not have expressly terminated the Lease in writing, any termination shall be deemed a termination of Tenant’s right of possession only), in which event Landlord shall use commercially reasonable efforts to mitigate its damages by attempting to relet all or any part of the Premises to a Replacement Tenant, for such rent and upon such terms as shall be reasonably satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord is authorized to first lease other available space at the Building before reletting the Premises, or to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient. In such event, Landlord may recover from Tenant the sum of: (a) any unpaid Rent as of the date possession is terminated, including interest at the Default Rate, (b) any unpaid Rent which accrues during the Term from the date possession is terminated through the time of award (or which may have accrued from the time of any earlier award or awards obtained by Landlord through the time of the subsequent award or awards), including interest at the Default Rate, less any Net Re-Letting Proceeds (as defined in Paragraph 22(E)) received by Landlord during such period, (c) all Rent from time to time which accrues from and after the date of the award less any Net Re-Letting Proceeds received by Landlord during such period, and (d) any other amounts necessary to compensate Landlord for all direct damages caused by Tenant’s failure to perform its obligations under this Lease to the extent such amounts are not included in the above (including, without limitation, payment of all Costs of Reletting as and when actually paid or incurred by Landlord). Landlord may bring suits for such amounts or portions thereof, at any time or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

Without limiting the generality of the introduction sentence of this Paragraph 22(B), an election by Landlord to terminate Tenant’s right to possession of all or any part of the Premises or exercise any one or more of its other rights and remedies, without terminating this Lease, shall not preclude a subsequent election by Landlord to terminate this Lease. Wherever in this Lease the term “Tenant’s right to possession shall have terminated” (or words of similar import) is used, such term shall be deemed to refer to a termination of Tenant’s right of possession of the Premises by reason of the occurrence of a Default hereunder, as provided in Paragraph 22(B)(ii) above.

(C) Specific Performance, Collection of Rent. Except as expressly provided in this Lease to the contrary, Landlord and Tenant shall each at all times have the rights and remedies (which shall be cumulative with each other and with respect to Landlord in addition to those rights and remedies available to Landlord under Paragraph 22(B)), as may be available under applicable Law and other provisions of this Lease, without prior demand or notice except as required by applicable Law or this Lease, including without limitation the right to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

(D) Interest. Any Rent payable under this Lease which is not paid when due shall accrue interest at the Default Rate from the date that is ten (10) Business Days after the date of Landlord’s written notice to Tenant of such non-payment until payment is received by Landlord; provided, that if one (1) installment of Net Rent, Tenant’s Pro Rata Share of Taxes or Tenant’s Pro Rata Share of Operating Expenses (collectively, “Regularly Scheduled Rent Payments”) is not paid when due by Tenant within any twelve (12) consecutive month period within the Term, then any subsequent installment of any component of the Regularly Scheduled Rent Payments coming due within such twelve (12) consecutive month period which is not paid when due by Tenant shall accrue interest at the Default Rate from the date that such installment was due (rather than ten (10) Business Days after written notice from Landlord of such non-payment as provided above) until payment thereof is received by Landlord. Such interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. Such interest is in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

(E) Certain Definitions. “Net Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants. “Costs of Re-Letting” shall include, without limitation, all Landlord’s Actual Costs incurred by Landlord (reflecting the remaining portion of the Term (and not the term of the lease of the Replacement Tenant, to the extent different from the remaining portion of the Term) at the time of such expenditure; e.g., if the then remaining portion of the Term is two (2) years, and the lease with the Replacement Tenant is for a ten (10) year term, the Costs of Re-Letting shall be the costs appropriately allocable to two (2) of the ten (10) years included in such term of the Replacement Tenant’s lease) for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, reasonable attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants. “Replacement Tenants” shall mean any persons not affiliated with Landlord to whom Landlord re-lets the Premises or any portion thereof pursuant to this Article. “Default Rate” shall mean the lower of (i) the sum of (x) the rate per annum equal to the rate of interest announced from time to time by Bank One, N.A., or its successor (and if no successor so exists, then such other major national bank as reasonably selected by Landlord), as its prime rate of interest (such rate to change from time to time as and when such prime rate changes) (the “Prime Rate”), and if there be more than one such rate, then for purposes hereof, the highest rate shall be applicable, plus (y) three percent (3%), and (ii) the highest rate permitted by applicable Law.

(F) Removal. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of this Lease or at Law, to which Tenant is or may be entitled, may be handled, removed, or stored in a commercial warehouse or otherwise by Landlord (at Tenant’s risk, cost, and expense if Tenant was required but failed to remove same from the Premises), and Landlord shall in no event be responsible for the value, preservation, or safekeeping of that property. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in any removal and all storage charges against that property that Tenant was required but failed to remove as long as the same shall be in Landlord’s possession or under the Landlord’s control. Any property of Tenant not removed from the Premises or retaken from storage by Tenant after the end of the Term or Tenant’s right to possession hereunder shall be conclusively presumed to have been abandoned by Tenant unless Tenant removes such items within ten (10) Business Days after written demand therefor from Landlord. Without limiting the generality of the foregoing, in the event that Tenant fails to vacate the Premises in the condition required under Article 12 hereof, Landlord shall have the right (but not the obligation) to restore the Premises to such condition, all at Tenant’s sole cost and expense.

(G) Landlord Action. In the event of a Default (or in the event of a default by Tenant hereunder giving rise to an Emergency Situation), Landlord may, but shall not be obligated to, after reasonable notice to Tenant and without waiving or releasing Tenant from any other obligation under this Lease, make such payment or perform such other act to the extent

Landlord may deem desirable and in that connection pay reasonable expenses and employ counsel, and Tenant shall reimburse Landlord for any such expenses.

(H) Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, re-letting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release the Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by Law, in the event Landlord exercises its rights to terminate possession under Paragraph 22(B)(ii) above, then all rent and other consideration paid by any Replacement Tenants shall be applied: first, to the Costs of Re-Letting, second, to the payment of any Rent theretofore accrued, and the remainder, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remainder to be retained by Landlord). Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(I) Waiver of Consequential and Punitive Damages. Without limitation of the specific rights and remedies to which Landlord is entitled pursuant to the provisions of Article 13 hereof, in no event shall Tenant be liable for, and Landlord, on behalf of itself and its successors and assigns (and their respective agents, contractors, subcontractors, employees, invitees and licensees), hereby waives any claim for, any consequential or punitive damages (including loss of profits or business opportunity) arising under or in connection with this Lease.

ARTICLE 23

Landlord Default and Tenant Remedies; Untenantability; Tenant Offset

(A) Default by Landlord and Tenant’s Remedies. If any act or omission of Landlord would, under applicable Laws, give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease (other than pursuant to a right of cancellation or termination expressly set forth in this Lease), or to abate or offset against payment of Rent (other than a right of abatement or offset expressly set forth in this Lease, including Paragraph 23(C) below) or to claim a partial or total eviction, Tenant shall not be entitled to exercise any such right or remedy (subject to the last sentence of this Paragraph 23(A)), unless such act or omission shall have continued unremedied for ten (10) days after written notice from Tenant is given to Landlord (in the case of a default curable solely by the payment of money), and thirty (30) days or such longer period as may be provided elsewhere in this Lease for all other defaults, after written notice thereof is given to Landlord; except, that if such default is susceptible of cure, but more than thirty (30) days are reasonably required to effect such remedy of non-monetary defaults, then Tenant shall not be entitled to exercise any such right or remedy if Landlord commences to remedy such act or omission within thirty (30) days after receipt of Tenant’s notice thereof and thereafter diligently prosecutes such remedy to completion (a “Landlord Default”). The aforementioned periods of time permitted for Landlord to cure non-monetary defaults shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to Unavoidable Delays, so long as Landlord is diligently pursuing such cure to completion. If Landlord fails to cure within the times permitted for cure herein, Landlord shall be subject to all remedies as may be available to Tenant at law or in equity (subject, however, to any and all other applicable provisions of this Lease). Notwithstanding anything to the contrary contained in the foregoing, the notice and cure requirements, periods and rights set forth in this Article 23 shall not apply to Landlord’s duties and obligations set forth in Article 29 hereof or in the Workletter (it being acknowledged that any notice and cure rights applicable to said Article 29 and/or the Workletter are set forth therein).

(B) Untenantability; Interruption in Services.

(i) If, as a result of a Material Building Services Failure, or Landlord’s failure to perform any Landlord Repairs, the Premises or any portion thereof become Untenantable and such Untenantability continues for more than two (2) consecutive calendar days (or, if the policy for service interruption or rent loss insurance maintained (or required to be maintained) by Landlord hereunder does not insure the rent abatement resulting from such condition, such Untenantability continues for four (4) consecutive calendar days) (which two (2) or four (4) consecutive calendar day period, as applicable, shall not be extended for Unavoidable Delays), then Rent shall thereafter abate with respect to the Premises or the portion thereof that is rendered Untenantable as a result of such Material Building Services Failure or failure to perform any Landlord Repairs, and Rent shall also abate with respect to any additional portions of the Premises that are not functionally usable and that are not used by Tenant for normal business operations due to the relocation of a portion of Tenant’s operations; provided, that the Untenantability of any office portion of the Premises that does not contain systems serving other portions of the Premises shall not be deemed to render any other portion of the Premises functionally unusable as aforesaid; and provided further, that, notwithstanding anything to the contrary in the foregoing proviso, in the event that fifty percent (50%) or more of the Rentable Area of the Premises is Untenantable as a result of the Material Building Services Failure or failure to perform any Landlord Repairs, then the entire Premises (to the extent that the same is not used by Tenant for the normal conduct of its business) shall be deemed to be Untenantable. Rent shall continue to abate for the duration of such Untenantability from and after said two (2) or four (4) consecutive calendar day period, as applicable. Landlord agrees at all times to use reasonable efforts to correct any Untenantability of the Premises.

(ii) If any period of Untenantability resulting from a Material Building Services Failure (which was not otherwise caused by Tenant’s default hereunder or from the negligence or intentional misconduct of Tenant, its agents, employees, principals, invitees, contractors or other representatives), or resulting from a failure by Landlord to perform Landlord Repairs, affects (a) more than 25% of the Rentable Area of the Premises (said space described in this subclause (a) being herein called “Material Affected Space”), or (b) a portion of the Premises which, when so rendered Untenantable, materially and adversely affects Tenant’s ability to use the remainder of the Premises under normal circumstances (including without limitation with full electrical and HVAC Building Services provided with respect thereto) for its normal business operations (for example, but not by way of limitation, the floor(s) on which Tenant’s primary computer equipment and/or data center are located), and continues for more than one hundred twenty (120) consecutive days (or three hundred (300) consecutive days, to the extent the same results from, or Landlord’s ability to cure such matter is delayed by, Unavoidable Delays), then Tenant shall have the right (during the period such Untenantability persists beyond the foregoing one hundred twenty (120) or three hundred (300) (as applicable) consecutive day period), but exercisable only by written notice to Landlord within the forty-five (45) day period following said one hundred twenty (120) or three hundred (300) (as applicable) consecutive day period, to terminate this Lease with respect to said Material Affected Space, and only in the case of subclause (b) to terminate this Lease in its entirety, which termination shall be effective upon receipt of such written notice. If this Lease is terminated pursuant to this Paragraph 23(B)(ii) with respect to all or a portion of the Premises, then Net Rent and other scheduled payments of Rent shall be apportioned with respect to the Premises so terminated on a per diem basis and shall be paid to the date of the event giving rise to such Untenantability (with appropriate adjustment for the portion of the Premises that Tenant continues to occupy for the normal conduct of its business from the date of such event to said termination).

(iii) For purposes of this Lease (including Article 9 and Article 11), “Untenantable” and “Untenantability” means with respect to the Premises or the premises of any other tenant (or any portion of either), that the same cannot reasonably be used and occupied by Tenant or such other tenant (as applicable) in the ordinary and normal course of its business with no material adverse disruption in work environment and in accordance with applicable Laws, for any reason whatsoever, including (without limitation) by reason of: (a) the condition of the Premises (or such other premises, as applicable), (b) lack of or material impairment to access, electricity, HVAC or water service, and (c) any failure of the air quality in the Premises (or such other premises, as applicable) to comply with applicable Laws, except that the Premises shall in no event be deemed to have become Untenantable by reason of an interruption of elevator service, so long as elevator service is being provided by: (x) four (4) or more of the passenger elevators serving the Low-Rise Floors Premises, (y) four (4) or more of the passenger elevators serving the Mid-Rise Floors Premises, and (z) one (1) freight elevator serving the entire Premises; provided however, that Tenant shall have the following rights and remedies (each of which shall be exercisable by Tenant regardless of whether or not Tenant actually uses or occupies any portion of the Premises for conduct of its business or any other purpose, but which shall be without duplication of each other) in the event that:

(1)

one (1) passenger elevator serving the Premises (or any portion thereof) shall remain inoperable for in excess of sixty (60) consecutive days, then, as Tenant’s sole monetary remedy hereunder by reason of the fact that such one (1) elevator is so inoperable (and in lieu of any other rights to reduce or abate Rent provided herein), Tenant shall have the right to a reduction in the amount of Net Rent payable hereunder in an amount equal to the product of (I) $5,000 (subject to increase as provided below), and

(II) the number of days in the period commencing on the first day after such sixty (60) consecutive day period and ending on the date on which such elevator is again made available;

(2)	more than one (1), but less than four (4) passenger elevators serving the Premises (or any portion thereof) shall remain inoperable for in excess of sixty (60) consecutive days, then, as Tenant’s sole monetary remedy hereunder by reason of the fact that such elevators are so inoperable (and in lieu of any other rights to reduce or abate Rent provided herein), Tenant shall have the right to a reduction in the amount of Net Rent payable hereunder in an amount equal to the product of (I) $15,000 (subject to increase as provided below), and (II) the number of days in the period commencing on the first day after such sixty (60) consecutive day period and ending on the date on which such elevators are again made available; or

(3)

four (4) or more passenger elevators serving the Premises (or any portion thereof) shall remain inoperable for in excess of two (2) consecutive calendar days (or, if the policy for service interruption or rent loss insurance maintained (or required to be maintained) by Landlord hereunder does not insure the rent reduction resulting from such condition, such condition continues for four (4) consecutive calendar days), or one (1) or more dedicated shuttle elevators exclusively serving Tenant’s designated conference center floors (i.e., the 6th and 7th floors of the Building) shall remain inoperable for in excess of five (5) consecutive business days, then (without limiting Tenant’s rights in the event that such condition results in the Untenantability of the Premises, as provided above), Tenant shall have the right to a reduction in the amount of Net Rent payable hereunder in an amount equal to: (X) for the first ten (10) days beyond such two (2) or four (4) (as applicable) consecutive day period or such five (5) consecutive business day period (as the case may be) within which such condition continues, the product of (I) $15,000 (subject to increase as provided below) and (II) the number of days in the period commencing on the first day after such two (2) or four (4) (as applicable) consecutive day period or such five (5) consecutive business day period (as the case may be) and ending on the earlier of the expiration of such ten (10) day period and the date on which a sufficient number of such elevators are again made available such that less than four (4) elevators remain inoperable and neither of the dedicated shuttle elevators exclusively serving Tenant’s designated conference center floors (i.e., the 6th and 7th floors of the Building) remain inoperable, and (Y) for the period beyond such first ten (10) days within which such condition continues, the product of (a) $30,000 (subject to increase as provided below) and (b) the number of days commencing on the first day after such ten (10) day period, and ending on the date on which a sufficient number of such elevators are again made available such that less than four (4) elevators remain inoperable and neither of the dedicated shuttle elevators exclusively serving Tenant’s designated conference center floors (i.e., the 6th and 7th floors of the Building) remain inoperable.

All dollar amounts specified in the foregoing clauses (1) through (3) above shall be increased on a cumulative and compounded basis by two and one-half percent (2.5%) per annum, commencing on the first day of the second Lease Year and each subsequent anniversary thereof.

(iv) For purposes of this Lease, “Material Building Service Failure” shall mean any material interruption, failure, decrease or impairment of any of the Building Services to be provided in accordance with the terms and provisions of this Lease (including Article 6) for any reason whatsoever.

(v) The provisions of Paragraphs 23(B)(i)-(iii) hereof shall not be applicable to any Untenantability (or any elevators being rendered inoperable) by reason of damage by fire or other casualty or condemnation and the same shall be governed by the provisions of Article 9 and Article 11 hereof, respectively.

(vi) The rights of Tenant to abate Rent and to terminate this Lease as a result of the occurrence of any Untenantability resulting from a Material Building Service Failure and/or failure by Landlord to perform any Landlord Repairs or from any elevators being rendered inoperable, as expressly provided above in this Paragraph 23(B), shall be Tenant’s sole and exclusive remedies in the event of the occurrence of any Untenantability resulting from a Material Building Service Failure and/or any Untenantability resulting from a failure by Landlord to perform Landlord Repairs during the Term under this Lease, and/or any elevators (other than the Building passenger elevators serving the Garage, it being agreed that Tenant shall not have the right to terminate this Lease solely by reason of the fact that any such Garage elevators may be inoperable) being rendered inoperable (except as provided in Article 9 and Article 11 hereof and Paragraphs 8(C) and 23(C) hereof), as applicable; provided, however, that nothing contained in the foregoing shall be deemed or construed to limit any of Tenant’s rights or remedies with respect to matters which occur prior to the commencement of the Term of this Lease (including Tenant’s rights and remedies set forth in Article 29 hereof and in the Workletter); and provided further, that to the extent that: (x) any Untenantability resulting from a Material Building Service Failure or failure to perform any Landlord Repairs shall arise as a result of any breach or violation of this Lease by Landlord, or any negligence or intentional misconduct of Landlord or its employees, principals, agents (including Landlord’s Agent), representatives or contractors (and not from Unavoidable Delays), (y) such Untenantability continues for more than ten (10) consecutive days, and (z) the actual, direct costs sustained or incurred by Tenant in connection with any relocation of Tenant’s personnel, property and/or operations to alternative space (including moving costs to and from such alternative space and rental costs of such alternative space) by reason of such Untenantability exceed the amount of the abatement of Rent to which Tenant is entitled hereunder accruing after such initial ten (10) business day period by reason of such Untenantability (the amount of any such excess is referred to herein as “Excess Untenantability Relocation Costs”), then, to the extent that such Excess Untenantability Relocation Costs are not covered by any insurance then carried by Tenant, Landlord shall pay or reimburse Tenant for the amount of such Excess Untenantability Relocation Costs (which payment shall be in addition to, and not in lieu of, the abatement of Rent to which Tenant is entitled herein). Tenant agrees to use commercially reasonable efforts to mitigate any Excess Untenantability Relocation Costs payable by Landlord to Tenant pursuant hereto (at no incremental cost to Tenant unless Landlord agrees in writing to pay such incremental costs).

(vii) Tenant agrees to provide Landlord with prompt written notice of the occurrence of any Untenantability affecting the Premises with respect to which Tenant intends to exercise its rights and/or remedies set forth in this Paragraph 23(B).

(C) Offset Rights. Any amounts payable by Landlord to Tenant under this Lease (including the Workletter) which are not paid when due shall accrue interest at the Default Rate from the date that is five (5) Business Days after the date of Tenant’s written notice to Landlord of such non-payment until payment is received by Tenant. Landlord and Tenant further agree that in the event that Landlord fails to pay any amount required to be paid by Landlord to Tenant pursuant to this Lease or the Workletter within five (5) Business Days after the date the same is due, then Tenant shall have the right to give Landlord a second written notice (an “Offset Exercise Notice”) requesting payment of such costs, which notice shall contain a sentence stating “LANDLORD’S FAILURE TO PAY THE FULL AMOUNT IN QUESTION WITHIN FIVE (5) BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF SHALL GIVE TENANT THE RIGHT TO OFFSET SUCH UNPAID AMOUNT AGAINST THE PAYMENT OF RENT,” and, in the event that Landlord fails to fully pay such costs within five (5) Business Days after such Offset Exercise Notice is provided to Landlord, any such unpaid amounts, together with all accrued and unpaid interest thereon, may be offset against the next installment of Rent and other amounts then due Landlord hereunder (in order of payment) until all such unpaid amounts and interest thereon have been either fully offset or paid by Landlord in full; provided, however, that in the event that: (i) the amount with respect to which Tenant shall have exercised the foregoing offset rights exceeds $100,000 pursuant to any single Offset Exercise Notice (or series of related Offset Exercise Notices), and (ii) Landlord shall in good faith believe that Tenant is not entitled to exercise such offset rights described in such Offset Exercise Notice as provided above, then Landlord shall have the right, within five (5) Business Days after Landlord’s receipt of such Offset Exercise Notice, to notify Tenant that Landlord has elected to dispute such exercise by Tenant of its offset rights hereunder (an “Offset Dispute Notice”) (which Offset Dispute Notice shall describe, with reasonable specificity, the reason(s) that Landlord in good faith believes that Tenant is not entitled to exercise such offset rights), in which event Tenant shall not offset the amount in question except to the extent that the dispute shall thereafter be resolved in its favor, as provided below. In the event that Landlord properly delivers an Offset Dispute Notice to Tenant as provided above, then Tenant shall have the right to submit the dispute to arbitration, which arbitration shall be governed by a procedure substantially similar in all respects to the arbitration procedure described in Section 15 of the Workletter (except that the arbitrator which shall resolve such dispute shall be an expert in the subject matter of such dispute (rather than a Workletter Qualified Arbitrator), and the non-prevailing party to such arbitration (as determined by the arbitrator) shall (in addition to paying the costs and expenses of the arbitrator, as provided in Section 15 of the Workletter) be responsible for the payment of all reasonable expert and attorneys’ fees, costs and expenses incurred by the prevailing party in connection with such arbitration), and, in the event that, pursuant to such arbitration procedure: (x) it is determined that Tenant is entitled to offset all or any portion of the amount set forth in the Offset Exercise Notice, then Tenant shall have the right to offset such amount against the next installment(s) of Rent coming due under this Lease (in order of payment), together with interest accruing thereon at the Default Rate from the date which is five (5) Business Days after the date of the initial notice from Tenant to Landlord that the payment which is the subject matter of such offset right was initially due from Landlord (as set forth in the first sentence of this Paragraph) until the date that such offset is completed, and Landlord shall have no further defense with respect to such offset, or (y) it is determined that Tenant is not entitled to offset any portion of the amount set forth in the Offset Exercise Notice, then Tenant shall not make any offset of such amount against the payment of Rent, and Tenant shall have no further claims with respect to such offset. Landlord and Tenant further agree that, if Landlord fails to pay the Tenant Work Allowance as and when provided in the Workletter, or any Expansion Allowance, First Proposal Allowance, Renewal Allowance or ROFO Allowance pursuant to the terms of Article 34 hereof, Tenant shall have the offset rights provided for in Section 6 of the Workletter (subject to and in accordance with the terms thereof); it being agreed that any and all rights of Landlord to dispute Tenant’s exercise of its offset rights with respect to the payment of the Tenant Work Allowance and/or any Expansion Allowance, First Proposal Allowance, Renewal Allowance or ROFO Allowance, are set forth in the Workletter (and shall be governed thereby, rather than the preceding terms of this Paragraph 23(C) describing Landlord’s rights to dispute Tenant’s exercise of its other offset rights under this Lease and the Workletter). The foregoing terms shall be binding upon any purchaser or transferee under Article 24, regardless of whether the same relate to matters occurring prior to such purchase or transfer, and upon any Mortgagee or Ground Lessor, regardless of whether the same relate to matters occurring prior to the date of the Mortgage or Ground Lease (as applicable) of such Mortgagee or Ground Lessor, or prior to the date of the exercise or enforcement of any rights or remedies thereunder or in any way relating thereto (including any foreclosure or deed in lieu of foreclosure); provided that, in the case of a Mortgagee or Ground Lessor or any successor Landlord by virtue of a foreclosure of any Mortgage (or deed in lieu thereof) such terms shall be subject to any contrary or inconsistent terms of any SNDA executed and delivered by Tenant and such Mortgagee or Ground Lessor.

(D) Intentionally omitted.

(E) Rights Cumulative. Except where expressly indicated in this Lease and/or the Workletter, and subject to the terms of Article 24 below, Tenant’s rights and remedies set forth in this Lease may be exercised at the option of Tenant, and are in addition to, and not a substitute for, the rights and remedies available to Tenant at law or in equity, including, without limitation, the right to seek damages (subject to Article 24 below), declaratory, injunctive or other equitable relief to specifically enforce this Lease.

(F) Waiver of Consequential and Punitive Damages. Without limitation of the specific rights and remedies to which Tenant is entitled pursuant to the provisions of Section 23(B) hereof, Article 29 hereof and/or the Workletter, in no event shall Landlord be liable for, and Tenant, on behalf of itself and its successors, assigns and Transferees (and their respective agents, contractors, subcontractors, employees, invitees and licensees), hereby waives any claim for, any consequential or punitive damages (including loss of profits or business opportunity) arising under or in connection with this Lease.

ARTICLE 24

Conveyance by Landlord; Liability of Landlord

(A) Conveyance by Landlord. In the event the landlord hereunder transfers or sells the Property (and, except as provided in the last sentence of this Paragraph 24(A), nothing herein shall be construed to restrict or prevent such sale or transfer), then (i) such purchaser or transferee shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Lease required to be performed by the landlord hereunder accruing from and after such sale or transfer (and the term “Landlord” shall thereafter be deemed to refer to such purchaser or transferee); provided, that such purchaser or transferee (w) shall be liable for obligations of the landlord under this Lease arising prior to such sale or transfer to the extent that such obligations arise from then uncured breaches or defaults under this Lease on the part of the transferor landlord, or other liabilities of the transferor landlord, which are (in either case) expressly and specifically referenced in an estoppel certificate executed in good faith by Tenant and delivered to such purchaser or transferee prior to the closing of the sale or transfer in question (to the extent that Tenant in good faith pursues Tenant’s claims and/or demands (which need not include the institution of legal proceedings) with respect to such breaches or defaults (if not theretofore cured) so referenced in an estoppel certificate within the one (1) year period following such closing), (x) shall be obligated to correct any physical conditions existing on the date of such sale or transfer which are in violation of the Lease (including any failure to perform Landlord’s Repairs), even if such physical condition(s) arose out of an act or omission of the prior landlord, (y) shall be obligated to pay or credit Tenant for any overpayment by Tenant of Operating Expenses or Taxes for any prior period as required hereunder, and (z) shall in all events be bound by Tenant’s offset rights described in Paragraph 22(C) hereof and in the Workletter, regardless of whether the duty, obligation or liability giving rise to such offset rights arose prior to, on or after the date on which such purchaser or transferee acquired its interest in the Property (but without limiting the rights of any such purchaser or transferee to rely on the veracity of any estoppel certificate delivered by Tenant thereto in connection with the applicable sale or transfer), (ii) Tenant shall attorn to such purchaser or transferee and such purchaser or transferee shall recognize Tenant’s rights hereunder, and (iii) the seller or transferor shall be discharged and released from, and shall not be liable for, all obligations as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease arising from and after the date of such transfer, or for any obligations arising prior to the date of such transfer that are expressly assumed by the buyer or transferee successor Landlord hereunder pursuant to a written instrument that is delivered to Tenant. Landlord shall, as a condition to the effectiveness of any limitation on Tenant’s rights to pursue the proceeds of any sale or transfer of the Property made by a seller/transferor Landlord in connection with any damages for a breach or non-performance of this Lease by such Landlord (as provided in Paragraph 24(B) below), provide Tenant with at least fifteen (15) Business Days’ prior notice of any sale or transfer of the Building or Property by Landlord, and shall provide

Tenant with an opportunity to execute and deliver a Tenant estoppel certificate to Landlord and the purchaser or transferee in connection with, and at least fifteen (15) Business Days prior to the closing of, any such sale or transfer. The terms of this Paragraph 24(A) shall be subject to any contrary or inconsistent terms of any SNDA, as it relates to transfers to a Mortgagee or Ground Lessor, or any successor Landlord by virtue of a foreclosure of any Mortgage (or deed in lieu of such foreclosure). Notwithstanding anything to the contrary contained herein, the original named Landlord under this Lease covenants and agrees that such party shall not sell or transfer the Property, or sell or transfer (or permit the sale or transfer of) any interest in the entity that constitutes such originally named Landlord hereunder, in either case such that Hines no longer has control over the management and performance of the Landlord Work, prior to the date on which all of the Landlord Work is substantially completed pursuant to the Workletter (it being agreed that the terms of this sentence shall in no event be deemed to prevent or limit Landlord from executing and delivering any Mortgage (or to prevent or limit any Mortgagee from exercising its rights and remedies thereunder), or from transferring the Property in connection with the execution and delivery of any Ground Lease (or to prevent or limit any Ground Lessor from exercising its rights and remedies thereunder)).

(B) Liability of Landlord. Except as provided below, none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and (except as provided below in this Paragraph 24(B)) any liability of Landlord (or if Landlord is a land trust, Landlord’s beneficiary) for damages or breach or nonperformance by Landlord or otherwise arising under or in connection with this Lease or the relationship of Landlord and Tenant hereunder, shall be collectible only out of:

(i) Landlord’s interest in the Property (or if Landlord is the beneficiary of a land trust, Landlord’s right, title and interest in such land trust), in each case, as the same may then be encumbered by a loan made by a bona-fide third party lender that is not an Affiliate of Landlord;

(ii) any proceeds of insurance payable to (or recovered by) Landlord under Landlord’s property insurance policies applicable to the Property, or proceeds of condemnation payable to Landlord with respect to the Property, which proceeds, in either case, have not been used in good faith by Landlord in connection with Landlord’s ownership, operation, maintenance, repair or restoration of the Building;

(iii) any proceeds of any sale or transfer of the Building by Landlord, but only in the case of this clause (iii) with respect to breaches, defaults or liabilities of the Landlord expressly and specifically referenced in an estoppel certificate executed (or which would have been executed had Tenant received timely notice of such sale as provided in Paragraph 24(A) above) in good faith by Tenant prior to the closing of the sale or transfer in question (to the extent that Tenant in good faith pursues Tenant’s claims and/or demands (which need not include the institution of legal proceedings) with respect to such breaches, defaults or liabilities (if not theretofore cured) so referenced in an estoppel certificate within the one (1) year period following such closing); and

(iv) any rental income derived by Landlord from the Property, excluding, however, any such rental income which has been:

(1)	distributed by Landlord to its members, partners or other owners (including for purposes of this subclause (1) a waiver and release by Tenant of any claim Tenant may have to assert any right which the Landlord or any trustee or similar person may otherwise have on behalf of the Landlord to require repayment to Landlord (in connection with the satisfaction of debts of Landlord in any bankruptcy, dissolution, reorganization, or similar proceeding involving Landlord) by any of the members, partners or other owners of the Landlord of any such rental income derived from the Property which has been distributed by Landlord to such members, partners or owners), it being agreed that: (x) no past, present or future members, partners or other owners of Landlord (but not including the Landlord itself) shall be named as a party in any suit or other judicial proceeding of any kind or nature whatsoever brought by Tenant against Landlord for payment of any such rental income derived by Landlord from the Property which has been distributed to such members, partners or owners, and (y) no attachment, execution or other writ of process shall be sought, issued or levied upon any such rental income derived by Landlord from the Property which has been distributed to its members, partners or other owners, nor shall Tenant proceed against or seek to recover any such rental income derived by Landlord from the Property which has been distributed by Landlord to its members, partners or other owners; and/or

(2)	used in good faith by Landlord in connection with Landlord’s ownership, operation, maintenance, repair or restoration of the Building;

and (except as provided in this Paragraph 24(B)) no personal liability is assumed by, nor at any time may be asserted against, Landlord (or if Landlord is a land trust, Landlord’s beneficiary), its beneficiaries, trustees, members, partners, shareholders, directors, officers or employees, or its other owners, direct or remote, all such liability, if any, being expressly waived and released by Tenant. The limitations of liability of Landlord contained in this Article shall apply equally to and inure to the benefit of the Landlord Protected Parties (as defined in Paragraph 10(B) above). Notwithstanding the foregoing, and except as otherwise provided in this Lease or in the Guaranty, there shall be no limitation of any kind on the liability of: (A) Landlord (i.e., meaning solely the entity comprising “Landlord,” and not any of its members, partners, shareholders, directors, officers or employees, or its other owners, direct or remote, or any other Landlord Protected Parties), in connection with any of Landlord’s duties, obligations, requirements or liabilities: (x) to construct the Building and other Improvements and complete the Landlord Work in compliance with this Lease and the Workletter, (y) under Article 29 and Article 41 of this Lease, or (z) under any term or provision of the Workletter, or (B) the Guarantor (i.e., meaning solely the entity comprising “Guarantor,” and not any of its members, partners, shareholders, directors, officers or employees, or its other owners, direct or remote), with respect to any of its duties, obligations, requirements and liabilities under the Guaranty.

(C) Landlord’s Agent. Tenant understands and agrees that if any instrument involving the Building is executed by Landlord’s agent (“Landlord’s Agent”) on behalf of Landlord, then Landlord’s Agent executes such instrument, not in its own right but solely as Landlord’s Agent and that nothing in this Lease shall be construed as creating any liability whatsoever against such Landlord’s Agent, its owners, direct and remote, and their respective directors, officers or employees and in particular, without limiting the generality of the foregoing, there shall be no liability of Landlord’s Agent to pay any indebtedness or sum accruing thereunder, or to perform any covenant or agreement whether expressed or implied therein contained, it being agreed that Landlord shall have sole responsibility therefor.

ARTICLE 25

Waiver; Indemnification

(A) Tenant Waiver. To the extent permitted by Law, Tenant waives and releases the Landlord Protected Parties from all claims for damage to property sustained by Tenant relating to

(i) directly or indirectly, any act or omission of any Landlord Protected Parties and/or Landlord’s contractors;

(ii) the Property, Building or Premises or any part thereof or any equipment or appurtenance becoming out of repair;

(iii) any accident in or about the Property, Building or Premises; or

(iv) directly or indirectly, any act or omission of any tenant or occupant of the Property or Building or of any other person,

except for any such damage that is both (A) caused as a result of (x) any breach or violation of this Lease by Landlord, (y) any negligence or intentional misconduct of Landlord or any other Landlord Protected Party (or any of their respective agents, representatives, principals, employees or contractors), and/or (z) the performance by Landlord or any Landlord Protected Party (or any of their respective agents, representatives, principals, employees or contractors) of any Landlord Work, or any other alterations, modifications or improvements to the Property, or any Landlord Repairs, and (B) covered by the insurance carried (or required to be carried) by Landlord pursuant to this Lease, but only up to the specified dollar limits required for Landlord’s insurance as are set forth in Article 10 hereof (it being agreed that Tenant’s waiver of claims for property damage set forth above shall apply to any insurance carried by Landlord in excess of the specified dollar limits required under this Lease, regardless of whether such insurance would otherwise have covered the damage in question). Nothing contained in this Paragraph 25(A) shall limit the terms of Paragraph 10(E)(iv) hereof.

(B) Landlord Waiver. To the extent permitted by Law, Landlord waives and releases the Tenant Protected Parties from all claims for damage to property sustained by Landlord relating to

(i) directly or indirectly, any act or omission of any Tenant Protected Parties and/or Tenant’s contractors;

(ii) the Property, Building or Premises or any part thereof or any equipment or appurtenance becoming out of repair;

(iii) any accident in or about the Property, Building or Premises; or

(iv) directly or indirectly, any act or omission of any tenant or occupant of the Property or Building or of any other person,

except for any such damage that is both (A) caused as a result of (x) any breach or violation of this Lease by Tenant, (y) any negligence or intentional misconduct of Tenant, any other Tenant Protected Party or any other occupant of the Premises (or any of their respective agents, representatives, principals, employees or contractors), and/or (z) the performance by Tenant or any Tenant Protected Party or any other occupant of the Premises (or any of their respective agents, representatives, principals, employees or contractors) of any Tenant Work, Alteration Work or Tenant Repairs, and (B) covered by the insurance carried (or required to be carried) by Tenant pursuant to this Lease, but only up to the specified dollar limits required for Tenant’s insurance as are set forth in Article 10 hereof (it being agreed that Landlord’s waiver of claims for property damage set forth above shall apply to any insurance carried by Tenant in excess of the specified dollar limits required under this Lease, regardless of whether such insurance would otherwise have covered the damage in question). Nothing contained in this Paragraph 25(B) shall limit the terms of Paragraph 10(E)(iv) hereof.

(C) Application. The foregoing Paragraphs 25(A) and (B) shall (subject to the exception at the end of each such Paragraph) apply especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas, refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether the damage results from the act or omission of Landlord, Tenant, other tenants of the Building or of any other person, or whether the damage is caused by or resulted from any thing or circumstance above mentioned or referred to, or any other thing or circumstance, whether of a like or of a wholly different nature.

(D) Tenant’s Property. Subject to the exception at the end of the first sentence of Paragraph 25(A) hereof, all property situated at the Property or in the Building or the Premises and belonging to Tenant, its agents, contractors, employees, or invitees or any occupant of the Premises, shall be situated thereat at the risk of Tenant or such other person only, and except to the extent otherwise required by applicable Law, Landlord shall not be liable for damage, theft, misappropriation, or loss of that property.

(E) Landlord’s Property. Subject to the exception at the end of the first sentence of Paragraph 25(B) hereof, all property situated at the Property or in the Building or the Premises and belonging to Landlord, its agents, contractors, employees, or invitees or any occupant of the Building, shall be situated thereat at the risk of Landlord or such other person only, and except to the extent otherwise required by applicable Law, Tenant shall not be liable for damage, theft, misappropriation or loss of that property.

(F) Tenant Indemnity. To the extent permitted by Law, and subject to the terms of Paragraphs 10(E)(iv), 25(B) and 25(E) above, Tenant shall protect, defend, indemnify and hold harmless the Landlord Protected Parties and Landlord’s Affiliates, and their respective agents, employees, members, managers, officers, directors, shareholders and partners, from and against any and all claims asserted against any such person (including all liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising out of any such claim) for loss of life or damage or injury to person or property, to the extent caused by or arising out of: (x) any breach or violation of this Lease by Tenant, (y) any negligence or intentional misconduct of Tenant, any other Tenant Protected Party or any other occupant of the Premises (or any of their respective agents, representatives, principals, employees or contractors) involving the Property, and/or (z) the performance by Tenant, any Tenant Protected Party or any other occupant of the Premises (or any of their respective agents, representatives, principals, employees or contractors) of any Tenant Work, Alteration Work or Tenant Repairs. Tenant’s obligations and liabilities pursuant to this Paragraph 25(F) shall survive the expiration or earlier termination of this Lease. Nothing contained herein shall, however, be deemed to obligate Tenant: (i) to indemnify Landlord or any other person or entity against claims asserted against Landlord or such other person or entity arising out of Landlord’s or such other person’s or entity’s own negligence or willful misconduct, or (ii) to indemnify Landlord or any other Landlord Protected Parties against any claim, loss or damage arising out of Landlord’s violation of this Lease.

(G) Landlord Indemnity. To the extent permitted by Law, and subject to the terms of Paragraphs 10(E)(iv), 25(A) and 25(D) above, Landlord shall protect, defend, indemnify and hold harmless Tenant and its agents, employees, members, managers, officers, directors, shareholders and partners from and against any and all claim asserted against any such person (including all liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees arising out of any such claim) for loss of life or damage or injury to person or property, to the extent caused by or arising out of: (x) any breach or violation of this Lease by Landlord, (y) any negligence or intentional misconduct of Landlord or any other Landlord Protected Party (or any of their respective agents, representatives, principals, employees or contractors) involving the Property, and/or (z) the performance by Landlord or any Landlord Protected Party (or any of their respective agents, representatives, principals, employees or contractors) of any Landlord Work, or any other alterations, modifications or improvements to the Property, or any Landlord Repairs. Landlord’s obligations and liabilities pursuant to this Paragraph 25(G) shall survive the expiration or earlier termination of this Lease. Nothing contained herein shall, however, be deemed to obligate Landlord: (i) to indemnify Tenant or any other person or entity against claims asserted against Tenant or such other person or entity arising out of Tenant’s or such other person’s or entity’s own negligence or willful misconduct, or (ii) to indemnify Tenant or any other Tenant Protected Parties against any claim, loss or damage arising out of Tenant’s violation of this Lease.

(H) Survival. The provisions of this Article 25 shall survive the expiration or earlier termination of this Lease.

ARTICLE 26

Emergency Generator

(A) Tenant shall have access to and use of the Tenant Generator Space (as defined in Exhibit N attached hereto) for the installation, use, maintenance and repair of a diesel-powered electric generator and other related equipment, including fuel tanks, fuel lines, mountings and supports (collectively, the “Tenant Generator”) for purposes of providing emergency and back-up electrical power to the Premises, all to the extent permitted by and in accordance with applicable Laws, but exclusive of any emergency power required for the base Building’s life safety systems, including base Building life safety devices required by governmental entities or agencies having jurisdiction over the Building and installed in the Premises, which installation shall be at the sole cost and responsibility of Landlord. Tenant, at its cost, shall install, maintain (in good and safe condition and repair, in compliance with all Laws), insure and remove (at the end of the Term) the Tenant Generator and shall, at its sole cost and expense, repair any and all damage caused to the Building or any equipment or property as a result of Tenant’s exercise of the rights granted in this Article 26. Tenant shall pay Rent for use of such Tenant Generator Space area at the gross rental rate (i.e., there shall be no Operating Expenses or Taxes separately payable for any such Tenant Generator Space) of $17.00 per square foot of Rentable Area thereof, increased on a cumulative, compounding basis commencing on the first day of the second Lease Year by two and one-half percent (2.5%) annually; provided that no such Rent shall be payable relative to any separate space used for housing Tenant’s fuel tank (i.e., as opposed to being used for housing the generator and other related equipment constituting the Tenant Generator hereunder). Installation of the Tenant Generator shall be performed at Tenant’s sole cost and expense in accordance with the provisions of the Workletter (if part of the Tenant Work) or Article 7. Landlord shall ensure that no equipment of Landlord or any other tenant or occupant of the Building interferes with the operation of the Tenant Generator or any equipment related thereto, and, if any such interference shall arise, Landlord shall, at no cost to Tenant, promptly remedy such interference. Landlord and Tenant agree that upon the termination of this Lease or Tenant’s right to possession hereunder, for any reason, Tenant’s rights under this Article 26 shall simultaneously terminate. Within fifteen (15) Business Days following the expiration or earlier termination of the Term, Tenant shall remove the Tenant Generator from the Building and repair any damage caused to the Building as a result thereof.

(B) If Tenant requires riser space or other space for conduit, wiring and/or cabling connecting the Premises and/or the Building’s switchgear room to the Tenant Generator, and/or space or pathways for fuel lines connecting the Tenant Generator to the fuel tanks supplying fuel for the Tenant Generator, Landlord shall make such riser space and other space available to Tenant at no cost to Tenant, and such riser space and other space shall be provided and maintained by Landlord, and used by Tenant, as though the same constituted a part of the Landlord’s Telecommunications Infrastructure (as set forth in Article 6 and Article 27 hereof and Exhibit N attached hereto). Any lines, cabling and/or wiring installed by Tenant in such riser or other space shall constitute components of “Lines” for purposes of this Lease; provided, Tenant shall not be required to remove any such lines, cabling and/or wiring upon the expiration or earlier termination of this Lease.

ARTICLE 27

Communications and Computer Lines

(A) Installation of Lines by Tenant. Tenant may install, maintain, replace, remove or use any communications and computer conduit, cabling, wiring, and related equipment (collectively, and together with any electrical cabling, wiring and related equipment installed by Tenant pursuant to Article 26 hereof, the “Lines”) at the Property serving the Premises at no additional cost (except for costs relating thereto that are permitted to be included in Operating Expenses pursuant to Article 3 hereof), so long as:

(i) such Lines shall be located solely within Landlord’s Telecommunications Infrastructure, the Premises, the roof space that Tenant is permitted to use pursuant to Article 37 hereof, the Tenant Staging Area and/or the area in which any Tenant Lobby Desk installed in the Main Lobby pursuant to Paragraph 6(Q)(iii) hereof is located;

(ii) any such installation, maintenance, replacement and removal shall be subject to all applicable Laws and to the applicable provisions of the Workletter (if part of the Tenant Work) or Article 7, and shall not unreasonably interfere with the use of any then existing Lines at the Property; and

(iii) if any Lines installed by Tenant require shielding in order to prevent such Lines from causing electromagnetic interference to any Lines installed by Landlord or any other person, Tenant shall install such shielding as shall be reasonably necessary to eliminate such interference.

(B) Landlord Supervision of Lines in Landlord’s Telecommunication Infrastructure. Landlord may reasonably direct, monitor and/or supervise the installation, maintenance, replacement and removal of, Lines in the Landlord’s Telecommunication Infrastructure (but Landlord shall have no right to monitor or control the information transmitted through such Lines), at no cost to Tenant (other than actual charges payable to the Building’s riser management company, if applicable). Such right shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. Prior to installing any Lines within the Landlord’s Telecommunications Infrastructure, Tenant shall provide Landlord with reasonably detailed plans and specifications describing such installation.

(C) Avoidance of Interference and Landlord’s Telecommunication Infrastructure Capacity. Landlord shall not, and shall not permit any person (other than Tenant) to, install electrical risers, lines, or other equipment in such proximity to Landlord’s Telecommunications Infrastructure that results in electromagnetic interference with any of Tenant’s Lines that may be then or thereafter located therein. If any such electromagnetic interference shall arise that adversely affects the effective use of Tenant’s Lines for their intended use, Landlord shall install such shielding as shall be reasonably necessary to eliminate such adverse effects. Landlord shall provide Tenant with reasonable prior notice of any work or activity within the Landlord’s Telecommunications Infrastructure of which Landlord or Landlord’s Agent is aware which is reasonably likely to interfere with or adversely affect the operation of Tenant’s Lines for their intended use, and, in the event that any such interference or other adverse effect is reasonably likely to disrupt or adversely affect the operation of Tenant’s primary data center in the Premises, Landlord shall (except in the case of an Emergency Situation or as otherwise required by applicable Laws) obtain Tenant’s consent prior to undertaking or permitting such work or other activity.

(D) Voice, Data and Cable Providers.

(i) Landlord has designed the Building such that it shall have the capacity to be served by at least six (6) carriers/vendors at each separate NetPOP Room for voice and data transmission. Tenant may use any or all of such carriers, and such use shall be provided without mark-up, profit, commission or other compensation by Tenant or any such carriers to Landlord. In addition to the foregoing, Tenant shall have the right, at its option, to contract for Tenant’s use with telecommunications and electronic data transmission providers selected by Tenant, and if Tenant so contracts with any such providers, Landlord shall have no obligation to maintain or repair the equipment furnished by such providers. Landlord shall, however, permit any such providers to install facilities in the Building’s two (2) NetPOP Rooms in locations therein reasonably designated by Landlord (as provided in Paragraph 6(H)(iii) hereof), in order to provide telecommunications services to Tenant directly through the facilities and equipment of such provider. Any services furnished to Tenant by such providers shall be paid for solely by Tenant. Landlord shall not limit the number of, or impose any charge or other unreasonable requirements on, such providers. Landlord shall restrict access, for security reasons, to all of Landlord’s Telecommunication Infrastructure. Landlord shall also restrict access, for security reasons, to Tenant’s telecommunication closets that are within full floors of the Premises and to Tenant’s enclosed portion of closets of tenants on any multi-tenant floor comprising a portion of the Premises so that other tenants and Landlord (except in the case of emergency) shall have access to such closets only in the company of an employee of Tenant. Without limiting the generality of the foregoing sentence, subject to Paragraph 27(B), Tenant and such service providers shall have access at all reasonable times to (upon reasonable prior notice to Landlord and, if reasonably required by Landlord, when accompanied by Landlord, Landlord’s Agent or riser manager) and use of Landlord’s Telecommunication Infrastructure and other areas reasonably required to connect Tenant with such service providers, all without cost to Tenant.

(ii) Landlord and Tenant shall jointly select the Building’s sole cable and satellite television providers and Tenant shall have the right to contract directly with such provider directly without mark-up, profit, commission or other compensation paid by Tenant or any such carriers to Landlord.

(iii) Tenant shall have the right, as more specifically described in Exhibit N attached hereto, to install antennas, wires and related gear and equipment in the ceilings and in the floor of the Premises for purposes of wireless communications, and Tenant shall not be limited to dish-type antennae (such that other configurations, including verticals to a maximum height of 12 feet, may be permitted), so long as the installation, use and maintenance of such gear and equipment complies with all Laws, does not unreasonably interfere with any other tenant’s use and occupancy of its premises or the operation of the Building, and is performed in accordance of this Lease (including the Workletter or Article 7 hereof, as applicable).

(E) Termination. Landlord and Tenant agree that upon the termination of this Lease for any reason, or termination of Tenant’s right to possession hereunder, Tenant’s rights under this Article 27 shall simultaneously terminate; provided, Tenant shall not be required to remove any Lines installed by Tenant hereunder upon the expiration or earlier termination of this Lease.

ARTICLE 28

Hazardous Materials

(A) No Hazardous Materials. Landlord covenants to Tenant that all work performed by Landlord in, on, or under the Land, the Building and the other Improvements (including all Landlord Work) shall be performed in a manner that does not incorporate therein any Hazardous Materials, except for normal quantities of Hazardous Materials customarily incorporated in such work at comparable office buildings in downtown Chicago in full compliance with Environmental Laws, and in a manner which does not result in injury or health risks to persons. Landlord further covenants that no work performed by Landlord in, on or under the Land, the Building and the other Improvements (including all Landlord Work) shall be performed in a manner that involves the Handling of Hazardous Materials, except for normal quantities of Hazardous Materials customarily Handled in connection with such work at comparable office buildings in downtown Chicago in full compliance with all Environmental Laws, and in a manner which does not result in injury or health risks to persons. Landlord further agrees that, to the extent required by Law, or to the extent such removal is typically performed in comparable office buildings in downtown Chicago (“Comparable Building Environmental Actions”), Landlord shall, at its sole cost and expense (subject to inclusion in Operating Expenses, to the extent permitted under Article 3 hereof), promptly remove or remediate, or cause to be removed or remediated, any Hazardous Materials on the Property (except for Tenant’s Hazardous Materials, and except to the extent permitted below in this Paragraph 28(A)) promptly after discovery thereof, including any mold in the Premises, Common Areas or other areas of the Building which Tenant has the right to use and/or occupy hereunder (or any other area of the Building which would expose the Premises, Common Areas or such other areas to mold) in amounts and/or concentrations that would result in injury or health risks to persons (regardless of whether such mold remediation is required under Laws or would constitute a Comparable Building Environmental Action); provided, however, that Landlord shall not be responsible for the remediation of any mold located in the Building to the extent that such mold results from Tenant’s negligence, intentional misconduct or failure to perform Tenant Repairs or other obligations required of Tenant under this Lease (it being agreed that Tenant shall be responsible for the remediation of any mold located in the Building which is so caused by Tenant’s negligence, intentional misconduct or failure to perform Tenant Repairs, to the extent that such remediation is required by Laws or typically performed in comparable office buildings in downtown Chicago, or such mold is in amounts and/or concentrations that would result in injury or health risks to persons, and to the extent that such mold is located in portions of the Building located outside the Premises, Landlord may at its option perform such remediation so required of Tenant in which event Tenant shall pay Landlord’s Actual Costs therefor). Tenant agrees that Tenant shall, at its sole cost and expense, promptly remove or remediate, or cause to be removed or remediated, any Tenant’s Hazardous Materials on the Property (except to the extent permitted below) promptly after discovery thereof. Tenant agrees that, except as permitted by this Paragraph 28(A), no Hazardous Materials shall be Handled upon, about, above or beneath the Premises or any portion of the Property by Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, or invitees (any such Hazardous Materials so handled being referred to as “Tenant’s Hazardous Materials”); and Landlord agrees that, except as permitted by this Paragraph 28(A), no Hazardous Materials shall be Handled upon, about, above or beneath the Premises or any portion of the Property by or on behalf of Landlord or its contractors, officers, directors, employees or invitees (but specifically excluding tenants or occupants of the Building) (any such Hazardous Materials so Handled shall be known as “Landlord’s Hazardous Materials”). Notwithstanding the foregoing, normal quantities of Tenant’s Hazardous Materials or Landlord’s Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies), or the construction or maintenance of leasehold improvements or the Building, may be Handled, as the case may be, in compliance with Environmental Laws, and in a manner that does not result in injury or health risks to persons. Landlord’s Hazardous Materials and Tenant’s Hazardous Materials shall be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws.

(B) “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives and requirements by any Regulatory Authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

(C) “Hazardous Materials” means (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “toxic substance,” “contaminant,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof (except to the extent used in connection with emergency back-up generators in accordance with applicable law); (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (vii) which possesses inherently toxic, reactive, flammable or corrosive characteristics, as all such terms are used in their broadest sense, to the extent any such items are or become regulated by Environmental Laws; (b) mold, or (c) other biological contaminants which cause a nuisance upon or waste to the Premises or any portion of the Property.

(D) “Handle,” “handle,” “Handled,” “handled,” “Handling,” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

(E) “Regulatory Authority” shall mean any federal, state or local governmental agency, commission, board or political subdivision.

ARTICLE 29

Conditions to Tenant’s Obligations; Construction Schedule; Delays

(A) Tenant Conditions. The obligations of Tenant under this Lease shall be subject to Landlord’s satisfaction of each of the following conditions on or before the dates specified below (collectively, the “Tenant Conditions”):

(i) No later than October 31, 2005, Landlord shall have acquired fee simple title to the Land (the date on which Landlord actually acquires fee simple title to the Land is referred to herein as the “Landlord Acquisition Date”).

(ii) No later than thirty (30) days after the Landlord Acquisition Date, Landlord shall have obtained and delivered to Tenant: (a) a leasehold title insurance policy in the amount of $10,000,000, with an effective date no earlier than the Landlord Acquisition Date, with extended coverage over the standard exceptions, insuring Tenant’s interest under this Lease subject only to the title exceptions listed on Exhibit T attached hereto (the “Permitted Title Exceptions”), and such other title exceptions which, in Tenant’s reasonable judgment, could not adversely affect Tenant, the Building or other Improvements or the Property (or Tenant’s rights to use and occupancy of the same as provided herein), and including the endorsements listed on said Exhibit T hereto; provided, that any such title insurance policy shall be obtained at Tenant’s sole cost, and Landlord shall be deemed to have satisfied the condition set forth in this clause (a) in the event that Landlord delivers Tenant a commitment for such title policy which otherwise conforms to all requirements set forth herein that is subject only to Tenant’s payment of the premium (at no more than normal rates) for such title insurance policy, and (b) a then current ALTA survey of the Land certified to Tenant (and such other parties as Tenant may designate).

(iii) No later than October 1, 2006, Landlord shall have (a) entered into a binding contract with respect to general conditions and fees only with a general contractor for the construction of the Building and (b) obtained any municipal or other permits necessary to commence demolition work on the Land. Landlord agrees to furnish Tenant with a copy of the construction contract described in clause (a) above promptly after full execution and delivery of the same, and copies of the permits described in clause (b) above promptly after issuance of the same.

Time is of the essence of each of the foregoing deadlines and the deadlines set forth below. Notwithstanding anything to the contrary contained in this Lease, there shall be no extension of any of the foregoing deadlines or the deadlines set forth below for any reason (including Unavoidable Delays), unless otherwise hereafter approved in writing by Tenant (in its sole discretion); provided, that any of the foregoing deadlines and the deadlines set forth below may be extended by Landlord to the extent (and only to the extent) that the Tenant Condition applicable to such deadline cannot be satisfied by Landlord on or prior to such deadline solely as a result of the occurrence of a Tenant Delay (as defined in the Workletter); it being agreed that the duration of any such extension of any such deadline shall be one (1) day for each day that the Tenant Condition applicable thereto cannot be satisfied by Landlord solely as a result of such Tenant Delay; and provided, further, that Tenant shall have the right to require Landlord to take any reasonable actions requested by Tenant to mitigate and minimize the period that any Tenant Condition cannot be satisfied as a result of any Tenant Delay (which may include, without limitation, the use of overtime labor), as long as Tenant agrees in writing to pay any incremental costs incurred by Landlord in connection therewith. Tenant may, in its sole discretion, waive or extend the deadline for any Tenant Condition at any time (and from time to time) by express written notice to Landlord of such waiver or extension. In the event that any Tenant Condition is not satisfied (or waived in writing by Tenant) for any reason on or before the deadline applicable thereto as set forth above or below (or as hereafter extended as provided above), then Tenant shall have the following rights, as its sole remedy for such failure of such Tenant Condition:

(a) if the Landlord Acquisition Date is not on or before October 31, 2005, Landlord shall pay to Tenant, within five (5) Business Days after demand, an amount equal to $2,000,000.

(b) if the Landlord Acquisition Date is not on or before December 31, 2005, Tenant may elect to terminate this Lease by written notice given to Landlord at any time prior to the Landlord Acquisition Date. If Tenant does not exercise such option to terminate this Lease and Landlord subsequently acquires fee simple title to the Land and timely satisfies the Landlord Occupancy Requirements described in Paragraph 29(C)(a) below, then the Initial Rent Credit shall be reduced by $2,000,000 (i.e., the $2,000,000 payment under subclause (a) above shall be deemed a pre-payment of the Initial Rent Credit).

(c) if the Tenant Condition set forth in clause (iii) above is not satisfied on or before October 1, 2006, Landlord shall pay to Tenant, within five (5) Business Days after demand, an amount equal to $4,000,000.

(d) if the Tenant Condition described in clause (iii) above is not satisfied on or before December 1, 2006, Tenant may elect to terminate this Lease by written notice given to Landlord at any time prior to the date such Tenant Condition is satisfied. If Tenant does not exercise such option to terminate and Landlord subsequently satisfies such Tenant Condition and timely satisfies the Landlord Occupancy Requirements described in Paragraph 29(C)(a) below, then the Initial Rent Credit shall be reduced by $4,000,000 (i.e., the $4,000,000 payment under subclause (c) above shall be deemed a pre-payment of the Initial Rent Credit).

(e) if the Tenant Condition set forth in clause (ii) above is not satisfied on or before the deadline applicable thereto, as its sole remedy,

Tenant shall have the right (but not the obligation) to obtain the title insurance policy and/or survey described in said clause (ii), and to charge Landlord for any and all incremental, reasonable, out-of-pocket costs and expenses incurred by Tenant by reason of such failure, in which event Landlord shall reimburse Tenant for such costs within thirty (30) days after Tenant’s delivery of a written invoice therefor.

Any payment that Landlord is required to make to Tenant pursuant to this Paragraph 29(A) shall be made in immediately available funds. If this Lease is terminated under this Paragraph 29(A), then neither Landlord nor Tenant shall thereafter have any further rights or obligations hereunder (including, without limitation, any obligations of Landlord under Paragraph 29(C) below or under the Workletter attached hereto). Landlord and Tenant further agree that, in the event that Landlord delivers written notice to Tenant (a “Landlord Abandonment Notice”) that Landlord will be unable to satisfy one of the Tenant Conditions described in clauses (i) and (iii) above (whichever is applicable) as provided above for reasons beyond Landlord’s reasonable control, despite Landlord’s use of all good faith, reasonable efforts to do so (which Landlord Abandonment Notice shall specifically designate the Tenant Condition which Landlord will be unable to satisfy (the Tenant Condition so designated by Landlord in the Landlord Abandonment Notice is referred to herein as the “Abandonment Tenant Condition”), and the reasons that Landlord will be unable to satisfy the same), and, as a result, Landlord and its Affiliates have elected to permanently abandon the acquisition of the Land and/or the construction of the Building, then, provided (and only provided) that such Landlord Abandonment Notice shall have been delivered to Tenant no later than fifteen (15) Business Days after the deadline for the Abandonment Tenant Condition as set forth in clause (b) and clause (d) (as the case may be) above (as the same may be extended for Tenant Delay as set forth above), then Tenant shall terminate this Lease pursuant to this Paragraph 29(A) pursuant to the Abandonment Tenant Condition set forth in the Landlord Abandonment Notice within thirty (30) days after Tenant’s receipt of such Landlord Abandonment Notice, and the amount payable by Landlord to Tenant by reason of such termination shall be the amount set forth in clause (a) or (c) above which is applicable to such Abandonment Tenant Condition, and Tenant shall be permitted to retain such sum or sums following such termination.

(B) Construction Schedule. Attached hereto as Exhibit U is a schedule for the construction of the Building and performance of the Landlord Work (the “Construction Schedule”). From time to time, but not less frequently than monthly, Landlord shall furnish to Tenant a current progress report with respect to Landlord’s then status of performance relative to the Construction Schedule, setting forth the then current status of construction and Landlord’s reasonable projections of future construction. As more fully provided in the Construction Schedule, Landlord agrees to achieve the following milestones: (i) award contract for purchase of structural steel – December 1, 2006; (ii) commence construction of the Building enclosure – November 1, 2007; (iii) complete installation of two (2) functional power utility feeds to the Building – May 1, 2008; and (iv) substantially complete the Curtain Wall and Elevator Work (as defined in the Workletter) and complete installation of Building grounding and lightning protection systems – December 1, 2008. The foregoing milestones identified in clauses (i) through (iv) are herein referred to as “Critical Construction Milestones”).

(C) Delays. For purposes of this Lease, the term “Landlord Occupancy Requirements” shall mean Landlord’s duties and responsibilities to: (a) cause each Segment of the Premises to be delivered to Tenant with the Delivery Work substantially completed (and in compliance with the terms and provisions of this Lease and the Workletter) on or before the Scheduled Delivery Date applicable thereto; (b) satisfy each of the Critical Construction Milestones; and (c) cause the Building C of O Date to occur on or before February 1, 2009. Landlord acknowledges that Tenant may incur substantial liability, cost and expense in the event that Landlord fails, for any reason, to cause each Landlord Occupancy Requirement to be satisfied in compliance with the terms and provisions of this Lease and the Workletter, and, without limiting the terms of Paragraph 29(A) above or any terms set forth in the Workletter pertaining to certain rental abatements as therein provided, Landlord and Tenant agree that:

(i) If any Landlord Occupancy Requirement is not satisfied in compliance with the terms and provisions of this Lease and the Workletter for any reason (including, without limitation, Unavoidable Delays) other than as set forth in clause (1) below, then Landlord shall (a) indemnify and hold harmless Tenant from and against any and all actual losses, costs, damages, fines, penalties, liabilities and expenses (including, without limitation, court costs and reasonable attorneys’ fees) paid, sustained or incurred by Tenant, as a result of any failure of such Landlord Occupancy Requirement to be satisfied in compliance with the terms of this Lease and the Workletter, and (b) with respect to the Landlord Occupancy Requirements set forth in clause (a) and clause (c) of Paragraph 29(C) above, and with respect to any failure of Landlord to substantially complete the Curtain Wall and Elevator Work (as defined in the Workletter) on or before December 1, 2008 as aforesaid, Landlord shall, in addition to its indemnity obligations set forth in clause (a) above (and in addition to the abatement of Net Rent and Additional Rent provided in Paragraph 2(B) and Paragraph 3(L), respectively, hereof and any applicable extension of the Commencement Date as provided in Paragraph 2(B) above), provide Tenant with an additional abatement of Net Rent and Additional Rent payable under this Lease in the amount of two (2) days of Net Rent and Additional Rent for each such day of delay beyond the applicable delivery, milestone or completion date, as the case may be. Notwithstanding anything to the contrary in the foregoing, Landlord and Tenant agree that:

(1)

To the extent (and only to the extent) that a Landlord Occupancy Requirement is not satisfied in compliance with this Lease or the Workletter solely by reason of the occurrence of one or more Tenant Delays, then, for purposes of the preceding sentence, the deadline for the applicable Landlord Occupancy Requirement shall be extended by one (1) day for each day that the satisfaction of the Landlord Occupancy Requirement is actually delayed solely by reason of such Tenant Delay(s); provided, however, that Tenant shall have the right to require Landlord to take any reasonable actions requested by Tenant to mitigate and minimize the delay of the satisfaction of any Landlord Occupancy Requirement that occurs by reason of any Tenant Delay (which may include, without limitation, the use of overtime labor), as long as Tenant agrees in writing to pay any incremental costs incurred by Landlord in connection therewith.

(2)	In no event shall Landlord’s liability for monetary penalties, damages, claims or other amounts (excluding, for purposes of this Paragraph 29(C)(2), the value of any abatement of Net Rent and Additional Rent provided above in this Paragraph 29(C)(i)) under this Paragraph 29(C), collectively with the “Article 29 Liabilities” (as defined in the Guaranty) of the Guarantor under the Guaranty, exceed the amount of (the “Liability Cap”): (x) $10,000,000 in the event that one or more Landlord Occupancy Requirements are not satisfied in accordance with the terms of this Lease and the Workletter as a result of the occurrence of one or more Unavoidable Delays, or (y) $20,000,000, in the event that one or more Landlord Occupancy Requirements are not satisfied in accordance with the terms of this Lease and the Workletter for any reasons whatsoever other than Unavoidable Delays (or Tenant Delays, as provided above). Landlord and Tenant acknowledge and confirm that, to the extent that the satisfaction of one or more Landlord Occupancy Requirements is delayed as a result of multiple factors, some of which constitute Unavoidable Delays, and some of which do not constitute Unavoidable Delays, then: (A) to the extent that the delay in question would have occurred by reason of the Unavoidable Delays regardless of whether the events that did not constitute Unavoidable Delays had occurred or not occurred, then such delay shall be deemed, for purposes of determining the Liability Cap, to have resulted from Unavoidable Delays, and (B) otherwise, the Liability Cap shall be equal to the sum of: (a) $10,000,000, plus (b) the product of (I) $10,000,000, multiplied by (II) a fraction, the numerator of which is the aggregate number of days of such delay(s) that resulted from factors other than Unavoidable Delays and Tenant Delays, determined consecutively and not concurrently (e.g., if the Phase I Delivery Date occurs two (2) days after the Scheduled Phase I Delivery Date and Phase II Delivery Date occurs three (3) days after the Scheduled Phase II Delivery Date, the total number of days of delay shall be deemed to be five (5) days), and the denominator of which is the total number of days of such delay(s) (determined consecutively and not concurrently) resulting from all factors whatsoever (including Unavoidable Delays) other than Tenant Delays.

(3)	In the event of a dispute between the parties regarding the extent to which a delay of the occurrence of the satisfaction of a Landlord Occupancy Requirement shall have occurred as a result of Tenant Delays, Unavoidable Delays or other factors, such dispute shall be resolved pursuant to the procedures set forth in Section 15 of the Workletter.

Any payment of amounts that Landlord is required to pay pursuant to this clause (i) shall be made by Landlord to Tenant (or to such other party as Tenant may direct in writing)

within thirty (30) days after Tenant’s written request therefor (which shall include reasonable evidence of the costs described therein), in immediately available funds.

(ii) If any Landlord Occupancy Requirement is not, for any reason (including Unavoidable Delays) except as provided in the next sentence, satisfied on or before the date that is one (1) year after the deadline applicable thereto (each, a “Final Deadline”), and Tenant has not theretofore taken occupancy of any portion of the Premises for the normal conduct of Tenant’s business therein (not including, for purposes of this sentence, any use or occupancy of the Premises for purposes of performing the Tenant Work or Furniture Work, or for use as a data center, computer center or copying center or similar purpose ancillary to Tenant’s business) as a result thereof, then, without limiting Tenant’s rights and remedies hereunder, Tenant shall have the right (but not the obligation) to terminate this Lease by written notice to Landlord within ninety (90) days after the Final Deadline, in which event Landlord shall (without limiting Tenant’s rights and remedies under clause (i) above) pay to Tenant all Reimbursement Costs within thirty (30) days after Tenant’s written request therefor. Notwithstanding anything to the contrary in the foregoing, Landlord and Tenant agree that to the extent (and only to the extent) that a Landlord Occupancy Requirement is not satisfied on or before the Final Deadline applicable thereto solely by reason of the occurrence of one or more Tenant Delays, then, for purposes of the foregoing sentence only, such Final Deadline shall be extended by one (1) day for each day that the satisfaction of the applicable Landlord Occupancy Requirement is delayed by reason of such Tenant Delay(s) (subject to Tenant’s rights to cause Landlord to mitigate any such delay, as provided in Paragraph 29(C)(i)(1) above).

(iii) For purposes hereof, the term “Reimbursement Costs” means all reasonable, out of pocket costs and expenses incurred, sustained or paid by Tenant in connection with this Lease, including, without limitation, attorneys’ fees and expenses, brokerage commissions and expenses, consultants’ fees and expenses, architectural, engineering and design fees and expenses, any costs and expenses paid, sustained or incurred by Tenant in connection with any Tenant Work, Furniture Work or other Alteration Work (except to the extent that Tenant has been reimbursed by Landlord for such costs and expenses from the Tenant Work Allowance (as defined in the Workletter) and telecommunications and data storage costs.

(iv) To the extent that Landlord (or Guarantor) pays any sums or amounts to third parties pursuant to its duties and obligations under this Paragraph 29(C), such costs shall be applied against the Liability Cap only to the extent that such costs constitute Landlord’s Actual Costs. Landlord agrees that it shall provide Tenant with reasonably detailed documentation describing such any such costs which Landlord (or Guarantor) proposes to apply against the Liability Cap. Landlord and Tenant acknowledge and confirm that the Liability Cap applies, collectively, to Landlord’s liabilities under this Article 29 and the “Article 29 Liabilities” (as defined in the Guaranty) of the Guarantor, and in no event shall the liability of Landlord under this Article 29 and the “Article 29 Liabilities” (as defined in the Guaranty) of the Guarantor, collectively, exceed the overall amount of the Liability Cap.

(D) Guaranty of Landlord’s Obligations. Concurrently with its execution and delivery of this Lease, Landlord shall cause Hines (in such capacity, the “Guarantor”) to execute and deliver to Tenant a guaranty in the form of Exhibit Y attached hereto and made a part hereof (the “Guaranty”). Landlord and Tenant agree that Landlord may hereafter deliver to Tenant one or more guaranties (in form and substance no less favorable to Tenant than the Guaranty), executed by persons or entities having financial strength (including net worth) that is equal to or greater than that of Guarantor as of the Effective Date (or which is otherwise reasonably acceptable to Tenant), in replacement of any or all of the Guarantor’s “Tenant Work Allowance Liabilities” (as defined in the Guaranty) set forth in Section 2.b of the Guaranty, and/or any of Guarantor’s “Construction Funding Liabilities” (as defined in the Guaranty) set forth in Section 2.c of the Guaranty, in which event Guarantor shall, upon the execution and delivery of such replacement guaranty to Tenant, be released from the “Tenant Work Allowance Liabilities” and/or “Construction Funding Liabilities” (each as defined in the Guaranty), as applicable, which are so covered by such replacement guaranty.

(E) Survival. The terms and provisions of this Article 29 shall survive any termination of this Lease (subject, in the case of the liability of the Landlord, to the express terms and conditions of this Article 29, and in case of the liability of the Guarantor under the Guaranty, to the terms and provisions of the Guaranty).

(F) Sole Monetary Remedies. Landlord and Tenant acknowledge and confirm that Tenant’s sole remedy to receive money damages from Landlord by reason of Landlord’s failure to substantially complete the Landlord Work on or prior to the deadlines applicable thereto, and/or to deliver possession of the Premises to Tenant on or prior to the deadlines applicable thereto, is set forth in this Article 29 and the Workletter; provided, however, that nothing contained in this Paragraph 29(F) shall in any way limit or otherwise affect: (i) any equitable rights or remedies of Tenant (except that Tenant’s sole rights to terminate this Lease by reason of the failure of any Tenant Condition or any failure by Landlord to comply with its obligations under this Article 29 or (prior to the Commencement Date) the Workletter shall be Tenant’s rights to terminate this Lease specified in Paragraphs 29(A) and (C) above, and (in the event of a fire or other casualty or condemnation affecting the Property) Tenant’s rights under Articles 9 and 10 hereof), or (ii) any rights or remedies of Tenant with respect to any matters affecting or relating to the Landlord Work (including, without limitation, the quality and condition of the Landlord Work, and the manner in which the same is performed) other than the timing of the substantial completion thereof.

ARTICLE 30

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by next Business Day delivery by a nationally recognized air courier service, if to Tenant, as follows:

PRIOR TO THE COMMENCEMENT DATE:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attn.: Executive Director

with copies to:

the same address, Attn: Director of Administration – Chicago

AFTER THE COMMENCEMENT DATE:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60610

Attn: Executive Director

with copies to:

the same address, Attn: Director of Administration – Chicago if to Landlord, as follows:

300 LaSalle LLC

c/o Hines Interests Limited Partnership

70 West Madison Street, Suite 440

Chicago, Illinois 60602

Attn: Greg Van Schaack

with copies to:

the same address, Attn: C. Kevin Shannahan

and:

Hines Interests Limited Partnership

2800 Post Oak Boulevard, Suite 5010

Houston, Texas 77056

Attn: Jeffrey C. Hines

or such other (or additional) address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the date of actual receipt thereof, unless receipt thereof failed to occur by reason of refusal of the addressee to accept the same or by reason of a change of address of the addressee for which no prior notice was given to the sender (and in either such event notice shall be deemed given on the next Business Day after such notice was appropriately sent). Notices from Landlord hereunder may be sent by Landlord’s managing agent for the Building, any management company of Landlord or Landlord’s attorneys. In the event that the Tenant hereunder shall at any time consist of more than one (1) person or entity, then any notice sent by any of the persons or entities so comprising the Tenant shall be binding on the Tenant hereunder and all of the persons or entities so comprising the Tenant (and, in the event of conflicting notices from the persons or entities comprising the Tenant, Landlord shall be permitted to rely on the first notice received by Landlord from any person or entity comprising the Tenant with respect to the subject matter of such conflict). In the event that the Landlord hereunder shall at any time consist of more than one (1) person or entity, then any notice sent by any of the persons or entities so comprising the Landlord shall be binding on the Landlord hereunder and all of the persons or entities so comprising the Landlord (and, in the event of conflicting notices from the persons or entities comprising the Landlord, Tenant shall be permitted to rely on the first notice received by Tenant from any person or entity comprising the Landlord with respect to the subject matter of such conflict).

ARTICLE 31

Real Estate Brokers

Landlord represents that it has dealt only with Landlord’s Agent and Tenant represents that it has dealt only with Staubach Midwest, LLC (“Tenant’s Broker”) (together the “Brokers”), as broker, agent or finder in connection with this Lease and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Lease or are entitled to any commission in connection therewith. Landlord and Tenant each agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any breach of the foregoing representation made by the indemnifying party. Landlord agrees to pay to the Brokers all amounts owing to the Brokers in respect of this Lease pursuant to separate commission agreements between Landlord and the Brokers. Landlord agrees that, at the written direction of Tenant and Tenant’s Broker, Landlord shall pay or make available to Tenant (rather than Tenant’s Broker) any commissions, fees or other amounts then due and payable to Tenant’s Broker in connection with this Lease or the Premises, in such manner as Tenant and Tenant’s Broker shall jointly so direct (which may include, without limitation, the payment of such amounts (or any portion thereof) directly to Tenant, the addition of amounts (or any portion thereof) to the Tenant Work Allowance (or any other allowance to which Tenant is entitled hereunder) and/or the credit of such amounts (or any portion thereof) against the payment of Rent.

ARTICLE 32

Covenant of Quiet Enjoyment

Landlord covenants and agrees that Tenant shall, during the Term, peaceably and quietly have, hold and enjoy the Premises, free from hindrance or disturbance by Landlord or any person claiming by, through or under Landlord, subject to the terms, covenants, conditions, provisions and agreements hereof and the rights of any Mortgagees and Ground Lessors set forth in any SNDA executed and delivered in accordance with Article 18 hereof.

ARTICLE 33

Captions and Severability

The captions, headings, and arrangements of the Articles and Paragraphs of this Lease and the paragraphs of any of the Exhibits are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable with respect to any particular person by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to any other person, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal, or unenforceable with respect to such person.

ARTICLE 34

Expansion, Right of First Offer, Renewals and Contraction

(A) Pre-Term Expansion Option. Subject to the terms and provisions of this Article 34, Landlord hereby grants Tenant the following option to include in the Premises all of the Rentable Area located on one (1) full floor in the Building (any such space so included in the Premises is referred to herein as “Pre-Term Expansion Premises”), in accordance with the following provisions:

(i) Tenant shall have a one-time option (“Pre-Term Expansion Option”) to include Pre-Term Expansion Premises in the Premises in accordance with the provisions herein, provided that: (a) this Lease is then in full force and effect, and no material Default by Tenant shall have occurred and be continuing, and (b) Tenant shall not exercise or have exercised its Pre-Term Contraction Option under Paragraph 34(T)(i). Tenant shall exercise this Pre-Term Expansion Option, if at all, by delivering written notice of such exercise (“Pre-Term Expansion Notice”) to Landlord on or before September 1, 2007 (“Pre-Term Expansion Notice Deadline”). In the Pre-Term Expansion Notice, Tenant shall refer to this Paragraph 34(A)(i) and Tenant shall elect, at its option, to have the Pre-Term Expansion Premises consist of either the 23rd floor of the Building or the 15th floor of the Building (and in the absence of any such election so designated in the Pre-Term Expansion Notice, then the Pre-Term Expansion Premises shall be the 23rd floor of the Building).

(ii) If Tenant fails to deliver the Pre-Term Expansion Notice by the Pre-Term Expansion Notice Deadline, then Tenant shall be deemed to have waived its Pre-Term Expansion Option. If Tenant duly exercises its Pre-Term Expansion Option, the other applicable terms and provisions for the Pre-Term Expansion Premises shall be as provided therefor in Paragraph 34(L) below.

(B) First Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “First Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 23rd floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 22nd floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “First Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s First Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s First Expansion Option, all or any portion of the space located on a floor that would have constituted the First Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s First Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s First Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(B). Tenant shall exercise the First Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “First Expansion Notice”) on or before January 1, 2014 (the “First Expansion Notice Deadline”). If Tenant fails to deliver the First Expansion Notice by the First Expansion Notice Deadline, Tenant shall be deemed to have waived its First Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the First Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled First Expansion Delivery Date”) on which Landlord intends to deliver possession of the First Expansion Premises to Tenant, which date shall not be earlier than January 1, 2015, nor later than April 1, 2015; and in the event Landlord has elected to substitute a floor as the First Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(C) Second Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the

“Second Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 22nd floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 21st floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Second Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Second Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Second Expansion Option, all or any portion of the space located on a floor that would have constituted the Second Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or as Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Second Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Second Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(C). Tenant shall exercise the Second Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Second Expansion Notice“) on or before January 1, 2015 (the “Second Expansion Notice Deadline”). If Tenant fails to deliver the Second Expansion Notice by the Second Expansion Notice Deadline, Tenant shall be deemed to have waived its Second Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Second Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Second Expansion Delivery Date”) on which Landlord intends to deliver possession of the Second Expansion Premises to Tenant, which date shall not be earlier than January 1, 2016, nor later than April 1, 2016; and in the event Landlord has elected to substitute a floor as the Second Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(D) Third Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Third Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 21st floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 20th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Third Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Third Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Third Expansion Option, all or any portion of the space located on a floor that would have constituted the Third Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Third Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Third Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(D). Tenant shall exercise the Third Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Third Expansion Notice”) on or before January 1, 2016 (the “Third Expansion Notice Deadline”). If Tenant fails to deliver the Third Expansion Notice by the Third Expansion Notice Deadline, Tenant shall be deemed to have waived its Third Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Third Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Third Expansion Delivery Date”) on which Landlord intends to deliver possession of the Third Expansion Premises to Tenant, which date shall not be earlier than January 1, 2017, nor later than April 1, 2017; and in the event Landlord has elected to substitute a floor as the Third Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(E) Fourth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Fourth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 20th floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 19th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Fourth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Fourth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Fourth Expansion Option, all or any portion of the space located on a floor that would have constituted the Fourth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Fourth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Fourth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(E). Tenant shall exercise the Fourth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Fourth Expansion Notice”) on or prior January 1, 2017 (the “Fourth Expansion Notice Deadline”). If Tenant fails to deliver the Fourth Expansion Notice by the Fourth Expansion Notice Deadline, Tenant shall be deemed to have waived its Fourth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Fourth Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Fourth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Fourth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2018, nor later than April 1, 2018; and in the event Landlord has elected to substitute a floor as the Fourth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(F) Fifth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Fifth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 15th floor of the Building, if Tenant shall not have exercised the Pre-Term Contraction Option under Paragraph 34(T) with respect to the 14th floor and if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 15th floor; or

(ii) the 14th floor of the Building, if Tenant shall have exercised the Pre-Term Contraction Option, and the Pre-Term Contraction Space includes the 14th floor of the Building; or

(iii) the 16th floor of the Building if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 15th floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Fifth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Fifth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Fifth Expansion Option, all or any portion of the space located on a floor that would have constituted the Fifth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Fifth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Fifth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(F). Tenant shall exercise the Fifth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Fifth Expansion Notice”) on or before January 1, 2018 (the “Fifth Expansion Notice Deadline”). If Tenant fails to deliver the Fifth Expansion Notice by the Fifth Expansion Notice Deadline, Tenant shall be deemed to have waived its Fifth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Fifth Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Fifth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Fifth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2019, nor later than April 1, 2019; and in the event Landlord has elected to substitute a floor as the Fifth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(G) Sixth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Sixth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 19th floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 18th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Sixth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Sixth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Sixth Expansion

Option, all or any portion of the space located on a floor that would have constituted the Sixth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Sixth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Sixth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(G). Tenant shall exercise the Sixth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Sixth Expansion Notice”) on or before January 1, 2019 (the “Sixth Expansion Notice Deadline”). If Tenant fails to deliver the Sixth Expansion Notice by the Sixth Expansion Notice Deadline, Tenant shall be deemed to have waived its Sixth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Sixth Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Sixth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Sixth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2020, nor later than April 1, 2020; and in the event Landlord has elected to substitute a floor as the Sixth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(H) Seventh Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Seventh Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 18th floor of the Building, if Tenant shall not have exercised either the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 17th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Seventh Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Seventh Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Seventh Expansion Option, all or any portion of the space located on a floor that would have constituted the Seventh Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Seventh Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Seventh Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(H). Tenant shall exercise the Seventh Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Seventh Expansion Notice”) on or before January 1, 2020 (the “Seventh Expansion Notice Deadline”). If Tenant fails to deliver the Seventh Expansion Notice by the Seventh Expansion Notice Deadline, Tenant shall be deemed to have waived its Seventh Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Seventh Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Seventh Expansion Delivery Date”) on which Landlord intends to deliver possession of the Seventh Expansion Premises to Tenant, which date shall not be earlier than January 1, 2021, nor later than April 1, 2021; and in the event Landlord has elected to substitute a floor as the Seventh Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(I) Eighth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Eighth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 17th floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor; or

(ii) the 16th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Eighth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Eighth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Eighth Expansion Option, all or any portion of the space located on a floor that would have constituted the Eighth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Eighth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Eighth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(I). Tenant shall exercise the Eighth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Eighth Expansion Notice”) on or before January 1, 2021 (the “Eighth Expansion

Notice Deadline”). If Tenant fails to deliver the Eighth Expansion Notice by the Eighth Expansion Notice Deadline, Tenant shall be deemed to have waived its Eighth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Eighth Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Eighth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Eighth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2022, nor later than April 1, 2022; and in the event Landlord has elected to substitute a floor as the Eighth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(J) Ninth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Ninth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 16th floor of the Building, if Tenant shall not have exercised the Pre-Term Expansion Option under Paragraph 34(A); or

(ii) the 40th floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to either the 15th floor or the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Ninth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Ninth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Ninth Expansion Option, all or any portion of the space located on a floor that would have constituted the Ninth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Ninth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Ninth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(J). Tenant shall exercise the Ninth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Ninth Expansion Notice”) on or before January 1, 2023 (the “Ninth Expansion Notice Deadline”). If Tenant fails to deliver the Ninth Expansion Notice by the Ninth Expansion Notice Deadline, Tenant shall be deemed to have waived its Ninth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Ninth Expansion Notice, Landlord shall notify Tenant of the date (the

“Scheduled Ninth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Ninth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2024, nor later than April 1, 2024; and in the event Landlord has elected to substitute a floor as the Ninth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(K) Tenth Expansion Option. Provided no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Tenant shall have the one-time option (the “Tenth Expansion Option”) to expand the Premises to include all of the Rentable Area on one (1) floor of the Building. Such one (1) floor shall be:

(i) the 40th floor of the Building, if Tenant shall not have exercised either the Pre-Term Expansion Option under Paragraph 34(A) or the Pre-Term Contraction Option under Paragraph 34(T); or

(ii) the 39th floor of the Building, if Tenant shall have exercised the Pre-Term Contraction Option and the Pre-Term Contraction Space consists of the 39th floor of the Building only; or

(iii) the 38th floor of the Building, if Tenant shall have exercised the Pre-Term Contraction Option and the Pre-Term Contraction Space includes the 39th and 38th floors of the Building but does not include the 14 th floor of the Building; or

(iv) the 15th floor of the Building if Tenant shall have exercised the Pre-Term Contraction Option and the Pre-Term Contraction Space includes the 14th floor of the Building; or

(v) the 43rd floor of the Building, if Tenant shall have exercised the Pre-Term Expansion Option under Paragraph 34(A) relative to either the 15th floor or the 23rd floor;

(such one (1) floor determined in accordance with the foregoing provisions is referred to herein as the “Tenth Expansion Premises”) in each case, to the extent that such floor (or any portion thereof) is not, at the time of the exercise of Tenant’s Tenth Expansion Option, leased by Tenant as First Proposal Space or Accepted Offer Space pursuant to Paragraphs 34(M) or 34(N) (respectively) below. In the event that, at the time of the exercise of Tenant’s Tenth Expansion Option, all or any portion of the space located on a floor that would have constituted the Tenth Expansion Premises is being leased by Tenant as First Proposal Space pursuant to Paragraph 34(M) below or Accepted Offer Space pursuant to Paragraph 34(N) below, then: (x) Tenant shall have no right to exercise Tenant’s Tenth Expansion Option as to the space on such floor so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), and (y) Tenant shall have the right to exercise Tenant’s Tenth Expansion Option as to all (but not less than all) of the space on such floor which is not so leased by Tenant as First Proposal Space or Accepted Offer Space (as applicable), as provided in this Paragraph 34(K). Tenant shall exercise the Tenth Expansion Option, if at all, by delivering to Landlord written notice of such exercise (the “Tenth Expansion Notice”) on or before January 1, 2024 (the “Tenth Expansion Notice Deadline”). If Tenant fails to deliver the Tenth Expansion Notice by the Tenth Expansion Notice Deadline, Tenant shall be deemed to have waived its Tenth Expansion Option. Landlord shall also have the right to substitute a different floor in the high-rise portion of the Building in accordance with Paragraph 34(L)(i) below. Within ten (10) Business Days after Landlord’s receipt of the Tenth Expansion Notice, Landlord shall notify Tenant of the date (the “Scheduled Tenth Expansion Delivery Date”) on which Landlord intends to deliver possession of the Tenth Expansion Premises to Tenant, which date shall not be earlier than January 1, 2025, nor later than April 1, 2025; and in the event Landlord has elected to substitute a floor as the Tenth Expansion Premises, as provided in the preceding sentence, then such notice shall also set forth the floor so designated.

(L) Expansion Options Generally.

(i) Landlord Right to Substitute Floors. If Tenant exercises an Expansion Option under Paragraphs 34(B) through (K), and there is no remaining full floor in the Low-Rise Floors or Mid-Rise Floors of the Building that is “Available Space” (as defined in Paragraph 34(M)) as of the date of Tenant’s exercise of any Expansion Option under Paragraphs 34(B) through (K), then Landlord shall have the right to substitute any full floor above the Mid-Rise Floors as the applicable Expansion Premises thereunder, in which case such floor so designated by Landlord shall be the applicable Expansion Premises for purposes thereof; provided Landlord may only exercise Landlord’s right once under this Paragraph 34(L)(i) to substitute another floor for Expansion Premises under Paragraphs 34(B) through (K). However, the foregoing provisions shall not be deemed to limit in any way Landlord’s rights to substitute other floors as the applicable Expansion Premises as set forth in Paragraphs 34(B) through (K).

(ii) Application of Lease. Each Expansion Premises with respect to which Tenant exercises the applicable Expansion Option shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	The term of the letting of the Expansion Premises shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 34(O), 34(P), 34(Q), 34(R) and 34(S), or termination thereof pursuant to Paragraph 34(Y) hereof.

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the Expansion Premises, shall commence to be payable on the date (the “Expansion Option Rent Commencement Date”) which is:

(a) if such Expansion Premises is not Pre-Term Expansion Premises, the earlier of:

(i) the date that is one hundred eighty (180) days after the later of (x) the date on which Landlord actually tenders possession of the applicable Expansion Premises to Tenant in the condition required by this Paragraph 34(L), and (y) the applicable Scheduled Expansion Delivery Date, and

(ii) the date Tenant commences to conduct ordinary business in the Expansion Premises, or

(b) if such Expansion Premises is Pre-Term Expansion Premises, on the Commencement Date.

(3)	The amount of Net Rent per square foot of Rentable Area with respect to any Pre-Term Expansion Premises shall be equal to that applicable to the Premises (as such Net Rent increases from time to time) as set forth in Exhibit C, or applicable during any Renewal Term, as determined below in this Article 34. The amount of Net Rent per square foot of Rentable Area with respect to the First Expansion Premises or the Second Expansion Premises shall be (a) $25.00 per square foot of Rentable Area, escalating on an annual compounding basis of 2.5% per year starting January 1, 2010, if located on the Low-Rise Floors, or (b) $27.00 per square foot of Rentable Area, escalating on an annual compounding basis of 2.5% per year starting January 1, 2010, if located on the Mid-Rise Floors, or (c) $29.00 per square foot of Rentable Area, escalating on an annual compounding basis of 2.5% per year starting January 1, 2010, if located on any floor above the Mid-Rise Floors, in each case subject to adjustment during any Renewal Term, as determined below in the Article 34. The amount of Net Rent with respect to any Expansion Premises other than Pre-Term Expansion Premises, First Expansion Premises or Second Expansion Premises shall be the amount thereof determined pursuant to the Current Market Terms with respect thereto, which shall also include all other Tenant Concessions, if any, specified in said Current Market Terms, all as determined pursuant to Article 35 and Exhibit W attached hereto.

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Expansion Premises effective as of the applicable Expansion Option Rent Commencement Date.

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Expansion Premises, effective as of the applicable Expansion Option Rent Commencement Date.

(6)	Landlord shall pay to Tenant the applicable Expansion Allowance. The Expansion Allowance shall be used and disbursed subject to and in accordance with the conditions, provisions and procedures set forth in Section 6 of the Workletter (as though the Expansion Allowance constituted a part of the Tenant Work Allowance thereunder, and as though the “Expansion Premises” was substituted for the Premises thereunder, and the Alteration Work being performed at the Expansion Premises was substituted for the “Tenant Work” thereunder). Landlord and Tenant further agree that, in the event that Tenant has not used or applied the entire amount of any Expansion Allowance by the date that is eighteen (18) months after the Expansion Option Rent Commencement Date applicable thereto, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to require Tenant to apply the remaining balance of such Expansion Allowance against the installment(s) of Rent next coming due under the Lease, in order of payment.

(7)

Landlord shall deliver the applicable Expansion Premises to Tenant on the applicable Scheduled Expansion Delivery Date in its then “as-is” condition (but including, in any event, in compliance with all Base Building Conditions applicable thereto, subject only to a reasonable, mutually acceptable punch-list of minor defects or items to be completed by Landlord in order to comply with such Base Building Conditions, and provided that if Landlord has theretofore installed a Common Conference Center within the applicable Expansion Premises, then Landlord shall be responsible for removing any elements thereof which are in excess of a customary office premises build-out, and to restore such affected areas to a base building condition, all at Landlord’s sole cost and expense); except that, to the extent that any improvements or property are located in such Expansion Premises at the time that Tenant exercises the applicable Expansion Option, and Landlord: (x) has (and will continue to have, as of the delivery of Tenant’s Expansion Improvement Notice described below) the right, under its lease with the then existing tenant thereof, to require that such improvements or property remain in the Expansion Premises as of the date the same is delivered to Tenant (or if such space is not then leased to another tenant) (it being agreed that Landlord shall, if Tenant so requests, inform Tenant of any rights that any such existing tenant of such space may have to remove (or cause to be removed) any such improvements or property therefrom), or (y) has (and will continue to have, as of the delivery of Tenant’s Expansion Improvement Notice described below) the right, under its lease with the then existing tenant thereof, to require that such improvements or property be removed by such tenant from the Expansion Premises as of the date the same is delivered to Tenant, then Tenant shall have the right to require Landlord to cause all or any portion of such improvements or property to remain in or be removed from (as applicable) the Expansion Premises, at no cost to Tenant, when the Expansion Premises is delivered to Tenant; provided, that Tenant shall exercise such right by written notice to Landlord (an “Expansion Improvement Notice”) given no later than the later of: (X) thirty (30) days after the date of the applicable Expansion Notice, and (Y) six (6) months prior to the applicable Scheduled Expansion Delivery Date); and provided further, that Landlord agrees that it will, within a reasonable time after Tenant’s delivery of the applicable Expansion Notice, but subject to the rights of any existing tenant(s) of the applicable Expansion Space (which rights of such existing tenant(s) shall not altogether prohibit Tenant from inspecting the applicable Expansion Premises), provide Tenant with an opportunity to inspect the applicable Expansion Premises for purposes of enabling Tenant to determine whether it will elect to exercise such right; and provided further, that Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if Landlord is unable to cause such improvements or property to remain in or be removed from (as applicable) the Expansion Premises as provided above due solely to the failure of the prior tenant of such space to have complied with the terms of its lease requiring that such improvements or property so remain or be removed (but Landlord agrees to use reasonable efforts (without cost to Landlord) to enforce such terms of any such lease).

Following exercise by Tenant of an Expansion Option, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the applicable Expansion Premises pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the Expansion Premises.

(iii) Delivery. So long as Landlord has not granted any person or entity rights which conflict with the applicable Expansion Option, Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if it is unable to deliver Expansion Premises to Tenant on the applicable Scheduled Expansion Delivery Date due solely to the failure of any tenant or any of its subtenants to have vacated such space by the time such tenant was required to so vacate, or due to fire or other casualty. If, however, Landlord fails to deliver possession of the Expansion Premises in the condition required by this Paragraph 34(L) by the date which is the 60th day after the applicable Scheduled Expansion Delivery Date, Tenant shall be entitled to an abatement of Rent allocable to such Expansion Premises that is otherwise payable hereunder for a period that commences on the Expansion Option Rent Commencement Date and is equal in length to one day for each day in the period commencing on the Scheduled Expansion Delivery Date and ending on the date on which Landlord actually delivers possession of the Expansion Premises to Tenant in the condition required by this Paragraph 34(L). In the event Landlord fails to deliver possession of such Expansion Premises in the condition required by this Paragraph 34(L) by the date which is the sixtieth (60th) day after the applicable Scheduled Expansion Delivery Date, Tenant also shall have the option (a) to rescind its previous exercise of the Expansion Option by notice to Landlord given at any time prior to the first to occur of (A) the fifteenth (15th) Business Day after such sixty (60) day period (or, for each consecutive thirty (30) day period following the expiration of such sixty (60) day period during which any such failure to deliver possession of the Expansion Premises continues, within fifteen (15) Business Days after the expiration of such thirty (30) day period), and (B) the delivery to Tenant of the Expansion Premises in the condition required by this Paragraph 34(L), in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver (except that Landlord shall not be released from such liability if it shall have granted any person or entity rights which conflict with such Expansion Option) and shall have no further obligation to deliver the Expansion Premises, or (b) to lease from Landlord, on a temporary basis (until the Expansion Premises is delivered to Tenant) and at the same Rent, other space in the Building, to the extent available and not subject to any prior leasing rights of any other party, comparable in size to the Expansion Premises. Landlord shall use commercially reasonable efforts to regain possession of the Expansion Premises as promptly as reasonably possible, which may include the prosecution of litigation against any occupant of such space.

(iv)	Certain Definitions.

(1)	The term “Expansion Option” shall mean any or all of the Pre-Term Expansion Option, the First Expansion Option, the Second Expansion Option, the Third Expansion Option, the Fourth Expansion Option, the Fifth Expansion Option, the Sixth Expansion Option, the Seventh Expansion Option, the Eighth Expansion Option, the Ninth Expansion Option and the Tenth Expansion Option.

(2)	The term “Expansion Premises” shall mean any or all of the Pre-Term Expansion Premises, the First Expansion Premises, the Second Expansion Premises, the Third Expansion Premises, the Fourth Expansion Premises, the Fifth Expansion Premises, the Sixth Expansion Premises, the Seventh Expansion Premises, the Eighth Expansion Premises, the Ninth Expansion Premises and the Tenth Expansion Premises.

(3)

The term “Scheduled Expansion Delivery Date” shall mean any or all of the Scheduled First Expansion Delivery Date, Scheduled Second Expansion Delivery Date, Scheduled Third Expansion Delivery Date, Scheduled Fourth Expansion Delivery Date, Scheduled Fifth Expansion Delivery Date, Scheduled Sixth Expansion Delivery Date, Scheduled Seventh Expansion Delivery Date, Scheduled Eighth Expansion Delivery Date, Scheduled Ninth Expansion Delivery Date and Scheduled Tenth Expansion Delivery Date; provided, that with respect to the Pre-Term Expansion Option, the term “Scheduled Expansion Delivery Date”) shall mean the Scheduled Phase III Delivery Date (i.e., if located on the Mid-Rise Floors) or the Scheduled Phase II Delivery Date (i.e., if located on the Low-Rise Floors), all as provided in Paragraph 4(A) above. Nothing contained in this Article 34 shall limit Tenant’s rights and remedies provided elsewhere in this Lease (including Article 4 and Article 29 hereof) if the Pre-Term Expansion Premises is not delivered to Tenant on or before the Scheduled Phase II Delivery Date in accordance with the terms of this Lease.

(4)	The term “Expansion Notice Deadline” shall mean any or all of the Pre-Term Expansion Notice Deadline, First Expansion Notice Deadline, the Second Expansion Notice Deadline, the Third Expansion Notice Deadline, the Fourth Expansion Notice Deadline, the Fifth Expansion Notice Deadline, the Sixth Expansion Notice Deadline, the Seventh Expansion Notice Deadline, the Eighth Expansion Notice Deadline, the Ninth Expansion Deadline and the Tenth Expansion Notice Deadline.

(5)	The term “Expansion Allowance” shall mean, with respect to:

(a) any Pre-Term Expansion Premises, an amount equal to $65.00 per square foot of Rentable Area comprising the Pre-Term Expansion Premises;

(b) each of the First Expansion Premises and Second Expansion Premises, an amount equal to the product of (i) the number of square feet of Rentable Area comprising the Expansion Premises, and (ii) the dollar amount, expressed on a per-square-foot-of-Rentable-Area basis, set forth in the “Unamortized Balance” column of Exhibit V attached hereto corresponding to the month in which the 180th day following the Scheduled Expansion Delivery Date occurs; and

(c) any other Expansion Premises, an amount equal to the construction allowance, if any, included in the determination of the Current Market Terms in connection with Tenant’s exercise.

(6)	The term “Expansion Notice” shall mean any or all of the First Expansion Notice, Second Expansion Notice, Third Expansion Notice, Fourth Expansion Notice, Fifth Expansion Notice, Sixth Expansion Notice, Seventh Expansion Notice, Eighth Expansion Notice, Ninth Expansion Notice or Tenth Expansion Notice.

(M) Tenant’s Right of First Proposal. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease is in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have the right (the “Right of First Proposal”) at any time (and from time to time) during the period commencing on September 1, 2007 and ending on March 1, 2014 (the “Initial Lease–Up Period”), to lease any Available Space in the Building by providing Landlord with written notice of such exercise (which notice shall specify the Available Space that Tenant desires to Lease); provided, however, that, in the event that Tenant exercises its Right of First Proposal with respect to any Available Space located on any floor of the Building, then (a) Tenant must exercise its Right of First Proposal with respect to at least one-half of the Rentable Area of the then Available Space located on such floor of the Building, and (b) if Tenant exercises its Right of First Proposal with respect to less than a full floor, then Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s demand therefor, an amount equal to the Landlord’s Actual Costs incurred by Landlord in constructing/installing a multi-tenant corridor on such floor multiplied by a fraction, the numerator of which is the Rentable Area of the First Proposal Space on such floor which is the subject of Tenant’s exercise of such Right of First Proposal, and the denominator of which is the total Rentable Area of such full floor at the Building; and (c) if such First Proposal Space is located in the High-Rise portion of the Building, then such First Proposal Space leased by Tenant must be on the lowest floor or floors in such High-Rise portion of the Building which then contain Available Space, and must be on contiguous floor(s) to any prior First Proposal Space leased by Tenant in the High-Rise portion of the Building, if such contiguous floor(s) then contain Available Space. For purposes hereof, the term “Available Space” shall mean any office space located in the Building which, at the time Landlord receives Tenant’s written notice exercising Tenant’s Right of First Proposal: (i) has never been subject to a fully executed and delivered lease, occupancy agreement, or option to lease, or (ii) has been subject to a fully executed and delivered lease, occupancy agreement or option to lease, to the extent that such lease, occupancy agreement or option to lease has expired (or to the extent that such tenant’s rights thereunder have expired or have been waived as to portions of its premises or as to any space that was subject to any expansion rights, rights of refusal, rights of offer or similar rights thereunder); provided, notwithstanding the foregoing to the contrary, the term Available Space shall exclude any office space located in the Building which, at the time Landlord receives Tenant’s written notice exercising Tenant’s Right of First Proposal: (a) is the subject of a fully executed and delivered, commercially reasonable, complete letter of intent or proposal/offer sheet to enter into a lease, occupancy agreement or option to lease, or (b) if no such letter of intent exists, is the subject of Landlord’s negotiations with a prospective tenant and Landlord has delivered to such prospective tenant a lease document draft (and Landlord agrees to provide reasonable evidence thereof to Tenant, if Tenant so requests)). The parties further agree that for purposes of this Paragraph 34(M), (1) any space that is subject to any expansion rights, rights of refusal, rights of offer or similar rights in favor of any other tenant under any such lease, occupancy agreement, option to lease, letter of intent, or negotiations shall, for purposes hereof, also be excluded from the term “Available Space”, and (2) the term “First Proposal Space” shall mean any Available Space with respect to which Tenant exercises its Right of First Proposal. In the event that Tenant exercises its Right of First Proposal as to any First Proposal Space:

(i) Landlord shall deliver the applicable First Proposal Space to Tenant on or before the date that is the later of: (x) sixty (60) days after the date on which Landlord receives Tenant’s notice exercising the Right of First Proposal, or (y) the Phase II Delivery Date (if located on Low-Rise Floors) or the Phase III Delivery Date (if located on Mid-Rise Floors) or October 1, 2008 (if located on High-Rise Floors), as the case may be. The First Proposal Space shall be delivered to Tenant in accordance with Base Building Conditions, subject to a reasonable, mutually acceptable punch-list of minor defects or items to be completed by Landlord in order to comply with such Base Building Conditions, ordinary wear and tear excepted, and otherwise in “as-is” condition;

(ii) Each First Proposal Space with respect to which Tenant exercises its Right of First Proposal shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, except to the extent, if any, otherwise provided below:

(1)	The term of the letting of the applicable First Proposal Space shall expire on the Initial Term Expiration Date, subject to extension of the Term pursuant to Paragraphs 34(O), 34(P), 34(Q), 34(R) and 34(S), or termination thereof pursuant to Paragraph 34(Y) hereof;

(2)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses, with respect to the First Proposal Space, shall commence to be payable on the date (the “First Proposal Rent Commencement Date”) which is the later of:

(a) the date that is the earlier of: (x) one hundred eighty (180) days after the date on which Landlord actually tenders possession of the applicable First Proposal Space to Tenant in the condition required by this Paragraph 34(M), or (y) the date Tenant commences to conduct ordinary business in the First Proposal Space, or

(b) the Commencement Date;

(3)	The amount of Net Rent per square foot of Rentable Area with respect to the First Proposal Space shall be equal to (i) that applicable to the Premises (as such Net Rent increases from time to time) as set forth in Exhibit C attached hereto, if located on any Low-Rise Floors or Mid-Rise Floors at the Building (with (A) a prorated portion of (a) the per square foot rate of the Initial Rent Credit [i.e., being $28.50 per square foot], multiplied by (b) the square footage of Rentable Area of the First Proposal Space, and (B) a prorated portion of the one-year abatement of Additional Rent relative to the First Proposal Space as otherwise provided for the Initial Premises under Paragraph 3(L) hereof, which proration in each case shall be based upon the number of months then remaining in the Term hereof from and after the First Proposal Rent Commencement Date, and which credit under subclause (A) shall be applied against Net Rent for the First Proposal Space first coming due in the same manner as applicable to the Initial Rent Credit under Paragraph 2(B) above, and which abatement under subclause (B) shall be applied against Additional Rent attributable to the First Proposal Space first coming due in the same manner as applicable to the Additional Rent abatement under Paragraph 3(L) above) or (ii) $29.00 per square foot of Rentable Area, escalating on an annual compounding basis of 2.5% per year starting January 1, 2010, if located on any floor above the Mid-Rise Floors, in each case subject to applicable adjustment during any Renewal Term, as determined below in this Article 34;

(4)	The Rentable Area of the Premises shall be increased by the Rentable Area of the First Proposal Space;

(5)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the First Proposal Space, effective as of the applicable First Proposal Rent Commencement Date; and

(6)	Landlord shall make available to Tenant an allowance (a “First Proposal Allowance”) in an amount equal to the product of (i) the number of square feet of Rentable Area comprising the First Proposal Space, and (ii) the dollar amount, expressed on a per-square-foot-of-Rentable-Area basis, set forth in the “Unamortized Balance” column of Exhibit V attached hereto corresponding to the month in which the First Proposal Rent Commencement Date occurs. Any First Proposal Allowance shall be used and disbursed subject to and in accordance with the conditions, provisions and procedures set forth in Section 6 of the Workletter (as though the First Proposal Allowance constituted a part of the Tenant Work Allowance, and as though the “First Proposal Space” was substituted for the Premises thereunder, and the Alteration Work being performed at the First Proposal Space was substituted for the “Tenant Work” thereunder). Landlord and Tenant further agree that, in the event that Tenant has not used or applied the entire amount of any First Proposal Allowance by the date that is eighteen (18) months after the First Proposal Space Rent Commencement Date applicable thereto, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to require Tenant to apply the remaining balance of such First Proposal Allowance against the installment(s) of Rent next coming due under the Lease, in order of payment.

(iii) Following exercise by Tenant of its Right of First Proposal, and within thirty (30) days following written request by either Landlord or Tenant, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the leasing of the applicable First Proposal Space pursuant hereto and the terms and conditions of such leasing provided for herein. The failure or refusal of either party to do so, however, shall not affect the validity of the leasing of the First Proposal Space.

Tenant shall have the right, from time to time during the Initial Lease-Up Period, to send written inquiries to Landlord as to the status of the leasing of the Building, and the extent to which any Available Space then exists. Landlord shall respond to any such written inquiries of Tenant, and shall furnish to Tenant a report describing the then-current status of the leasing of the Building within ten (10) Business Days after Landlord’s receipt thereof.

(N) Tenant’s Right of First Offer.

(i) ROFO Areas and ROFO Periods. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of

Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease is in full force and effect, and Tenant’s right of possession shall have not been terminated, and subject to the terms and provisions of this Article 34, Landlord hereby grants Tenant a right of first offer (the “ROFO”) to lease and/or to be granted certain options to lease office space that Landlord desires to lease in the following areas of the Building during the following periods of time (collectively, the “ROFO Area”): (a) on the Low-Rise Floors or Mid-Rise Floors of the Building if the Scheduled Offer Space Delivery Date is on or prior to January 1, 2019, or (b) on any floor of the Building if the Scheduled Offer Space Delivery Date is after January 1, 2019 (each such period, a “ROFO Period”), all in accordance with the terms of this Paragraph 34(N). Except as otherwise expressly provided herein, Landlord shall not lease, and/or grant any Fixed/ROFO Expansion Rights (as hereinafter defined) with respect to, any portion of the applicable ROFO Area to any other party where the anticipated commencement date would occur during the applicable ROFO Period, unless Landlord first offers such portion of the ROFO Area to Tenant pursuant to this Paragraph 34(N). However, Tenant’s ROFO shall not apply in the circumstances described as the “ROFO Exceptions” in Paragraph 34(N)(ix) below. Reference is made to Paragraph 34(N)(x) below for the definitions of certain capitalized terms used in this Paragraph 34(N).

(ii) Landlord’s Offer Notice; Offer Space. Subject to the ROFO Exceptions described in Paragraph 34(N)(ix) below (in which case, Tenant’s ROFO shall not apply), Landlord, from time to time, may give one or more Offer Notices to Tenant respecting portions of the applicable ROFO Area which Landlord proposes to lease (the “Offer Space”), and/or for which Landlord proposes to grant Fixed/ROFO Expansion Rights in connection with the leasing of other space in the Building or in connection with an existing lease at the Building (“Expansion/ROFO Offer Space”), in either case with a Scheduled Offer Space Delivery Date for such Offer Space and/or a scheduled delivery date with respect to any Expansion/ROFO Offer Space occurring during the applicable ROFO Period as described above. The term “Offer Notice” shall mean a notice referring to this Paragraph 34(N) and:

(1)	describing the Offer Space to which it relates, including the Rentable Area thereof, and, if the Offer Space includes a portion less than all of the Rentable Area of any floor, including a floor plan of such floor with such portion hatched,

(2)	describing any Expansion/ROFO Offer Space which Landlord proposes to make available to other third parties pursuant to Other Tenant Fixed Expansion Rights and/or Other Tenant ROFO Rights, including the relevant terms of such Other Tenant Fixed Expansion Rights and/or Other Tenant ROFO Rights (collectively, the “Fixed/ROFO Expansion Rights”) which Landlord proposes to grant to a third party;

(3)	setting forth the date or dates (in each case, the “Scheduled Offer Space Delivery Date”) on which, Landlord reasonably believes, on the basis of written agreements then in effect, that Landlord shall be able to deliver to Tenant possession of the Offer Space; provided, the Scheduled Offer Space Delivery Date shall be no earlier than the date that is the last to occur of: (x) one hundred and twenty (120) days after the date of such Offer Notice, or (y) the Commencement Date;

(4)	setting forth the approximate length of time that Landlord intends to lease the Offer Space to other parties, and the number and approximate lengths of time of any Other Tenant Renewal Options to be included therewith, if Tenant does not exercise this ROFO; and

(5)	setting forth Landlord’s good faith opinion of the Current Market Terms for the Offer Space.

(iii) Tenant’s Acceptance Notice; Accepted Offer Space; Lapse and Reinstatement of ROFO. Tenant shall have the right, by delivering to Landlord a notice (an “Acceptance Notice”), within ten (10) Business Days after Tenant receives any Offer Notice, (a) to lease all (but not less than all) of: the Offer Space, and (b) if Tenant so elects in its sole discretion, to be granted the Fixed/ROFO Expansion Rights with respect to the Expansion/ROFO Offer Space (if any) covered by such Offer Notice. The Offer Space as to which Tenant timely gives an Acceptance Notice is herein called “Accepted Offer Space.” Tenant, in its Acceptance Notice, shall state whether it agrees with Landlord’s estimate of the Current Market Terms set forth in Landlord’s Offer Notice and, if not, Tenant shall include in its Acceptance Notice a statement of Tenant’s good faith opinion of the Current Market Terms for the Accepted Offer Space. This ROFO shall expire and lapse when less than two (2) years remain before the then scheduled Expiration Date of this Lease, as it may have been renewed or extended from time to time; provided, notwithstanding the foregoing to the contrary, if Tenant timely exercises any Renewal Option under Paragraphs 34(O) through (R), then this ROFO shall be deemed to have been reinstated effective upon delivery of Tenant’s applicable Renewal Notice thereunder.

(iv) Tenant’s Failure to Exercise; Landlord’s Leasing and Granting Rights to Offer Space to Other Parties. If Tenant rejects any Offer Notice, or Tenant otherwise fails to deliver a timely Acceptance Notice, then Landlord shall be entitled to lease all or any portion of the Offer Space, and/or Landlord may grant all or any of the Fixed/ROFO Expansion Rights with respect to all or any portion of any Expansion/ROFO Offer Space, in each case to any other party or parties at any time or times and otherwise on such terms as Landlord shall determine in its sole discretion, subject to Paragraph 34(N)(v) below and the following provisions. If Landlord’s Offer Notice included any Other Tenant Renewal Rights, Other Tenant Fixed Expansion Rights and/or Other Tenant ROFO Rights, then Landlord may: (a) grant all or any portion of such option rights so long as the same are consistent in all material respects with Landlord’s Offer Notice relative thereto, (b) honor the subsequent exercise of such options and/or enter into negotiated amendments with such parties who were granted such options generally consistent with such provisions, but in lieu of requiring the strict exercise thereof, and/or (c) renew and extend the term of the leases with any such parties who were granted such options and with respect to any and all such spaces (whether pursuant to the exercise of any renewal or extension options granted therein or otherwise); provided, however, that all of the foregoing provisions (a), (b) and (c) shall be subject and subordinate in all respects to each of Tenant’s Expansion Options described in Paragraphs 34(A) through 34(L); without limiting the generality of the foregoing, any Other Tenant Renewal Rights, Other Tenant Fixed Expansion Rights and/or Other Tenant ROFO Rights granted to other parties under the foregoing provisions shall be subject and subordinate to Tenant’s Expansion Options described in Paragraphs 34(A) through 34(K).

(v) Change in Terms; Landlord’s Failure to Lease Offer Space After Tenant Rejects. After Tenant rejects or fails to provide a timely Acceptance Notice in response to Landlord’s Offer Notice, Landlord shall nevertheless not lease any remaining portion of the applicable Offer Space and/or grant any remaining portion of the applicable Fixed/ROFO Expansion Rights identified in Landlord’s Offer Notice to any other party, and shall instead provide a subsequent Offer Notice to Tenant (to which Tenant may respond as though it were an initial Offer Notice under this Paragraph 34(N)), to the extent Landlord shall have not executed lease documents for such applicable portion of the Offer Space with one or more third parties, or Landlord shall not have granted any such applicable Fixed/ROFO Expansion Rights generally in accordance with the terms for such Fixed/ROFO Expansion Rights set forth in Landlord’s Offer Notice, in either case within 180 days following the date on which Tenant rejects or fails to provide a timely Acceptance Notice in response to Landlord’s Offer Notice respecting such Offer Space and/or such Fixed/ROFO Expansion Rights, as the case may be.

(vi) Accepted Offer Space; Basic Business Terms. For any Accepted Offer Space, the following terms and conditions shall apply:

(1)	Net Rent and Additional Rent in respect of Taxes and Operating Expenses with respect to any Accepted Offer Space shall commence to be payable on the earlier to occur of the following dates (such earlier date being herein called the “Offer Space Rent Commencement Date”):

(a) one hundred eighty (180) days after the later of (i) the date on which Landlord actually tenders possession of the Accepted Offer Space to Tenant in the condition required by this Paragraph 34(N), and (ii) the Scheduled Offer Space Delivery Date; and

(b) the date Tenant commences to conduct ordinary business in the Accepted Offer Space;

(2)

The amount of Net Rent with respect to the Accepted Offer Space shall be equal to: (a) the net or base rent specified in Landlord’s Offer Notice, if Tenant agreed in its Acceptance Notice with Landlord’s estimate of the

Current Market Terms set forth in Landlord’s Offer Notice, or (b) otherwise, the net or base rent specified in the Current Market Terms for the Accepted Offer Space as determined pursuant to Article 35;

(3)	The Rentable Area of the Premises shall be increased by the Rentable Area of the Accepted Offer Space effective as of the Offer Space Rent Commencement Date;

(4)	Tenant’s Pro Rata Share shall be increased to reflect the Rentable Area of the Accepted Offer Space, effective as of the Offer Space Rent Commencement Date;

(5)	Landlord shall pay to Tenant a construction allowance for the performance by Tenant of Alteration Work in the Accepted Offer Space an amount equal to the construction allowance, if any, included in the determination of the Current Market Terms applicable to the Accepted Offer Space (a “ROFO Allowance”); provided, however, that for the first two (2) full floors of Accepted Offer Space at the Building, the ROFO Allowance shall be an amount equal to the product of (i) the number of square feet of Rentable Area comprising the Accepted Offer Space, and (ii) the dollar amount, expressed on a per-square-foot-of-Rentable-Area basis, set forth in the “Unamortized Balance” column of Exhibit V attached hereto corresponding to the month in which the Offer Space Rent Commencement Date occurs. Any ROFO Allowance shall be used and disbursed subject to and in accordance with the conditions, provisions and procedures set forth in Section 6 of the Workletter (as though the ROFO Allowance constituted a part of the Tenant Work Allowance, and as though the “Accepted Offer Space” was substituted for the Premises thereunder, and the Alteration Work being performed at the Accepted Offer Space was substituted for the “Tenant Work” thereunder). Landlord and Tenant further agree that, in the event that Tenant has not used or applied the entire amount of any ROFO Allowance by the date that is eighteen (18) months after the Offer Space Rent Commencement Date applicable thereto, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to require Tenant to apply the remaining balance of such ROFO Allowance against the installment(s) of Rent next coming due under the Lease, in order of payment;

(6)	Tenant shall be paid or otherwise be entitled to realize the benefit of the other Tenant Concessions (as defined on Exhibit W attached hereto), if any, specified in said Current Market Terms, as set forth in Landlord’s Offer Notice (or, if Tenant does not agree therewith, then as determined pursuant to Article 35); and

(7)	Except as otherwise provided herein, the Accepted Offer Space shall be included in the Premises upon the same terms, covenants and conditions as are applicable to the Premises, including the term of the letting of such Accepted Offer Space which shall expire on the Expiration Date of this Lease as extended or renewed from time to time; provided, if the Accepted Offer Space (or any portion thereof) in question is subject to any Other Tenant Fixed Expansion Right (granted by Landlord in favor of another tenant of the Building in compliance with the terms of this Paragraph 34(N)), then the term of the letting of such Accepted Offer Space shall expire on the date designated by Landlord in its applicable Offer Notice (which date shall be no earlier than one hundred twenty (120) days prior to the date on which the other tenant to whom such Other Tenant Fixed Expansion Right shall have been granted shall have the right to gain occupancy of such Accepted Offer Space pursuant to the Other Tenant Fixed Expansion Right).

(vii) Space Delivery Conditions For Accepted Offer Space. If Tenant timely gives an Acceptance Notice, then on each respective Scheduled Offer Space Delivery Date, Landlord shall deliver the applicable Accepted Offer Space to Tenant in its then “as-is” condition (but including, in any event, in compliance with all Base Building Conditions applicable thereto, subject only to a reasonable, mutually acceptable punch-list of minor defects or items to be completed by Landlord in order to comply with such Base Building Conditions) (except that, to the extent that any improvements or property are located in such Accepted Offer Space at the time that Tenant gives its Acceptance Notice, and Landlord: (A) has (and will continue to have, as of the delivery of Tenant’s Offer Space Improvement Notice described below) the right, under its lease with the then existing tenant thereof, to require that such improvements or property remain in the Accepted Offer Space as of the date the same is delivered to Tenant (or if such space is not then leased to another tenant) (it being agreed that Landlord shall, if Tenant so requests, inform Tenant of any rights that any such existing tenant of such space may have to remove (or cause to be removed) any such improvements or property therefrom), or (B) has (and will continue to have, as of the delivery of Tenant’s Offer Space Improvement Notice described below) the right, under its lease with the then existing tenant thereof, to require that such improvements or property be removed by such tenant from the Accepted Offer Space as of the date the same is delivered to Tenant, then Tenant shall have the right to require Landlord to cause all or any portion of such improvements or property to remain in or be removed from (as applicable) the Accepted Offer Space when the Accepted Offer Space is delivered to Tenant; provided, that Tenant shall exercise such right by written notice to Landlord (an “Offer Space Improvement Notice”) given no later than the later of: (X) thirty (30) days after the date of the applicable Acceptance Notice, and (Y) six (6) months prior to the applicable Scheduled Offer Space Delivery Date); and provided further, that Landlord agrees that it will, within a reasonable time after Tenant’s delivery of the applicable Acceptance Notice, but subject to the rights of any existing tenant(s) of the applicable Accepted Offer Space (which rights of such existing tenant(s) shall not altogether prohibit Tenant from inspecting the applicable Accepted Offer Space), provide Tenant with an opportunity to inspect the applicable Accepted Offer Space for purposes of enabling Tenant to determine whether it will elect to exercise such right; and provided further, that Landlord shall have no liability to Tenant, and Landlord shall not be deemed to be in default under this Lease, if Landlord is unable to cause such improvements or property to remain in or be removed from (as applicable) the Accepted Offer Space as provided above due solely to the failure of the prior tenant of such space to have complied with the terms of its lease requiring that such improvements or property so remain or be removed (but Landlord agrees to use reasonable efforts (without cost to Landlord) to enforce such terms of any such lease).

(viii) Failure or Delay in Delivering Accepted Space. So long as, when Landlord gives an Offer Notice, Landlord is entitled, on the basis of written agreements then in effect, to possession of the Accepted Offer Space no later than each applicable Scheduled Offer Space Delivery Date set forth therein, Landlord shall not be deemed to be in default under this Lease if it is unable to deliver any Accepted Offer Space on such Scheduled Offer Space Delivery Date due solely to the failure of such tenant or any of its subtenants to have vacated such space by the time such tenant was required to so vacate, or due to fire or other casualty. If, however, Landlord fails to deliver possession of any Accepted Offer Space in the condition required by Paragraph 34(N)(vii) by the 90th day after the Scheduled Offer Space Delivery Date, Tenant shall be entitled to an abatement of Rent allocable to such Accepted Offer Space that is otherwise payable hereunder for a period that commences on the Offer Space Rent Commencement Date and is equal in length to one day for each day in the period commencing on the 90th day following the Scheduled Offer Space Delivery Date and ending on the date on which Landlord delivers to Tenant possession of such Accepted Offer Space in the condition required by Paragraph 34(N)(vii). In the event Landlord fails to deliver possession of such Accepted Offer Space in the condition required by this Paragraph 34(N) by the date which is the sixtieth (60th) day after the applicable Scheduled Offer Space Delivery Date, Tenant also shall have the option, by written notice to Landlord given at any time prior to the earlier of (A) the fifteenth (15th) Business Day after such sixty (60) day period (or, for each consecutive thirty (30) day period following the expiration of such sixty (60) day period during which any such failure to deliver possession of the Accepted Offer Space continues, within fifteen (15) Business Days after the expiration of such thirty (30) day period), and (B) the delivery to Tenant of the Accepted Offer Space in the condition required by Paragraph 34(N)(vii), (a) to rescind its Acceptance Notice (or, if such Accepted Offer Space is to be delivered in segments on more than one (1) Scheduled Offer Space Delivery Date and any such segment of Accepted Offer Space is not delivered on the Scheduled Offer Space Delivery Date applicable thereto, to rescind its Acceptance Notice either (at Tenant’s sole election) with respect to all of the Accepted Offer Space or with respect to such segment which is not delivered on the Scheduled Offer Space Delivery Date applicable thereto; provided that Tenant shall not rescind its Acceptance Notice as to any segment of Accepted Offer Space which Tenant shall have occupied for purposes of conducting ordinary business therein or for purposes of performing Alteration Work therein), in which event Landlord shall have no liability to Tenant on account of such failure timely to deliver, or (b) to lease from Landlord, on a temporary basis (until the Accepted Offer Space (or segment thereof) is delivered to Tenant) and at the same Rent, other space in the Building, to the extent available and not subject to any prior leasing rights of any other party, comparable in size to the Accepted Offer Space (or segment thereof). Landlord shall use commercially reasonable efforts to regain possession of such Accepted Offer Space as promptly as reasonably possible, which may include the prosecution of litigation against any occupant of such space.

(ix) ROFO Exceptions. Notwithstanding anything to the contrary in this Paragraph 34(N), Tenant’s ROFO shall not apply in the following circumstances (collectively, “ROFO Exceptions”):

(1)	Landlord may elect to exclude from the ROFO Area any internally contiguous spaces containing less than 10,000 square feet of Rentable Area each, and in such case to enter into leases respecting such spaces with other parties and/or grant other parties Other Tenant Renewal Rights, Other Tenant Fixed Expansion Rights, and/or Other Tenant ROFO Rights respecting such spaces;

(2)	Landlord may enter into leases with and/or grant any options to any other party respecting any ROFO Area (A) at any time from and after the date hereof and prior to September 1, 2008, or (B) at any time after the lapse without exercise of the First Renewal Option, Second Renewal Option, Third Renewal Option or Fourth Renewal Option, and this ROFO shall not apply with respect to such space (provided that the foregoing subclause (A) shall be subject in any event to the terms of Section 34(N)(xi) below);

(3)	If Landlord and Tenant enter into any lease document adding space to the Premises pursuant to any other provision of this Lease or otherwise, this ROFO shall not apply thereafter with respect to such space so added to the Premises; and

(4)	If Tenant exercises Tenant’s Pre-Term Contraction Option (as described in Paragraph 34(T) below), or any other Contraction Option (as described in Paragraphs 34(U) through (X) below), then Landlord may enter into any lease documents with other parties respecting the subject Contraction Space, and Tenant’s ROFO shall not apply thereto, subject to the following conditions: (a) each such lease shall have a term commencing within the eighteen (18) month period immediately following the delivery of the applicable Contraction Notice exercising such Contraction Option, and (b) such leases in the aggregate shall not include more Rentable Area in the Building than the Rentable Area of the subject Contraction Space, and (c) such leases may include Other Tenant Renewal Rights, Other Tenant Fixed Expansion Rights and/or Other Tenant ROFO Rights (subject, in any event, to Paragraph 34(N)(xi) below).

(x) Definitions. For all purposes of this Lease, the following terms shall have the following meanings:

“Current Market Terms” shall have the meaning ascribed to such term in Exhibit W attached hereto.

“Other Tenant Renewal Rights” shall mean any rights granted in favor of another tenant of the Building pursuant to such tenant’s initial lease or any amendment, modification, supplement or restatement of such lease, to extend or renew the space initially leased by such tenant, in any case to the extent granted in accordance with Paragraph 34(N)(iv) above.

“Other Tenant Fixed Expansion Rights” shall mean any rights granted in favor of another tenant of the Building pursuant to such tenant’s initial lease or any amendment, modification, supplement or restatement of such lease, to expand its premises by adding thereto a fixed amount or range of a maximum and minimum Rentable Area on a given floor or floors in the Building effective as of a fixed date or within a designated window period, in any case to the extent granted in accordance with Paragraph 34(N)(iv) above.

“Other Tenant ROFO Rights” shall mean any rights of first offer, rights of first refusal, or rights to obtain a proposal to lease additional space in the Building granted to another tenant of the Building pursuant to such tenant’s initial lease or any amendment, modification, supplement or restatement of such lease, in any case to the extent granted in accordance with Paragraph 34(N)(iv) above.

(xi) Tenant’s Fixed Expansion Rights. Except as expressly provided to the contrary in this Article 34, nothing contained in this Paragraph 34(N) shall be deemed to limit or otherwise affect Tenant’s Expansion Options under Paragraphs 34(A) through 34(L) hereof). Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and confirm that all Other Tenant Renewal Rights, Other Tenant Fixed Expansion Rights and Other Tenant ROFO Rights shall be subject and subordinate in all respects to each of Tenant’s Expansion Options described in Paragraphs 34(A) through 34(L) hereof.

(O) First Renewal Option. Tenant shall have the option (the “First Renewal Option”) to extend the Term of this Lease as to the First Renewal Premises for either five (5) years or ten (10) years at Tenant’s election (such election to be made and set forth in the First Renewal Notice) commencing on the day immediately following the Initial Term Expiration Date (the “First Renewal Term”).

(i) The term “First Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the First Renewal Notice, including any portion of the Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 34(N) even if such portion of the Premises shall not yet have been delivered to Tenant. The term “First Renewal Premises” shall mean all or such portions of the First Possible Renewal Premises as shall be specified by Tenant (in its sole discretion) in Tenant’s First Renewal Notice (and in the absence of any such specific designation in the Tenant’s First Renewal Notice, the First Renewal Premises shall be the entire First Possible Renewal Premises), except that (a) Tenant must specify a minimum of 250,000 square feet of Rentable Area, (b) with respect to each floor of the Building on which Tenant specifies that any part of the First Renewal Premises shall be located in Tenant’s First Renewal Notice, Tenant must include all of the First Possible Renewal Premises located on such floor, and (c) Tenant shall not exclude from the First Renewal Premises any floor on which the First Possible Renewal Premises is located unless such floor is: (x) either the highest or lowest floor of a contiguous block of full or partial floors which constitutes the First Possible Renewal Premises, or (y) not contiguous to any other floor on which the First Possible Renewal Premises is located. Nothing contained in this subparagraph shall limit Tenant’s rights set forth in Paragraph 34(N)(viii) hereof to rescind its Acceptance Notice with respect to Accepted Offer Space, subject to the terms of said Paragraph 34(N)(viii).

(ii) The First Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the First Renewal Term shall be equal to the net or base rent specified in the Current Market Terms for the First Renewal Premises for the First Renewal Term, (b) Tenant shall be paid or shall otherwise be entitled to realize the benefit of the Tenant Concessions, if any, specified in the Current Market Terms, and (c) if the First Renewal Premises shall be less than the entire First Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Rentable Area of the First Renewal Premises.

(iii) If Tenant desires to exercise the First Renewal Option, Tenant shall deliver to Landlord notice of such exercise (the “First Renewal Notice”) no earlier than the date that is twenty-one (21) full calendar months, and no later than the date that is eighteen (18) full calendar months, prior to the Initial Term Expiration Date.

(iv) Landlord, within ten (10) Business Days after its receipt of the First Renewal Notice, shall deliver to Tenant (“Landlord’s Estimate Notice”) Landlord’s determination of the Current Market Terms for the First Renewal Premises for the First Renewal Term. Within fifteen (15) Business Days after Tenant’s receipt of Landlord’s Estimate Notice, Landlord and Tenant shall commence negotiations to determine the Current Market Terms for the First Renewal Premises. If Landlord and Tenant shall have not agreed upon the Current Market Terms within the applicable period provided for in Paragraph 35(A)(i) below, the Current Market Terms shall be determined in accordance with the balance of Article 35 hereof.

(P) Second Renewal Option. Tenant shall have the option (the “Second Renewal Option”) to extend the Term of this Lease as to the Second Renewal Premises for either five (5) years or ten (10) years at Tenant’s election (such election to be made and set forth in the Second Renewal Notice) commencing upon the expiration of the First Renewal Term (the “Second Renewal Term”).

(i) The term “Second Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the Second Renewal Notice, including any portion of the Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 34(N) even if such portion of the Premises shall not yet have been delivered to Tenant. The term “Second Renewal Premises” shall mean all or such portions of the Second Possible Renewal Premises as shall be specified by Tenant (in its sole discretion) in Tenant’s Second Renewal Notice (and in the absence of any such specific designation in the Tenant’s Second Renewal Notice, the Second Renewal Premises shall be the entire Second Possible Renewal Premises), except that (a) Tenant must specify a minimum of 250,000 square feet of Rentable Area, (b) with respect to each floor of the Building on which Tenant specifies that any part of the Second Renewal Premises shall be located in Tenant’s Second Renewal Notice, Tenant must include all of the Second Possible Renewal Premises located on such floor, and (c) Tenant shall not exclude from the Second Renewal Premises any floor on which the Second Possible Renewal Premises is located unless such floor is: (x) either the highest or lowest floor of a contiguous block of full or partial floors which constitutes the Second Possible Renewal Premises, or (y) not contiguous to any other floor on which the Second Possible Renewal Premises is located. Nothing contained in this subparagraph shall limit Tenant’s rights set forth in Paragraph 34(N)(viii) hereof to rescind its Acceptance Notice with respect to Accepted Offer Space, subject to the terms of said Paragraph 34(N)(viii).

(ii) The Second Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the Second Renewal Term shall be equal to the net or base rent specified in the Current Market Terms for the Second Renewal Premises for the Second Renewal Term, (b) Tenant shall be paid or shall otherwise be entitled to realize the benefit of the Tenant Concessions, if any, specified in the Current Market Terms, and (c) if the Second Renewal Premises shall be less than the entire Second Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Rentable Area of the Second Renewal Premises.

(iii) If Tenant desires to exercise the Second Renewal Option, Tenant shall deliver to Landlord notice of such exercise (the “Second Renewal Notice”) no earlier than the date that is twenty-one (21) full calendar months, and no later than the date that is eighteen (18) full calendar months, prior to the date on which the First Renewal Term is scheduled to expire.

(iv) Landlord, within ten (10) Business Days after its receipt of the Second Renewal Notice, shall deliver to Tenant Landlord’s Estimate Notice containing Landlord’s determination of the Current Market Terms for the Second Renewal Premises for the Second Renewal Term. Within fifteen (15) Business Days after Tenant’s receipt of Landlord’s Estimate Notice, Landlord and Tenant shall commence negotiations to determine the Current Market Terms for the Second Renewal Premises. If Landlord and Tenant shall have not agreed upon the Current Market Terms within the applicable period provided for in Paragraph 35(A)(i) below, the Current Market Terms shall be determined in accordance with the balance of Article 35 hereof.

(Q) Third Renewal Option. Tenant shall have the option (the “Third Renewal Option”) to extend the Term of this Lease as to the Third Renewal Premises for either five (5) years or ten (10) years at Tenant’s election (such election to be made and set forth in the Third Renewal Notice) commencing upon the expiration of the Second Renewal Term (the “Third Renewal Term”).

(i) The term “Third Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the Third Renewal Notice, including any portion of the Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 34(N) even if such portion of the Premises shall not yet have been delivered to Tenant. The term “Third Renewal Premises” shall mean all or such portions of the Third Possible Renewal Premises as shall be specified by Tenant (in its sole discretion) in Tenant’s Third Renewal Notice (and in the absence of any such specific designation in the Tenant’s Third Renewal Notice, the Third Renewal Premises shall be the entire Third Possible Renewal Premises), except that (a) Tenant must specify a minimum of 250,000 square feet of Rentable Area, (b) with respect to each floor of the Building on which Tenant specifies that any part of the Third Renewal Premises shall be located in Tenant’s Third Renewal Notice, Tenant must include all of the Third Possible Renewal Premises located on such floor, and (c) Tenant shall not exclude from the Third Renewal Premises any floor on which the Third Possible Renewal Premises is located unless such floor is: (x) either the highest or lowest floor of a contiguous block of full or partial floors which constitutes the Third Possible Renewal Premises, or (y) not contiguous to any other floor on which the Third Possible Renewal Premises is located. Nothing contained in this subparagraph shall limit Tenant’s rights set forth in Paragraph 34(N)(viii) hereof to rescind its Acceptance Notice with respect to Accepted Offer Space, subject to the terms of said Paragraph 34(N)(viii).

(ii) The Third Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the Third Renewal Term shall be equal to the net or base rent specified in the Current Market Terms for the Third Renewal Premises for the Third Renewal Term, (b) Tenant shall be paid or shall otherwise be entitled to realize the benefit of the Tenant Concessions, if any, specified in the Current Market Terms, and (c) if the Third Renewal Premises shall be less than the entire Third Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Rentable Area of the Third Renewal Premises.

(iii) If Tenant desires to exercise the Third Renewal Option, Tenant shall deliver to Landlord notice of such exercise (the “Third Renewal Notice”) no earlier than the date that is twenty-one (21) full calendar months, and no later than the date that is eighteen (18) full calendar months, prior to the date on which the Second Renewal Term is scheduled to expire.

(iv) Landlord, within ten (10) Business Days, after its receipt of the Third Renewal Notice, shall deliver to Tenant Landlord’s Estimate Notice containing Landlord’s determination of the Current Market Terms for the Third Renewal Premises for the Third Renewal Term. Within fifteen (15) Business Days after Tenant’s receipt of Landlord’s Estimate Notice, Landlord and Tenant shall commence negotiations to determine the Current Market Terms for the Third Renewal Premises. If Landlord and Tenant shall have not agreed upon the Current Market Terms within the applicable period provided for in Paragraph 35(A)(i) below, the Current Market Terms shall be determined in accordance with the balance of Article 35 hereof.

(R) Fourth Renewal Option. Tenant shall have the option (the “Fourth Renewal Option”) to extend the Term of this Lease as to the Fourth Renewal Premises for either five (5) years or ten (10) years at Tenant’s election (such election to be made and set forth in the Fourth Renewal Notice) commencing upon the expiration of the Third Renewal Term (the “Fourth Renewal Term”).

(i) The term “Fourth Possible Renewal Premises” shall mean all of the Premises subject to this Lease at the time of the giving of the Fourth Renewal Notice, including any portion of the Premises as to which an Acceptance Notice shall have been given pursuant to Paragraph 34(N) even if such portion of the Premises shall not yet have been delivered to Tenant. The term “Fourth Renewal Premises” shall mean all or such portions of the Fourth Possible Renewal Premises as shall be specified by Tenant (in its sole discretion) in Tenant’s Fourth Renewal Notice (and in the absence of any such specific designation in the Tenant’s Fourth Renewal Notice, the Fourth Renewal Premises shall be the entire Fourth Possible Renewal Premises), except that (a) Tenant must specify a minimum of 250,000 square feet of Rentable Area, (b) with respect to each floor of the Building on which Tenant specifies that any part of the Fourth Renewal Premises shall be located in Tenant’s Fourth Renewal Notice, Tenant must include all of the Fourth Possible Renewal Premises located on such floor, and (c) Tenant shall not exclude from the Fourth Renewal Premises any floor on which the Fourth Possible Renewal Premises is located unless such floor is: (x) either the highest or lowest floor of a contiguous block of full or partial floors which constitutes the Fourth Possible Renewal Premises, or (y) not contiguous to any other floor on which the Fourth Possible Renewal Premises is located. Nothing contained in this subparagraph shall limit Tenant’s rights set forth in Paragraph 34(N)(viii) hereof to rescind its Acceptance Notice with respect to Accepted Offer Space, subject to the terms of said Paragraph 34(N)(viii).

(ii) The Fourth Renewal Term shall be upon the terms and conditions contained herein, including without limitation the payment of Tenant’s Pro Rata Share of Taxes and Operating Expenses, determined on the same basis as set forth in Article 3 of this Lease, except that (a) the Net Rent for the Fourth Renewal Term shall be equal to the net or base rent specified in the Current Market Terms for the Fourth Renewal Premises for the Fourth Renewal Term, (b) Tenant shall be paid or shall otherwise be entitled to realize the benefit of the Tenant Concessions, if any, specified in the Current Market Terms, and (c) if the Fourth Renewal Premises shall be less than the entire Fourth

Possible Renewal Premises, Tenant’s Pro Rata Share shall be recalculated on the basis of the Rentable Area of the Fourth Renewal Premises.

(iii) If Tenant desires to exercise the Fourth Renewal Option, Tenant shall deliver to Landlord notice of such exercise (the “Fourth Renewal Notice”) no earlier than the date that is twenty-one (21) full calendar months, and no later than the date that is eighteen (18) full calendar months, prior to the date on which the Third Renewal Term is scheduled to expire.

(iv) Landlord, within ten (10) Business Days, after its receipt of the Fourth Renewal Notice, shall deliver to Tenant Landlord’s Estimate Notice containing Landlord’s determination of the Current Market Terms for the Fourth Renewal Premises for the Fourth Renewal Term. Within fifteen (15) Business Days after Tenant’s receipt of Landlord’s Estimate Notice, Landlord and Tenant shall commence negotiations to determine the Current Market Terms for the Fourth Renewal Premises. If Landlord and Tenant shall have not agreed upon the Current Market Terms within the applicable period provided for in Paragraph 35(A)(i) below, the Current Market Terms shall be determined in accordance with the balance of Article 35 hereof.

(S) Renewal Options – General.

(i) Tenant shall not be entitled to exercise a Renewal Option if on the date Tenant exercises such Renewal Option, (a) a material Default then exists (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), (b) this Lease or Tenant’s right of possession has been terminated, or (c) this Lease is not in full force and effect. Tenant shall not be entitled to exercise the Second Renewal Option unless Tenant shall have exercised the First Renewal Option, Tenant shall not be entitled to exercise the Third Renewal Option unless Tenant shall have exercised the Second Renewal Option, and Tenant shall not be entitled to exercise the Fourth Renewal Option unless Tenant shall have exercised the Third Renewal Option.

(ii) Following exercise by Tenant of a Renewal Option and determination of the Current Market Terms for the respective Renewal Term, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a mutually acceptable supplement to this Lease confirming the renewal of this Lease for such Renewal Term, the Renewal Premises, and the terms of such renewal. The failure or refusal of either party to do so, however, shall not affect the validity of the exercise of the Renewal Option.

(iii) The term “Renewal Term” shall mean the First Renewal Term, the Second Renewal Term, the Third Renewal Term, or the Fourth Renewal Term. The term “Renewal Option” shall mean the First Renewal Option, the Second Renewal Option, the Third Renewal Option, or the Fourth Renewal Option. The term “Renewal

Premises” shall mean the First Renewal Premises, the Second Renewal Premises, the Third Renewal Premises, or the Fourth Renewal Premises.

(iv) In connection with Tenant’s exercise of the applicable Renewal Option, Landlord shall pay to Tenant a construction allowance for the performance of Alteration Work in the First Renewal Premises, Second Renewal Premises, Third Renewal Premises or Fourth Renewal Premises (as applicable) equal to the construction allowance, if any, included in the determination of the Current Market Terms (a “Renewal Allowance”). Any Renewal Allowance shall be used and disbursed subject to and in accordance with the conditions, provisions and procedures set forth in Section 6 of the Workletter (as though the Renewal Allowance constituted a part of the Tenant Work Allowance). Landlord and Tenant agree that, in the event that Tenant has not used or applied the entire amount of any Renewal Allowance for the purposes permitted hereunder by the date that is eighteen (18) months after the commencement of the Renewal Term applicable thereto, Landlord shall be entitled to retain the remaining Renewal Allowance, and Tenant shall have no further rights to such remaining Renewal Allowance or to any credit against Rent therefor.

(T) Pre-Term Contraction Option. Subject to the terms and provisions of this Article 34, Landlord hereby grants Tenant the following option to reduce the size of the Premises by deleting therefrom all of the Rentable Area located on one (1) or two (2) or three (3) floors in the Building (any such space so deleted from the Premises is referred to herein as “Pre-Term Contraction Space”), in accordance with the following provisions:

(i) Tenant shall have a one-time option (“Pre-Term Contraction Option”) to delete Pre-Term Contraction Space from the Premises in accordance with the provisions herein, provided that: (a) this Lease is then in full force and effect, and no material Default by Tenant shall have occurred and be continuing, and (b) Tenant shall not exercise or have exercised the Pre-Term Expansion Option under Paragraph 34(A). Tenant shall exercise this Pre-Term Contraction Option, if at all, by delivering written notice of such exercise (“Pre-Term Contraction Notice”) to Landlord on or before the first to occur of September 1, 2007 or Tenant’s commencement of any Tenant Work in such Pre-Term Contraction Space (“Pre-Term Contraction Notice Deadline”). In the Pre-Term Contraction Notice, Tenant shall refer to this Paragraph 34(T)(i) and elect to delete all of the Rentable Area located, at Tenant’s option, on either one (1) floor or two (2) floors or three (3) floors in accordance with the parameters described in the next succeeding sentence. If Tenant exercises this Pre-Term Contraction Option: (x) to delete three (3) floors, then such floors shall be the 39th, 38th and 14th floors of the Building, (y) to delete two (2) floors, then such floors shall be either the 39th and 38th floors or the 39th and 14th floors of the Building (as so designated by Tenant), or (z) to delete one (1) floor, then such floor shall be either the 39th floor or the 14th floor of the Building.

(ii) If Tenant fails to deliver the Pre-Term Contraction Notice, by the Pre-Term Contraction Notice Deadline, then Tenant shall be deemed to have waived its Pre-Term Contraction Option. In the event that Tenant properly exercises the Pre-Term Contraction Option, the applicable Pre-Term Contraction Space shall be deleted from the

Premises effective as of the date of Tenant’s Pre-Term Contraction Notice, as though the Premises had never included the applicable Pre-Term Contraction Space, and the Net Rent, Tenant Work Allowance, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be reduced to reflect such deletion. Following any exercise by Tenant of the Pre-Term Contraction Option, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the deletion of the applicable Pre-Term Contraction Space from the Premises, as well as the new Net Rent, Tenant Work Allowance, Rentable Area of the Premises and Tenant’s Pro Rata Share. The failure or refusal of either party to do so, however, shall not affect the validity of Tenant’s exercise of the Pre-Term Contraction Option.

(U) First Contraction Option. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have the right (the “First Contraction Option”) to reduce the size of the Premises by deleting therefrom either (the “First Contraction Space”): (x) the highest or lowest full or (subject to the next sentence) partial floor of the Low-Rise Contiguous Floors Premises then leased by Tenant, or (y) the highest or lowest full or (subject to the next sentence) partial floor of the Mid-Rise Contiguous Floors Premises then leased by Tenant; provided, however, that in the event Tenant exercises the Second Expansion Option under this Lease, then Tenant may not exercise its First Contraction Option for any space located on or above the floor in which the Second Expansion Premises are located. In the event that Tenant elects to exercise Tenant’s First Contraction Option as to only a portion of the Rentable Area on any floor of the Building, then Tenant must include in such exercise all of the Rentable Area on such floor then leased by Tenant. For purposes hereof, the term “Low-Rise Contiguous Floors Premises” shall mean the then existing portions of the Low-Rise Floors Premises, as previously expanded or contracted, which, when taken together, comprise a contiguous block of (full or partial) floors, i.e., Tenant is then leasing office space on each such floor within such block directly from Landlord under this Lease co-terminously with the Expiration Date for the initial Premises. For purposes hereof, the term “Mid-Rise Contiguous Floors Premises” shall mean the then existing portions of the Mid-Rise Floors Premises, as previously expanded or contracted, which, when taken together, comprise a contiguous block of (full or partial) floors, i.e. Tenant is then leasing office space on each such floor within such block directly from Landlord under this Lease co-terminously with the Expiration Date for the initial Premises. Tenant’s First Contraction Option shall be subject to the following terms and conditions:

(i) Tenant shall exercise Tenant’s First Contraction Option by providing Landlord with written notice thereof (the “First Contraction Notice”) on or before February 28, 2015. Tenant’s First Contraction Notice shall specify: (a) the location of the First Contraction Space (as selected by Tenant in accordance with the provisions hereof), and (b) the effective date of the deletion of the First Contraction Space from the Premises, which shall be February 29, 2016 (the “First Contraction Effective Date”);

(ii) Effective on the First Contraction Effective Date, the First Contraction Space shall be deleted from the Premises, and the Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be proportionately reduced to reflect such deletion;

(iii) Tenant shall vacate the First Contraction Space on or prior to the First Contraction Effective Date and surrender the same to Landlord free and clear of the rights of any subtenants, licensees or other parties claiming by, through or under Tenant, in accordance with the terms of Article 12 hereof; provided, however, that, in addition to Tenant’s restoration obligations set forth in said Article 12, Tenant shall, at its expense, close any stair penetrations installed by Tenant (or by Landlord pursuant to the Workletter, but not including stair penetrations for the fire stairs described in Paragraph 6(K) hereof) within the First Contraction Space, and remove any internal stairways constructed by Tenant within the First Contraction Space;

(iv) Tenant shall pay to Landlord, no later than the date that is thirty (30) days prior to the First Contraction Effective Date, an amount equal to:

(1)	The unamortized portion (calculated as of the First Contraction Effective Date), determined by fully amortizing such amount monthly over a twenty (20) year amortization period (or such shorter period for any First Contraction Space which does not constitute part of the Initial Premises, equal to the period from and after the initial commencement date for the leasing thereof and through the Initial Term Expiration Date), using an interest rate on the unamortized portion thereof equal to 7% per annum, assuming equal monthly installments of principal and interest (with interest in advance), commencing on the commencement date of the term for the applicable space constituting the First Contraction Space, of either:

(a) if the First Contraction Space constitutes part of the Initial Premises, the sum of:

(i)	the product of (x) $65.00, multiplied by (y) the number of square feet of Rentable Area in the First Contraction Space, plus

(ii)

the aggregate amount of any brokerage commissions paid by Landlord to the Brokers in connection with Tenant’s lease of the Initial Premises per square foot of Rentable Area in the Initial Premises, multiplied by the number of square feet of Rentable Area in the First Contraction Space (it being agreed that the aggregate amount of any such commissions paid to the Brokers hereunder shall be deemed to have been calculated in the manner set forth on Exhibit Z attached hereto for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(U)(iv)); or

(b) if the First Contraction Space constitutes Expansion Premises, First Proposal Space or Accepted Offer Space, the sum of

(i)	the amount of any Expansion Allowance, ROFO Allowance or First Proposal Allowance (as applicable) used or applied by Tenant pursuant to this Article 34 with respect to the First Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Tenant’s Broker (and/or any other broker of Tenant) and any broker of Landlord in connection with Tenant’s lease of the First Contraction Space (it being agreed that the aggregate amount of any such commissions paid to any broker(s) of Landlord shall be deemed to have been calculated in the manner set forth in that portion of Exhibit Z attached hereto dealing with payments to the Landlord’s broker for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(U)(iv) attributable to the commissions paid to any broker(s) of Landlord); and

(v) Following any exercise by Tenant of the First Contraction Option, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the deletion of the First Contraction Space from the Premises, as well as the new Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share. The failure or refusal of either party to do so, however, shall not affect the validity of Tenant’s exercise of the First Contraction Option.

(V) Second Contraction Option. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have the right (the “Second Contraction Option”) to reduce the size of the Premises by deleting therefrom either (the “Second Contraction Space”): (x) the highest or lowest full or (subject to the next sentence) partial floor of the Low-Rise Contiguous Floors Premises then leased by Tenant, or (y) the highest or lowest full or (subject to the next sentence) partial floor of the Mid-Rise Contiguous Floors Premises then leased by Tenant; provided, however, that in the event Tenant exercises the Sixth Expansion Option under this Lease, then Tenant may not exercise its Second Contraction Option for any space located on or above the floor in which the Sixth Expansion Premises are located. In the event that Tenant elects to exercise Tenant’s Second Contraction Option as to only a portion of the Rentable Area on any floor of the Building, then Tenant must include in such exercise all of the Rentable Area on such floor then leased by Tenant. Tenant’s Second Contraction Option shall be subject to the following terms and conditions:

(i) Tenant shall exercise Tenant’s Second Contraction Option by providing Landlord with written notice thereof (the “Second Contraction Notice”) on or before February 28, 2019. Tenant’s Second Contraction Notice shall specify: (a) the location of the Second Contraction Space (as selected by Tenant in accordance with the provisions hereof), and (b) the effective date of the deletion of the Second Contraction Space from the Premises, which shall be February 29, 2020 (the “Second Contraction Effective Date”);

(ii) Effective on the Second Contraction Effective Date, the Second Contraction Space shall be deleted from the Premises, and the Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be proportionately reduced to reflect such deletion;

(iii) Tenant shall vacate the Second Contraction Space on or prior to the Second Contraction Effective Date and surrender the same to Landlord free and clear of the rights of any subtenants, licensees or other parties claiming by, through or under Tenant, in accordance with the terms of Article 12 hereof; provided, however, that, in addition to Tenant’s restoration obligations set forth in said Article 12, Tenant shall, at its expense, close any stair penetrations installed by Tenant (or by Landlord pursuant to the Workletter, but not including stair penetrations for the fire stairs described in Paragraph 6(K) hereof) within the Second Contraction Space, and remove any internal stairways constructed by Tenant within the Second Contraction Space;

(iv) Tenant shall pay to Landlord, no later than the date that is thirty (30) days prior to the Second Contraction Effective Date, an amount equal to:

(1)	The unamortized portion (calculated as of the Second Contraction Effective Date), determined by fully amortizing such amount monthly over a twenty (20) year amortization period (or such shorter period for any Second Contraction Space which does not constitute part of the Initial Premises, equal to the period from and after the initial commencement date for the leasing thereof and through the Initial Term Expiration Date), using an interest rate on the unamortized portion thereof equal to 7% per annum, assuming equal monthly installments of principal and interest (with interest in advance), commencing on the commencement date of the term for the applicable space constituting the Second Contraction Space, of either:

(a) if the Second Contraction Space constitutes part of the Initial Premises, the sum of:

(i)	the product of (x) $65.00, multiplied by (y) the number of square feet of Rentable Area in the Second Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Brokers in connection with Tenant’s lease of the Initial Premises per square foot of Rentable Area in the Initial Premises, multiplied by the number of square feet of Rentable Area in the Second Contraction Space (it being agreed that the aggregate amount of any such commissions paid to the Brokers hereunder shall be deemed to have been calculated in the manner set forth on Exhibit Z attached hereto for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(V)(iv)); or

(b) if the Second Contraction Space constitutes Expansion Premises, First Proposal Space or Accepted Offer Space, the sum of

(i)	the amount of any Expansion Allowance, ROFO Allowance or First Proposal Allowance (as applicable) used or applied by Tenant pursuant to this Article 34 with respect to the Second Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Tenant’s Broker (and/or any other broker of Tenant) and any broker of Landlord in connection with Tenant’s lease of the Second Contraction Space (it being agreed that the aggregate amount of any such commissions paid to any broker(s) of Landlord shall be deemed to have been calculated in the manner set forth in that portion of Exhibit Z attached hereto dealing with payments to the Landlord’s broker for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(V)(iv) attributable to the commissions payable to any broker(s) of Landlord); and

(v) Following any exercise by Tenant of the Second Contraction Option, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the deletion of the Second Contraction Space from the Premises, as well as the new Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share. The failure or refusal of either party to do so, however, shall not affect the validity of Tenant’s exercise of the Second Contraction Option.

(W) Third Contraction Option. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have the right (the “Third Contraction Option”) to reduce the size of the Premises by deleting therefrom either (the “Third Contraction Space”): (x) the highest or lowest full or (subject to the next sentence) partial floor of the Low-Rise Contiguous Floors Premises then leased by Tenant, or (y) the highest or lowest full or (subject to the next sentence) partial floor of the Mid-Rise Contiguous Floors Premises then leased by Tenant. In the event that Tenant elects to exercise Tenant’s Third Contraction Option as to only a portion of the Rentable Area on any floor of the Building, then Tenant must include in such exercise all of the Rentable Area on such floor then leased by Tenant. Tenant’s Third Contraction Option shall be subject to the following terms and conditions:

(i) Tenant shall exercise Tenant’s Third Contraction Option by providing Landlord with written notice thereof (the “Third Contraction Notice”) on or before February 28, 2022. Tenant’s Third Contraction Notice shall specify: (a) the location of the Third Contraction Space (as selected by Tenant in accordance with the provisions hereof), and (b) the effective date of the deletion of the Third Contraction Space from the Premises, which shall be February 28, 2023 (the “Third Contraction Effective Date”);

(ii) Effective on the Third Contraction Effective Date, the Third Contraction Space shall be deleted from the Premises, and the Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be proportionately reduced to reflect such deletion;

(iii) Tenant shall vacate the Third Contraction Space on or prior to the Third Contraction Effective Date and surrender the same to Landlord free and clear of the rights of any subtenants, licensees or other parties claiming by, through or under Tenant, in accordance with the terms of Article 12 hereof; provided, however, that, in addition to Tenant’s restoration obligations set forth in said Article 12, Tenant shall, at its expense, close any stair penetrations installed by Tenant (or by Landlord pursuant to the Workletter, but not including stair penetrations for the fire stairs described in Paragraph 6(K) hereof) within the Third Contraction Space, and remove any internal stairways constructed by Tenant within the Third Contraction Space;

(iv) Tenant shall pay to Landlord, no later than the date that is thirty (30) days prior to the Third Contraction Effective Date, an amount equal to:

(1)

The unamortized portion (calculated as of the Third Contraction Effective Date), determined by fully amortizing such amount monthly over a twenty (20) year amortization period (or such shorter period for any Third Contraction Space which does not constitute part of the Initial Premises, equal to the period from and after the initial commencement date for the leasing thereof and through the Initial Term Expiration Date), using an interest rate on the unamortized portion thereof equal to 7% per annum, assuming equal monthly installments of principal and interest (with interest in advance), commencing on the commencement date of the term for the applicable space constituting the Third Contraction Space, of either:

(a) if the Third Contraction Space constitutes part of the Initial Premises, the sum of:

(i)	the product of (x) $65.00, multiplied by (y) the number of square feet of Rentable Area in the Third Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Brokers in connection with Tenant’s lease of the Initial Premises per square foot of Rentable Area in the Initial Premises, multiplied by the number of square feet of Rentable Area in the Third Contraction Space (it being agreed that the aggregate amount of any such commissions paid to the Brokers hereunder shall be deemed to have been calculated in the manner set forth on Exhibit Z attached hereto for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(W)(iv)); or

(b) if the Third Contraction Space constitutes Expansion Premises, First Proposal Space or Accepted Offer Space, the sum of

(i)	the amount of any Expansion Allowance, ROFO Allowance or First Proposal Allowance (as applicable) used or applied by Tenant pursuant to this Article 34 with respect to the Third Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Tenant’s Broker (and/or any other broker of Tenant) and any broker of Landlord in connection with Tenant’s lease of the Third Contraction Space (it being agreed that the aggregate amount of any such commissions paid to any broker(s) of Landlord shall be deemed to have been calculated in the manner set forth in that portion of Exhibit Z attached hereto dealing with payments to the Landlord’s broker for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(W)(iv) attributable to the commissions paid to any broker(s) of Landlord); and

(v) Following any exercise by Tenant of the Third Contraction Option, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the deletion of the Third Contraction Space from the Premises, as well as the new Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share. The failure or refusal of either party to do so, however, shall not affect the validity of Tenant’s exercise of the Third Contraction Option.

(X) Fourth Contraction Option. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have the right (the “Fourth Contraction Option”) to reduce the size of the Premises by deleting therefrom either (the “Fourth Contraction Space”): (x) the highest or lowest full or (subject to the next sentence) partial floor of the Low-Rise Contiguous Floors Premises then leased by Tenant, or (y) the highest or lowest full or (subject to the next sentence) partial floor of the Mid-Rise Contiguous Floors Premises then leased by Tenant. In the event that Tenant elects to exercise Tenant’s Fourth Contraction Option as to only a portion of the Rentable Area on any floor of the Building, then Tenant must include in such exercise all of the Rentable Area on such floor then leased by Tenant. Tenant’s Fourth Contraction Option shall be subject to the following terms and conditions:

(i) Tenant shall exercise Tenant’s Fourth Contraction Option by providing Landlord with written notice thereof (the “Fourth Contraction Notice”) on or before February 28, 2025. Tenant’s Fourth Contraction Notice shall specify: (a) the location of the Fourth Contraction Space (as selected by Tenant in accordance with the provisions hereof), and (b) the effective date of the deletion of the Fourth Contraction Space from the Premises, which shall be February 28, 2026 (the “Fourth Contraction Effective Date”);

(ii) Effective on the Fourth Contraction Effective Date, the Fourth Contraction Space shall be deleted from the Premises, and the Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share shall be proportionately reduced to reflect such deletion;

(iii) Tenant shall vacate the Fourth Contraction Space on or prior to the Fourth Contraction Effective Date and surrender the same to Landlord free and clear of the rights of any subtenants, licensees or other parties claiming by, through or under Tenant, in accordance with the terms of Article 12 hereof; provided, however, that, in addition to Tenant’s restoration obligations set forth in said Article 12, Tenant shall, at its expense, close any stair penetrations installed by Tenant (or by Landlord pursuant to the Workletter, but not including stair penetrations for the fire stairs described in Paragraph 6(K) hereof) within the Fourth Contraction Space, and remove any internal stairways constructed by Tenant within the Fourth Contraction Space;

(iv) Tenant shall pay to Landlord, no later than the date that is thirty (30) days prior to the Fourth Contraction Effective Date, an amount equal to:

(1)	The unamortized portion (calculated as of the Fourth Contraction Effective Date), determined by fully amortizing such amount monthly over a twenty (20) year amortization period (or such shorter period for any Fourth Contraction Space which does not constitute part of the Initial Premises, equal to the period from and after the initial commencement date for the leasing thereof and through the Initial Term Expiration Date), using an interest rate on the unamortized portion thereof equal to 7% per annum, assuming equal monthly installments of principal and interest (with interest in advance), commencing on the commencement date of the term for the applicable space constituting the Fourth Contraction Space, of either:

(a) if the Fourth Contraction Space constitutes part of the Initial Premises, the sum of:

(i)	the product of (x) $65.00, multiplied by (y) the number of square feet of Rentable Area in the Fourth Contraction Space, plus

(ii)	the aggregate amount of any brokerage commissions paid by Landlord to the Brokers in connection with Tenant’s lease of the Initial Premises per square foot of Rentable Area in the Initial Premises, multiplied by the number of square feet of Rentable Area in the Fourth Contraction Space (it being agreed that the aggregate amount of any such commissions paid to the Brokers hereunder shall be deemed to have been calculated in the manner set forth on Exhibit Z attached hereto for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(X)(iv)); or

(b) if the Fourth Contraction Space constitutes Expansion Premises, First Proposal Space or Accepted Offer Space, the sum of

(i)	the amount of any Expansion Allowance, ROFO Allowance or First Proposal Allowance (as applicable) used or applied by Tenant pursuant to this Article 34 with respect to the Fourth Contraction Space, plus

(ii)

the aggregate amount of any brokerage commissions paid by Landlord to the Tenant’s Broker (and/or any other broker of Tenant) and any broker of Landlord in connection with Tenant’s lease of the Fourth Contraction Space (it being agreed that the aggregate amount of any such commissions paid to any broker(s) of Landlord shall be deemed to have been calculated in the manner set forth in that portion of Exhibit Z attached hereto dealing with payments to the Landlord’s broker for purposes of determining the amount of the fee payable by Tenant pursuant to this Paragraph 34(X)(iv) attributable to the commissions paid to any broker(s) of Landlord); and

(v) Following any exercise by Tenant of the Fourth Contraction Option, Landlord and Tenant shall enter into a mutually-acceptable supplement to this Lease confirming the deletion of the Fourth Contraction Space from the Premises, as well as the new Net Rent, Rentable Area of the Premises and Tenant’s Pro Rata Share. The failure or refusal of either party to do so, however, shall not affect the validity of Tenant’s exercise of the Fourth Contraction Option.

(Y) Early Termination Option. Provided that no material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing), this Lease shall be in full force and effect, and Tenant’s right of possession shall have not been terminated, Tenant shall have a one-time right (“Early Termination Option”) to terminate this Lease in its entirety, effective on February 28, 2025 (“Early Termination Date”), as though such date were the original Expiration Date set forth in this Lease, provided that Tenant delivers to Landlord written notice irrevocably and unconditionally exercising the Early Termination Option (“Lease Termination Notice”) on or before February 28, 2023. If Tenant exercises the Early Termination Option, the following terms and conditions shall apply:

(i) Effective on the Early Termination Date, the Lease shall be deemed to have been terminated as though it had expired in accordance with its terms; however, Tenant shall continue to timely pay all Net Rent and Additional Rent under the Lease and comply with each and every term and provision hereof accruing through the Early Termination Date (and all such obligations accruing through the Early Termination Date shall survive such termination, including, but not limited to, any Additional Rent not yet determined or billed prior to the Early Termination Date).

(ii) Tenant shall vacate the entire then existing Premises on or prior to the Early Termination Date and surrender the same to Landlord free and clear of the rights of any subtenants, licensees or other parties claiming by, through or under Tenant, in accordance with the terms of Article 12 hereof;

(iii) Tenant shall pay to Landlord, no later than the date that is thirty (30) days prior to the Early Termination Date, as a cancellation fee and not as liquidated damages or a penalty, and as a further condition to the effectiveness of Tenant’s exercise of Tenant’s Early Termination Option an amount equal to: (a) twelve (12) full months of Net Rent (at the rates scheduled to be in effect under the Lease for the period immediately following the Termination Date), and (b) twelve (12) full months of Additional Rent for Operating Expenses and Taxes (in the amounts that Landlord is billing Tenant on an estimated basis for the calendar year in which the Early Termination Date occurs).

(Z) Tenant’s Right to Lease from Other Building Tenants. Notwithstanding any provision of any lease or other agreement with any other tenant from time to time leasing space in the Building which may give Landlord the right to withhold consent to any sublease by such other tenant to Tenant, or any assignment of any lease by such other tenant to Tenant, or any right to recapture (by any means) the premises proposed to be subleased by such other tenant to Tenant or the premises covered by any lease proposed to be assigned by such other tenant to Tenant, Landlord agrees that (i) Landlord shall have no consent or recapture rights with respect to any such sublease by such other tenant to Tenant, or with respect to any such assignment of any lease by such other tenant to Tenant (provided that Tenant shall, in any event, notify Landlord of any such sublease or assignment prior to the effective date thereof), (ii) if so requested by such other tenant or Tenant, Landlord shall nevertheless consent in writing to any such sublease or assignment and shall not exercise any such recapture right, and (iii) Tenant may furnish a copy of this Paragraph 34(Z) to any Building tenant, and any such Building tenant may rely thereon.

ARTICLE 35

Determination by Arbitration

(A) Exchange of Estimates.

(i) Within fifteen (15) Business Days after either (a) Tenant delivers an Acceptance Notice with respect to the exercise of its rights of first offer under Paragraph 34(N) and Tenant does not state in its Acceptance Notice that it agrees with Landlord’s estimate of the Current Market Terms set forth in Landlord’s Offer Notice, or (b) Tenant receives a Landlord’s Estimate with respect to any of the Renewal Options under Paragraphs 34(O) through (R), or (c) Landlord has delivered notice to Tenant of Landlord’s estimate of the Current Market Terms for any other purpose for which the Current Market Terms are required to be determined under this Lease, Landlord and Tenant shall commence negotiations to agree upon the Current Market Terms applicable thereto. If the Landlord and Tenant are unable to reach agreement on the Current Market Terms within fifteen (15) Business Days in the event of clause (a), or thirty (30) calendar days in the event of clause (b) or clause (c), after the end of the applicable fifteen (15) Business Day period, then the Current Market Terms shall be determined in accordance with Paragraph 35(A)(ii) below.

(ii) If Landlord and Tenant fail to agree on the Current Market Terms within the foregoing applicable period, then within seven (7) days thereafter, the Landlord and Tenant shall, at the Building’s management office, each simultaneously submit to the other in a sealed envelope its signed, written, good faith estimate of the Current Market Terms (the “Estimates”). If the net present value of the higher of the base rent or net rent (less the net present value of the applicable Tenant Concessions) specified in the Estimates is not more than one hundred ten percent (110%) of net present value of the lower of the base or net rent (less the net present value of the applicable Tenant Concessions) specified in said Estimates, then the Current Market Terms shall be calculated based upon the average of the two Estimates. Otherwise, unless the parties agree upon the Current Market Terms within seven (7) days of the submission of the Estimates, the question shall be determined by arbitration in accordance with Paragraphs 35(B)-(C) below.

(B) Selection of Arbitrators. Within seven (7) days after the initiation of the arbitration proceedings by either party, which shall be accomplished by giving written notice to the other party, the parties shall select, as an arbitrator, a mutually acceptable independent, State of Illinois licensed real estate broker with experience in commercial office leasing, including at least ten (10) years continuous experience in representing landlords or tenants, or both, in the leasing of commercial office space in comparable office buildings in downtown Chicago, and working knowledge of current rental rates and market practices in comparable office buildings in downtown Chicago (a “Qualified Arbitrator”). If the parties fail to select a Qualified Arbitrator, then, within a second period of seven (7) days, each party shall select a Qualified Arbitrator, and within ten (10) days thereafter, the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator and the third Qualified Arbitrator shall be the arbitrator and shall determine the question of Current Market Terms (and each party shall bear the costs of the Qualified Arbitrator appointed by it to select the third Qualified Arbitrator). If one party shall fail to make such selection within said second seven (7) day period, then the Qualified Arbitrator chosen by the other party shall be the sole arbitrator. If the two appointed Qualified Arbitrators shall fail to select a third Qualified Arbitrator, then the third Qualified Arbitrator shall be selected by the Executive Director of the Chicago Chapter of BOMA (or a comparable successor or substitute organization designated by the parties, if the Chicago Chapter of BOMA no longer exists), in accordance with its rules.

(C) Arbitration of Current Market Terms. Within two (2) Business Days after the Qualified Arbitrator has been selected as provided in Paragraph 35(B) above, Landlord and Tenant shall submit their respective Estimates to the Qualified Arbitrator. As soon thereafter as practicable, but in any case within twenty-one (21) days, the Qualified Arbitrator shall select one of the two Estimates of Current Market Terms submitted by the Landlord and Tenant, which shall be the one that is closer to the Current Market Terms as determined by the Qualified Arbitrator, and the Qualified Arbitrator shall not designate any other economic terms as the Current Market Terms. The Estimate so selected shall be the Current Market Terms. The decision of the Qualified Arbitrator as to the Current Market Terms shall be submitted in writing to, and shall (subject to Paragraph 35(D) below) be final and binding on, Landlord and Tenant. The parties shall be permitted, within fifteen (15) Business Days after the selection of the Qualified Arbitrator and upon reasonable prior notice to the other party hereto, to present evidence of their respective determinations of the Current Market Terms to the Qualified Arbitrator. If the Qualified Arbitrator believes that expert advice would materially assist him or her, (s)he may retain one or more qualified persons, including, but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the Qualified Arbitrator shall pay the costs of the Qualified Arbitrator and of any experts retained by the Qualified Arbitrator. Any fees of any counsel or expert engaged directly by the Landlord or Tenant, however, shall be borne by the party obtaining such counsel, expert or arbitrator, except as expressly provided herein. If a compromise is reached between the parties before the Qualified Arbitrator makes a decision, the cost of the arbitration shall be equally divided between the parties.

(D) Tenant’s Right to Rescind Renewal Option. If Tenant disagrees, at Tenant’s sole option, with the final determination of Current Market Terms made pursuant to either Paragraph 35(A)(ii) or Paragraph 35(C) above for any Renewal Option under Paragraphs 34(O) through (S), then Tenant may rescind Tenant’s exercise of the applicable Renewal Option by delivering written notice thereof (“Renewal Rescission Notice”), referring to this Paragraph 35(D) and irrevocably and unconditionally exercising such right of rescission, to Landlord within fifteen (15) Business Days after the determination of Current Market Terms is made hereunder. In such case: (i) any otherwise remaining Renewal Options under Article 34 shall thereupon be automatically deleted, and (ii) at Landlord’s sole option, Landlord may elect (“Short Term Extension Election”) to extend the then current Expiration Date of this lease to be the day (“New Final Expiration Date”) that is the last day of the eighteenth (18th) full calendar month following the date on which Tenant delivers the Renewal Rescission Notice to Landlord. In order to make such Short Term Extension Election, Landlord shall so notify Tenant within ten (10) Business Days after receiving Tenant’s Renewal Rescission Notice. If Landlord makes such Short Term Extension Election: (a) this Lease shall be extended for a period (“Short Term Extension Period”) commencing on the day after the then scheduled Expiration Date and expiring on such New Final Expiration Date, and (b) during the Short Term Extension Period, all provisions of this Lease then in effect shall remain in full force in accordance with their terms, and Tenant shall continue to pay Net Rent at the rate of Net Rent then payable hereunder (and Tenant shall have no further Renewal Options).

(E) Judgment. Except in the case where Tenant rescinds a Renewal Option as provided above, the determination by a Qualified Arbitrator pursuant to this Article 35 shall be deemed an arbitration award, and judgment on the award may be entered in any court having jurisdiction thereof.

(F) Landlord’s Estimate Governs Pending Determination. To the extent that any amount which is to be based on the Current Market Terms becomes due or payable by either party prior to the date on which such Current Market Terms are actually determined pursuant to the foregoing provisions of Article 35 of this Lease, then such amount shall, pending the determination of such actual Current Market Terms (as provided above), be based on Landlord’s Estimate of such Current Market Terms, it being agreed that in the event that the such actual Current Market Terms are thereafter determined to be different from Landlord’s Estimate thereof, the parties shall reconcile any amounts paid pursuant to Landlord’s Estimate based on such actual Current Market Terms within thirty (30) days after the determination thereof.

ARTICLE 36

Parking

(A) Generally; Monthly Parking Spaces. Landlord agrees that, as a component of the Landlord Work required to be performed pursuant to the Workletter, Landlord shall construct the Garage at the Building in accordance with the plans and specifications approved by Tenant for the Landlord Work. Landlord shall provide or cause to be provided to Tenant, up to one hundred fifty (150) parking permits, each granting the right to use one (1) unreserved parking space in the Garage (the “Monthly Parking Spaces”), which Monthly Parking Spaces shall be available for use by Tenant commencing on the Commencement Date. Not less than 75% of the initial 150 parking permits provided to Tenant under this Article 36 shall allow for self-parking privileges, and the balance of the permits provided under this Article 36 may, at Landlord’s election, correspond to valet parking rights at the Garage. Tenant (and its employees, principals, Partners, contractors, vendors, invitees and clients, and the persons and entities which are permitted to use and occupy the Premises pursuant to Article 20 hereof) (collectively, “Users”) shall have the right to use such Monthly Parking Spaces at all times, on a monthly basis for a fee equal to the monthly rate established by Landlord or its Garage operator, from time to time, for parking in the Garage, which shall not exceed the prevailing monthly rates for comparable parking garages in the vicinity of the Building. Tenant (or its Users) shall pay Landlord or (at Landlord’s direction) Landlord’s Garage operator such monthly parking fee for each Monthly Parking Space that Tenant has the right to use hereunder; provided, however, that notwithstanding anything to the contrary in the foregoing, from time to time, on not less than sixty (60) days’ prior notice to Landlord, Tenant may elect to reduce the number of Monthly Parking Spaces that it uses and pays for, and/or (if Tenant has previously so elected to reduce the number of said Monthly Parking Spaces) to increase the number of Monthly Parking Spaces that Tenant uses and pays for (but not to a number greater than 150 parking permits), except as hereinafter provided. Further, in the event Tenant leases any additional space at the Building pursuant to its various options set forth in Article 34 above, then, upon not less than sixty (60) days prior notice to Landlord (which notice must be delivered, if at all, within ninety (90) days following the commencement date for the leasing of such additional space), Tenant shall be entitled to up to an additional three (3) parking permits under this Article 36 for each full floor of additional space leased by Tenant at the Building under said Article 34 (it being understood that Tenant shall not be entitled to additional parking permits hereunder for any additional space leased by Tenant under Article 34 which is less than a full floor increment at the Building). At Landlord’s election, Tenant shall also be deemed to have elected to reduce the number of Monthly Parking Spaces by one (1) Monthly Parking Space for each Monthly Parking Space for which Tenant fails to timely pay the monthly charges; provided, that such failure continues for fifteen (15) Business Days after written notice from Landlord to Tenant. In the event that Tenant elects (or is deemed to have elected) to reduce the number of Monthly Parking Spaces it (or its Users) use on a monthly basis as provided in the preceding two sentences, Landlord shall have the right to grant or confer upon other tenants and occupants of the Building rights to use any of such parking spaces that Tenant has elected not to so use; provided, however, that Tenant shall have the right to re-institute its (or its Users’) use of such parking spaces (as Monthly Parking Spaces) at any time upon sixty (60) days’ prior written notice to Landlord, and no rights granted or conferred by Landlord upon any such other tenants and occupants of the Building to use such parking spaces shall prevent or limit Tenant (or its Users) from re-instituting such use within such time frame.

(B) Daily Parking Spaces. Landlord and Tenant agree that Tenant and its Users shall have the right (in common with the other tenants and occupants of the Building, on a first-come, first-served basis) to use any parking spaces located in the Garage (including parking spaces that formerly constituted Monthly Parking Spaces described in Paragraph 36(A) above which Tenant has elected (or is deemed to have elected) at such time not to use on a monthly basis) that are not subject to prior parking rights granted to any other tenant or occupant of the Building, on a daily basis. With respect to each parking space that is used by Tenant or its Users on a daily basis, Tenant (or the individual which so uses such parking space) shall pay Landlord (or, if Landlord so directs, Landlord’s Garage operator) for the use of such parking space, the daily rate established by Landlord or its Garage operator, from time to time, for parking in the Garage, which shall not exceed the prevailing daily parking rates for comparable parking garages in the vicinity of the Building; provided, that the rate charged by Landlord or its Garage operator to Tenant and its Users for daily parking in the Garage on weekends shall be a reduced rate, not to exceed the prevailing daily parking rates for comparable parking garages in the vicinity of the Building for parking on weekends; and provided further, that in the event that the owners and/or managers of parking garages at comparable office buildings in downtown Chicago charge a reduced daily rate for parking therein on Holidays, then the rate charged by Landlord or its Garage operator to Tenant and its Users for daily parking in the Garage on such Holidays shall be a reduced rate reflecting such reduced rate in effect at the parking garages of comparable office buildings in downtown Chicago.

(C) Use of Garage and Parking Spaces. Tenant (or each User which Tenant permits to use one or more of the Monthly Parking Spaces) shall be required to enter into a separate, commercially reasonable agreement with the Landlord or the operator of the Garage for the use of the Monthly Parking Spaces, subject to the terms hereof. Use of the Garage shall be limited to Building tenants and their Users, in each case holding valid monthly or daily garage passes subject to such security and access control systems as Landlord may from time to time reasonably establish (which systems shall be integrated with the Building’s security system), and shall not be used by the general public; provided, however, that in the event that Tenant hereafter elects to reduce the number of Monthly Parking Spaces it uses hereunder pursuant to Paragraph 36(A) above (and/or other tenants of the Building have not elected to use all of the parking spaces at the Garage or hereafter elect to reduce the number of parking spaces they use pursuant to their leases or occupancy agreements), and Landlord is unable, after using commercially reasonable efforts, to provide such parking spaces to tenants and occupants of the Building, then to the extent that Landlord, acting in good faith, determines that it would be prudent to do so taking into account the then current national and local security environment, Landlord shall have the right to make such parking spaces which Tenant (or such other tenant(s)) have elected not to use available to members of the public (it being agreed that, prior to making any such parking spaces available to the public, Landlord shall reasonably consult with Tenant regarding the same, and shall institute such additional security measures for the Garage as Landlord in good faith deems prudent in connection therewith). Access to the Garage shall be open twenty-four (24) hours a day seven (7) days a week (subject to fire or other casualty or Unavoidable Delays, or closures (subject to Article 21 hereof) for necessary maintenance or repair). Landlord shall cause at least one (1) attendant to be stationed in the Garage at all times between the hours of 6:00 a.m. and 8:00 p.m. on weekdays (other than Holidays) during periods within which public parking at the Garage is not permitted, and twenty four (24) hours a day seven (7) days a week during periods within which public parking at the Garage is permitted. Landlord shall cause communications equipment (such as an intercom or dedicated telephone) to be installed in the Garage in order to enable persons using the Garage to communicate with

Landlord’s personnel stationed at the Building security desk in the Main Lobby of the Building during periods when an attendant is not stationed in the Garage. Tenant shall use the parking spaces located in the Garage solely for the parking of motor vehicles of Tenant and its Users. Tenant shall at all times comply with (and the provisions hereof shall be expressly subject to) all applicable Laws regarding the use of the Garage. Landlord reserves the right to adopt, modify and enforce reasonable rules (the “Garage Rules”) governing the use of the Garage from time to time, including any security key card (which shall be integrated with the Building’s security system), sticker or other identification or entrance system; provided however the Garage Rules shall be consistent with this Lease and not adversely affect (except to a de minimis extent) Tenant’s use and occupancy of the Premises or the Garage. All Garage Rules shall be adopted and applied on a non-discriminatory basis to the users of the Garage in a reasonable manner in a manner which shall not interfere (except to a de minimis extent) with the use of the Premises or the Garage. Landlord may refuse to permit any person who violates any such Garage Rules to park in the Garage, and any violation of the Rules shall subject the car to removal, at such person’s expense from the Garage.

(D) Other Provisions Regarding Garage and Parking Spaces.

(i) If Landlord utilizes a card-key access system for access to the Garage, Landlord’s charge for any replacement cards shall be at Landlord’s Actual Cost therefor. Landlord also reserves the right to close all or any portion of the Garage in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Garage, or if required by casualty, condemnation, or Unavoidable Delay. In such event, Landlord shall refund any prepaid parking fees hereunder for each of the Monthly Parking Spaces rendered unusable as a result thereof, prorated on a per diem basis and shall use its reasonable efforts to complete such maintenance or repair as soon as reasonably possible.

(ii) Tenant shall not perform any Alteration Work with respect to the Monthly Parking Spaces or any other portion of the Garage.

(iii) Landlord and Tenant agree that upon the termination of this Lease for any reason, or termination of Tenant’s right to possession hereunder, Tenant’s rights under this Article 36 shall simultaneously terminate.

(iv) Landlord shall provide (or cause to be provided) hand car washing services to Users of the Garage, for which Landlord (or the operator of the Garage) may charge reasonable fees.

(v) Without limitation of the preceding provisions of this Article 36, commencing on the Commencement Date and continuing for the balance of the Term, Landlord shall make available to Tenant, at a monthly rate equal to 120% of the rates otherwise applicable from time to time for the balance of the Monthly Parking Spaces up to forty percent (40%) of Tenant’s total parking spaces provided under this Article 36, in the Garage, on a reserved basis, located at a location mutually agreeable to the parties, which reserved spaces shall be as a substitute for (and not in addition to) unreserved

Monthly Parking Spaces otherwise available to Tenant under this Section 36, which reserved parking spaces may be used by Tenant for the same purposes and in accordance with the balance of the provisions of this Section 36. Landlord shall use commercially reasonable efforts, including the posting of signage and periodic inspection, to enforce the reserved nature of such reserved parking spaces.

ARTICLE 37

Roof Satellite Dish/Antennae/Supplemental Cooling

Tenant shall have the right to use and gain secured access to a portion of the roof of the Building pursuant to Exhibit N attached hereto (or other area of the Building available to tenants or others for roof equipment) having a size that is at least as large as the larger of: (i) Tenant’s Pro Rata Share of the space on the Building roof that is available to tenants and occupants of the Building (and any third parties) for the installation and use of rooftop equipment (including satellite and antenna equipment), or (ii) space that is sufficient for the installation, use and maintenance of the satellite dishes and related communication receiving/sending equipment more specifically referenced in Exhibit N attached hereto (the “Rooftop Area”), provided that such Rooftop Area has a southwest exposure and permits proper orientation and operation at all times of such satellite dishes and related communication receiving/sending equipment, all of which satellite dishes and related communication receiving/sending equipment shall be for Tenant’s own use and the use of other occupants of the Premises, for the transmission and receipt of radio, microwave and other communication signals. If Tenant so requests in writing to Landlord, Landlord shall also provide to Tenant (within a reasonable time after such written request by Tenant) sufficient additional space on the roof of the Building that is not larger than 2,000 square feet of contiguous Rentable Area (which shall also constitute part of the “Rooftop Area” for purposes hereof) for Tenant to install and maintain a supplemental cooling tower/unit, as more specifically described in Exhibit N attached hereto, serving any data center area in the Premises, as well as adequate interior space for any chillers required in connection therewith, as well as riser space through the Building for purposes of enabling Tenant to connect any such supplemental cooling system with Tenant’s data center. Tenant, at its cost, shall install, maintain (in good and safe condition and repair, in compliance with all Laws) and insure any equipment installed in the Rooftop Area (or other areas in which Tenant shall have installed equipment pursuant to this Article 37) by Tenant and shall, at its sole cost and expense, obtain any zoning or other governmental approvals necessary for such equipment, and repair any and all damage caused to the Building or any equipment or property (subject to the terms of Paragraphs 10(E)(iv) and 25(B) hereof) as a result of Tenant’s exercise of the rights granted in this Article 37. Tenant shall not be required to pay Landlord any fees or Rent for the use of the Rooftop Area (or other areas in which Tenant shall have installed equipment pursuant to this Article 37). Installation of such equipment shall be performed at Tenant’s sole cost and expense in accordance with the provisions of the Workletter (if part of the Tenant Work) or Article 7. Tenant agrees that access to the Rooftop Area shall be reasonably controlled by Landlord in accordance with Landlord’s riser maintenance plan and rooftop rules and regulations adopted and uniformly enforced for the Building from time to time, and Tenant shall coordinate any activity in the Rooftop Area with prior written notice to and the involvement of Building personnel. If any equipment is installed on the roof of the Building (or other area of the Building available to tenants or others for roof equipment) by Landlord or any other tenant or occupant of the Building subsequent to the installation of Tenant’s equipment and the same causes interference with Tenant’s equipment, Landlord shall arrange, at no cost to Tenant, for such other equipment to be relocated, shielded or removed so as to remedy such interference within thirty (30) days following Tenant’s notice thereof. Tenant’s operation or use of its equipment in the Rooftop Area shall not prevent or unreasonably interfere with the operation or use of any equipment of Landlord or any current tenant or occupant of the Building to the extent that such equipment was installed prior to the installation of Tenant’s equipment. If Tenant’s equipment causes any such interference, then Landlord may so notify Tenant, and Landlord may require Tenant to replace, shield or relocate such equipment of Tenant, in which event Tenant shall (at its sole cost), within thirty (30) days of receipt of such notice (or, if a government permit is required to replace or relocate such equipment, then within thirty (30) days of the obtaining of such permit (which Tenant shall make prompt application for, with Landlord’s cooperation but at no cost to Landlord)), replace, shield or relocate Tenant’s equipment so as to eliminate such interference. Landlord and Tenant agree that upon the termination of this Lease for any reason, or termination of Tenant’s right to possession hereunder, Tenant’s rights under this Article 37 shall simultaneously terminate. Within fifteen (15) Business Days following the expiration or earlier termination of the Term (or Tenant’s right to possession hereunder), Tenant shall remove its equipment from the Rooftop Area (or such other areas in which Tenant shall have installed equipment pursuant to this Article 37) and repair and restore the same and any damage caused to the Building as a result thereof (subject to Paragraphs 10(E)(iv) and 25(B) hereof). At Landlord’s request, the parties shall enter into a separate roof-top license agreement in form and substance reasonably satisfactory to Landlord and Tenant, which shall be consistent with the terms of this Article 37 and the terms of this Lease, and shall not impose any additional duties, obligations, fees or liabilities upon Tenant (except to a de minimis extent).

ARTICLE 38

Building Identification

(A) Unless Tenant otherwise agrees in writing, the Building shall at all times be referred to by its common street address of 300 North LaSalle Street, Chicago, Illinois. Landlord shall not change (or permit any other person or entity to change) the name or address of the Building (except to the extent required to change the address of the Building under applicable Laws or by the United States Postal Service) without the prior written consent of Tenant (which shall not be unreasonably withheld). Landlord further agrees that it shall not grant or confer upon any person or entity any rights to name or identify the Building during the Term hereof without the prior written consent of Tenant (not to be unreasonably withheld).

(B) Tenant’s approval rights under Paragraph 38(A) above shall only apply so long as: (a) this Lease remains in full force and effect and Tenant’s right of possession hereunder shall not have been terminated, and (b) either Tenant or a Transferee pursuant to an Exempt Transfer shall be leasing at least 100,000 square feet of Rentable Area at the Building. Tenant’s approval rights under this Article 38 are personal to the original named Tenant, any successor thereto pursuant to an Exempt Transfer, and any permitted assignee hereunder who succeeds to Tenant’s entire interest under this Lease, and may not be transferred or assigned to any other party.

ARTICLE 39

Signage

(A) Tenant Signage Rights. Subject to the provisions of this Article 39, Tenant shall have the right, subject to (i) Landlord’s reasonable prior review and approval and (ii) the receipt by Tenant of all necessary approvals therefor pursuant to applicable Laws, to display its company name or logo in the locations designated below in this Article 39 (collectively, “Tenant Signs” and individually, a “Tenant Sign”).

(B) Exterior Signage.

(i) Monument. Landlord shall, prior to the Commencement Date (subject to and in accordance with the terms of the Workletter), construct and install (at its sole cost and expense), as a component of the Landlord Work, an exterior monument sign (the “Monument”) with a location, design, configuration and appearance, and including materials, acceptable to Tenant (in accordance with the standards for approval of the Landlord Work as set forth in the Workletter) in an area of the Plaza acceptable to Tenant (with reasonable proximity to the Building Pedestrian Entrance), in its sole discretion. The Monument shall be for the exclusive purpose of installing and maintaining (A) a Tenant Sign thereon, if Tenant so elects under Paragraph 38(B)(ii) below, and (B) a Landlord sign designating the street address of the Building (which Landlord sign shall, in any event, be no more prominent (in size and location on the Monument) than the Tenant Sign (if any) installed on such Monument), and (C) signage identifying not more than two (2) other tenants in the Building that each lease over 100,000 square feet of Rentable Area at the Building at the time such signage rights are granted by Landlord (provided that Tenant’s Sign (if any) installed on such Monument shall be higher in location and larger in size (and therefore more prominent) than that of any other tenant name therein), and neither Landlord nor any other tenant or occupant of the Building shall have any right to use the Monument for any other purpose. No alterations or modifications shall be made to the Monument without the prior written consent of Tenant (which may be granted or withheld in Tenant’s sole discretion). The Monument Sign (and the name of Tenant on the Tenant Sign thereon) shall be visible from LaSalle Street.

(ii) Exterior Tenant Sign. Tenant shall have the right to install and maintain one (1) Tenant Sign on the Monument (the “Exterior Tenant Sign”). Prior to any installation of the Exterior Tenant Sign, Tenant shall submit to Landlord, for Landlord’s approval, reasonably detailed plans and specifications (including the size) therefor. If such plans and specifications for the Exterior Tenant Sign indicate that the Exterior Tenant Sign to be installed by Tenant will: (a) consist of materials reasonably acceptable to Landlord, and (b) comply with the terms and provisions of clause (ii) of the first sentence of Paragraph 39(A) above, then Landlord shall grant its approval thereof (pursuant to clause (i) of the first sentence of Paragraph 39(A) above) within ten (10) Business Days after Landlord’s receipt of such plans and specifications. On or prior to the date on which the Design Development Plans (as defined in the Workletter) are agreed upon pursuant to the Workletter, Landlord and Tenant shall, working cooperatively and in good faith, determine the exact location in which the Monument is to be located, and shall within a reasonable time thereafter determine the approximate size and dimensions of the Exterior Tenant Sign thereon.

(iii) Other Exterior Signage. Landlord covenants and agrees that Landlord shall not grant or confer upon any other tenant or occupant of the Building any rights to place, install or maintain any signage on or at the exterior of the Building or the Property (except as provided in clause (y) of the next sentence). Landlord further covenants and agrees that Landlord shall not, without Tenant’s prior written consent (which may be granted or withheld in Tenant’s sole discretion), place or install, or permit the placement or installation of, any signage, graphics or other symbols on the exterior of the Building (or on the interior windows of the Building in a manner intended for exposure to the exterior of the Building) or the exterior Common Areas of the Property, other than (x) signage identifying the property manager of the Building (which shall be less prominent (in size and location) than the Exterior Tenant Sign, and shall not be located on the Monument on which the Exterior Tenant Sign is located, it being agreed that such signage of the property manager may be located on the revolving door glass of the Building Pedestrian Entrance in a manner substantially similar to other buildings in downtown Chicago for which Hines is the property manager), (y) signage for retail and restaurant tenants and occupants of the Building affixed to the exterior façade of the Retail Area of the Building (or on the interior windows of the Retail Area in a manner intended for exposure to the exterior of the Building) or elsewhere at the exterior of or within Retail Area of the Building which satisfies a reasonable set of criteria on which Landlord and Tenant, working cooperatively, shall reasonably agree on or prior to the date on which the Design Development Plans are agreed upon pursuant to the Workletter, and/or (z) a sign designating the common street address of the Building on the Monument as provided above or signage on any exterior monument sign installed by Landlord identifying tenants that each lease over 100,000 square feet of Rentable Area at the Building at the time such signage rights are granted by Landlord (provided that Landlord shall only be permitted to grant a maximum of two such other tenants exterior monument signage rights, in the aggregate, whether on the Monument as described in Section 39(B)(i) above and/or on any other exterior monument sign). Until the exterior retail signage criteria described in clause (y) of the preceding sentence have been determined by Landlord and Tenant as provided above, Tenant shall have the right (in its sole discretion) to approve any signage placed on the exterior of the Building (or on or in the interior windows of the Building in a manner placed for exposure to the exterior of the Building), other than signage described in clauses (x) and (z) of the preceding sentence or in Section 39(B)(i) above. When the exterior retail signage criteria described above have been agreed upon by Landlord and Tenant, Landlord shall thereafter have the right to modify such exterior retail signage criteria from time to time during the Term with Tenant’s prior approval, which shall not be unreasonably withheld, in connection with general design changes to the Retail Area of the Building.

(C) Interior Signage.

(i) Tenant’s Lobby Signage. Tenant shall have the right to install and maintain no more than two (2) prominent Tenant Signs in the Main Lobby (in addition to any one (1) Tenant Sign which Tenant elects to install on (or on the lobby wall behind) any Tenant Lobby Desk installed in the Main Lobby pursuant to Paragraph 6(Q)(iii) hereof); one (1) of which shall (if Tenant elects to install the same) be located in an area of the Main Lobby designated by Tenant in or immediately adjacent to the entrance of the elevator banks area of the Main Lobby serving the Low-Rise Floors, and the other of which shall (if Tenant elects to install the same) be located in an area of the Main Lobby designated by Tenant in or immediately adjacent to the entrance of the elevator bank area of the Main Lobby serving the Mid-Rise Floors (which areas designated by Tenant shall, in any event, be consistent with the overall design and layout of the Main Lobby) (the “Elevator Lobby Signage Area”), or such other areas upon which Landlord and Tenant may agree (in each party’s sole discretion) in connection with the review and approval of the overall design and layout of the Main Lobby of the Building pursuant to the Workletter. Prior to any installation of any such Tenant Signs, Landlord shall submit to Tenant, for Tenant’s approval, reasonably detailed plans and specifications therefor. If such plans and specifications for such Tenant Signs indicate that such signage will: (a) consist of materials reasonably acceptable to Tenant, and (b) comply with the terms and provisions of clause (ii) of the first sentence of Paragraph 39(A) above, then Tenant shall grant its approval thereof within fifteen (15) Business Days after Tenant’s receipt of such plans and specifications. On or prior to the date on which the Design Development Plans are agreed upon pursuant to the Workletter, Landlord and Tenant shall, working cooperatively and in good faith, determine the exact location(s) in which the Tenant Signs are to be located in the Main Lobby, and shall within a reasonable time thereafter determine the approximate size and dimensions of such Tenant Signs.

(ii) Lobby Signage of Other Tenants. Landlord may grant or confer upon other tenants of the Building the right to place signage containing their respective names and/or logos in the Main Lobby; provided (and only provided), that (a) such tenant leases at least 50,000 square feet of Rentable Area in the Building or is otherwise a retail or restaurant tenant at the Building, (b) no such signage shall be larger (and therefore more prominent) than, or, if located within the Elevator Lobby Signage Area, located higher (or in a more prominent position) than, any Tenant Sign permitted to be installed in the Main Lobby (other than the Tenant Sign, if any, at (or on the lobby wall behind) any Tenant Lobby Desk), and (c) in no event shall any other tenant have the right to install more than one (1) sign in the Main Lobby, (any such signage that satisfies all of the foregoing criteria is referred to herein as “Qualified Lobby Signs of Other Tenants”). Landlord may also allow other tenants of the Building to place from time to time (but not on a regular basis) in the Main Lobby reasonable signage on a stanchion provided by Landlord, welcoming specified invitees of other tenants of the Building or identifying a special event taking place at such other tenant’s premises, substantially similar to Tenant’s permitted signage described in Paragraph 39(C)(iii) below, all in a manner reasonably acceptable to Tenant. Landlord may also allow other tenants leasing space in the high-rise portion of the Building to have signage in the high-

rise elevator lobby bank area in the Main Lobby, which signage shall be excluded from any restrictions or conditions otherwise described in this Paragraph 39(C)(ii). In the event that any other tenant of the Building proposes to install a Qualified Lobby Sign of Other Tenants during any period within which Tenant has not installed any Tenant Sign in the Main Lobby (or if at such time the only Tenant Sign(s) installed by Tenant in the Main Lobby is a Tenant Sign on (or on the lobby wall behind) a Tenant Lobby Desk, and Landlord elects (or is not required) to permit such installation of such signage of such other tenant, Landlord shall notify Tenant at least thirty (30) days prior to the date that such other tenant is permitted to install such Qualified Lobby Signs of Other Tenants in the Main Lobby in order to allow Tenant to determine whether Tenant will elect to install one or more Tenant Signs in the Main Lobby as permitted under Paragraph 39(C)(i) in connection with the installation of such other tenant’s signage (and, if Tenant so elects, the relative size and location of the Tenant Sign(s) and Qualified Lobby Signs of Other Tenants shall be determined in accordance with the terms of this Paragraph 39(C)). Except for the stanchion signage and the high-rise elevator bank signage described above, Landlord shall not, without Tenant’s prior written consent (which may be granted or withheld in Tenant’s sole discretion), place or install, or permit the placement or installation of, any tenant identification signage in the Main Lobby, other than Qualified Lobby Signs of Other Tenants. In the event that any signage which, when installed, satisfied the criteria required of Qualified Lobby Signs of Other Tenants, ceases to satisfy such criteria (for example, as a result of the fact that a tenant which at one time leased 50,000 square feet or more of Rentable Area at the Building has ceased to lease at least 50,000 square feet of Rentable Area at the Building), then Landlord shall, as soon as reasonably possible, cause such signage to be removed.

(iii) Tenant Ground Floor Directional Signage. Tenant shall have the right to place from time to time (but not on a regular basis) within the Main Lobby, on a stanchion which shall be made available by Landlord therefor, reasonable signage welcoming specified invitees of Tenant or identifying a special event taking place at the Premises, provided that Tenant provides Landlord with reasonable advance notification thereof.

(iv) Tenant Entryway Signage. Tenant shall have the right to install, maintain, repair, replace and remove Tenant Signs prominently in the elevator lobby of each full floor of the Premises and Tenant shall have the right to display Tenant Signs on or adjacent to the door to the Premises on any floor Tenant partially leases. Landlord shall also install at Landlord’s expense Building standard directional signs for Tenant in the elevator lobbies of any partial floor leased by Tenant.

(D) Other Requirements.

(i) Without limitation of the specific requirements described above, the size and quality of all signage at the Building (including all Tenant Signs) shall be consistent with Class A office building standards and the overall design and appearance of the Building and Property (and the portion thereof at which such signs are installed).

(ii) Except as expressly provided to the contrary herein, Tenant shall be solely responsible for all costs and expenses relating to the design, permitting (including receipt of all necessary building and other permits and/or approvals), fabrication and installation of any and all Tenant Signs in accordance with the terms and provisions of this Article 39. Tenant shall also be responsible for ongoing repair of all Tenant Signs in the Main Lobby, but Landlord shall be responsible for ongoing maintenance and repair of the Exterior Tenant Sign, and routine maintenance (but not repair) of the Tenant Sign(s) in the Main Lobby of the Building, as provided in Article 8 hereof.

(iii) In the performance of any installation, Alteration Work, repair, replacement, maintenance and removal and/or any other work with respect to any Tenant Sign, Tenant shall comply with all of the applicable provisions of this Lease (including, without limitation, the terms of the Workletter (if such sign is included as part of the Tenant Work), or Article 7 hereof).

(iv) Tenant’s rights under Paragraphs 39(B) and 39(C)(i)-(ii) shall not be assignable by Tenant to any Transferee other than a Major Transferee without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion), and any assignment by Tenant of its rights under Paragraphs 39(B) and/or 39(C)(i)-(ii) hereof shall be subject to the terms of Paragraph 20(G)(ii) and (in the case of an assignment of Tenant’s rights under Paragraph 39(B)) Paragraph 20(G)(i) hereof. Tenant (or any Major Transferee) may, without the consent of Landlord, assign or transfer all of its rights under Paragraph 39(B), and all or any portion of its rights under Paragraph 39(C)(i)-(ii), to any Major Transferee (subject, however, in the case of an assignment of Tenant’s rights under Paragraph 39(B) and/or 39(C)(i)-(ii) hereof, to the terms of Paragraph 20(G)(ii) hereof), in which event Tenant (or the assigning Major Transferee) shall provide Landlord with notice of such assignment. Tenant may assign any of Tenant’s other rights under this Article 39 in connection with any assignment or sublease made in compliance with the terms of Article 20 of this Lease.

(v) At the expiration or earlier termination of the Term (or termination of Tenant’s right of possession hereunder), or the earlier termination of Tenant’s signage rights as described in clause (vi) below, Tenant shall, at its sole cost and expense, remove all Tenant Signs, and restore the areas of the Building where the same were located to a condition reasonably consistent with the condition of the areas of the Building in the immediate vicinity of such Tenant Signs as of the date of such removal.

(vi) Tenant’s rights to install the Exterior Tenant Sign and Tenant Signs in the Main Lobby under this Article 39 shall only apply so long as: (a) this Lease remains in full force and effect and Tenant’s right of possession hereunder shall not have been terminated, and (b) either Tenant, a Transferee pursuant to an Exempt Transfer, or a Major Transferee of Tenant to whom Tenant shall have assigned Tenant’s rights under this Article 39, shall be leasing at least 100,000 square feet of Rentable Area at the Building. In addition, Landlord and Tenant agree that Tenant shall have no right to commence the installation of any Exterior Tenant Sign or Tenant Sign in the Main Lobby pursuant to this Article 39 if, at the time that Tenant proposes to commence such installation, a material Default shall have occurred and be continuing (it being understood that a Default in the payment of Rent in excess of an amount equal to one month’s Net Rent and Additional Rent then due and owing hereunder shall in any event be deemed a “material” Default for purposes of the foregoing).

(vii) Landlord shall not at any time place or install (or allow to be placed or installed) any construction signage at the Property which contains the name of Tenant or any other tenant of the Building, without Tenant’s prior written consent in each instance (which consent may be granted or withheld in Tenant’s sole and absolute discretion).

ARTICLE 40

Exculpation of Tenant’s Partners

(A) Tenant’s Liability; Limitations on Partners’ Liability. Tenant is currently constituted as an Illinois limited liability partnership (“LLP”) and as such, shall be liable for the payment and performance of the duties and obligations of Tenant under, with respect to or arising out of this Lease or the use or occupancy of the Premises (collectively, “Lease Obligations”) to the extent (but only to the extent) of the assets of Tenant (which term “assets” shall include, without limitation, fixed assets, furnishings, fixtures, equipment, cash, investments, accounts receivable and accrued charges for work in process, collectively, for purposes of this Lease, “Tenant’s Assets”). In no event shall Tenant’s Assets include or be deemed to include for any purpose:

(i) the assets of any of the past, present or future partners, members, shareholders and other owners of equity in Tenant (as Tenant is now, or may hereafter be, constituted) or the individual persons who, directly or indirectly, own an interest in any such partner that is a corporation or other legal entity (any of the foregoing being referred to herein, individually, as a “Partner”, and collectively, as “Partners”);

(ii) the assets of any investment entities in which the ownership interests are directly owned by Partners or employees of Tenant, or the assets of any qualified or non-qualified employee benefit plans maintained for the benefit of any Partners or employees of Tenant including, without limitation, any portion of Tenant’s Assets designated by Tenant (in the ordinary course or otherwise, for independent purposes, and not for purposes of avoiding or limiting liability under this Lease) from time to time which are available to pay liabilities (whether current, accrued or future) of the qualified and nonqualified retirement, disability, and death benefit plans of Tenant and any additional or successor retirement, disability, and death benefit plans of Tenant or its successors (as amended, the “Plans”) (such assets having been accrued before, during or after the Term of this Lease and including, but not limited to, checking accounts, deposit accounts, certificates of deposit, shares of stock in corporations, and life insurance policies (including cash surrender value and policy proceeds thereof) together with interest, profits, gains and other income earned on all of the above);

(iii) Accounts constituting client funds that are solely the property of clients of Tenant (“Client Funds”); or

(iv)(1) any negative capital accounts which may from time to time exist in the partnership, (2) any obligation of any of the Partners to contribute capital to the partnership, pursuant to the partnership agreement or otherwise, or (3) any right which the partnership or any trustee or similar person may otherwise have on behalf of the partnership to require contribution from any of the Partners to satisfy debts of the partnership in any bankruptcy, dissolution, reorganization, or similar proceeding involving the partnership (items (i)-(iv) above, collectively, “Excluded Assets”).

(B) Landlord, for itself and all successors and assigns, hereby covenants and agrees that, regardless of Tenant’s status as an LLP or any change in such status: (a) none of the Partners or employees of Tenant (or any of their respective heirs, executors, trustees, administrators, beneficiaries or representatives) (collectively, “Excluded Parties”) shall be personally liable for any Lease Obligations; (b) no Excluded Party shall be named as a party in any suit or other judicial proceeding of any kind or nature whatsoever brought against Tenant with respect to any Lease Obligations, except to the extent necessary to secure jurisdiction of Tenant or to recover any judgment from Tenant’s Assets or to recover possession of the Premises.

Further, Landlord hereby waives any right it may have to seek use and occupancy charges from any Excluded Party (but not from Tenant) in the event that this Lease is rejected by a trustee or debtor-in-possession in any bankruptcy, dissolution, reorganization or similar proceeding involving the partnership; and agrees that no attachment, execution or other writ of process shall be sought, issued or levied upon any Excluded Assets. For purposes of these Paragraphs 40(A) and (B), “Excluded Assets” shall not include any Partner’s interest in any then undistributed Tenant’s Assets from and after the date of termination of this Lease (or Tenant’s right of possession of the Premises) by Landlord by reason of the occurrence of a Default. The provisions of Paragraphs 40(A) and (B) shall not: (a) constitute a waiver, release or impairment of any obligations of Tenant under this Lease; or (b) impair Landlord’s rights to realize upon Tenant’s Assets for recovery of any judgment against Tenant.

Landlord further acknowledges and agrees that, in the event of any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of Tenant or any of its properties, Landlord shall not receive or be entitled to receive, directly or indirectly, any payments from or any distributions or redistributions of any of the Excluded Assets or any proceeds thereof (whether in cash or other property), whether payable under the terms of any plan or reorganization, by any receiver, trustee, liquidator, custodian, conservator or any other person having authority to effect any such payment or otherwise.

ARTICLE 41

Representations and Warranties

(A) Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant as the Effective Date as follows:

(i) Landlord possesses all requisite right, power and authority to enter into this Lease and perform its obligations hereunder;

(ii) Landlord’s execution of this Lease and performance of its obligations hereunder do not violate any agreements by which Landlord or, to Landlord’s knowledge, the Property are bound;

(iii) As of the Effective Date, Landlord is a party to a valid and binding contract, pursuant to which Landlord has agreed to purchase, and the current owner of the Land has agreed to sell, the Land;

(iv) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Landlord, or, to Landlord’s actual knowledge, the Property, which Landlord in good faith believes could individually or in the aggregate interfere with Tenant’s rights under this Lease or the ability of Landlord to consummate the obligations contemplated by this Lease; and

(v) Upon obtaining all applicable zoning approvals and the C of O, Tenant’s use of the Premises for office, conference center, food preparation and all other purposes provided in the Lease shall be permitted under all applicable zoning Laws affecting the Building and/or the Property, and, to Landlord’s knowledge, with all covenants, conditions, restrictions and agreements affecting the Building and/or the Property (subject, however, to Permitted Title Exceptions); provided, the foregoing shall not be construed to constitute a representation or warranty that any specific design or configuration of the Premises proposed by Tenant shall comply with any such Laws.

(B) Tenant’s Representations and Warranties. Tenant represents and warrants to Landlord as of the Effective Date as follows:

(i) Tenant possesses all requisite right, title and authority to enter into this Lease and perform its obligations hereunder;

(ii) Tenant’s execution of this Lease and performance of its obligations hereunder do not violate any agreements by which Tenant is bound; and

(iii) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Tenant which Tenant in good faith believes could individually or in the aggregate interfere with Landlord’s rights under this Lease or the ability of Tenant to consummate the obligations contemplated by this Lease.

ARTICLE 42

Miscellaneous

(A) Retail Provisions. Provided that this Lease and/or Tenant’s right of possession of the Premises shall not have been terminated, Landlord shall not, without the prior written consent of Tenant (which consent may be withheld by Tenant in its sole discretion), enter into any lease of space located in the Building or at the Property for any retail use, or to any retail tenant, other than for first class retail uses and to retail tenants comparable in reputation and character, quality and type of retail use to retail uses and retail tenants at comparable Class A office buildings in downtown Chicago, such as (without limitation) those at 70 West Madison Street and those at 35 West Wacker Drive as of the Effective Date. All retail uses of the Building (other than the sundries shop and automatic teller machine described in Paragraph 6(Q) above) shall be confined to the Retail Areas of the Building. For purposes hereof, the term “retail” shall be deemed to include bar and restaurant uses (but shall not include cafeterias within office tenant spaces at the Building for use by such tenants and their employees, clients and other tenants and occupants of the Building, but not by members of the general public). Landlord may, at its option, in connection with any proposed lease of retail space at the Building, request by written notice to Tenant that Tenant confirm in writing whether Tenant agrees that the specific proposed retail use and/or tenant thereunder complies with the foregoing requirements of this Paragraph 42(A), and, if Tenant fails to respond to any such written notice within ten (10) Business Days after Tenant’s receipt thereof, then Landlord shall have the right to send a second notice to Tenant, which second notice shall (in addition to again requesting such confirmation) contain a sentence stating “TENANT’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER TENANT’S RECEIPT HEREOF SHALL CONSTITUTE TENANT’S CONSENT TO THE RETAIL USE OR TENANT PROPOSED HEREIN,” and in the event that Tenant fails to respond to such second notice within five (5) Business Days after Tenant’s receipt thereof, Tenant shall be deemed to have confirmed that such proposed retail use and/or tenant complies with the foregoing requirements of this Paragraph 42(A).

(B) Binding. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 20 respecting Transfers by Tenant and the provisions of Article 24 respecting transfers by Landlord.

(C) Short Form of Lease. As soon as reasonably possible after the Landlord Acquisition Date, Landlord and Tenant shall execute and deliver a short form of this Lease, in form and substance reasonably acceptable to Landlord and Tenant. Tenant shall have the right, at any time after the Landlord Acquisition Date, to record any such short form of this Lease at its sole cost and expense. In the event that any such short form of this Lease is so executed, delivered and recorded, then, within ten (10) days following the end of the Term (or Tenant’s right of possession of the Premises), Tenant shall enter into such documentation as reasonably required by Landlord to remove the same of record.

(D) Laws. This Lease shall be construed in accordance with the Laws of the State of Illinois, without regard to principles of conflicts of law. Landlord and Tenant hereby submit to local jurisdiction in the County of Cook, State of Illinois and each agrees that any action by Tenant against Landlord or Landlord against Tenant, as the case may be, shall be instituted in the County of Cook, State of Illinois, and that courts located in Cook County shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant, and courts located in Cook County shall have personal jurisdiction over Landlord for any action brought by Tenant against Landlord, in the County of Cook, State of Illinois.

(E) Air. Except to the extent otherwise expressly set forth herein, this Lease does not grant any legal rights to “light and air” outside the Premises, nor any particular view or cityscape visible from the Premises.

(F) Amendments. This Lease and the Exhibits hereto shall not be amended, changed or modified in any way, unless in writing executed by Landlord and Tenant.

(G) Survival of Obligations. Any obligations of Landlord and Tenant accruing prior to the expiration of the Lease shall survive the expiration or earlier termination of the Lease, and Landlord and Tenant shall promptly perform all such obligations whether or not this Lease has expired or been terminated.

(H) No Joint Venture. Nothing contained in this Lease shall be deemed or construed by the parties to this Lease, or by any third party, to create the relationship of principal and agent, partnership, joint venture, or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties to this Lease shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(I) Interpretation. Landlord and Tenant have jointly participated in the drafting of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant notwithstanding the party which drafted same, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

(J) Exhibits. The Exhibits set forth in the Table of Contents or otherwise attached hereto are incorporated into this Lease by reference and made a part hereof.

(K) Full Agreement. This Lease, the Workletter, and the Exhibits contain all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties.

(L) Counterparts. This Lease may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart. Only one such counterpart may be required as proof of the existence and terms of this Lease.

(M) No Promotion. Landlord and Tenant each agrees that, except as provided below in this Paragraph 42(M), neither it, nor any of its agents (including, in the case of Landlord, Landlord’s Agent) shall, without the prior written consent of the other party in each instance, use in advertising or publicity the name of the other party (or any Affiliate of the other party, or any partner or employee of the other party, or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the other party). In the event that either party or its agents shall make any such use of the other party’s name (or the name of any Affiliate of the other party, or any partner or employee of the other party), and such other party notifies the party using such name that it finds such use objectionable in any manner, then the non-objecting party shall immediately thereafter cease (and/or cause its agents to cease, as applicable) using such name in the manner as to which such objection has been made. Nothing contained in this Paragraph 42(M) shall be deemed to prevent Landlord and Tenant (and their respective agents) from disclosing the fact that this Lease exists and Tenant is a tenant of the Building. This provision shall survive termination of this Lease.

(N) Confidentiality.

(i) Each of Landlord and Tenant agrees that it shall not (except as permitted below) disclose the non-public financial terms of this Lease (including, to the extent non-public, the amount of the Net Rent and the amount of the Tenant Work Allowance) to any other person or entity without the prior written consent of the other party. Notwithstanding the foregoing, either party may, without the consent of the other, disclose the financial terms of this Lease to: (a) its respective partners, officers, directors, members, managers, employees, brokers, consultants and advisors, and existing or prospective transferees, Mortgagees, Ground Lessors, investors and/or purchasers of the Property, provided (in each case) that such persons and entities are advised of the obligation not to disclose such information and agree not to disclose such information, (b) the extent required by Laws (including any valid subpoena or any order of a court of competent jurisdiction), or (c) any person or entity to the extent reasonably deemed necessary by a party in order to enforce and/or exercise its rights or remedies under this Lease, or to defend itself in connection with any claim, demand, suit or proceeding in connection with this Lease or the Property. This provision shall survive the termination of this Lease.

(ii) Without limiting the terms of Paragraph 42(N)(i) above, Landlord and Tenant each acknowledges that it or its agents or employees (or employees of their respective agents) may, in the course of performing their respective responsibilities under this Lease, be exposed to or acquire information which is proprietary to or confidential to the other or its affiliated companies or their clients or to third parties to whom the other or its affiliated companies owe a duty of confidentiality. Any and all non-public information of any form which is, when delivered by one party to another hereunder, designated as confidential and proprietary by the delivering party, shall be deemed to be confidential and proprietary information. Each party agrees that it and its agents and employees (a) shall hold such information in strict confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes whatsoever

(other than the provision of services to Tenant as contemplated by this Lease or the enforcement of rights under this Lease or in connection with any litigation or other proceeding or as otherwise required by Laws), and (b) shall advise each of its agents and employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. This provision shall survive termination of this Lease.

(iii) Landlord and Tenant agree that each party’s sole remedy against the other in connection with any breach or violation of this Paragraph 42(N) shall be to obtain an injunction or other equitable relief preventing the further disclosure of the confidential material which has been disclosed by the breaching party (or its agents), and that no money damages shall be recoverable by either party in connection therewith. The parties further agree that no such breach or violation of the terms of this Paragraph 42(N) by Tenant shall constitute a Default under this Lease (or an event which, with the passage of time or giving of notice or both would constitute a Default hereunder), and that no such breach or violation of the terms of this Paragraph 42(N) by Landlord shall constitute a Landlord Default under this Lease (or an event which, with the passage or time or giving of notice or both would constitute a Landlord Default hereunder).

(O) Publicity. All press releases issued at any time hereafter concerning Landlord’s and Tenant’s execution of this Lease, the duration of the Term, the size of the Premises, the location of the Premises, and the individuals involved in the negotiation and execution of this Lease shall be subject to the prior written approval of Landlord and Tenant.

(P) Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, any Holiday, or any day on which banking institutions in the State of Illinois are closed for business with the general public. If any period expires on a day which is not a Business Day, or any event or condition is required by the terms of this Lease to occur or be fulfilled on a day which is not a Business Day, such period shall expire, or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day; provided, however, that this sentence shall not apply to those provisions of this Lease which contemplate performance on a non-Business Day (e.g., various provisions of Article 6).

(Q) Reasonableness. When this Lease provides that a party’s consent or approval shall not be “unreasonably withheld,” the phrase shall be deemed to include “conditioned or delayed.” Wherever in this Lease or the Workletter either Landlord’s or Tenant’s consent or approval is required, Landlord and Tenant each hereby acknowledges its duty to act in each such case consistent with a covenant of good faith and fair dealing (except where such party is expressly granted the right hereunder or in the Workletter to act in its sole discretion).

(R) Certain Interpretational Rules. For purposes of this Lease, whenever the words “include,” “includes,” “including,” “e.g.,” or “for example” are used, they shall be deemed to be followed by the words “without limitation” (to the extent that such words do not, in fact, so follow) and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa.

(S) Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Net Rent, Tenant’s Pro Rata Share of Taxes and Operating Expenses, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

(T) Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s managing agent for the Building (which, as of the Commencement Date, is Hines) is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from such agent. Tenant acknowledges that Landlord’s managing agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s managing agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Property. Landlord shall use reasonable efforts to cause Hines, or any other property manager engaged at the Building from time to time, to perform in accordance with performance standards consistent with performance standards maintained by property managers at other comparable Class A office building in downtown Chicago, Illinois (the “Class A Property Management Performance Standards”). Without limitation of the foregoing, it is agreed that, unless Landlord and Tenant mutually agree otherwise, Hines (or its affiliate) will remain as the property manager of the Building during the entire Term hereof (including, without limitation, any Renewal Terms), provided that (i) Hines (or such affiliate) continues to perform in accordance with the Class A Property Management Performance Standards, (ii) Hines (or such affiliate) does not charge Landlord more than a market level property management fee (subject in all events to the limitations set forth in Paragraph 3(B)(ii) hereof), and (iii) Hines (or such affiliate) continues to conduct property management services at one or more other Class A office buildings in downtown Chicago, Illinois. Subject to the terms of the preceding sentence, it is further agreed that Tenant shall have the right to approve any new property management company proposed to be engaged at the Building (i.e., other than Hines or its affiliates), which approval shall not be unreasonably withheld, conditioned or delayed, so long as such new property management company is reasonably capable of achieving and maintaining at all times the Class A Property Management Performance Standards and is otherwise experienced in the management of comparable Class A office buildings in downtown Chicago, Illinois.

(U) Time. Time is of the essence of each and every provision of this Lease.

(V) Joint and Several Liability. In the event that the Tenant hereunder shall at any time consist of more than one (1) person or entity, the obligations and liabilities of such persons or entities comprising the Tenant under this Lease shall be joint and several; subject, however, in all events to the terms of Article 40 hereof. In the event that the Landlord hereunder shall at any time consist of more than one (1) person or entity, the obligations and liabilities of such persons or entities comprising the Landlord under this Lease shall be joint and several; subject, however, in all events to the terms of Article 24 hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have executed this instrument as of the day and year first above written.

LANDLORD:

300 LASALLE LLC, a Delaware limited liability company

By:	Hines Interests Limited Partnership, a Delaware limited partnership, its sole member

	By:	Hines Holdings, Inc., a Texas corporation, its general partner

By:/s/ C. Kevin Shannahan
		Name:	C. Kevin Shannahan
		Title:	Executive Vice President

TENANT:

KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	Stephen G. Tomlinson, P.C., an Illinois professional service corporation, a partner

By:/s/ Stephen G. Tomlinson
Name: Stephen G. Tomlinson
Title: President

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is entered into as of the 26th day of June, 2007 by and between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

A. Landlord and Tenant have entered into a certain Office Lease (“Original Lease”) dated August 25, 2005 for space in a certain building (“Building”) located or to be located on the real estate known as 300 N. LaSalle Street, Chicago, Illinois (said Original Lease, as amended hereby and as further amended from time to time, being referred to herein as the “Lease”).

B. The parties have agreed, among other things, to modify the definition of “Rentable Area” under the Original Lease for purposes of determining the Rentable Area of the Building under the Lease, and to modify certain expansion rights under the Lease, and to confirm and modify certain other terms and provisions set forth in the Lease, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1. Recitals; Definitions. The recitals hereto are hereby incorporated as part of this Amendment by reference thereto. All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Original Lease.

2. Expansion Options. Without limitation of the terms of Paragraph 34(L)(i) of the Original Lease, it is hereby agreed that if Tenant exercises an Expansion Option under Paragraphs 34(B) through (K) of the Lease, and if Tenant had, prior to such exercise, either (i) failed to timely exercise any previous Expansion Option under Article 34 of the Lease (any such floor which constituted the Expansion Premises for the Expansion Option which Tenant so failed to exercise being referred to as a “Failed Expansion Premises Floor”), or (ii) exercised any of its contraction options relative to a full floor at the Building under Paragraphs 34(U) through (X) of the Original Lease (any such floor which constituted the contraction space for such contraction option being referred to as a “Contraction Premises Floor”), then Landlord shall have the right to substitute any such Failed Expansion Premises Floor or Contraction Premises Floor (as the case may be) as the applicable Expansion Premises for the Expansion Option being so exercised by Tenant, in which case such floor so designated by Landlord shall be the applicable Expansion Premises for purposes of the Lease. The foregoing shall not be deemed to limit any of the other terms and conditions set forth in Article 34 of the Lease (as amended hereby) relative to the Expansion Premises thereunder. If Landlord elects to exercise its right to substitute any floors as the applicable Expansion Premises under this Paragraph 2, then Landlord shall notify Tenant of the substitute floor within ten (10) Business Days after Landlord’s receipt of the applicable Expansion Notice from Tenant.

3. Rentable Area of the Building – Changed Definition. The following language is added to the 11th line of Paragraph 1(C)(v) of the Original Lease, immediately following the language “is located” and immediately before the parenthetical beginning with the language “(but shall include…”:

“or any portion of the Retail Area (other than such portion of said Retail Area designated by Landlord from time to time for retail banking use)”

Further, the following language is added immediately following the language “Common Conference Center” and immediately before the language “and shall include” in the 12th line of said Paragraph 1(C)(v) of the Original Lease:

“and any portion of the Retail Area designated by Landlord from time to time for retail banking use”.

Without limitation of the foregoing, it is understood and agreed that the modifications to the definition of Rentable Area of the Building described in this Paragraph 3 shall apply in determining “Tenant’s Pro Rata Share” under Paragraph 3(E) of the Original Lease.

4. Designation of Rentable Area of Premises and Building and of Tenant’s Pro Rata Share. Landlord and Tenant hereby agree that, subject to the last sentence of this Paragraph 4, and subject to changes thereto from time to time as expressly contemplated by Paragraph 1(C)(v) of the Original Lease, for purposes of the Lease:

(a) The Rentable Area of the Premises shall be deemed to be 626,808 square feet (the Rentable Area of the various floors of the Premises being set forth on Exhibit A attached hereto and made a part hereof);

(b) The Rentable Area of the Building shall be deemed to be 1,246,922 square feet; and

(c) Tenant’s Pro Rata Share shall be deemed to be 50.27%.

Tenant reserves the right, pursuant to Paragraph 1(C)(iii) of the Original Lease, to cause the Rentable Area of the Premises and Building to be determined based on an actual measurement of such space (upon and subject to the terms of said Paragraph 1(C)(iii)), and Landlord and Tenant acknowledge and confirm that the designations of the Rentable Area of the Premises and Building, and of Tenant’s Pro Rata Share, as set forth in this Paragraph 4, may be subject to modification based on any such actual measurement pursuant to Paragraph 1(C)(iii) (all upon and subject to the terms of said Paragraph 1(C)(iii)). The parties intend this Amendment to act as the Lease supplement described in Paragraph 1(C)(iv) of the Lease relative to the initial determination of Rentable Areas under Paragraph 1(C)(ii) of the Lease, and the parties hereby agree that the stacking plan attached hereto as Exhibit A-4 shall be deemed the revised stacking plan contemplated by said Paragraph 1(C)(iv) and shall be deemed incorporated as the revised Exhibit A-4 to the Lease. Further, it is hereby agreed that, subject to the limitations and provisions set forth in Paragraph 1(C)(v) and elsewhere in the Lease, if the Rentable Area of the Premises and/or the Building changes at any time following the date hereof and prior to the Commencement Date under the Lease, based on changes to the Landlord Work Plans otherwise permitted under the Lease, then Landlord shall reasonably re-determine the Rentable Area of the Premises and/or the Building, including specifically Tenant’s Pro Rata Share hereunder, to reflect such changes; provided that Tenant shall have the reasonable right to confirm the accuracy of Landlord’s re-determination by written notice thereof to Landlord no later than sixty (60) days after Landlord provides notice to Tenant of such re-determination, all to the same extent as otherwise set forth in Paragraph 1(C)(v) of the Lease with respect to Tenant’s right to confirm changes based on reconfigurations, additions or modifications as originally contemplated therein.

5. Operating Expenses. The following language “or the Non-Bank Retail Area” is hereby added following the word “Garage” in each instance in clause (37) of Paragraph 3(B)(iii) of the Original Lease. Further, the following language is added to the end of clause (37) of Paragraph 3(B)(iii) of the Original Lease:

“(it being agreed that, for purposes of the foregoing, the term “Non-Bank Retail Area” shall mean the entire Retail Area at the Building, other than any portion of such Retail Area designated by Landlord from time to time for retail banking use)”

6. Landlord Work Plans; Base Building Condition Changes. It is hereby confirmed by the parties that the Landlord Work Plans under the Lease have heretofore been mutually approved and accepted by and on behalf of Landlord and Tenant. Without limitation of the foregoing, the following changes are hereby made to Exhibit N of the Lease, and the terms of the Lease and the Landlord Work Plans, as applicable, are hereby modified and supplemented accordingly:

(a) The second sentence of Section A.3 of Exhibit N (beginning with the language “Tenant’s Data Center…”) is hereby deleted.

(b) The second full paragraph of Section A.3 of Exhibit N (beginning with the language “The raised tile floor in Tenant’s Data Center…” and continuing through the end of subclause “e” of said paragraph) is hereby deleted.

(c) The parenthetical at the end of Section B.3 of Exhibit N (beginning with the language “(subject to a credit to be provided to Tenant. . .”) is hereby deleted.

(d) The last sentence of Section C.3 of Exhibit N (beginning with the language “Men’s and women’s…) is deleted and the following is substituted therefor: “Men’s and women’s restrooms shall be provided on each floor, except the Conference Center Floors, with fixture counts based on code requirements.”

(e) Section C.7 of Exhibit N is deleted and the following is substituted therefor: “Core walls shall be gypsum board (taped and floated, ready for paint to a minimum of 9’-6” above the finished floor).”

(f) The third sentence of Section T of Exhibit N (beginning with the language “Landlord shall provide…”) is hereby deleted, and the following sentence is hereby substituted therefor: “Landlord shall provide capacity in the Base Building Design for assembly occupancy fixture counts for the men’s and women’s restrooms to be located on each Conference Center Floor of the Premises, and because Tenant will be upgrading the men’s and women’s restrooms on each of the Conference Center Floors, Tenant will install the men’s and women’s restrooms on each Conference Center Floor, at Tenant’s own cost.” Further, the following language is added to the fourth sentence of said Section T, in subclause (i) therein, following the words “approximately 2,700 square feet”: “in which Tenant will install, at Tenant’s cost, stone material or flooring material of said balcony”.

7. Noise Levels. The language “, including the El Train” is hereby deleted in each instance in Exhibit O to the Original Lease. Further, the language “to meet sound performance of a NC 40 criteria for ambient sound levels, including the El train” is hereby deleted in Section B.1. of Exhibit N to the Original Lease, and the following language is hereby substituted therefor: “to attempt to meet the following associated listed NC levels (it being understood and agreed that Landlord shall be deemed to have met all of the following specified NC level requirements so long as Landlord installs the glass otherwise described in the following clauses (a) and (b), whether or not such NC levels are actually achieved thereby, as both Landlord and Tenant have heretofore agreed that such glass is designed to meet said NC levels, and Landlord’s sole obligation with respect to such NC levels shall be to so install the following specified glass): (a) for Floors 6 and 7–NC 40 including the El train–GL-1A Glass Modified (1/4” Monolithic Glass, 1/2” Air, 3/8” Laminated Glass with Saflex AC lamination) on four elevations; and (b) for Floors 9 through 40—NC 40 with intermittent noise levels to NC 43–GL-1A Glass (1/4” Monolithic Glass, 1/2” Air, 3/8” Laminated Glass) on the west, south and north elevation and GL-1 Glass (1/4” Monolithic Glass, 1/2” Air, 1/4” Monolithic Glass) on the east elevation.”

8. Real Estate Brokers. Landlord and Tenant represent to each other that they have dealt only with the Brokers as brokers, agents or finders in connection with this Amendment and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Amendment or are entitled to any commission in connection therewith. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of any of the foregoing representations. Landlord shall be responsible for the payment of any fees or commissions due to Brokers by reason of the execution, delivery and/or performance of this Amendment pursuant to separate commission agreements between Landlord and the Brokers, and Landlord shall indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) relating thereto.

9. Counterparts. This Amendment may be executed in any number of counterparts, and each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

10. Prior Negotiations. This Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between Landlord and Tenant with respect to the subject matter hereof, all of which shall be deemed fully merged herein.

11. Liability of Parties. Articles 24 and 40 of the Original Lease are hereby incorporated herein as if restated herein in full.

12. Full Force and Effect. Except as amended hereby, the terms of the Original Lease are hereby ratified and confirmed, and the Lease (as amended hereby) shall continue in full force and effect. Without limitation of the foregoing, the terms of Article 24 and Article 40 of the Original Lease shall apply to this Amendment and to the Lease, as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the day and year first above written.

LANDLORD:						TENANT:

300 LASALLE LLC, a Delaware limited liability company						KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	300 LaSalle Holdings LLC, a Delaware limited liability company					By:	Stephen G. Tomlinson, P.C., an Illinois professional service corporation, a partner
	By:	Hines 300 LaSalle Associates LP, a Texas limited partnership

		By:	Hines 300 LaSalle GP LLC, a Delaware limited liability company				By:/s/ Stephen G. Tomlinson Name: Stephen G. Tomlinson
Title: President
			By:	Hines Interests Limited Partnership, a Delaware limited partnership

				By:	Hines Holdings, Inc., a Texas corporation

By:/s/ Greg Van Schaack
Name: Greg Van Schaack
Title: SVP

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is entered into as of the 29th day of April, 2008 by and between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

A. Landlord and Tenant have entered into a certain Office Lease (“Original Lease”) dated August 25, 2005, as amended by First Amendment to Lease (“First Amendment”) dated June 26, 2007 and as further amended by letter agreement (“Letter Agreement”) dated August 31, 2007, for space in a certain building (“Building”) located or to be located on the real estate known as 300 N. LaSalle Street, Chicago, Illinois (said Original Lease, as so amended by the First Amendment and by the Letter Agreement, as amended hereby, and as further amended from time to time, being referred to herein as the “Lease”).

B. Pursuant to Paragraph 34(A)(i) of the Lease, Tenant has exercised its Pre-Term Expansion Option to include the Pre-Term Expansion Premises as part of the Initial Premises under the Lease.

C. Landlord and Tenant desire to amend the Lease to, among other things, confirm the addition of the 23rd floor of the Building to the “Premises” being demised under the Lease, as the “Pre-Term Expansion Premises” under the Lease, and for other matters, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1. Recitals and Exhibits; Definitions. The above recitals and the exhibits attached hereto are hereby incorporated as part of this Amendment by reference thereto. All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Lease.

2. Pre-Term Expansion Premises. The “Premises” being demised under the Lease (and, in particular, the “Low-Rise Floors Premises” and the “Initial Premises” under the Lease) shall, for all purposes under the Lease (including without limitation delivery of possession thereof to Tenant simultaneously with the balance of the Low-Rise Floors Premises on the Phase II Delivery Date), be deemed to include the Pre-Occupancy Expansion Space described in Recital C above. Accordingly, the Original Lease is hereby amended as follows:

(i) Paragraph 1(A) of the Original Lease (entitled “Lease of Premises”) is hereby amended by adding the language “and the entire 23rd floor” in the third line thereof, immediately following the language “and the entire 6th, 7th and 9th through 14th floors (inclusive)” as set forth therein.

(ii) Exhibit A-1 to the Original Lease is hereby amended by adding Exhibit A-1 attached to this Amendment as part of said Exhibit A-1 to the Original Lease (which Exhibit A-1 attached hereto sets forth a depiction of the 23rd floor portion of the Initial Low-Rise Floors

Premises, being added as part of the Initial Low-Rise Floors Premises pursuant to this Amendment).

(iii) Based on the addition of the 23rd floor as part of the Premises under the Lease, as set forth in this Amendment, and based on certain other minor corrections to the agreed upon Rentable Area of the Building, it is hereby acknowledged and agreed that the following changes are made to Paragraph 4 of the First Amendment (all subject to the balance of the terms of said Paragraph 4 and all subject to changes thereto from time to time as expressly contemplated by Paragraph 1(C)(v) of the Original Lease):

(a) the Rentable Area of the Premises shall be deemed to be 632,162 square feet (and Paragraph 4(a) of the First Amendment is amended accordingly);

(b) the Unique Building Feature Square Footage shall be deemed to be 18,688 square feet of Rentable Area;

(c) The Rentable Area of the Building shall be deemed to be 1,246,929 square feet (and Paragraph 4(b) of the First Amendment is amended accordingly);

(d) Tenant’s Pro Rata Share shall be deemed to be 52.20% (and Paragraph 4(c) of the First Amendment is amended accordingly) (and, without limitation of the foregoing, for purposes of Paragraph 3 of this Amendment, Tenant’s Pro Rata Share for the Pre-Term Expansion Premises shall be deemed to be 1.93% and Tenant’s Pro Rata Share for the balance of the Initial Premises shall be deemed to be 50.27%, both subject to adjustment as provided in the opening language of this Paragraph 2(iii)), and

(e) Exhibit A to the First Amendment (setting forth the Rentable Area of the various floors of the Premises) is hereby replaced by Exhibit A attached to this Amendment.

(iv) Paragraph 6.a. of the Workletter attached as Exhibit B to the Original Lease is hereby amended by deleting the parenthetical “(and any Pre-Term Expansion Premises but less any Pre-Term Contraction Space, if applicable)” therefrom (it being understood that Tenant shall be entitled to the Tenant Work Allowance with respect to the Pre-Term Expansion Premises described in this Amendment, pursuant to the terms and conditions set forth in the Workletter attached as Exhibit B to the Original Lease, by virtue of such Pre-Term Expansion Premises being included as part of the “Initial Premises” under the Lease, as provided above in this Amendment, and the language deletion described above in this subparagraph (iv) is for clarification purposes, so that there is no double counting of the Tenant Work Allowance otherwise attributable to the Pre-Term Expansion Premises described in this Amendment).

3. Tax Caps. Notwithstanding anything in the Lease to the contrary, it is hereby agreed that the terms of Paragraph 3(G)(vi) of the Original Lease, regarding certain caps on Taxes as therein described, shall not apply with respect to the 23rd floor “Pre-Term Expansion Premises” being added to the Premises under this Amendment. Based on the foregoing, it is agreed that Tenant’s Pro Rata Share of Taxes shall be calculated separately (i) for such Pre-Term Expansion Premises, and (ii) for the balance of the Initial Premises, for calendar years 2009 through 2013 (inclusive) (the “Tax Cap Years”), as follows. (A) “Tenant’s Pro Rata Share” for the Pre-Term Expansion Premises hereunder, for purposes of determining Tenant’s Pro Rata Share of Taxes attributable to the Pre-Term Expansion Premises for the Tax Cap Years, shall mean a percentage determined by dividing (a) the Rentable Area of the Pre-Term Expansion Premises hereunder, by (2) the then Rentable Area of the Building (which Rentable Area of the Building shall include, in any case, the Unique Building Feature Square Footage, as defined in the Original Lease), and (B) “Tenant’s Pro Rata Share” for the balance of the Initial Premises (i.e., excluding the Pre-Term Expansion Premises hereunder), for purposes of determining Tenant’s Pro Rata Share of Taxes attributable to such balance of the Initial Premises for the Tax Cap Years, shall mean a percentage determined by dividing (x) the sum of the Rentable Area of such balance of the Initial Premises plus the Unique Building Feature Square Footage, by (y) the then Rentable Area of the Building (which Rentable Area of the Building shall include, in any case, the Unique Building Feature Square Footage). As described in the first sentence of this Paragraph 3, it is understood and agreed that there shall be no cap on Taxes, as it relates to Tenant’s Pro Rata Share of Taxes attributable to the Pre-Term Expansion Premises for the Tax Cap Years, all notwithstanding anything set forth in Paragraph 3(G)(vi) of the Original Lease or elsewhere in the Lease to the contrary.

4. Tenth Expansion Option. Paragraph 34(K) of the Original Lease is hereby amended by deleting subclauses (i) through (v) from the second sentence thereof, and by substituting the following language therefor: “(i) the 43rd floor of the Building, or any other floor in the high-rise portion of the Building (i.e., with the phrase “high-rise portion of the Building” meaning any of the floors above the “Mid-Rise Floors”) as designated by Landlord in its notice delivered to Tenant designating the “Scheduled Tenth Expansion Delivery Date” as otherwise described below in this Paragraph 34(K) (which notice shall be delivered within ten (10) Business Days after Landlord’s receipt of the Tenth Expansion Notice, as provided in the last sentence of this Paragraph 34(K) hereinbelow);”. It is understood and agreed that the foregoing designation of the floor which will constitute the Tenth Expansion Premises, including the foregoing right of Landlord to designate a floor in the high-rise portion of the Building as the “Tenth Expansion Premises”, as provided above in this Paragraph 4, shall not be deemed to limit, in any way, any of Landlord’s other rights to substitute floors as the applicable Expansion Premises (including, without limitation, the applicable Tenth Expansion Premises) under the Lease, all as otherwise set forth in Paragraphs 34(B) through 34(L) of the Lease and in Paragraph 2 of the First Amendment. Further, Landlord and Tenant acknowledge and confirm that the preceding description of the floor of the Building which will otherwise constitute the applicable Tenth Expansion Premises shall not limit any of the other terms set forth in Article 34 of the Lease or in Paragraph 2 of the First Amendment (including, without limitation, the terms of Paragraph 34(K) of the Original Lease regarding reductions in the respective Tenth Expansion Premises if all or any portion of the applicable Tenth Expansion Premises is otherwise being leased by Tenant as First Proposal Space or Accepted Offer Space), all as expressly set forth in said Article 34 and in said First Amendment.

5. Pre-Term Expansion and Contraction Options. The parties acknowledge and agree that: (i) Tenant has no further “Pre-Term Expansion Options” under Paragraph 34(A) of the Original Lease, and (ii) Tenant has no further “Pre-Term Contraction Options” under Paragraph 34(T) of the Original Lease (and said Paragraphs 34(A) and 34(T) of the Original Lease are hereby deemed null and void in their entirety).

6. Designation of Floors on which the Expansion Premises shall be Located. The parties acknowledge that: (i) Paragraphs 34(B)-34(K) of the Original Lease designate the floors of the Building on which the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth and Tenth Expansion Premises (each as defined in the Lease) are to be located, by reference to whether or not Tenant shall have exercised certain Pre-Term Expansion Options or Pre-Term Contraction Options under the Lease. Because Tenant has exercised Tenant’s Pre-Term Expansion Option as to the 23rd floor, as provided in this Amendment (and has not exercised its Pre-Term Contraction Option, nor exercised its Pre-Term Expansion Option as to any other floor of the Building), and based on a certain modified agreement of the parties relative to the designation of the Fourth Expansion Premises and the Fifth Expansion Premises as described below in this Paragraph 6, Landlord and Tenant acknowledge, agree and confirm that:

(a) The First Expansion Premises shall be located on the 22nd floor of the Building;

(b) The Second Expansion Premises shall be located on the 21st floor of the Building;

(c) The Third Expansion Premises shall be located on the 20th floor of the Building;

(d) The Fourth Expansion Premises shall be located on the 15th floor of the Building;

(e) The Fifth Expansion Premises shall be located on the 19th floor of the Building;

(f) The Sixth Expansion Premises shall be located on the 18th floor of the Building;

(g) The Seventh Expansion Premises shall be located on the 17th floor of the Building;

(h) The Eighth Expansion Premises shall be located on the 16th floor of the Building;

(i) The Ninth Expansion Premises shall be located on the 40th floor of the Building; and

(j) The Tenth Expansion Premises shall be located on the floor as otherwise described in Paragraph 4 of this Amendment.

Landlord and Tenant acknowledge that the designations of the Fourth Expansion Premises and the Fifth Expansion Premises, as set forth above, modifies the terms set forth in the Original Lease relative to such initially intended designations, and the parties agree to the above designations of the Fourth Expansion Premises and the Fifth Expansion Premises for all purposes of the Lease, notwithstanding anything in the Original Lease to the contrary. Landlord and Tenant further acknowledge and confirm that the preceding designations of the floors of the

Building as the applicable Expansion Premises shall not limit any of the other terms set forth in Article 34 of the Lease or in Paragraph 2 of the First Amendment (including, without limitation, the terms of Paragraphs 34(B) through (K) of the Original Lease regarding reductions in any respective Expansion Premises if all or any portion of the applicable Expansion Premises is otherwise being leased by Tenant as First Proposal Space or Accepted Offer Space, and including, without limitation, any of Landlord’s rights to substitute floors as the applicable Expansion Premises as set forth in Paragraphs 34(B) through (L) of the Original Lease and in Paragraph 2 of the First Amendment), all as expressly set forth in said Article 34 and in said First Amendment.

7. On-Site Food Service. The following language is added to the end of Paragraph 6(Q)(i) of the Original Lease, immediately following the language “open and operating at the Building”: “(provided that if Landlord has entered into a binding lease, management agreement or other contractual commitment with a third-party operator for the On-Site Food Service (in any such case, a “Contractual Commitment”), requiring (1) the operator to be initially open and operating on or before the later to occur of (i) the Commencement Date, or (ii) the one hundred eightieth (180th) day after the date of mutual execution of such Contractual Commitment by such operator and Landlord, and (2) the operator to provide catering/food service to Tenant’s conference room facilities in the Building at all times following the date of the Contractual Commitment and prior to the date such operator is initially open and operating at the Building, upon Tenant’s request therefor from time to time, and at a cost to Tenant which does not add any additional service fee, delivery fee, or comparable charge as a result of the furnishing of such catering/food service originating from an off-site location (i.e., such prices shall be reasonably comparable to the charges that would be imposed by the operator if the catering/food service was delivered to Tenant’s conference room facilities from an on-site location), then from and after such time as Landlord and said operator have so entered into such Contractual Commitment (and so long as said operator continues to provide catering/food service to Tenant’s conference room facilities in the Building in the manner set forth above), the aforedescribed daily payment shall instead be equal to $2,000.00 for each day thereafter that the On-Site Food Service is not so initially open and operating at the Building following the Commencement Date and continuing through the date that the On-Site Food Service is so initially open and operating at the Building)”.

8. Common Conference Center-Lease Modifications. Paragraph 1(C)(v) of the Original Lease, as amended by Paragraph 3 of the First Amendment, is amended by deleting the entire parenthetical beginning in the 11th line of said Paragraph 1(C)(v) of the Original Lease (i.e., beginning with the language “(but shall include any Common Conference Center…”) and by substituting the following parenthetical therefor: “(but shall include any Common Conference Center, unless such Common Conference Center is located within the Retail Area, and shall include any portion of the Retail Area designated by Landlord from time to time for retail banking use, and shall include the “Unique Building Feature Square Footage” described in Paragraph 3(M) below)”. Further, Paragraph 3(B)(iii)(5) of the Original Lease is amended by deleting all references to the “Common Conference Center” therefrom. Further, Paragraph 6(Q)(vi) of the Original Lease is amended by deleting the language “shall not be included in Operating Expenses” from the 13th line thereof, and by substituting the language “shall be included in Operating Expenses, as and to the extent permitted under this Lease” therefor. Finally, Paragraph 3(B)(iii)(20) of the Original Lease is hereby amended in the following respects: (i) the parenthetical “(including any Common Conference Center)” is deleted, and the parenthetical “(excluding, however, any Common Conference Center)” is substituted therefor; and (ii) the language “or any Common Conference Center” is added after the language “Fitness Center”; and (iii) the following language is hereby added at the end of said Paragraph 3(B)(iii)(20), immediately following the language “pursuant to this clause (20)”: “(it being understood and agreed that the costs and expenses of maintaining, and operating any Common Conference Center at the Building may include, without limitation, a gross rental amount associated with such Common Conference Center space; provided that Operating Expenses shall not include any such gross rental amount that exceeds the “fair rental value” of such Common Conference Center space, as determined pursuant to the terms set forth below in this clause (20), and provided further, that all income derived from usage charges (if any) for the Common Conference Center in any given calendar year shall be applied as a credit against any such gross rental amount for the Common Conference Center otherwise being included in Operating Expenses for such calendar year; for purposes of the foregoing, the term “fair rental value”, as it relates to any such Common Conference Center space, shall be equal to the rate of Net Rent and Additional Rent, on a rentable square foot basis, payable from time to time under this Lease (but without regard to any rental abatements to which Tenant may otherwise be entitled under this Lease), or such lesser amount as determined by Landlord, at its discretion)”.

9. Supply Air Duct Riser Work-7th Floor. To accommodate Tenant’s desired ceiling height on the west side of the 7th floor, Landlord shall perform, or cause to be performed, certain modifications to the supply air duct riser on the west side of the 7th floor as per Kendall Heaton (KHA) Architect’s Supplemental Information (ASI) No. 203, and Landlord shall be responsible for all costs incurred in connection with the performance of such modification work. The parties hereby agree that the work to be performed pursuant to the preceding sentence shall constitute “Permitted Post Delivery Work” under the Workletter attached as Exhibit B to the Original Lease, for all purposes under the Lease.

10. Real Estate Brokers. Landlord and Tenant represent to each other that they have dealt only with the Brokers as brokers, agents or finders in connection with this Amendment and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Amendment or are entitled to any commission in connection therewith. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of any of the foregoing representations. Landlord shall be responsible for the payment of any fees or commissions due to Brokers by reason of the execution, delivery and/or performance of this Amendment pursuant to separate commission agreements between Landlord and the Brokers, and Landlord shall indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) relating thereto.

11. Counterparts. This Amendment may be executed in any number of counterparts, and each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

12. Prior Negotiations. This Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between Landlord and Tenant with respect to the subject matter hereof, all of which shall be deemed fully merged herein.

13. Liability of Parties. Articles 24 and 40 of the Original Lease are hereby incorporated herein as if restated herein in full.

14. Full Force and Effect. Except as amended hereby, the terms of the Original Lease are hereby ratified and confirmed, and the Lease (as amended hereby) shall continue in full force and effect. Without limitation of the foregoing, the terms of Article 24 and Article 40 of the Original Lease shall apply to this Amendment and to the Lease, as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the day and year first above written.

LANDLORD:						TENANT:

300 LASALLE LLC, a Delaware limited liability company						KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	300 LaSalle Holdings LLC, a Delaware limited liability company					By:	Stephen G. Tomlinson, P.C., an Illinois professional service corporation, a partner

	By:	Hines 300 LaSalle Associates LP, a Texas limited partnership

		By:	Hines 300 LaSalle GP LLC, a Delaware limited liability company				By:/s/ Stephen G. Tomlinson Name: Stephen G. Tomlinson
Title: President
			By:	Hines Interests Limited Partnership, a Delaware limited partnership

				By:	Hines Holdings, Inc., a Texas corporation

By:/s/ Greg Van Schaack
Name: Greg Van Schaack
Title: Senior Vice President

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is entered into as of the 29th day of July, 2008 by and between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

A. Landlord and Tenant have entered into a certain Office Lease (“Original Lease”) dated August 25, 2005, as amended by First Amendment to Lease (“First Amendment”) dated June 26, 2007, as further amended by letter agreement (“Letter Agreement”) dated August 31, 2007, and as further amended by Second Amendment to Lease dated April 29, 2008 (“Second Amendment”) for space in a certain building (“Building”) located or to be located on the real estate known as 300 N. LaSalle Street, Chicago, Illinois (said Original Lease, as so amended by the First Amendment and by the Letter Agreement and by the Second Amendment, as amended hereby, and as further amended from time to time, being referred to herein as the “Lease”).

B. Tenant has requested, and Landlord has agreed, to include the 21st floor of the Building comprising approximately 24,038 square feet of Rentable Area (herein, the “21st Floor Premises”) as part of the Initial Premises under the Lease.

C. Landlord and Tenant desire to amend the Lease to, among other things, confirm the addition of the 21st Floor Premises to the “Premises” being demised under the Lease, and for other matters, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1. Recitals and Exhibits; Definitions. The above recitals and the exhibits attached hereto are hereby incorporated as part of this Amendment by reference thereto. All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Lease.

2. 21st Floor Premises. The “Premises” being demised under the Lease (and, in particular, the “Low-Rise Floors Premises” and the “Initial Premises” under the Lease) shall, for all purposes under the Lease (other than with respect to delivery of possession thereof to Tenant simultaneously with the balance of the Low-Rise Floors Premises on the Phase II Delivery Date, which delivery of the 21st Floor Premises shall instead be governed by Paragraph 5 below), be deemed to include the 21st Floor Premises described in Recital B above. Accordingly, the Original Lease is hereby amended as follows:

(i) Paragraph 1(A) of the Original Lease (entitled “Lease of Premises”), as amended by Paragraph 2(i) of the Second Amendment, is hereby further amended by adding the language “and the entire 21st floor” in the third line thereof, immediately following the language “and the entire 21st floor” as set forth therein (which language “and the entire 21st floor” was heretofore added to Paragraph 1(A) of the Original Lease pursuant to Paragraph 2(i) of the Second Amendment).

(ii) Exhibit A-1 to the Original Lease, as amended by Paragraph 2(ii) of the Second Amendment, is hereby further amended by adding Exhibit A-1 attached to this Amendment as part of said Exhibit A-1 to the Original Lease (which Exhibit A-1 attached hereto sets forth a depiction of the 21st floor portion of the Initial Low-Rise Floors Premises, being added as part of the Initial Low-Rise Floors Premises pursuant to this Amendment).

(iii) Based on the addition of the 21st floor as part of the Premises under the Lease, as set forth in this Amendment, it is hereby acknowledged and agreed that the following changes are made to Paragraph 4 of the First Amendment (all subject to the balance of the terms of said Paragraph 4 and all subject to changes thereto from time to time as expressly contemplated by Paragraph 1(C)(v) of the Original Lease):

(a) the Rentable Area of the Premises shall be deemed to be 656,200 square feet (and Paragraph 4(a) of the First Amendment is amended accordingly);

(b) the Tenant’s Pro Rata Share shall be deemed to be 54.124%, calculated by dividing 656,200, being the Rentable Area of the Premises following the addition of the 21st Floor Premises hereunder, plus 18,688, being the Unique Building Feature Square Footage, by 1,246,929, being the Rentable Area of the Building (and Paragraph 4(c) of the First Amendment is amended accordingly) (and, without limitation of the foregoing, for purposes of Paragraph 3 of this Amendment, Tenant’s Pro Rata Share for the 21st Floor Premises shall be deemed to be 1.928% and Tenant’s Pro Rata Share for the balance of the Initial Premises shall be deemed to be 52.196%, both subject to adjustment as provided in the opening language of this Paragraph 2(iii)), and

(c) Exhibit A to the First Amendment (setting forth the Rentable Area of the various floors of the Premises), as amended by the replacement Exhibit A attached to the Second Amendment, is hereby further replaced by Exhibit A attached to this Amendment.

(iv) It is understood and agreed that Tenant shall be entitled to the Tenant Work Allowance with respect to the 21st Floor Premises described in this Amendment, pursuant to the terms and conditions set forth in the Workletter attached as Exhibit B to the Original Lease, by virtue of such 21st Floor Premises being included as part of the “Initial Premises” under the Lease, as provided above in this Amendment.

3. Tax Caps. Notwithstanding anything in the Lease to the contrary, it is hereby agreed that the terms of Paragraph 3(G)(vi) of the Original Lease, regarding certain caps on Taxes as therein described, shall not apply with respect to the 21st Floor Premises being added to the Premises under this Amendment. Based on the foregoing, it is agreed that Tenant’s Pro Rata Share of Taxes shall be calculated separately (i) for such 21st Floor Premises, and (ii) for the 23rd floor portion of the Premises added to the Premises pursuant to the Second Amendment (which separate calculation relative to such 23rd floor is otherwise set forth in the Second Amendment), and (iii) for the balance of the Initial Premises, for calendar years 2009 through 2013 (inclusive) (the “Tax Cap Years”), as follows. (A) “Tenant’s Pro Rata Share” for the 21st Floor Premises hereunder, for purposes of determining Tenant’s Pro Rata Share of Taxes attributable to the 21st Floor Premises for the Tax Cap Years, shall mean a percentage determined by dividing (a) the Rentable Area of the 21st Floor Premises hereunder, by (2) the then Rentable Area of the Building (which Rentable Area of the Building shall include, in any case, the Unique Building Feature Square Footage, as defined in the Original Lease), and (B) “Tenant’s Pro Rata Share” for the portion of the Initial Premises located on the 23rd floor of the Building, for purposes of determining Tenant’s Pro Rata Share of Taxes attributable to such 23rd floor portion of the Premises for the Tax Cap Years shall be determined as set forth in Paragraph 3 the Second Amendment, and (C) “Tenant’s Pro Rata Share” for the balance of the Initial Premises (i.e., excluding the 21st Floor Premises hereunder and excluding the portion of the Initial Premises located on the 23rd floor of the Building), for purposes of determining Tenant’s Pro Rata Share of Taxes attributable to such balance of the Initial Premises for the Tax Cap Years, shall mean a percentage determined by dividing (x) the sum of the Rentable Area of such balance of the Initial Premises plus the Unique Building Feature Square Footage, by (y) the then Rentable Area of the Building (which Rentable Area of the Building shall include, in any case, the Unique Building Feature Square Footage). As described in the first sentence of this Paragraph 3, it is understood and agreed that there shall be no cap on Taxes, as it relates to Tenant’s Pro Rata Share of Taxes attributable to the 21st Floor Premises for the Tax Cap Years, all notwithstanding anything set forth in Paragraph 3(G)(vi) of the Original Lease or elsewhere in the Lease to the contrary.

4. Second Expansion Option. It is acknowledged that the 21st Floor Premises hereunder consists of the space otherwise designated in the Lease as the “Second Expansion Premises”, and that Tenant shall, accordingly, no longer have any “Second Expansion Option” rights pursuant to Paragraph 34(C) of the Lease. Accordingly, the parties acknowledge and agree that: (i) Tenant has no further “Second Expansion Option” under Paragraph 34(C) of the Original Lease (as the same may have heretofore been amended), and (ii) Paragraph 34(C) of the Original Lease (as the same may have heretofore been amended) is hereby deemed null and void in its entirety.

5. Delivery of 21st Floor Premises. Landlord shall deliver possession of the 21st Floor Premises to Tenant, with all Delivery Work therein substantially completed, on or before September 1, 2008 (the “Scheduled 21st Floor Delivery Date”; the date on which the 21st Floor Premises is actually delivered to Tenant with all of the Delivery Work substantially completed in compliance with the Lease and the Workletter is referred to as the “21st Floor Delivery Date”). In the event the 21st Floor Delivery Date has not occurred as of the Scheduled 21st Floor Delivery Date, then Landlord shall have no liability in connection therewith, and neither the Commencement Date nor the Term of the Lease shall be extended on account thereof; and as the sole remedy therefor, (i) Tenant shall be entitled to an abatement of Net Rent and an abatement of all Additional Rent attributable to Operating Expenses and Taxes, in each case as it relates solely to the 21st Floor Premises, for that number of days equal to the number of days in which the 21st Floor Delivery Date is delayed beyond the Scheduled 21st Floor Delivery Date and (ii) Landlord shall use commercially reasonable efforts to cause the 21st Floor Delivery Date to occur as soon thereafter as reasonably practicable. Except as provided in this Paragraph 5, all other terms of the Lease applicable to the Initial Premises (and, in particular, the Initial Low-Rise Floors Premises) shall apply with respect to the 21st Floor Premises being added to the Initial Premises (and, in particular, being added to the Initial Low-Rise Floors Premises) hereunder.

6. Scheduled Delivery Dates. The parties acknowledge and agree that, without limitation of the terms of Paragraph 5 above relative to delivery of the 21st Floor Premises hereunder, each Segment has heretofore been delivered to Tenant on or before the respective Scheduled Delivery Date for such Segment, with all Delivery Work being substantially completed therein in compliance with the terms of the Lease (including the Workletter attached thereto). Nothing herein shall limit the terms of the Lease (including the Workletter attached thereto) regarding Landlord’s requirements to perform and complete any Permitted Post Delivery Work within any such Segment and to otherwise complete all other remaining portions of the Landlord’s Work, all in accordance with the terms and conditions otherwise set forth in the Lease (including the Workletter attached thereto) pertaining thereto.

7. Real Estate Brokers. Landlord and Tenant represent to each other that they have dealt only with the Brokers as brokers, agents or finders in connection with this Amendment and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Amendment or are entitled to any commission in connection therewith. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of any of the foregoing representations. Landlord shall be responsible for the payment of any fees or commissions due to Brokers by reason of the execution, delivery and/or performance of this Amendment pursuant to separate commission agreements between Landlord and the Brokers, and Landlord shall indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) relating thereto.

8. Counterparts. This Amendment may be executed in any number of counterparts, and each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

9. Prior Negotiations. This Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between Landlord and Tenant with respect to the subject matter hereof, all of which shall be deemed fully merged herein.

10. Liability of Parties. Articles 24 and 40 of the Original Lease are hereby incorporated herein as if restated herein in full.

11. Full Force and Effect. Except as amended hereby, the terms of the Original Lease are hereby ratified and confirmed, and the Lease (as amended hereby) shall continue in full force and effect. Without limitation of the foregoing, the terms of Article 24 and Article 40 of the Original Lease shall apply to this Amendment and to the Lease, as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the day and year first above written.

LANDLORD:						TENANT:

300 LASALLE LLC, a Delaware limited liability company						KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	300 LaSalle Holdings LLC, a Delaware limited liability company					By:	Stephen G. Tomlinson, P.C., an Illinois professional service corporation, a partner

	By:	Hines 300 LaSalle Associates LP, a Texas limited partnership

		By:	Hines 300 LaSalle GP LLC, a Delaware limited liability company				By: /s/ Stephen G. Tomlinson Name: Stephen G. Tomlinson Title: President

			By:	Hines Interests Limited Partnership, a Delaware limited partnership

				By:	Hines Holdings, Inc., a Texas corporation

By: /s/ C. Kevin Shannahan
Name: C. Kevin Shannahan
Title: Executive Vice President

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is entered into as of the 6th day of April, 2009 by and between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

A. Landlord and Tenant have entered into a certain Office Lease (“Original Lease”) dated August 25, 2005, as amended by First Amendment to Lease (“First Amendment”) dated June 26, 2007, as further amended by letter agreement (“Letter Agreement”) dated August 31, 2007, as further amended by Second Amendment to Lease dated April 29, 2008 (“Second Amendment”) and as further amended by Third Amendment to Lease dated July 29, 2008 (“Third Amendment”) for space in a certain building (“Building”) located or to be located on the real estate known as 300 N. LaSalle Street, Chicago, Illinois (said Original Lease, as so amended by the First Amendment and by the Letter Agreement and by the Second Amendment and by the Third Amendment, as amended hereby, and as further amended from time to time, being referred to herein as the “Lease”).

B. Paragraph 1(D) of the Original Lease contemplates that, within a reasonable time after the Commencement Date under the Original Lease, Landlord and Tenant will enter into a confirmatory amendment to the Original Lease, confirming the actual Commencement Date, Initial Term Expiration Date, and certain other matters described therein.

C. Landlord and Tenant desire to enter into said confirmatory amendment, upon the terms and conditions set forth in this Amendment, and Landlord and Tenant further desire to confirm certain Rentable Area measurements for the Initial Premises under the Lease, and to confirm the Unique Building Feature Square Footage and Tenant’s Pro Rata Share under the Lease, and to provide for certain clarifications regarding certain tax characterization and treatment for the Tenant Work Allowance and Tenant Work under the Lease, and to confirm and agree to certain other matters, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1. Recitals and Exhibits; Definitions. The above recitals and the exhibits attached hereto are hereby incorporated as part of this Amendment by reference thereto. All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Lease.

2. Confirmation of Commencement Date and Initial Term Expiration Date. Pursuant to Paragraph 1(D) of the Original Lease, Landlord and Tenant hereby acknowledge and confirm that the Commencement Date of the Lease is March 1, 2009, and that the Initial Term Expiration Date of the Lease is February 28, 2029.

3. Measurements; Tenant’s Pro Rata Share. Landlord and Tenant hereby agree that, subject to changes thereto from time to time following the Commencement Date as expressly contemplated by the Original Lease (including Paragraph 1(C)(v) and Article 34 thereof), for purposes of the Lease:

(a) The Rentable Area of the Initial Premises shall be deemed to be 658,213 square feet (the Rentable Area of the various floors of the Premises being set forth on Exhibit A attached hereto and made a part hereof);

(b) The Unique Building Feature Square Footage shall be deemed to be 16,675 (the Unique Building Feature Square Footage located on the various floors of the Building being set forth on Exhibit A-1 attached hereto and made a part hereof);

(c) The Rentable Area of the Building shall be deemed to be 1,246,929 square feet; and

(d) Tenant’s Pro Rata Share shall be deemed to be 54.124%.

Landlord and Tenant hereby acknowledge and agree that Tenant has waived its measurement rights under Paragraph 1(C)(iii) of the Original Lease, and that the determination of the Rentable Area of the Initial Premises and the Building, and of the Unique Building Feature Square Footage and Tenant’s Pro Rata Share, as set forth in this Section 3, shall be binding on the parties (subject to changes from time to time expressly contemplated by the Original Lease, including Paragraph 1(C)(v) and Article 34 thereof). The agreed-upon measurements and Tenant’s Pro Rata Share information set forth above in this Section 3 shall replace and supercede any such measurements and Tenant’s Pro Rata Share information set forth in the Original Lease or in any of the amendments to the Lease entered into prior to the date of this Amendment. Without limitation of the foregoing, Exhibit A to the First Amendment (setting forth the Rentable Area of the various floors of the Initial Premises), as amended by the replacement Exhibit A attached to the Second Amendment and the further replacement Exhibit A attached to the Third Amendment, is hereby further replaced by Exhibit A attached to this Amendment.

4. Landlord Work. Landlord and Tenant hereby acknowledge and confirm that all aspects of the Landlord Work, other than the “Deferred Work Items” (as defined in Section 3.e.iv of the Workletter), have been completed on or before the required dates therefor as set forth in the Lease. Without limitation of the foregoing, Landlord and Tenant hereby acknowledge and confirm that Landlord has timely satisfied those “Landlord Occupancy Requirements” described in subclauses (a), (b) and (c) of Paragraph 29(C) of the Original Lease, and Tenant further acknowledges and confirms that, to its knowledge, Landlord has not caused or permitted any “Landlord Chargeable Conduct” or “Landlord Delay” to occur prior to the date of this Amendment, as such terms are described in Section 9 of the Workletter. Nothing contained in the foregoing shall be deemed to limit Landlord’s warranty obligations set forth in Section 3.k of the Workletter or Landlord’s maintenance and repair obligations set forth in the Lease (including Paragraph 8(B) of the Original Lease).

5. Guaranty Termination. Reference is made to that certain Guaranty dated as of August 25, 2005 by Hines Interests Limited Partnership (“Guarantor”), a Delaware limited partnership, in favor of Tenant (as amended, the “Guaranty”). Pursuant to Section 19 of the Guaranty, Tenant acknowledges and agrees that the Guaranty is hereby terminated and of no further force or effect, and that Guarantor is hereby released from all of Guarantor’s Obligations and Liabilities thereunder. Nothing contained in the foregoing shall be deemed to release Landlord from (or to terminate) any of the obligations or liabilities of Landlord under the Lease (including this Amendment).

6. Tax Treatment for Tenant Work Allowance/Tenant Work. The following modifications are hereby made to the Lease, effective as of the date of the Original Lease:

(a) The following language is hereby added to the beginning of Paragraph 7(A)(v) of the Original Lease, as the opening language of the first sentence thereof:

“Subject to the terms of Paragraph 42(W) hereinbelow regarding ownership of certain portions of the Tenant Work paid for by the Tenant Work Allowance (as more fully set forth in said Paragraph 42(X)),”

(b) The following parenthetical language is hereby added immediately after the phrase “shall become Landlord’s property” in the fourth (4th) sentence of Paragraph 12 of the Original Lease: “(or, if applicable under Paragraph 42(W) below, shall remain Landlord’s property)”. Further, the following parenthetical language is hereby added immediately after the phrase “to require such removal” in the fifth (5th) sentence of said Paragraph 12 of the Original Lease: “(and irrespective of whether such items were paid for from the Tenant Work Allowance, as described in Paragraph 42(W) below)”. Finally, the following parenthetical language is hereby added to the end of the last sentence of said Paragraph 12, immediately after the language “without payment by Landlord”: “(or, if applicable under Paragraph 42(W) below, shall remain Landlord’s property, without further payment by Landlord)”.

(c) The following new Paragraph 42(W) is hereby added to the Original Lease, as the last paragraph in the body of said Lease:

“(W) Tenant Work Allowance Characterization. Landlord and Tenant acknowledge and agree that all payments of the “Tenant Work Allowance” under the Workletter that are applied to the cost of Tenant Work (as defined in the Workletter) shall be characterized by them for income tax reporting purposes, as capital expenditures made by Landlord for improvements to the Premises that constitute real property for federal income tax purposes that were and are at all times the property of Landlord, and that none of these amounts are intended to be, nor shall they be, characterized as capital expenditures made by Tenant to the Premises or in any other fashion be characterized as income to Tenant. The parties will file all income tax returns (including amended tax returns) in a manner consistent with such characterization and treatment, and shall not take any position inconsistent with such characterization and treatment for any other income tax-related purpose. It is further acknowledged and agreed that Tenant shall have the right to use all such items included as part of the Tenant Work, as otherwise permitted under this Lease, and that such items located at the Premises shall be deemed part of the demised Premises for purposes of this Lease, and that all provisions with respect to such Tenant Work as set forth in this Lease (including, without limitation, provisions regarding insurance, ad valorem taxes, maintenance, repair, restoration, etc.) shall apply in full force and effect in accordance with the terms and provisions of this Lease, notwithstanding the characterization and treatment described above in this Paragraph 42(W).”

7. Real Estate Brokers. Landlord and Tenant represent to each other that they have dealt only with the Brokers as brokers, agents or finders in connection with this Amendment and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Amendment or are entitled to any commission in connection therewith. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of any of the foregoing representations. Landlord shall be responsible for the payment of any fees or commissions due to Brokers by reason of the execution, delivery and/or performance of this Amendment pursuant to separate commission agreements between Landlord and the Brokers, and Landlord shall indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) relating thereto.

8. Counterparts. This Amendment may be executed in any number of counterparts, and each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

9. Prior Negotiations. This Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between Landlord and Tenant with respect to the subject matter hereof, all of which shall be deemed fully merged herein.

10. Liability of Parties. Articles 24 and 40 of the Original Lease are hereby incorporated herein as if restated herein in full.

11. Full Force and Effect. Except as amended hereby, the terms of the Lease are hereby ratified and confirmed, and the Lease (as amended hereby) shall continue in full force and effect. Without limitation of the foregoing, the terms of Article 24 and Article 40 of the Original Lease shall apply to this Amendment and to the Lease, as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the day and year first above written.

LANDLORD:						TENANT:

300 LASALLE LLC, a Delaware limited liability company						KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	300 LaSalle Holdings LLC, a Delaware limited liability company					By:	Kevin R. Evanich, P.C., an Illinois professional service corporation, a partner
	By:	Hines 300 LaSalle Associates LP, a Texas limited partnership

		By:	Hines 300 LaSalle GP LLC, a Delaware limited liability company				By: /s/ Kevin R. Evanich Name: Kevin R. Evanich, P.C. Title: President
			By:	Hines Interests Limited Partnership, a Delaware limited partnership

				By:	Hines Holdings, Inc., a Texas corporation

By: /s/ C. Kevin Shannahan
Name: C. Kevin Shannahan
Title: Executive Vice President

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) is entered into as of the 6th day of August, 2009 by and between 300 LASALLE LLC, a Delaware limited liability company (“Landlord”), and KIRKLAND & ELLIS LLP, an Illinois limited liability partnership (“Tenant”).

A. Landlord and Tenant have entered into a certain Office Lease (“Original Lease”) dated August 25, 2005, as amended by First Amendment to Lease (“First Amendment”) dated June 26, 2007, as further amended by letter agreement (“Letter Agreement”) dated August 31, 2007, as further amended by Second Amendment to Lease dated April 29, 2008 (“Second Amendment”), as further amended by Third Amendment to Lease dated July 29, 2008 (“Third Amendment”) and as further amended by Fourth Amendment to Lease dated April 6, 2009 (“Fourth Amendment”), for space in a certain building (“Building”) located on the real estate known as 300 N. LaSalle Street, Chicago, Illinois (said Original Lease, as so amended by the First Amendment and by the Letter Agreement and by the Second Amendment and by the Third Amendment and by the Fourth Amendment, as amended hereby, and as further amended from time to time, being referred to herein as the “Lease”).

B. Landlord and Tenant desire to amend the Lease to, among other things, confirm their agreement regarding certain changes to the Net Rent and Tenant Work Allowance provisions set forth in the Lease, and for other matters, all upon the terms and conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1. Recitals; Definitions. The above recitals are hereby incorporated as part of this Amendment by reference thereto. All capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Lease.

2. Additional Tenant Work Allowance; Additional Net Rent.

(a) The parties agree that, subject to the terms and conditions set forth in this Paragraph 2, the Tenant Work Allowance under the Lease shall be increased from the amount otherwise provided in the Lease by the additional overall amount of $7,898,556.00 (i.e., being $12.00 per square foot of Rentable Area of the Initial Premises) (the “Additional Tenant Work Allowance”), payable by Landlord to Tenant in two equal installments, with the first such installment being in the amount of $3,949,278.00 (i.e., being $6.00 per square foot of Rentable Area of the Initial Premises) (the “First Additional Tenant Work Allowance Installment”) and being payable from Landlord to Tenant on or before March 1, 2010, and with the second such installment being in the amount of $3,949,278.00 (i.e., being $6.00 per square foot of Rentable Area of the Initial Premises) (the “Second Additional Tenant Work Allowance Installment”) and being payable from Landlord to Tenant on or before March 1, 2011. It is hereby agreed, notwithstanding anything herein or in the Lease to the contrary, that Tenant shall have no obligation to deliver to Landlord any further Tenant Requisition or any other submittals of any type or nature in connection with Landlord’s disbursement of the Additional Tenant Work Allowance under this Amendment. Tenant shall notify Landlord, within thirty (30) days following Landlord’s request therefor from time to time, as to how much of the Additional Tenant Work Allowance was applied to the cost of the Tenant Work for purposes of Paragraph 42(W) of the Lease (and shall furnish Landlord with such related information as may be reasonably necessary for Landlord to file appropriate tax return materials in accordance with said Paragraph

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42(W) of the Lease). Subject to the terms of this Paragraph 2(a), the Additional Tenant Work Allowance shall be deemed part of the “Tenant Work Allowance” for all purposes of the Lease.

(b) Upon and subject to Tenant’s receipt of the First Additional Tenant Work Allowance Installment (as defined in Paragraph 2(a) above), Tenant shall be obligated to pay to Landlord, as additional “Net Rent” for all purposes under the Lease (i.e., in addition to all other Net Rent otherwise payable from time to time under the Lease), the following amount for the following period (herein, the “First Net Rent Increase Amount”), payable on a monthly basis in accordance with the terms and conditions otherwise applicable to the payment of Net Rent under the Lease (but without regard to any Net Rent credit, abatement or other set-off rights set forth in the Lease, all of which shall have no force or effect with respect to the First Net Rent Increase Amount and all of which are hereby waived by Tenant with respect to (and only with respect to) such First Net Rent Increase Amount):

Period	Annual Net Rent (RSF of Initial Premises)	Annual Net Rent	Monthly Net Rent
June 1, 2010 through May 31, 2011	$6.00	$3,949,278.00	$329,106.50

(c) Upon and subject to Tenant’s receipt of the Second Additional Tenant Work Allowance Installment (as defined in Paragraph 2(a) above), Tenant shall be obligated to pay to Landlord, as additional “Net Rent” for all purposes under the Lease (i.e., in addition to all other Net Rent otherwise payable from time to time under the Lease), the following amounts for the following period (herein, the “Second Net Rent Increase Amount”), payable on a monthly basis in accordance with the terms and conditions otherwise applicable to the payment of Net Rent under the Lease (but without regard to any Net Rent credit, abatement or other set-off rights set forth in the Lease, all of which shall have no force or effect with respect to the Second Net Rent Increase Amount and all of which are hereby waived by Tenant with respect to (and only with respect to) such Second Net Rent Increase Amount):

Period	Annual Net Rent (RSF of Initial Premises)	Annual Net Rent	Monthly Net Rent
June 1, 2011 through May 31, 2012	$6.00	$3,949,278.00	$329,106.50

(d) It is understood and agreed that Tenant’s obligation to pay the First Net Rent Increase Amount is expressly conditioned upon Tenant’s receipt of the First Additional Tenant Work Allowance Installment and that Tenant obligation to pay the Second Net Rent Increase Amount is expressly conditioned upon Tenant’s receipt of the Second Additional Tenant Work Allowance Installment. In the event Landlord, for any reason or for no reason whatsoever, fails to timely pay the First Additional Tenant Work Allowance Installment as provided in Paragraph 2(a), then such failure shall in no event be deemed a default of Landlord hereunder or under the Lease or give rise to any claims of Tenant on account thereof, provided that in such case, as the sole recourse of either party hereunder or under the Lease on account thereof, Tenant shall have no obligation to pay the First Net Rent Increase Amount hereunder, and the terms of Paragraph 2(b) above shall have no further force or effect, and Landlord shall have no further obligation to pay such First Additional Tenant Work Allowance Installment hereunder. Further, without

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limitation of the terms of the preceding sentence, in the event Landlord, for any reason or for no reason whatsoever, fails to timely pay the Second Additional Tenant Work Allowance Installment as provided in Paragraph 2(a), then such failure shall in no event be deemed a default of Landlord hereunder or under the Lease or give rise to any claims of Tenant on account thereof, provided that in such case, as the sole recourse of either party hereunder or under the Lease on account thereof, Tenant shall have no obligation to pay the Second Net Rent Increase Amount hereunder, and the terms of Paragraph 2(c) above shall have no further force or effect, and Landlord shall have no further obligation to pay such Second Additional Tenant Work Allowance Installment hereunder.

(e) Except as expressly provided hereunder, nothing herein shall affect any of the rights and obligations of the parties with respect to the payment of Net Rent, Additional Rent for Taxes and Operating Expenses and all other Rent due and owing under the Lease, all as otherwise provided in the Lease (as amended hereby).

3. Real Estate Brokers. Landlord and Tenant represent to each other that they have dealt only with the Brokers as brokers, agents or finders in connection with this Amendment and that insofar as each party knows, no brokers other than the Brokers have participated in the procurement of Tenant or in the negotiation of this Amendment or are entitled to any commission in connection therewith. Each of Landlord and Tenant agrees to indemnify and hold the other harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from its breach of any of the foregoing representations. Landlord shall be responsible for the payment of any fees or commissions due to Brokers by reason of the execution, delivery and/or performance of this Amendment pursuant to separate commission agreements between Landlord and the Brokers, and Landlord shall indemnify and hold Tenant harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) relating thereto.

4. Counterparts. This Amendment may be executed in any number of counterparts, and each of which when so executed shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

5. Prior Negotiations. This Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between Landlord and Tenant with respect to the subject matter hereof, all of which shall be deemed fully merged herein.

6. Liability of Parties. Articles 24 and 40 of the Original Lease are hereby incorporated herein as if restated herein in full.

7. Full Force and Effect. Except as amended hereby, the terms of the Lease are hereby ratified and confirmed, and the Lease (as amended hereby) shall continue in full force and effect. Without limitation of the foregoing, the terms of Article 24 and Article 40 of the Original Lease shall apply to this Amendment and to the Lease, as amended hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the day and year first above written.

LANDLORD:						TENANT:

300 LASALLE LLC, a Delaware limited liability company						KIRKLAND & ELLIS LLP, an Illinois limited liability partnership

By:	300 LaSalle Holdings LLC, a Delaware limited liability company					By:	Stephen G. Tomlinson, P.C., an Illinois professional service corporation, a partner

	By:	Hines 300 LaSalle Associates LP, a Texas limited partnership					By:/s/ Stephen g. Tomlinson, P.C. Name: Stephen G. Tomlinson Title: President
		By:	Hines 300 LaSalle GP LLC, a Delaware
limited liability company

			By:	Hines Interests Limited Partnership, a Delaware limited partnership

				By:	Hines Holdings, Inc., a Texas corporation

By:/s/ C. Kevin Shannahan
Name: Greg Van Schaack
Title: SVP

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